UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

     SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission
☒	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

JDS Uniphase Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

_	(1)	Title of each class of securities to which transaction applies:

_	(2)	Aggregate number of securities to which transaction applies:

_	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

_	(4)	Proposed maximum aggregate value of transaction:

_	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

430 N. McCarthy Blvd. Milpitas, CA 95035 USA Tel 408.546.4445 Fax: 408.546.4350 www.jdsu.com

September 29, 2006

Dear Stockholder,

With significant restructuring and acquisition activity, fiscal 2006 was another critical period of organizational heavy-lifting that we believe sets the foundations for JDSU’s future growth. We expect the favorable benefits of the restructuring actions first initiated in late fiscal 2005 to achieve their full impact during fiscal 2007. While we still have much to accomplish, our actions to date have already significantly improved our financial performance. For example:

  fiscal 2006 revenue of more than $1.2 billion compares to just over $712 million in fiscal 2005, thanks in large part to an M&A strategy designed to expand our addressable market opportunities in growing and profitable markets, but also due to our organic innovations, particularly in the area of agile optics;

  in the pursuit of improved profitability, and without compromising the breadth of our product offering, we removed 7 product lines accounting for more than $80 million of annualized revenue from our Optical Communications and Commercial and Consumer portfolios. To attain a sustainable business model, JDSU has shown that it is prepared to make the difficult revenue decisions necessary to enable bottom line improvement;

  our extensive cost reduction program resulted in annualized cost savings of almost $90 million when compared with the third quarter of fiscal 2005. Throughout fiscal 2006, we published quarterly cost savings goals, and subsequently met or exceeded each target. The impact of this cost reduction program is clearly visible in the operating results of our business segments;

  our non-GAAP gross margin improved from a run-rate of 17.6% as we exited fiscal 2005, to a non-GAAP gross margin of 33.9% exiting fiscal 2006. Non-GAAP gross margin for the fiscal year was 35.0%, which compares to a non-GAAP gross margin of 18.4% for fiscal 2005;

  as a result of the series of deliberate actions we executed throughout fiscal 2006, non-GAAP EBITDA improved from a loss of $(70.5) million in fiscal 2005 to income of $17.2 million in fiscal 2006. Non-GAAP net loss narrowed from $(86.9) million in fiscal 2005 to a loss of $(23.8) million in fiscal 2006, or from a loss of six cents to a loss of one penny on a per share basis; and

  finally, fiscal 2006 was our second consecutive year of revenue growth, and our first year of non-GAAP EBITDA positive results in more than five years.

These financial results clearly highlight the extent of JDSU’s progress towards profitability during fiscal 2006. In isolation, however, these financials fail to capture the full extent of JDSU’s transition to date. Other notable items include:

  the reduction of JDSU’s optical communications’ manufacturing footprint in North America from seven locations as of March 2005 to three locations as of June 30, 2006, excluding acquisitions. As a result, more than 80% of JDSU’s optical communications’ manufacturing personnel are now located outside of North America, compared to approximately 50% when we announced our consolidation plans in April 2005;

  the elimination of or transfer to lower cost geographies of more than 1,800 positions between March 2005 and June 2006 as part of our manufacturing consolidation activities;

  the successful closure of three acquisitions, together accounting for nearly 2,000 new employees, during fiscal 2006: Acterna, Inc. in August 2005, Agility Communications, Inc. in November 2005, and most recently, Test-Um, Inc. in May 2006; and

  finally, the relocation of our corporate headquarters in California from San Jose to Milpitas, marking an important new beginning for our employees, in addition to reducing our overhead costs by over $1 million a year.

JDSU: Technology and Innovation Leader

Even as the company has re-engineered both financially and structurally, JDSU has never compromised its commitment to technology excellence. As a result, we continue to be recognized as an important innovator and market leader across all three of our market segments.

JDSU continues to lead in Optical Communications with more than 14% market share as of March 31, 2006, according to industry analyst Ovum-RHK. With the most complete portfolio of agile optics, JDSU is a leading enabler of the industry’s transition from fixed to reconfigurable – or “agile” – networks. Highly integrated photonics and sophisticated software capabilities have enabled JDSU’s Agile Optical Network (AON) portfolio, which includes ROADMs, tunable lasers, and optical amplifiers, to enjoy a commanding position in the fast-growing market for agile products. Indeed, our AON portfolio contributed to year-over-year revenue growth of approximately 11% in fiscal 2006 and to JDSU’s recent nomination by Ovum-RHK as a top innovator in optical communications.

Following our acquisition of Acterna, Inc., we believe that our portfolio of Communications Test and Measurement equipment is the most complete solution available, directly supporting service provider objectives to reduce operating expenses without compromising quality of service. JDSU is the only test and measurement provider that can claim a complete set of solutions that enable the deployment of IP-based video services from the core network into the home – for both telecommunications and cable network operators. During fiscal 2006, JDSU’s Communications Test and Measurement revenue grew approximately 12%, and our leading products were recognized by Frost and Sullivan and by Broadband Gear’s 2006 Diamond Technology Review, in addition to receiving IT Week’s Editor’s Choice Award.

Our third market segment is targeted at Commercial and Consumer applications. It comprises both our Advanced Optical Technologies portfolio of products, in addition to our Commercial Lasers and Photonic Power technologies.

The Advanced Optical Technologies group represents JDSU’s center of excellence for thin film coating. Applications include anti-counterfeiting and brand differentiation, and high-precision optics used in aerospace and environmental instrumentation. Over the last five quarters, this segment has experienced considerable restructuring as we removed unprofitable products from our portfolio. As we enter fiscal 2007, however, the business is firmly focused on profitability and growth, highlighted by the first customer shipments from our new next-generation coating platform.

Moving to our Commercial Lasers business, JDSU supplies high-precision solutions for various commercial applications including bio-technology, semiconductor inspection and electronic material processing. During fiscal 2006, JDSU has continued its leading role in the industry’s evolution from gas to solid-state lasers through the introduction of new products such as the IDL 100. The IDL (Industrial Diode Laser) system offers a breakthrough laser architecture that leverages JDSU’s telecom-class, diode lasers, heralding a new standard in power, life expectancy, reliability and beam uniformity. The IDL 100 is a good example of how JDSU is leveraging expertise across all of our business segments to bring innovative and high quality solutions to our customers.

Finally, and newly integrated into our laser product group, our incubating photovoltaic technology achieved recognition during fiscal 2006 when it was included in R&D magazine’s Top 100 most innovative ideas of the year. While Photonic Power is still a very small contributor in terms of revenue, we are seeing growing interest in the pioneering concept of delivering power over fiber, and how it can be applied to a range of medical, communications, industrial and aerospace applications.

Poised for Execution

The considerable investment in our product portfolio has been matched by our commitment to strengthening the product groups’ underlying infrastructure in order to enable future success. Organizationally, we have continued to streamline the company, ensuring that each function is optimized to support execution. During the fourth quarter, for example, we united our two Optical Communications groups under a single leader, which we expect to improve customer responsiveness and product development efficiency.

During fiscal 2006, we strengthened our Board of Directors with three new members, each bringing a unique and valuable perspective to our operations. Furthermore, we significantly bolstered our finance function with several key hires designed to upgrade the skill-set of the team and to improve cross-functional communication. Our Operations group was also realigned to enable improved responsiveness.

With the intention of firming the foundations for our future success, we further strengthened our balance sheet during fiscal 2006 when we raised $416 million through a convertible offering. The primary rationale behind this offering was the need to prepare for the maturity of our 2003 convertible notes. Although our 2003 notes will not become due until 2008, we acted opportunistically to take advantage of attractive capital market conditions. Importantly, our 2006 notes include a net share settlement feature that requires the principal amount of the notes to be settled in cash, not stock. This means that our 2006 convertible offering is significantly less dilutive than a traditional convert.

Fiscal 2007 – Building on the Foundations Established in Fiscal 2006

Overall, fiscal 2006 was a year of investing and fortifying, and of laying the foundations for JDSU’s further progress. The achievement of non-GAAP EBITDA positive results for three consecutive quarters marks an important milestone on the company’s journey to sustained profitability.

Our analysis of industry analyst reports across the spectrum of our three business segments suggests an annual market growth rate in the range of 5 – 10%. Focused execution during fiscal 2007 should enable JDSU to grow at the high end of this range, and also to achieve non-GAAP gross margins of more than 40% on a quarterly basis as we start to realize the full benefits of the heavy-lifting that was executed or initiated in prior years.

As JDSU emerges from this period of major transition, I’d like to thank our employees for their ongoing commitment. As we move through the early stages of fiscal 2007, the majority of our operations and organization is for the first time in many years focused on revenue growth rather than restructuring.

I look forward to updating you on our progress in the coming quarters. If you are interested in learning more about JDSU in the meantime, visit our website at www.jdsu.com/investors for a wealth of information on our innovative technologies, acquisitions and profitability-enhancing initiatives, and to access a quarterly investor update. And, of course, our investor relations team is always ready to respond to your questions at (408) 546 4445, or by email at investor.relations@jdsu.com.

Sincerely yours,

Kevin Kennedy

FORWARD-LOOKING STATEMENTS

Statements contained in this letter which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement may contain words such as “anticipate that,” “believes,” “can impact,” “continue to,” “estimates,” “expects to,” “hopes,” “intends,” “plans,” “to be,” “will be,” “will continue to be,” “continuing,” “ongoing,” or similar words. Management cautions that forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the following: (i) our ongoing integration, cost reduction, reorganization and restructuring efforts may not be successful in achieving their expected cost reductions and other benefits, may be insufficient to align the our operations with customer demand and the changes affecting its industry, or may be more costly or extensive than currently anticipated; (ii) our ability to predict financial performance for future periods continues to be difficult, and (iii) ongoing efforts to improve our execution and design and introduce products that meet customers’ future need and to manufacture such products at competitive costs may not be successful. Forward-looking statements are made only as of the date of this letter and JDS Uniphase Corporation assumes no obligation to update any of the forward-looking statements after the date of this letter to conform such statements to actual results or to changes in our expectations.

JDS UNIPHASE CORPORATION
430 North McCarthy Boulevard
Milpitas, California 95035
(408) 546-5000

Notice of Annual Meeting of Stockholders
and Proxy Statement

2006 Annual Report

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR ELECTRONICALLY VIA THE INTERNET.

CONSIDERING REGISTERING ELECTRONICALLY FOR PROXY MATERIALS?

     It costs JDS Uniphase a significant sum each year to print and distribute this Proxy Statement and Annual Report to our stockholders.

     You can help reduce costs – and directly impact our bottom line – by registering to receive your proxy materials electronically. To register online see Page 4 of the following Proxy Statement or call the Investor Relations hotline at 408-546-4445 for assistance.

JDS UNIPHASE CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 14, 2006

DATE AND TIME	9:00 a.m., Pacific Standard Time, on November 14, 2006

LOCATION	JDS Uniphase Corporation
690 North McCarthy Boulevard
Milpitas, California 95035
(408) 546-5000

PROPOSALS	1.	To elect three Class II directors to serve until the 2009 annual meeting of stockholders and until their successors are elected and qualified.

	2.	To approve the Company’s Amended and Restated 2003 Equity Incentive Plan.

	3.	To ratify the appointment of PricewaterhouseCoopers LLP as JDS Uniphase Corporation’s independent registered public accounting firm for the fiscal year ending June 30, 2007.

	4.	To consider such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement which is attached and made a part hereof.

RECORD DATE	You are entitled to vote at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment or postponement thereof if you were a stockholder at the close of business on September 22, 2006.

VOTING	YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE PROMPTLY TO ENSURE YOUR PRESENCE AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. You may vote your shares by using the Internet or the telephone. Instructions for using these services are set forth on the enclosed proxy card. You may also vote your shares by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Kevin J. Kennedy
Chief Executive Officer and President

Milpitas, California
September 29, 2006

JDS UNIPHASE CORPORATION
430 North McCarthy Boulevard
Milpitas, California 95035
(408) 546-5000

__________________

PROXY STATEMENT
__________________

GENERAL INFORMATION

Why am I receiving these proxy materials?

     The Board of Directors (the “Board” or “Board of Directors”) of JDS Uniphase Corporation, a Delaware corporation (the “Company”), is furnishing these proxy materials to you in connection with the Company’s 2006 annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will be held at 690 North McCarthy Boulevard, Milpitas, California 95035, on November 14, 2006 at 9:00 a.m., Pacific Standard Time. You are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals outlined in this proxy statement (“Proxy Statement”).

What proposals will be voted on at the Annual Meeting?

     There are four proposals scheduled to be voted on at the Annual Meeting:

          1. To elect three Class II directors to serve until the 2009 annual meeting of stockholders and until their successors are elected and qualified.

          2. To approve the Company’s Amended and Restated 2003 Equity Incentive Plan.

          3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (hereinafter referred to as “independent auditors”) for the fiscal year ending June 30, 2007.

          4. To consider such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     As to any other business which may properly come before the Annual Meeting, the persons named on the enclosed proxy card will vote according to their best judgment. The Company does not know now of any other matters to be presented or acted upon at the Annual Meeting.

What are the recommendations of the Company’s Board of Directors?

     The Board recommends that you vote “FOR” the election of the three Class II directors, “FOR” approval of the amendment to the Company’s 2003 Equity Incentive Plan, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2007.

What is the record date and what does it mean?

     The record date for the Annual Meeting is September 22, 2006. The record date is established by the Board of Directors as required by Delaware law. Holders of shares of the Company’s common stock and holders of exchangeable shares of JDS Uniphase Canada Ltd., a subsidiary of the Company, at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments or postponements thereof.

What shares can I vote?

     Each stockholder of the Company’s common stock, par value $.001 per share (“Common Stock”), is entitled to one vote for each share of Common Stock owned as of the record date, and CIBC Mellon Trust Company (the “Trustee”), the holder of the Company’s special voting share (“Special Voting Share”), is entitled to one vote for each exchangeable share of JDS Uniphase Canada Ltd., a subsidiary of the Company (“Exchangeable Shares”), outstanding as of the record date (other than Exchangeable Shares owned by the Company and its affiliates). Holders of Common Stock and the Exchangeable Shares are collectively referred to as “Stockholders”. Votes cast with respect to Exchangeable Shares will be voted through the Special Voting Share by the Trustee as directed by the holders of Exchangeable Shares, except votes cast with respect to Exchangeable Shares whose holders request to vote directly in person as proxy for the Trustee at the Annual Meeting.

     At the record date, 1,637,191,865 shares of Common Stock were issued and outstanding, one share of the Company’s Special Voting Share was issued and outstanding, and 51,391,571 Exchangeable Shares were issued and outstanding (excluding Exchangeable Shares owned by the Company and its affiliates which are not voted). Each Exchangeable Share is exchangeable at any time, at the option of its holder, for one share of the Company’s Common Stock.

     In September 2006, the Board of Directors determined that a reverse stock split at a ratio of 1 for 8 (the “Stock Split”) is in the best interests of the Company and the stockholders. This Stock Split was previously approved by the Stockholders at the Company’s 2005 Annual Meeting. All stock numbers in this Proxy Statement are pre-split numbers as the Stock Split will be effective after the Record Date for the Annual Meeting to be held on November 14, 2006.

What constitutes a quorum?

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock and Exchangeable Shares outstanding and entitled to vote on the record date will constitute a quorum permitting the Annual Meeting to conduct its business.

How are abstentions and broker non-votes treated?

     Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting and, therefore, do not have an effect on Proposals 1, 2 or 3. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the election of directors and ratification of auditors. Non-routine matters include, among others, the proposed amendment to the Company’s 2003 Equity Incentive Plan. For the purpose of determining whether the Stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether Stockholders have approved that matter.

What is the voting requirement to approve each of the proposals?

     Proposal 1. The three candidates receiving the greatest number of affirmative votes of the votes attached to shares of Common Stock and the Special Voting Share present in person, or represented by proxy, and entitled to vote at the Annual Meeting will be elected, provided a quorum is present and voting. Abstentions and broker non-votes will not be counted toward a nominee’s total.

     Proposal 2. Approval of the Company’s Amended and Restated 2003 Equity Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock and a majority of the votes represented by the Special Voting Share. As a result, abstentions will have the same effect as negative votes.

     Proposal 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors will require the affirmative vote of a majority of the shares of Common Stock and a majority of the votes represented by the Special Voting Share present in person, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on Proposal 3.

2

     All shares of Common Stock and the Special Voting Share represented by valid proxies will be voted in accordance with the instructions contained therein. Votes with respect to Exchangeable Shares represented by valid voting instructions received by the Trustee will be cast by the Trustee in accordance with those instructions. In the absence of instructions, proxies from holders of Common Stock will be voted FOR Proposals 1, 2 and 3. If no instructions are received by the Trustee from a holder of Exchangeable Shares, the votes to which such holder is entitled will not be exercised.

How do I vote my shares?

     If you are a common stockholder of record, you can either attend the Annual Meeting and vote in person or give a proxy to be voted at the Annual Meeting:

  by mailing the enclosed proxy card;

  over the telephone by calling a toll-free number; or

  electronically, using the Internet.

     The Internet and telephone voting procedures have been set up for your convenience and are designed to authenticate Stockholders’ identities, to allow Stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Specific instructions for Stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

     If you are a record holder of Exchangeable Shares, you can either attend the Annual Meeting and vote in person or give a proxy to be voted at the Annual Meeting by mailing the enclosed voting instruction card to the Trustee.

     If a holder of Exchangeable Shares does not provide the Trustee with voting instructions, your Exchangeable Shares will not be voted.

Who will tabulate the votes?

     An automated system administered by ADP Investor Communication Services (“ADP”) will tabulate votes cast by proxy at the Annual Meeting and a representative of the Company will tabulate votes cast in person at the Annual Meeting.

Is my vote confidential?

     Proxy instructions, ballots and voting tabulations that identify individual Stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except (i) as necessary to meet applicable legal requirements, or (ii) to allow for the tabulation and/or certification of the vote.

Can I change my vote after submitting my proxy?

     You may revoke your proxy at any time before the final vote at the Annual Meeting. You may do so by one of the following four ways:

  submitting another proxy card bearing a later date;

  sending a written notice of revocation to the Company’s Corporate Secretary at 430 North McCarthy Boulevard, Milpitas, California, 95035;

  submitting new voting instructions via telephone or the Internet; or

  attending AND voting in person at the Annual Meeting.

3

     If you hold Exchangeable Shares and you wish to direct the Trustee to change the vote attached to the Special Voting Share on your behalf, you should follow carefully the instructions provided by the Trustee, which accompany this Proxy Statement. The procedure for instructing the Trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instructions and the manner for revoking the proxy.

Who is paying for this proxy solicitation?

     This Proxy Statement and the accompanying proxy were first sent by mail to common stockholders, the Trustee for the Special Voting Share, and holders of Exchangeable Shares on or about September 29, 2006. The Company will bear the cost of soliciting proxies, including preparation, assembly, printing and mailing of the Proxy Statement. The Company has not retained the services of any proxy solicitor. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally, by telephone, facsimile, or telegram.

How can I find out the voting results?

     The Company will announce the preliminary results at the Annual Meeting and publish the final results in the Company’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2007. Stockholders may also find out the final results by calling the Company’s Investor Relations Department at (408) 546-4445.

How do I receive electronic access to proxy materials for the current and future annual meetings?

     Stockholders who have previously elected to receive the Proxy Statement and annual report over the Internet will be receiving an e-mail on or about September 29, 2006 with information on how to access Stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Standard Time, November 13, 2006.

     If your shares are registered in the name of a brokerage firm and you have not elected to receive your Proxy Statement and annual report over the Internet, you still may be eligible to vote your shares electronically over the Internet. A large number of brokerage firms are participating in the ADP online program, which provides eligible Stockholders who receive a paper copy of this Proxy Statement the opportunity to vote via the Internet. If your brokerage firm is participating in ADP’s program, your proxy card will provide instructions for voting online.

     Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies, which results in cost savings for the Company. If you are a Stockholder of record and would like to receive future Stockholder materials electronically, you can elect this option by following the instructions provided when you vote your proxy over the Internet at www.ProxyVote.com.

     If you chose to view future proxy statements and annual reports over the Internet, you will receive an e-mail notification next year with instructions containing the Internet address of those materials. Your choice to view future proxy statements and annual reports over the Internet will remain in effect until you contact either your broker or the Company to rescind your instructions. You do not have to elect Internet access each year.

     If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, you should contact your broker or the Company.

How can I avoid having duplicate copies of the proxy statement sent to my household?

     Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports, which results in cost savings for the Company. The practice of “householding” means that only one copy of the proxy statement and annual report will be sent to multiple Stockholders in a Stockholder’s household. The Company will promptly deliver a separate copy of either document to any Stockholder who contacts the Company’s Investor Relations Department at (408) 546-4445 requesting such copies. If a Stockholder is receiving multiple copies of the proxy statement and annual report at the Stockholder’s

4

household and would like to receive a single copy of those documents for a Stockholder’s household in the future, that Stockholder should contact their broker, other nominee record holder, or the Company’s Investor Relations Department to request mailing of a single copy of the proxy statement and annual report.

When are stockholder proposals due for next year’s annual meeting?

     In order for Stockholder proposals to be considered properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice in writing to the Secretary of the Company. To be timely for the 2007 annual meeting of stockholders (the “2007 Annual Meeting”), a Stockholder’s notice must be received by the Company at its principal executive offices not less than 120 days before the date in 2006 on which the Company filed this fiscal 2006 proxy statement (specifically, since the Company filed this fiscal 2006 proxy on September 29, 2006, Stockholder proposals for the 2007 Annual Meeting must be received by the Company by June 1, 2007). Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the Company’s 2007 Annual Meeting must be received by the Company not later than June 1, 2007 in order to be considered for inclusion in the Company’s proxy materials. A Stockholder’s notice to the Secretary must set forth as to each matter the Stockholder proposes to bring before the 2007 Annual Meeting: (i) a brief description of the business desired to be brought before the 2007 Annual Meeting and the reasons for conducting such business at the 2007 Annual Meeting; (ii) the name and record address of the Stockholder proposing such business; (iii) the class and number of shares of the Company which are beneficially owned by the Stockholder; and (iv) any material interest of the Stockholder in such business. Subject to applicable laws and regulations, the Company has discretion over what Stockholder proposals will be included in the agenda for the 2007 Annual Meeting and/or in the related proxy materials.

     Subject to applicable laws and regulations, the Company will also have discretionary authority to vote all shares for which it has proxies in opposition to a matter if the Company’s fails to receive notice of a Stockholder proposal for next year’s annual meeting at least 45 days before the date in 2006 on which the Company filed this fiscal 2006 proxy statement (specifically, since the Company filed this fiscal 2006 proxy on September 29, 2006, notice of Stockholder proposals for the 2007 Annual Meeting must be received by the Company by August 15, 2007).

5

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

     The Board is divided into three classes as nearly equal in number as possible. The members of each class of directors serve staggered three-year terms. As of September 29, 2006, the Board is composed of the following ten members:

Class	Directors	Term Expiration
I	Bruce D. Day, Martin A. Kaplan, Harold L. Covert and Kevin J. Kennedy	2007 Annual Meeting of Stockholders
II	Richard E. Belluzzo, Peter A. Guglielmi and Masood Jabbar	2006 Annual Meeting of Stockholders
III	Richard T. Liebhaber, Casimir S. Skrzypczak and Kevin A. DeNuccio	2008 Annual Meeting of Stockholders

     In December 2005, January 2006 and March 2006, the Board of Directors, upon the recommendation of the Corporate Governance Committee, appointed Kevin A. DeNuccio, Harold L. Covert and Masood Jabbar as directors, respectively. In February 2006, Robert E. Enos retired from the Board of Directors. As a result of these changes, as of September 29, 2006 the authorized number of directors on the Board is ten.

     The Board is currently composed of four Class I directors (Mr. Kaplan, Mr. Day, Mr. Kennedy and Mr. Covert), three Class II directors (Mr. Belluzzo, Mr. Guglielmi, and Mr. Jabbar) and three Class III directors (Mr. Liebhaber, Mr. Skrzypczak and Mr. DeNuccio), whose terms will expire upon the election and qualification of directors at the Annual Meeting of Stockholders held in 2007, 2006 and 2008, respectively. At each Annual Meeting of Stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

     Peter A. Guglielmi will not seek re-election as a Class II director and his term as a Class II director will automatically expire immediately prior to the Annual Meeting.

     While the Company’s Bylaws currently set the authorized number of directors of the Company at ten, the Board has approved an amendment to the Bylaws, to be effective immediately prior to the Annual Meeting, reducing the authorized number of directors from ten to nine. Additionally, the Board has further re-allocated membership of the three classes of directors so that membership will continue to be divided as equally as possible among the three classes. As a result, Harold L. Covert will become a Class II director effective immediately prior to the Annual Meeting and will be subject to election as a Class II director at the Annual Meeting.

     The composition of the three classes of directors after the re-allocation by the Board will be as follows: three Class I directors (Mr. Kaplan, Mr. Day and Mr. Kennedy), three Class II directors (Mr. Belluzzo, Mr. Covert, and Mr. Jabbar) and three Class III directors (Mr. Liebhaber, Mr. Skrzypczak and Mr. DeNuccio).

     At this Annual Meeting, the Stockholders will elect three Class II directors recommended by the Corporate Governance Committee (which serves as the Company’s Nominating Committee) and nominated by the Board, each to serve a three year term until the 2009 Annual Meeting of Stockholders and until a qualified successor is elected and qualified or until the director’s earlier resignation or removal. The Board has no reason to believe that the nominees named below will be unable or unwilling to serve as a director if elected.

6

     Certain information about the Board of Directors nominees is furnished below.

Class II Director—Nominees For Three Year Terms That Will Expire in 2009

Richard E. Belluzzo Age 52	Mr. Belluzzo joined the Company’s Board in February 2005. He currently serves as Chairman and Chief Executive Officer of Quantum Corporation, a provider of backup, recovery and archive products and services. Before joining Quantum Corporation in 2002, Mr. Belluzzo was President and Chief Operating Officer of Microsoft Corporation (“Microsoft”). Prior to becoming its President and Chief Operating Officer, Mr. Belluzzo served as Microsoft’s group Vice President of the Personal Services and Devices Group, and was Group Vice President for the Consumer Group. Prior to Microsoft, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics Inc. (“SGI”). Before SGI, Mr.
Belluzzo held a series of increasingly senior roles at Hewlett Packard Company, culminating in his service as Executive Vice President of the Computer Products Organization. Mr. Belluzzo is a member of the board of directors of PMC-Sierra (Vancouver, Canada) and is a member of the board of trustees of Golden Gate University (San Francisco, California).

Harold L. Covert Age 59	Mr. Covert joined the Company’s Board in January 2006. He is currently the Executive Vice President and Chief Financial Officer at Openwave Systems, Inc. a provider of open software products and services for the communications industry. Before joining Openwave in 2005, Mr. Covert was Chief Financial Officer of Extreme Networks, a network infrastructure equipment provider. Prior to Extreme, Mr. Covert served as Chief Financial Officer at Silicon Graphics, Inc., from July 2000 to July 2001, and as Executive Vice President and Chief Financial Officer at Adobe Systems, Inc., from 1998 to 2000. Prior to Adobe, he held a variety of positions over the course of over 20 years in the high-technology industry.

Masood Jabbar Age 56	Mr. Jabbar joined the Company’s Board in March 2006. Mr. Jabbar worked at Sun Microsystems Inc. from 1986 to 2003, where he served in a series of progressively responsible roles including President of the Computer Systems Division, Chief Financial Officer of the $10 billion Sun Microsystems Computer Corporation, and Executive Vice President of Global Sales Operations. Mr. Jabbar’s career at Sun culminated as Executive Vice President and Advisor to the Chief Executive Officer, where he was responsible for advising the CEO on critical strategic issues. Prior to joining Sun, Mr. Jabbar spent ten years in finance and accounting at Xerox Corporation, and two years at IBM Corporation. Mr. Jabbar is currently a Director of Openwave Systems, Inc., Silicon Image, Inc., and MSC Software.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION
TO THE BOARD OF EACH OF THE NOMINEES NAMED ABOVE

7

     The Company’s directors listed below will continue in office for the remainder of their terms or earlier in accordance with the Company’s Bylaws. Information regarding the business experience of each such director is provided below.

Class I Directors Whose Terms Will Expire in 2007

Bruce D. Day Age 50	Mr. Day became a member of the Company’s Board in July 1999, upon the closing of the merger with JDS FITEL Inc. (“JDS FITEL”) and served as a member of the JDS FITEL Board of Directors since 1996. From 1991 until 2006, Mr. Day was Vice President, Corporate Development of Rogers Communications Inc., and was principally involved in mergers, acquisitions, divestitures, taxation and pension fund investments for Rogers Communications Inc. and its subsidiaries.

Martin A. Kaplan Age 69	Mr. Kaplan has been a member of the Company’s Board since October 1997. Mr. Kaplan has served as the Chairman of the Board since May 2000. From May 1998 until his retirement in May 2000 after 40 years in the technology industry, Mr. Kaplan was Executive Vice President of Pacific Telesis, responsible for integration following the merger of SBC Communications, Inc. and Pacific Telesis Group, followed by the same role for other SBC mergers. From 1986 to 1997, he was Executive Vice President of Pacific Bell and President of Network Services. Mr. Kaplan also is a Director of Tekelec, Superconductor Technologies and Redback Networks.

Kevin J. Kennedy Age 50	Mr. Kennedy became a member of the Company’s Board in November 2001, and became Chief Executive Officer of the Company on September 1, 2003. From August 2001 to September 2003, Mr. Kennedy was the Chief Operating Officer of Openwave Systems, Inc. Prior to joining Openwave Systems Inc., Mr. Kennedy served seven years at Cisco Systems, Inc., most recently as Senior Vice President of the Service Provider Line of Business and Software Technologies Division, and 17 years at Bell Laboratories. Mr. Kennedy is a director of Freescale Semiconductor Corporation and Rambus Corporation.

Class II Director Whose Term Will Expire in 2006

Peter A. Guglielmi Age 63	Mr. Guglielmi has been a member of the Company’s Board since May 1998. Mr. Guglielmi retired as Executive Vice President of Tellabs, Inc. in 2000, where he served as Chief Financial Officer since 1988. From 1993 to 1997, Mr. Guglielmi also was President of Tellabs International, Inc. Prior to joining Tellabs, Mr. Guglielmi was Vice President of Finance and Treasurer of Paradyne Corporation for five years.

8

Class III Directors Whose Terms Will Expire in 2008

Richard T. Liebhaber Age 71	Mr. Liebhaber became a member of the Company’s Board in November 2001. Mr. Liebhaber retired as Executive Vice President and Chief Technology Officer of MCI Communications, Inc. (“MCI”) in 1995. Prior to joining MCI in 1985, Mr. Liebhaber was IBM’s director of Business Policy and Development after serving in engineering, manufacturing, product test, service and marketing positions. Mr. Liebhaber is also a director of ECI Telecom Ltd., ILOG S.A. and Avici Systems, Inc.

Casimir S. Skrzypczak Age 65	Mr. Skrzypczak has been a member of the Company’s Board since July 1997. From October 1999 to July 2001, Mr. Skrzypczak was Senior Vice President at Cisco Systems, Inc. Mr. Skrzypczak served as Corporate Vice President and Group President of Professional Services at Telcordia Technologies, Inc. from July 1997 to October 1999. Earlier, Mr. Skrzypczak was President, NYNEX Science & Technology and Vice President, Network & Technology Planning for NYNEX. Mr. Skrzypczak also serves as a director of Sirenza Microdevices Inc., ECI Telecom Ltd. and WebEx Communications, Inc.

Kevin A. DeNuccio Age 47	Mr. DeNuccio joined the Company’s Board of Directors in December 2005. He currently serves as president and chief executive officer at Redback Networks, where he was recruited to lead that company’s turnaround in August of 2001. Mr. DeNuccio led Redback through a successful financial restructuring, product and market transition, and renewed high growth era. Prior to joining Redback, Mr. DeNuccio was senior vice president of worldwide service provider operations for Cisco Systems, Inc. At Cisco, Mr. DeNuccio was responsible for all field activities in the service provider marketplace, representing more than $4 billion in revenue and over 4000 employees globally. Prior to his six years at Cisco, he was the founder, president and chief executive officer of Bell Atlantic Network Integration Inc., a wholly owned subsidiary of Bell Atlantic (now Verizon Communications). Mr. DeNuccio has also held senior management positions at both Unisys Corporation and Wang Laboratories.

9

Board Committees and Meetings

     During fiscal 20061, the Board held seven meetings. The Board has four committees: Audit Committee, Compensation Committee, Corporate Governance Committee, and Corporate Development Committee. The members of the committees during fiscal 2006 are identified in the following table:

CORPORATE
DIRECTOR	AUDIT	COMPENSATION	DEVELOPMENT	GOVERNANCE
Richard E. Belluzzo		X		CHAIR
Harold L. Covert	CHAIR[2]
Kevin A. DeNuccio		X
Bruce D. Day	X		X
Robert E. Enos[3]			X	X
Peter A. Guglielmi	X	X
Masood A. Jabbar			X
Martin A. Kaplan		X4	X	X
Kevin J. Kennedy			X
Richard T. Liebhaber	X5		CHAIR	X
Casimir S. Skrzypczak	X	CHAIR

     No director attended fewer than 75% of all Board meetings and committees on which he served after becoming a member of the Board of Directors, except Mr. Belluzzo who was unable to attend one of the three Corporate Governance Committee meetings and Mr. DeNuccio who was unable to attend two of the Board meetings that occurred after his appointment to the Board. The Company encourages, but does not require, its Board members to attend the annual stockholders meeting. Messrs. Kaplan, Liebhaber, Skrzypczak and Kennedy attended the 2006 annual meeting of stockholders.

     The Audit Committee met eleven times in fiscal 2006. The Audit Committee is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, the internal audit function, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee considers whether the Company’s independent auditors’ provision of non-audit services is compatible with maintaining the independence of the independent auditors. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the Marketplace Rules of the Nasdaq Stock Market, Inc. The Board has further determined that Harold L. Covert, Bruce D. Day and Peter A. Guglielmi are “audit committee financial expert(s)” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. A copy of the Audit Committee charter, as amended, was attached as Appendix A to the Company’s 2003 proxy statement. A copy of the Audit Committee charter can also be viewed at the Company’s website at www.jdsu.com.

     The Compensation Committee met eight times in fiscal 2006. The Compensation Committee of the Board of Directors is responsible for ensuring that the Company adopts and maintains responsible and responsive compensation programs for its employees, officers and directors consistent with the long-range interests of

___________________

1	In fiscal 2001, the Company changed its year-end from fiscal year on June 30 to a 52-week fiscal year ending on the Saturday closest to June 30. The Company’s fiscal 2006 year ended on July 1, 2006, whereas fiscal 2005 and 2004 ended on July 2, 2005 and July 3, 2004, respectively. For comparative presentation purposes, all accompanying tables and notes have been shown as ended on June 30.
2	Mr. Covert replaced Mr. Day as Chairperson of the Audit Committee on January 19, 2006.
3	Mr. Enos resigned from the Board, the Corporate Development Committee and Governance Committee on February 16, 2006.
4	Mr. Kaplan resigned from the Compensation Committee effective February 16, 2006.
5	Mr. Liebhaber resigned from the Audit Committee effective February 16, 2006.

10

     Stockholders. The Compensation Committee is also responsible for administering certain other compensation programs for such individuals, subject in each instance to approval by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company’s employee stock purchase plans and equity incentive plans. The chair of the Compensation Committee reports on the Compensation Committee’s actions and recommendations at Board meetings. In addition, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to provide assistance as needed. All members of the Compensation Committee are “independent” as that term is defined in Rule 4200 of the Marketplace Rules of the Nasdaq Stock Market, Inc. A copy of the Compensation Committee charter can be viewed at the Company’s website at www.jdsu.com.

     The Corporate Development Committee met three times in fiscal 2006. The Corporate Development Committee oversees the Company’s strategic acquisition and investment activities. The Corporate Development Committee reviews and approves certain strategic transactions for which approval of the full Board of Directors is not required and makes recommendations to the Board of Directors regarding those transactions for which the consideration of the full Board of Directors is appropriate. A copy of the Corporate Development Committee charter can be viewed at the Company’s website at www.jdsu.com.

     The Corporate Governance Committee met three times in fiscal 2006. The Corporate Governance Committee, which serves as the Company’s nominating committee, reviews current trends and practices in corporate governance and recommends to the Board of Directors the adoption of programs pertinent to the Company. As provided in the charter of the Corporate Governance Committee, nominations for director may be made by the Corporate Governance Committee or by a Stockholder of record entitled to vote. The Corporate Governance Committee will consider and make recommendations to the Board of Directors regarding any Stockholder recommendations for candidates to serve on the Board of Directors. Stockholders wishing to recommend candidates for consideration by the Corporate Governance Committee may do so by writing to the Company’s Investor Relations Department-Attention Corporate Governance Committee at 430 North McCarthy Boulevard, Milpitas, California 95035 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating Stockholder’s ownership of Company’s stock at least 120 days prior to the next annual meeting to assure time for meaningful consideration by the Corporate Governance Committee. There are no differences in the manner in which the Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a Stockholder. All members of the Corporate Governance Committee are “independent” as that term is defined in Rule 4200 of the Marketplace Rules of the Nasdaq Stock Market, Inc.

     In reviewing potential candidates for the Board, the Corporate Governance Committee considers the individual’s experience in the Company’s industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to be involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria. A detailed description of the criteria used by the Corporate Governance Committee in evaluating potential candidates may be found in the charter of the Corporate Governance Committee.

     The Corporate Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee. A copy of the charter can be viewed at the Company’s website at www.jdsu.com.

Code of Ethics

     The Company has adopted a Code of Ethics (known as the Code of Business Conduct) for its directors, officers and other employees. The Company will post on its website any amendments to, or waivers from, any provision of its Code of Business Conduct. A copy of the Code of Business Conduct is available on the Company’s website at www.jdsu.com.

11

     The Board and management of the Company believe that good corporate governance is an important component in enhancing investor confidence in the Company and increasing stockholder value. The imperative to continue to develop and implement best practices throughout our corporate governance structure is fundamental to our strategy to enhance performance by creating an environment that increases operational efficiency and ensures long-term productivity growth. Solid corporate governance practices also ensure alignment with stockholder interests by promoting fairness, transparency and accountability in business activities among employees, management and the Board.

     Our corporate governance practices represent our firm commitment to the highest standards of corporate ethics, compliance with laws, financial transparency and reporting with objectivity and the highest degree of integrity. Representative steps we have taken to fulfill this commitment include, among others:

  All members of the Board are independent with the exception of the Company's Chief Executive Officer.

  All members of our key Board committees - the Audit Committee, the Governance Committee and the Compensation Committee - are independent.

  The charters of the committees within the Board clearly establish their respective roles and responsibilities.

  All employees and members of the Board are responsible for complying with our Code of Business Conduct and our Insider Trading Policy.

  We have an anonymous hotline to encourage employees to report questionable activities to the General Counsel and Audit Committee.

  Our independent accountants report directly to the Audit Committee.

  Our internal audit control function maintains critical supervision over the key areas of our business and financial controls and reports directly to our Audit Committee.

  We have established procedures for stockholders to communicate with the Board by contacting the Investor Relations Department.

  The independent members of our Board meet regularly without the presence of management.

Communication between Stockholders and Directors

     Stockholders may communicate with the Company’s Board of Directors through the Company’s Secretary by sending an email to bod@jdsu.com, or by writing to the following address: Chairman of the Board, c/o Company Secretary, JDSU, 430 North McCarthy Boulevard, Milpitas, California 95035. The Company’s Secretary will forward all correspondence to the Board of Directors, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.

Director Compensation

     Each non-employee director of the Company receives an annual cash retainer of $48,000 which is paid in quarterly installments of $12,000. Additionally, each non-employee director receives a grant of restricted stock units having a value on the date of grant of $40,000, net of applicable taxes at the discretion of each non-employee director. Such restricted stock units are subject to a grant agreement which provides for vesting over a three year period. Upon vesting each restricted stock unit is converted into one share of the Company’s Common Stock. Each non-employee director receives $1,500 for each meeting of the Board of Directors attended. In addition, each non-employee director serving on a committee of the Board receives an annual cash retainer of $7,500, and each non-employee director serving as a committee chair receives an additional cash retainer of $6,000. Each non-employee director serving on a committee of the Board also receives a stipend of $500 per committee meeting attended.

12

     In addition to the compensation described above, Mr. Kaplan, who serves as Chairman of the Board, receives an additional annual cash retainer of $80,000 as compensation for his services which is paid in quarterly installments of $20,000. In addition, Mr. Kaplan receives $1,500 for each meeting of the Board of Directors attended.

     Additionally, immediately after each annual meeting of stockholders, each individual who is continuing to serve as a non-employee director is granted an option to purchase 10,000 shares of the Company’s Common Stock. The individual who is serving as the Chairman is granted an option to purchase an additional 60,000 shares of the Company’s Common Stock. Upon initial appointment to the Board, each non-employee director is granted an option to purchase 40,000 shares of the Company’s Common Stock. In its discretion, the Company’s Board may make grants of additional equity incentives to non-employee directors. No such additional grants were made in fiscal year 2006. In addition, all non-employee directors who are serving as chair of one of the committees of the Board receive an annual option grant of 3,000 shares of the Company’s Common Stock upon their initial appointment as chair and an automatic option grant of 3,000 shares of the Company’s Common Stock immediately after each annual meeting of stockholders if the non-employee director continues as chair for the ensuing year. Mr. DeNuccio, Mr. Covert and Mr. Jabbar joined the Board after the December 2, 2005 annual meeting of stockholders, and the Company pro-rated their compensation as new directors accordingly to ensure that their compensation for fiscal 2006 was comparable to the legacy directors from the date of their respective service until the subsequent annual meeting of stockholders. Options granted to non-employee directors have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant, vest over twelve months and terminate eight years from the date of grant, except for the option grant made upon initial appointment to the Board which vests monthly over 36 months. Upon retirement of a non-employee director, all unvested options and restricted shares of the Company’s Common Stock will automatically become fully vested, and the exercise period for such options will be extended to expire on the expiration date of such options, which is eight years from the date of grant.

     Directors who are also employed by the Company do not receive any compensation for their services as directors. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

     All director compensation described above is summarized in the following table:

POSITION/EVENT	CASH	EQUITY COMPENSATION	PAYMENT TERMS/AWARD DATE	EQUITY VESTING
Board of Directors Annual Retainer	$48,000	(a) 10,000 stock options; and (b) $40,000 in Restricted Stock Units, based upon fair market value of the Company’s stock on date of grant	Cash paid in quarterly installments. Stock options and Restricted Stock Units (“RSUs”) granted and priced at close of market on first business day following Annual Meeting	Options vest 1/12 per month for 12 months. RSUs vest 1/3rd per year on each anniversary of the grant date

Board of Directors Meeting (per meeting)	$1,500		Cash paid with next regular quarterly payment

Board Committee Membership	$7,500		Cash paid with first regular quarterly payment following Annual Meeting

Board Committee Meeting (per meeting)	$500		Cash paid with next regular quarterly payment

13

POSITION/EVENT	CASH	EQUITY COMPENSATION	PAYMENT TERMS/AWARD DATE	EQUITY VESTING
Board Committee Chairperson	$6,000	3,000 stock options	Cash paid with first regular quarterly payment following Annual Meeting. Stock options granted and priced at close of market on first business day following Annual Meeting	Options vest 1/12 per month for 12 months

Board Chairperson Supplementary Annual Retainer	$80,000	60,000 stock options	Cash paid in quarterly installments. Stock options granted and priced at close of market on first business day following Annual Meeting

Board Chairperson Meeting Supplement (per Board meeting)	$1,500		Cash paid with next regular quarterly payment

Director Expenses	Actual expenses		As incurred

New Board Member Initial Stock Option Grant		40,000 stock options	Date of appointment	Vest monthly for 3 years. Priced at close of market (a) on date of appointment, or (b) first business day following election

Relationships Among Directors or Executive Officers

     There are no family relationships among any of the Company’s directors or executive officers.

Certain Relationships and Related Transactions

     The Company has entered into certain employment and change of control agreements with certain of its Named Executive Officers (as defined below), Kevin J. Kennedy, John Peeler and Debora C. Shoquist (see “Employment Contracts, Termination of Employment and Change in Control Arrangements” below).

     In June 2006, the Audit Committee approved a policy applicable to the reimbursement of expenses incurred by Mr. Kennedy in the operation of his private aircraft when used by Mr. Kennedy for Company business purposes. The policy limits the reimbursement of direct expenses incurred by Mr. Kennedy for Company business purposes at $2,100 per flight hour plus a 12.5% fuel surcharge rate, for a total reimbursement cap of $2,362.50 per flight hour, and further limits such expense reimbursement to a maximum of $800,000 per fiscal year. No reimbursement is provided to Mr. Kennedy for any other expenses associated with his private aircraft. These reimbursement rates were established and approved by the Audit Committee of the Board following review of fair market rates applicable to the rental and use of similar aircraft.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between any member of the Company’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

14

Executive Officers

     The following sets forth certain information regarding the Company’s executive officers:

Executive Officer	Age	Position
Kevin J. Kennedy	50	Chief Executive Officer and President
David Vellequette	50	Chief Financial Officer
Christopher S. Dewees	42	Senior Vice President, Corporate Development and Marketing, and Chief Legal Officer
Alan Etterman	55	Senior Vice President, Customer Advocacy and Chief Information Officer
John Peeler	51	Executive Vice President and President, Communications Test & Measurement Group
Debora Shoquist	52	Senior Vice President, Operations
Michael Ricci	51	Senior Vice President, Optical Communications Products Group

     Kevin J. Kennedy became a member of the Company’s Board in November 2001, became Chief Executive Officer of the Company on September 1, 2003 and also became President of the Company in March 2004. From August 2001 to September 2003, Mr. Kennedy was the Chief Operating Officer of Openwave Systems, Inc. Prior to joining Openwave Systems Inc., Mr. Kennedy served seven years at Cisco Systems, Inc. (“Cisco”), most recently as Senior Vice President of the Service Provider Line of Business and Software Technologies Division, and 17 years at Bell Laboratories. Mr. Kennedy is a director of Freescale Semiconductor Corporation and Rambus Corporation.

     David Vellequette joined the Company in July 2004 as Vice President and Operations Controller and served in those positions until July 2005 when he accepted the position of Chief Financial Officer. Prior to joining the Company, Mr. Vellequette was Vice President of Worldwide Sales and Services Operations at Openwave Systems, Inc. from April 2002 to July 2004. Between 1992 and 2002, Mr. Vellequette held increasingly responsible positions at Cisco, first as Corporate Controller of StrataCom Corporation (acquired by Cisco in 1996) and later as Vice President of Finance. Mr. Vellequette holds a B.S. degree in accounting from the University of California, Berkeley.

     Christopher S. Dewees became Senior Vice President, Corporate Development and Marketing, and Chief Legal Officer in June 2006, prior to which he was Senior Vice President and General Counsel from July 2003 until June 2006. From February 2003 until July 2003, Mr. Dewees served as Vice President and General Counsel, prior to which he was Acting General Counsel from October 2002 until February 2003. Mr. Dewees joined the Company’s Legal Department in October 1999. Prior to joining the Company, Mr. Dewees was employed at Morrison & Foerster LLP, where he represented the Company and other Silicon Valley public and private companies. Mr. Dewees earned his A.B. degree from Dartmouth College in 1986, and his J.D. degree from Northwestern University in 1989.

     Alan “Al” Etterman joined the Company as Senior Vice President, Customer Advocacy and Chief Information Officer (CIO), in November 2004 and is responsible for Customer Advocacy, Information Technology, Human Resources and the Enterprise Program Office. Before joining JDSU, Al was Senior Vice President of Corporate Infrastructure and CIO at Openwave Systems where he moved IT from a technology-based organization model to a process-based structure and led the IT Sarbanes-Oxley compliance initiative. In 2001, he co-founded and was Chief Operating Officer for TheoryR Capital Partners. Prior to that, Etterman was Cisco’s Senior Director of Global communications and technology services where he implemented the world’s first large scale (10,000+ lines) voice over Internet protocol communications system. Etterman’s experience also includes management roles at 3Com Corporation, IBM RealCom, LinCom, InteCom, and GTE Automatic Electric.

     John Peeler joined the Company as Executive Vice President and President, Communications Test & Measurement Group, upon the close of the Company’s merger with Acterna, Inc. (“Acterna”), on August 3, 2005. Before joining the Company, Mr. Peeler served as President and Chief Executive Officer of Acterna. Mr. Peeler joined a predecessor of Acterna in 1980 and served in a series of increasingly senior leadership roles including Vice President of Product Development, Executive Vice President and Chief Operating Officer, and President and CEO

15

of TTC, the Communications Test subsidiary. Mr. Peeler was appointed as President and CEO of Acterna in 2003. Mr. Peeler earned a B.S. degree in Electrical Engineering and graduated with high distinction from the University of Virginia. He received the Virginia Governor’s Fellowship and subsequently earned a masters degree in Electrical Engineering, also from the University of Virginia.

     Debora Shoquist joined the Company in March 2004 as Senior Vice President, Operations. Prior to joining the Company, Ms. Shoquist served as Senior Vice President and General Manager of the Electro-Optics Group at Coherent, Inc. From 1991 to 2001, Ms. Shoquist held several roles at Quantum Corporation, including service as President and General Manager of the Personal Computing Storage Division and Executive Vice President of Hard Disk Drive Operations. From 1981 to 1991, Ms. Shoquist served in various engineering, production, and manufacturing roles at Hewlett Packard Corporation.

     Michael Ricci has served as Senior Vice President, Optical Communications Products Group, since June 2006. Prior to his current role, Mr. Ricci led the Company’s Componets and Modules Group from November 2004 to June 2006. Prior to joining the Company, Mr. Ricci served for five years as Vice President and General Manager at Intel Corporation’s Telecom Products Division, the Optical Products Group and Intel’s Business Development Group. Before Intel, Mr. Ricci served for two years as Vice President of Level One Communications, Inc., leading Level One’s Telecom Business Unit. From 1981 to 1997, Mr. Ricci was employed at Advanced Micro Devices in a series of increasingly senior roles, including engineering and product development. Mr. Ricci began his career at Siliconnix, Inc. Mr. Ricci holds a bachelor’s degree in Electrical Engineering from Stanford University.

16

PROPOSAL 2

AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

General

     The Company’s stockholders are being asked to approve the amendment and restatement of the Company’s 2003 Equity Incentive Plan (the “Amended 2003 Plan”). The Company’s 2003 Equity Incentive Plan (the “2003 Plan”) was originally approved by the Company’s stockholders on November 6, 2003. A comparison of material differences between the provisions of the 2003 Plan as previously approved by the stockholders and the Amended 2003 Plan is included in table format below. The capitalized terms used in this Proposal 2 shall have the same meaning as in the Amended 2003 Plan unless otherwise indicated.

     The purpose of the Amended 2003 Plan is to continue to provide the Company’s employees, directors and consultants, whose present and potential contributions are important to the success of the Company, an incentive through the opportunity for ownership of the Company’s Common Stock, to continue in service to the Company, and to help the Company attract, motivate and retain employees in a competitive market for talent. The use of broad-based equity incentive programs has long been an important component of the Company’s compensation and incentive philosophy. This philosophy emphasizes the alignment of compensation and incentives with stockholder interests, and utilization of long term equity incentives to increase the proportion of individual compensation that is dependent upon Company and segment financial performance as the level of individual employee responsibility increases. As further discussed below, the Company believes that the proposed amendments to our 2003 Plan will allow the Company to continue to emphasize this alignment of compensation and incentives with stockholder interests, improve dilution management, and ensure continued legal compliance.

Summary of Plan Amendments

     The first amendment to the 2003 Plan would add 100,000,000 shares of Common Stock of the Company to the pool of shares reserved for issuance under the Amended 2003 Plan, subject to adjustment only in the event of a stock split, stock dividend, or other similar change in the Common Stock or capital structure of the Company. 140,000,000 shares of Common Stock of the Company were initially approved for issuance under the 2003 Plan, with the intent that such number would be sufficient for a minimum of three full years consistent with the Company’s intent to limit annual potential incremental dilution attributable to equity incentive awards to at or below a long-term average of 3%. As of June 30, 2006, there were 43,918,356 shares remaining available for future grants under the 2003 Plan and since approval by stockholders of the 2003 Plan, average annual dilution resulting from grants under the 2003 Plan has been 2.99% 6. The Company presently believes that the number of additional shares to be reserved for issuance under the Amended 2003 Plan for which stockholder approval is being sought will be sufficient for a minimum of an additional two full years following stockholder approval of the Amended Plan.

     The second amendment to the 2003 Plan would eliminate the limitation on the maximum number of shares awarded to Covered Employees7 as a group in any fiscal year to 5% of the total number of shares subject to Awards issued during such fiscal year, excluding awards to Covered Employees made in connection with (i) commencement of employment with the Company or (ii) promotion. The Company believes that the 5% limit increasingly places the Company at a competitive disadvantage as that very few other companies against whom the Company competes for key executive talent place a specific numerical limit on the shares awardable to Covered Employees, and reduces Company flexibility to utilize equity incentives to attract, motivate and retain

____________________

6	Represents average of dilution in each of the Company’s 2004, 2005 and 2006 fiscal years. Excludes shares underlying options granted under the Company’s 2005 Acquisition Equity Incentive Plan (the “2005 Plan”) to employees of the Company’s Communications Test & Measurement Group upon their joining the Company following the Company’s merger with Acterna, LLC, on August 3, 2005. Average annual dilution resulting from awards under the 2003 Plan and 2005 Plan since the 2003 Plan was approved by stockholders was a combined 3.89%. No further awards under the 2005 Plan to Communications Test & Measurement employees will be granted by the Company.

7	As defined by Section 162(m)(3) of the Internal Revenue Code, generally equivalent to Named Executive Officers.

17

key executive talent and align compensation to stockholder interests. Since stockholder approval of the 2003 Plan in November 2003, and excluding the effects of acquisitions, the Company has reduced its overall headcount and increased the proportion of its headcount located in lower cost regions. The Company also has been issuing, and anticipates continuing to issue, its equity awards based upon competitive market and other factors. While the Company will continue to retain the broad-based nature of the 2003 Plan, the combination of a reduction in overall headcount, excluding the effects of acquisitions, change in the geographical dispersion of headcount and enhanced targeting of awards may result in a reduction in the overall number of shares subject to awards under the 2003 Plan. As a result the percentage of total awarded shares that are awarded to Covered Employees as a group may rise by virtue of the decrease in the total shares awarded to all employees. Under these circumstances, the Company believes that management of the 5% limit will increasingly reduce the flexibility of the Company and the Board to utilize a mix of stock options and Full Value Awards that best facilitates the achievement of the Company’s objectives of attracting, motivating and retaining key executives and aligning compensation to stockholder interests in a competitive market for executive talent.

     The third amendment to the 2003 Plan would modify the manner in which the 2003 Plan limits the number of reserved shares that can be used for Full Value Awards, while also clarifying that the term Full Value Awards includes Restricted Stock Units. “Full Value Awards” are defined by the Amended 2003 Plan as Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares that are granted with a per share or unit purchase price below 100% of Fair Market Value on the date of grant. The Company believes these changes would (a) permit increased flexibility under the Amended 2003 Plan to align awards with stockholder interests through enhanced utilization of Full Value Awards, (b) increase transparency by explicitly providing that Restricted Stock Units are considered Full Value Awards for purposes of share utilization limitations and calculations, and (c) enhance the Company’s ability to manage potential dilution through improved management of the mix of awards of stock options and Full Value Awards, since generally fewer shares of Full Value Awards are required to provide a meaningful opportunity for delivery of actual economic value than an equivalent award of stock options. Under this proposed element of the Amended 2003 Plan, the limitation that no more than 20% of shares of the Company’s Common Stock reserved for issuance under the 2003 Plan may be utilized for grants of Restricted Stock would be eliminated. In its place, the Amended 2003 Plan provides for a single pool of shares that may be used to satisfy all Awards. The Amended 2003 Plan would further change the manner in which shares of the Company’s Common Stock are deducted from the pool available for grant in order to limit potential dilution due to any increased emphasis upon the use of Full Value Awards. As currently structured, the 2003 Plan deducts one share from the share reserve for each share subject to an outstanding Award and adds one share to the reserve for each share covered by an Award that is forfeited, cancelled, expired, or repurchased by the Company at the lower of the original purchase price or Fair Market Value at the time of repurchase. Under the Amended 2003 Plan, Full Value Awards will reduce the share reserve by one and one-half shares for each share subject to such Awards and one and one-half shares would be added to the reserve for each share covered by a Full Value Award that is forfeited, cancelled, expired, or repurchased by the Company at the lower of the original purchase price or Fair Market Value at the time of repurchase. The Amended 2003 Plan would continue to cause one share from the share reserve for each share subject to an outstanding Award that is not a Full Value Award (such as stock options) and to add one share to the reserve for each share covered by an Award that is not Full Value Award that is forfeited, cancelled, expired, or repurchased by the Company at the lower of the original purchase price or Fair Market Value at the time of repurchase. Under the Amended 2003 Plan, the treatment of stock appreciation rights (“SARs”) relative to the share reserve similarly would remain unchanged. For clarity, like the 2003 Plan, under the Amended 2003 Plan, one share would be deducted from the reserve for each share subject to an outstanding SAR and one share would be added to the reserve for each share covered by a SAR that is forfeited, cancelled, or expired. However, if a SAR is settled, the gross number of shares subject to a SAR will be deducted from the reserve (whether or not the SAR is net settled for a lesser number of shares).

     Finally, the Amended 2003 Plan would add a provision permitting the Board to unilaterally amend the 2003 Plan and any outstanding Award Agreement if required to comply with applicable law. This proposal is intended to ensure the Company’s continued compliance with applicable laws, including regulations that may be adopted pursuant to Section 409A of the Internal Revenue Code regarding deferred compensation.

18

Comparison of Material Differences between the Provisions of the 2003 Plan and the Amended 2003 Plan

Provision	2003 Plan	Amended 2003 Plan
Stock Subject to Plan	140,000,000	240,000,000

Limits on Awards to Covered Employees	The maximum number of shares awarded to all Covered Employees shall not exceed 5% of the total number of shares subject to Awards issued during each fiscal year, provided, however, that Awards to Covered Employees made in connection with such Covered Employee’s (i) commencement of employment with the Company or (ii) promotion will not be included for purposes of calculating whether such limitation has been reached.	Provision removed.

Reduction of Number of Shares of Stock Subject to Plan	For all Awards, one share is deducted from the reserve for each share subject to an Award. One share is added to the reserve for each share covered by an Award that is forfeited, cancelled, expired, or repurchased by the Company at the lower of the original purchase price or Fair Market Value at the time of repurchase.	Awards that are not Full Value Awards or SARs: One share is deducted from the reserve for each share subject to an Award. One share is added to the reserve for each share covered by an Award that is forfeited, cancelled, expired, or repurchased by the Company at the lower of the original purchase price or Fair Market Value at the time of repurchase.

Full Value Awards: One and one-half shares are deducted from the reserve for each share subject to an Award. One and one-half shares are added to the reserve for each share covered by an Award that is forfeited, cancelled, expired, or repurchased by the Company at the lower of the original purchase price or Fair Market Value at the time of repurchase.

Unilateral Amendment of Plan and Award Agreements to Comply with Applicable Law	None	The Board may unilaterally amend the Plan or any Award Agreement, retroactively or otherwise, in order to conform the Plan or Award Agreement to any present or future law, regulation or rule applicable to the 2003 Plan including, but not limited to, Section 409A of the Internal Revenue Code.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
THE AMENDMENT AND RESTATEMENT OF THE 2003 EQUITY INCENTIVE PLAN.

19

     Below is a general description of the principal terms of the Amended 2003 Plan. This description is qualified in its entirety by the terms of the Amended 2003 Plan, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

General Description

     Purpose. The purpose of the Amended 2003 Plan is to provide the Company’s employees, directors and consultants, whose present and potential contributions are important to the success of the Company, an incentive, through ownership of the Company’s Common Stock, to continue in service to the Company, and to help the Company compete effectively with other enterprises for the services of qualified individuals.

     Shares Reserved for Issuance Under the Amended 2003 Plan. If approved by the Stockholders, a total of 100,000,000 shares of Common Stock will be reserved for issuance under the Amended 2003 Plan, subject to adjustment only in the event of a stock split, stock dividend, or other similar change in the Common Stock or capital structure of the Company. The maximum number of shares with respect to which Awards may be granted to a participant during a fiscal year of the Company is 3,000,000 shares. In connection with a participant’s (i) commencement of Continuous Active Service or (ii) first promotion in any fiscal year of the Company, a participant may be granted Awards for up to an additional 2,000,000 shares which shall not count against the limit set forth in the previous sentence. No additional limit is put on the number of shares which may be awarded to Covered Employees as a group in any fiscal year of the Company.

     Under the Amended 2003 Plan, Full Value Awards will reduce the share reserve by one and one-half shares for each share subject to such Awards and one and one-half shares would be added to the reserve for each share covered by a Full Value Award that is forfeited, cancelled, expired, or repurchased by the Company at the lower of the original purchase price or Fair Market Value at the time of repurchase. The Amended 2003 Plan would continue to cause one share to be deducted from the share reserve for each share subject to an outstanding Award that is not a Full Value Award (such as stock options) and to add one share to the reserve for each share covered by an Award that is not Full Value Award that is forfeited, cancelled, expired, or repurchased by the Company at the lower of the original purchase price or Fair Market Value at the time of repurchase.

     Administration. The Amended 2003 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the “Administrator”), defined as the Board or one or more committees designated by the Board. With respect to grants to officers and directors, the committee shall satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

     Terms and Conditions of Awards. The Amended 2003 Plan provides for the grant of Options, Restricted Stock, SARs, Dividend Equivalent Rights, Performance Units and Performance Shares (collectively referred to as “Awards”). Options granted under the Amended 2003 Plan may be either Incentive Stock Options under the provisions of Section 422 of the Code, or Nonqualified Stock Options. Incentive Stock Options may be granted only to employees. Awards other than Incentive Stock Options may be granted to employees, directors and consultants. Under the Amended 2003 Plan, Awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. The Amended 2003 Plan adds a definition of Full Value Awards: Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares that are granted with a per share or unit purchase price below 100% of Fair Market Value on the date of grant

     Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, directors and consultants to whom Awards may be granted from time to time; to determine whether and to what extent Awards are granted; to determine the number of shares of the Company’s Common Stock or the amount of other consideration to be covered by each Award (subject to the limitations set forth under the above section of this Proposal 2 “Shares Reserved for Issuance Under the Amended 2003 Plan”); to approve Award Agreements for use under the Amended 2003 Plan; to determine the terms and conditions of any Award; to construe and interpret the terms of the Amended 2003 Plan and Awards granted; to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions; and to take such other action not inconsistent with the terms of the Amended 2003 Plan as the Administrator deems appropriate.

20

     Each Award granted under the Amended 2003 Plan shall be designated in an Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value of shares of the Company’s Common Stock subject to Options designated as Incentive Stock Options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options.

     The term of any Award granted under the Amended 2003 Plan may not be for more than eight years (or five years in the case of Incentive Stock Options granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company).

     The Amended 2003 Plan authorizes the Administrator to grant Options at an exercise price not less than 100% of the Fair Market Value of the Common Stock on the date the Option is granted (or 110%, in the case of Incentive Stock Options granted to any employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company). The exercise price of Awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code shall not be less than 100% of the Fair Market Value of the Common Stock on the date the Award is granted. In the case of a stock appreciation right, the base amount on which the stock appreciation is calculated shall be not less than 100% of the Fair Market Value of the Common Stock on the date of grant. The exercise price is generally payable in cash, check, shares of Common Stock or with respect to Options, payment through a broker-dealer sale and remittance procedure.

     Under the Amended 2003 Plan, the Administrator may establish one or more programs to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an Award. The Administrator also may establish separate programs for the grant of particular forms of Awards to one or more classes of grantees. The Awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the Company as specified in the Award Agreements to be issued under the Amended 2003 Plan.

     Termination of Service. An Award may not be exercised after the termination date of such Award as set forth in the Award Agreement. In the event a participant in the Amended 2003 Plan terminates continuous active service with the Company, an Award may be exercised only to the extent provided in the Award Agreement. Where an Award Agreement permits a participant to exercise an Award following termination of service, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever comes first. Any Award designated as an Incentive Stock Option, to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of employment, shall convert automatically to a Nonqualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

     Transferability of Awards. Under the Amended 2003 Plan, Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant.

     Other Awards shall be transferable only by will or by the laws of descent or distribution and to the extent provided in the Award Agreement. The Amended 2003 Plan permits the designation of beneficiaries by holders of Awards, including Incentive Stock Options.

     Section 162(m) of the Code. The maximum number of shares with respect to which Awards may be granted to a participant during a fiscal year of the Company is 3,000,000 shares. In connection with a participant’s (i) commencement of Continuous Active Service or (ii) first promotion in any fiscal year of the Company, a participant may be granted Awards for up to an additional 2,000,000 shares which shall not count against the limit set forth in the previous sentence. These limitations shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the Common Stock of the Company and its determination shall be final, binding and conclusive. Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to a Covered Employee. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted

21

under such a plan and with an exercise price equal to the Fair Market Value of the Company’s Common Stock on the date of grant is deemed to be inherently performance-based, since such Awards provide value to participants only if the stock price appreciates.

     To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any Option or stock appreciation right is cancelled, the cancelled Award shall continue to count against the maximum number of shares of Common Stock with respect to which an Award may be granted to a participant.

     In order for stock based Awards other than Options and stock appreciation rights to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such Award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard. The Amended 2003 Plan contains a list of performance criteria that may be considered by the Administrator when granting performance-based Awards.

     Change in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by outstanding Awards, the number of shares of Common Stock that have been authorized for issuance under the Amended 2003 Plan, the exercise or purchase price of each outstanding Award, the maximum number of shares of Common Stock that may be granted subject to Awards to any participant in a fiscal year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting the Common Stock of the Company, (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

     Corporate Transaction. Effective upon the consummation of a corporate transaction (as described below), all outstanding Awards shall terminate. However, all such Awards shall not terminate to the extent the contractual obligations represented by the Award are assumed by the successor entity. In the event an outstanding Award is not assumed or replaced by the successor entity in connection with a corporate transaction, the Award shall automatically become fully vested and exercisable for all of the shares at the time represented by the Award, immediately prior to the specified effective date of such corporate transaction. A corporate transaction includes (i) the sale of all or substantially all of the Company’s assets, (ii) the complete dissolution or liquidation of the Company, (iii) a merger or consolidation in which the Company is not the surviving entity, (iv) any reverse merger in which the Company is the surviving entity but in which securities possessing more than 40% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger, or (v) the acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities.

     Amendment, Suspension or Termination of the Amended 2003 Plan. The Board may at any time amend, suspend or terminate the Amended 2003 Plan. The Amended 2003 Plan will terminate ten years from the date of approval of the 2003 Plan by the Company’s stockholders, unless terminated earlier by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein, the Company shall obtain stockholder approval of any such amendment to the Amended 2003 Plan in such a manner and to such a degree as required. In addition, the Board may unilaterally amend the Plan or any Award Agreement, retroactively or otherwise, in order to conform the Plan or Award Agreement to any present or future law, regulation or rule applicable to the Amended 2003 Plan including, but not limited to, Section 409A of the Code.

22

Certain Federal Tax Consequences

     The following summary of the federal income tax consequences of Amended 2003 Plan transactions is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss, state, local or non-U.S. tax consequences.

     Nonqualified Stock Options. The grant of a Nonqualified Stock Option under the Amended 2003 Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a Nonqualified Stock Option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the Option exercise price and the Fair Market Value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of Common Stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

     Incentive Stock Options. The grant of an Incentive Stock Option under the Amended 2003 Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an Incentive Stock Option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an Incentive Stock Option, the tax consequences depend upon how long the participant has held the shares of Common Stock. If the participant does not dispose of the shares within two years after the Incentive Stock Option was granted, nor within one year after the Incentive Stock Option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

     If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the Fair Market Value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and the participant’s total compensation is deemed reasonable in amount.

     The “spread” under an Incentive Stock Option -- i.e., the difference between the Fair Market Value of the shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

     Restricted Stock and Restricted Stock Units. Restricted Stock Awards will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the Fair Market Value of the shares on the date that the restrictions lapse. Restricted Stock Units will subject the recipient to ordinary compensation income on the date the shares are issued. The taxable amount for both Restricted Stock and Restricted Stock Units is the difference between the Fair Market Value of the stock and the amount paid for such stock, if any. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

23

     Recipients of Restricted Stock Awards may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such Restricted Stock is granted, the amount equal to the spread between the amount paid for such stock and the Fair Market Value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the Restricted Stock is issued.

     Stock Appreciation Rights, Performance Shares and Performance Units. Recipients of stock appreciation rights (“SARs”), Performance Shares and Performance Units generally should not recognize income until such rights are exercised (assuming there is no ceiling on the value of the right). Upon exercise, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and Fair Market Value the shares, if any, received upon such exercise. Participants who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR, Performance Share or Performance Unit. Participants will recognize gain upon the disposition of any shares received on exercise of an SAR, Performance Share or Performance Unit equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

     The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

     Dividends and Dividend Equivalents. Recipients of stock-based Awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested shares subject to such Awards, which income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

Amended and Restated Plan Benefits

     The following table shows the number of shares subject to Options issued under the 2003 Plan since its inception to:

o	The named executive officers;

o	All current named executive officers as a group;

o	All current directors who are not named executive officers; and

o	All employees as a group (excluding named executive officers).

2003 Equity Incentive Plan
Name and Position	Dollar Value ($)	Number of Shares
Kevin J. Kennedy, Ph.D.
Chief Executive Officer and President	$4,432,050.00	1,750,000

David Vellequette
Chief Financial Officer	$1,005,073.50	1,010,000

Debora Shoquist
Senior Vice President, Operations	$1,317,590.00	750,000

24

Name and Position	Dollar Value ($)	Number of Shares
Michael Ricci
Senior Vice President, Optical Communications Products Group	$564,847.00	470,000

John Peeler
Senior Vice President and President, Communications Test &
Measurement	$673,550.00	500,000

All current named executive officers as a group (5 persons)	$6,993,110.50	4,480,000

All current directors who are not named executive officers, as a group
(9 persons)	$690,249.10	470,000

All employees as a group (excluding named executive officers)	$120,165,942.09	81,945,889

25

PROPOSAL 3

RATIFICATION OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending June 30, 2007, and the Board has directed that the selection of independent auditors be submitted for ratification by the Stockholders at the Annual Meeting.

     Although the Company is not required to seek Stockholder approval of its selection of independent auditors, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for Stockholder rejection and will reconsider its selection of independent auditors. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the Company’s and its Stockholders’ best interests.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended June 30, 2005, are not expected to be present at the Annual Meeting.

Change in Independent Auditors

     On October 3, 2005, the Audit Committee of the Board of Directors dismissed Ernst & Young LLP as the Company’s independent registered public accounting firm and selected PricewaterhouseCoopers LLP as the Company’s independent auditors to audit the Company’s financial statements for the fiscal year ending June 30, 2006.

     The audit reports of Ernst & Young LLP on the Company’s financial statements as of and for the two fiscal years ended June 30, 2005 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended June 30, 2005, and during the subsequent interim period ended October 3, 2005, there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in connection with its reports on the financial statements of the Company for such years; and for the same periods there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K except that Ernst & Young LLP advised that the Company did not maintain effective internal control over financial reporting as of June 30, 2005 because of the effect of the following material weaknesses identified in management’s assessment:

  A material weakness in the design and operating effectiveness of controls related to documentation and analysis of goodwill impairment under Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets. This material weakness impacts the Company’s ability to report financial information related to goodwill and resulted in a material adjustment to the goodwill impairment expense recorded in the fourth quarter of fiscal 2005.

  A material weakness in the control environment due to an insufficient number of qualified resources with the required proficiency to apply the Company’s accounting policies in accordance with U.S. generally accepted accounting principles. This material weakness resulted in adjustments to several significant accounts. The accounts most affected included foreign currency translation, restructuring accruals and investments.

  A material weakness in information and communication due to insufficient processes and controls in the identification, capture and timely communication of financially significant information between certain parts of the Company’s organization and the finance department that precludes the Company’s finance department from accounting for transactions in a complete, appropriate and timely manner. This material weakness resulted in adjustments to several significant accounts. The accounts most affected included inventory and stock-based compensation.

26

  A material weakness in control activities associated with complex and non-routine transactions and estimation processes, due to inadequate documentation and review of accounting procedures and analyses. This material weakness resulted in adjustments to several significant accounts. The areas most affected included revenue, investments, and the statement of cash flows.

     The Company provided Ernst & Young LLP with a copy of the disclosures in the foregoing paragraph, which were made under Item 4.01 in a Current Report on Form 8-K that the Company filed with the SEC on October 6, 2005, and requested that Ernst & Young LLP furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the above statements. A letter from Ernst & Young LLP to the SEC, dated October 6, 2005, was attached as Exhibit 16.1 to the Current Report on Form 8-K that the Company filed with the SEC on October 6, 2005. In that letter Ernst & Young LLP did not disagree with any of the above statements.

     During the two fiscal years ended June 30, 2006 the Company did not consult with PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or reportable events described in Item 304(a)(2)(ii) of Regulation S-K.

Audit and Non-Audit Fees

     The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP and Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended June 30, 2006 and June 30, 2005, respectively, and fees billed for other services rendered by PricewaterhouseCoopers LLP and Ernst & Young LLP and during those periods.

	Fiscal 2006	Fiscal 2005
Audit Fees (1)	$4,513,554	$6,212,219
Audit-Related Fees (2)	226,713	39,416
Tax Fees (3)	282,599	618,322
All Other Fees (4)	4,080	—
Total	$5,026,946	$6,869,957
____________________

(1)	Audit Fees related to professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.
(2)	Audit-Related Fees include professional services related to the audit of the Company’s financial statements and consultation on accounting standards or corporate transactions. These services include professional services requested by the Company in connection with its preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(3)	Tax Fees for fiscal 2006 include $112,112 for professional services rendered in connection with tax compliance and preparation relating to the Company’s expatriate program, tax audits and international tax compliance; and $170,487 for tax consulting and planning services.
(4)	All Other Fees in fiscal 2006 are related to certain secretarial and directorship services.

     For fiscal year 2006, the Audit Committee considered whether services other than audit and audit-related services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP and concluded that the independence of PricewaterhouseCoopers LLP was maintained.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular

27

service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditors are required to provide detailed back-up documentation at the time of approval.

     The Audit Committee pre-approved 100% of the audit fees, 100% of the audit-related fees, and 100% of the tax fees for fiscal 2006. In total, the Audit Committee pre-approved 100% of the total fees for fiscal 2006. 100% of the fiscal 2005 fees were pre-approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS
FOR THE YEAR ENDING JUNE 30, 2007

28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to the beneficial ownership as of August 15, 2006, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s Common Stock including Exchangeable Shares, (ii) each director and nominee, (iii) the Named Executive Officers (as defined in the “Compensation of Executive Officers” section below), and (iv) all current directors and executive officers as a group.

     As of August 15, 2006, 1,636,168,376 shares of the Company’s Common Stock were outstanding, and 51,721,271 Exchangeable Shares were outstanding. The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of securities as to which such person has no economic interest.

	Number of Shares
	Beneficially Owned
Name	Number	Percentage
5% or more Stockholders
AXA Financial, Inc. (1)	169,390,402	10.0%
1290 Avenue of the Americas
New York, New York 10104
Directors and Named Executive Officers
Kevin J. Kennedy (2)	3,388,382	*
Kevin A. DeNuccio (3)	23,559	*
Masood Jabbar (4)	17,240	*
Martin A. Kaplan (5)	538,019	*
Harold L. Covert (6)	22,447	*
Bruce D. Day (7)	461,295	*
Michael Ricci (8)	212,500	*
Casmir S. Skrzypczak (9)	257,558	*
Debora Shoquist (10)	441,412	*
Peter A. Guglielmi (11)	170,059	*
David Vellequette (12)	453,648	*
Richard T. Liebhaber. (13)	137,309	*
Richard E. Belluzzo (14)	46,229	*
John R Peeler (15)	1,519,164	*
All directors and executive officers as a group (15 persons) (16)	8,108,469	*

____________________

*	Less than 1%.
(1)	Based on information set forth in a Schedule 13G/A filed with the SEC on July 10, 2006 by AXA Financial, Inc. and certain related entities reporting sole power to dispose or direct the disposition of 169,390,402 shares.
(2)	Includes 3,209,250 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006.
(3)	Includes (i) 10,000 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006;, and (ii) 13,559 shares subject to further vesting restrictions.
(4)	Includes (i) 7,777 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006; and (ii) 9,463 shares subject to further vesting restrictions.
(5)

Includes (i) 488,333 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006; (ii) 26,458 shares subject to further vesting restrictions; (iii) 400 shares held by Mr. Kaplan’s daughter; and (iv) 260 shares held by Mr. Kaplan’s spouse.

29

(6)	Includes (i) 8,888 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006; and (ii) 13,559 shares subject to further vesting restrictions.
(7)	Includes (i) 402,833 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006; (ii) 12,200 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd.; and (iii) 26,458 shares subject to further vesting restrictions.
(8)	Includes 212,500 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006.
(9)	Includes (i) 202,833 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006; and (ii) 26,458 shares subject to further vesting restrictions.
(10)	Includes (i) 412,500 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006.
(11)	Includes (i) 26,863 shares held by Guglielmi Consulting LLC; (ii) 108,333 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006; and (ii) 26,458 shares subject to further vesting restrictions, 22,670 of which are held in the name of Guglielmi Consulting LLC.
(12)	Includes 393,750 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006.
(13)	Includes (i) 50,476 shares held by Liebhaber & Associates, Inc., of which Mr. Liebhaber is President and Director, (ii) 86,833 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006, and (iii) 26,458 shares subject to further vesting restrictions in the name Liebhaber & Associates.
(14)	Includes (i) 31,944 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006; and (ii) 14,285 shares subject to further vesting restrictions.
(15)	Includes 250,000 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006.
(16)	Includes (i) 6,219,524 shares subject to stock options currently exercisable or exercisable within 60 days of August 15, 2006, (ii) 183,156 shares subject to further vesting restrictions, (iii) 12,200 shares issuable upon exchange of the Exchangeable Shares of JDS Uniphase Canada Ltd., and (iv) indirect holdings attributable to executive officers in the amount of 77,999 shares.

30

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information concerning compensation of (i) each person that served as the Chief Executive Officer of the Company during the fiscal year ended June 30, 2006, (ii) the four other most highly compensated executive officers of the Company whose aggregate cash compensation exceeded $100,000 during the fiscal year ended June 30, 2006, and (iii) up to two former executive officers of the Company who would have been one of the Company’s four most highly compensated officers had such officer been serving as such at the end of the Company’s fiscal year ending June 30, 2006 (collectively, the “Named Executive Officers”):

			Annual Compensation				Long-Term Compensation

		Total			Bonus and				Securities	Est. Fair Value	All Other
Name and		Compensation			Commission		Restricted Stock		Underlying	of Securities	Compensation
Principal Position	Fiscal Year (1)	($) (2)	Salary($) (3)		($) (3) (4)		Awards (5)		Options(#)	Options (6)	($) (7)
Kevin J. Kennedy	2006	$3,994,257	$637,885	(9)	$894,749	(10)	$2,137,500	(11)	250,000	$317,600	$6,523
Chief Executive	2005	1,740,563	500,000		5,251		845,250	(12)	500,000	385,850	4,212
Officer and
President (8)	2004	8,543,989	403,846						3,000,000	7,268,600	871,543	(13)

Michael Ricci,	2006	1,263,869	272,981		257,950	(15)	570,000	(11)	120,000	161,652	1,286
Senior Vice	2005	1,230,725	170,000				556,750	(12)	600,000	403,195	100,780	(16)
President, Optical
Communications
Products Group
(14)

David W. Vellequette	2006	1,400,661	301,923		0		912,000	(11)	135,000	181,859	4,879
Chief Financial	2005	1,579,434	222,135		82,500		399,500	(12)	875,000	823,215	52,084	(18)
Officer (17)

John Peeler, Executive	2006	2,793,422	386,188		113,750	(20)	823,500	(11)	1,500,000	1,465,250	4,734
Vice President and
President, CommTest
Group (19)

Debora Shoquist	2006	1,465,568	280,046		2,750		912,000	(11)	200,000	269,420	1,352
Senior Vice	2005	813,558	275,000		60,873		322,000	(12)	200,000	154,340	1,345
President,
Operations (21)	2004	1,068,745	74,038				40,600	(22)	350,000	893,830	60,277	(23)

___________________

(1)	Compensation reported for fiscal years ending June 30, 2006, 2005, and 2004.
(2)	Total Compensation includes Salary, Bonus, the value of Restricted Stock Awards, the Estimated Fair Value of Securities Options and All Other Compensation.
(3)	Bonus and commission include amounts in the year earned, rather than in the year in which such bonus amount was paid or is to be paid.
(4)	Compensation Committee meetings that approve these payments occur in the second half of the first quarter of the subsequent fiscal year, thereby mandating that the Company consider these bonuses earned and paid in the subsequent fiscal year.
(5)	Represents the value of restricted stock units based on the number of shares granted multiplied by the closing price of the Common Stock on the date of grant.
(6)	These amounts represent the estimated present value of stock options at the date of grant, calculated using the Black-Scholes option pricing model.
(7)	Includes contributions made by the Company (i) in 2006 to Mr. Kennedy, Mr. Vellequette and Mr. Peeler under its 401(k) plan; (ii) in 2005 to Mr. Kennedy and Mr. Vellequette under its 401(k) plan; and (iii) in each reported year for each Named Executive Officer for group term life insurance.
(8)	Mr. Kennedy joined the Company as an employee on September 1, 2003.
(9)	Include $107,596 in retroactive pay due to a delay in implementing Mr. Kennedy’s contracted salary increase.
(10)	Includes $494,749 in deferred FY2004 CEO bonus, a $5,000 FY2005 Company bonus and a $395,000 FY05 CEO bonus.

31

(11)	The Named Executed Officers were awarded the following number of restricted stock units in fiscal 2006: Mr. Kennedy—750,000, Ms. Shoquist—320,000, Mr. Vellequette—320,000, Mr. Peeler – 430,000, and Mr. Ricci—200,000. Except for a 300,000 restricted stock unit award to Mr. Peeler which vests on the fifth year anniversary of the date of grant, subject to acceleration upon the achievement of certain specified Company performance targets, restricted stock units generally (i) were contingent restricted stock unit awards that are earned and become vested one-third annually for three years subject to the achievement of certain specified Company performance targets or (ii) one-third annually for three years or (iii) one-third on the first anniversary of the date of grant and two-thirds on the second anniversary of the date of grant for certain retention-based awards.
(12)	The Named Executed Officers were awarded the following number of restricted stock units in fiscal 2005: Mr. Kennedy—525,000, Ms. Shoquist—200,000, Mr. Vellequette—220,000, and Mr. Ricci—275,000. Except for a 30,000 restricted stock unit award to Mr. Vellequette which vests 50% on the 18 month anniversary of the grant date and 50% on the 36 month anniversary of the grant date, restricted stock units generally become fully vested either (i) on the fifth year anniversary of the date of grant, subject to acceleration upon the achievement of certain specified Company performance targets or (ii) one-third annually for three years.
(13)	Includes new hire bonus of $500,000 and stock purchase bonus of $370,096.
(14)	Mr. Ricci joined the Company on November 1, 2004.
(15)	Includes a $50,000 bonus per Mr. Ricci’s job offer and his executive performance bonus.
(16)	Includes new hire bonus of $100,000.
(17)	Mr. Vellequette joined the Company on July 19, 2004.
(18)	Includes new hire bonus of $50,000.
(19)	Mr. Peeler joined the Company on August 3, 2005.
(20)	Represents a retention bonus paid in January 2006 per the terms of Mr. Peeler’s Employment Agreement.
(21)	Ms. Shoquist joined the Company on March 15, 2004.
(22)	Ms. Shoquist was awarded 10,000 restricted stock shares in fiscal 2004. The restricted stock award was accelerated and fully vested on February 14, 2006 due to the achievement of certain specified Company performance targets.
(23)	Includes new hire bonus of $60,000.

Employment Contracts, Termination of Employment and Change in Control Arrangements

     The Company and Kevin J. Kennedy are parties to an employment agreement dated August 18, 2003 (the “Kennedy Agreement”). The term of the Kennedy Agreement commenced on September 1, 2003 and expires on August 31, 2007, unless sooner terminated pursuant to the terms of the Kennedy Agreement. Mr. Kennedy’s current annual base salary under the Kennedy Agreement is $575,000, subject to adjustment from time to time by the Company. In addition, Mr. Kennedy is eligible to earn an annual bonus with a target bonus of 100% of his annual base salary and a maximum bonus of up to 200% of his base salary, based upon achievement of objectives determined by the Company from time to time. The Kennedy Agreement provided for, and Mr. Kennedy received, a one-time new hire bonus of $500,000 and a one-time stock purchase bonus of $250,000 (grossed up for applicable deductions and withholdings) to purchase shares of the Company’s Common Stock. Such shares of Common Stock are subject to a restricted stock agreement which provides for full vesting after six months of employment as Chief Executive Officer of the Company. Mr. Kennedy further received, pursuant to the Kennedy Agreement, an option to purchase 2,000,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value at the date of grant and, upon achieving certain performance goals determined by the Board, Mr. Kennedy received options to purchase a minimum of 1,500,000 shares of the Company’s Common Stock over the 18 month period following his commencement of service as Chief Executive Officer, 1,000,000 of which shares were granted within 12 months of Mr. Kennedy’s commencement of employment. The Kennedy Agreement also provides for 24 months medical insurance coverage upon termination of the Kennedy Agreement. Further, in the event the Kennedy Agreement is terminated (i) by the Company without cause (as that term is defined in the Kennedy Agreement); (ii) as a result of the death or disability of Mr. Kennedy; or (iii) by Mr. Kennedy for good reason (as that term is defined in the Kennedy Agreement), Mr. Kennedy shall receive (a) payment of severance in the amount of three years’ salary and three years’ bonus based upon previous bonuses paid to Mr. Kennedy if employment is terminated prior to the second anniversary of the Kennedy Agreement, or if termination follows a change of control of the Company, (b) payment of severance in the amount of two years’ salary and two years’

32

bonus based upon previous bonuses paid to Mr. Kennedy if employment is terminated after the second anniversary of the Kennedy Agreement, and (c) partial acceleration of vesting of Mr. Kennedy’s options. If termination of employment occurs prior to the completion of two or three years of employment, the bonus portion of the severance payment will be calculated in accordance with the terms of the Kennedy Agreement. Effective June 16, 2004 the Kennedy Agreement was amended (“the Kennedy Amendment”) to provide that, notwithstanding the terms of the Kennedy Agreement and notwithstanding achievement of certain personal performance milestones previously determined by the Board of Directors, any bonus payment otherwise due for fiscal year 2004 pursuant to the Kennedy Agreement will not be considered earned and payable until the sooner of (y) achievement by the Company of certain financial performance objectives, or (z) the termination of Mr. Kennedy’s employment. The Board of Directors reviewed the performance of Mr. Kennedy against these objectives and awarded his fiscal year 2004 bonus as of August 17, 2005. Effective August 4, 2004 the Kennedy Agreement was further amended (“the Second Kennedy Amendment”) to provide that, notwithstanding the terms of the Kennedy Agreement, Mr. Kennedy’s base annual salary shall remain at $500,000 until such time as the Company achieves certain financial milestones, at which time Mr. Kennedy’s base annual salary shall be increased to $575,000 retroactive to September 1, 2004. These milestones were achieved and Mr. Kennedy’s salary was increased to $575,000 retroactive to September 1, 2004 as of February 15, 2006.

     The Company and John Peeler are parties to an employment agreement dated May 23, 2005 and amended as of August 1, 2005 (the “Peeler Agreement”). The term of the Peeler Agreement commenced on August 3, 2005 and expires on August 3, 2007, unless sooner terminated pursuant to the terms of the Peeler Agreement. The term can also be automatically extended for successive two year periods starting on August 3, 2007 depending on the content of Mr. Peeler’s performance reviews. Mr. Peeler’s current annual base salary under the Peeler Agreement is $475,000, subject to adjustment from time to time by the Company. In addition, Mr. Peeler is eligible to earn an annual bonus with a target bonus of 75% of his annual base salary and a maximum bonus of up to 200% of his base salary, based upon achievement of objectives determined by the Company from time to time. The Peeler Agreement provided for a retention bonus of $455,000 (payable in four equal installments of $113,750). Mr. Peeler further received, pursuant to the Peeler Agreement, an initial option grant to purchase 1,000,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value at the date of grant and, upon approval by the Board, Mr. Peeler received an additional option grant to purchase a minimum of 500,000 additional shares of the Company’s Common Stock. The Peeler Agreement also provides 300,000 performance units to Mr. Peeler. Further, in the event the Peeler Agreement is terminated by the Company without cause (as that term is defined in the Peeler Agreement), Mr. Peeler shall receive (a) payment of severance in the amount of up to one year’s salary and a pro rata portion of his target bonus, (b) payment of that portion of the retention bonus next coming due, and (c) payment of COBRA benefits for up to one year.

     The Company and Debora C. Shoquist are parties to a change of control agreement dated August 4, 2004 (the “Shoquist Agreement”). The term of the Shoquist Agreement commenced on August 4, 2004, was extended in August 2006, and expires on August 4, 2008, unless sooner terminated pursuant to the terms of the Shoquist Agreement. The term can again be automatically extended for successive two year periods on August 4, 2008 depending on the content of Ms. Shoquist’s performance reviews. Ms. Shoquist’s current annual base salary under the Shoquist Agreement is $275,000, which was increased to $300,000 as of June 29, 2006, and is subject to further adjustment from time to time by the Company. In addition, Ms. Shoquist is eligible to earn an annual bonus with a target bonus of 50% of her annual base salary and a maximum bonus of up to 200% of her base salary, based upon achievement of objectives determined by the Company from time to time. Further, in the event the Shoquist Agreement is terminated by the Company without cause or by Ms. Shoquist for good reason (as those terms are defined in the Shoquist Agreement), Ms. Shoquist shall receive (a) payment of severance in the amount of six (6) months’ salary, (b) the immediate vesting of all unvested stock options issued to Ms. Shoquist on August 4, 2004 that would vest by August 4, 2005, and (c) payment of COBRA benefits for up to one year.

33

Stock Option Grants in Last Fiscal Year

     The following table set forth information regarding stock options granted to the Named Executive Officers for the fiscal year ended June 30, 2006:

		Individual Grants
		% of Total			Potential Realizable
	Number of	Options			Value at Assumed Annual
	Securities	Granted to			Rate of Stock Price
	Underlying	Employees	Exercise		Appreciation for Option
	Options	in Fiscal	Price per	Expiration	Term (4)(5)
Name	Granted (1)	2006 (2)	Share (3)	Date	5%	10%
Kevin J. Kennedy	250,000	0.42%	$2.85	05/17/14	$303,251	$761,217
Debora C. Shoquist	200,000	0.34%	2.85	05/16/14	272,150	651,846
John Peeler	1,000,000	1.69%	1.51	08/26/13	720,958	1,726,819
	500,000	0.85%	2.85	05/16/14	680,374	1,629,614
David Vellequette	135,000	0.23%	2.85	05/16/14	183,701	439,996
Michael Ricci	120,000	0.20%	2.85	05/16/14	163,290	391,107

__________________

(1)	Except in the event of a change in control of the Company, options granted become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date.
(2)	Based on a total of 58,564,026 options granted to the Company’s employees in fiscal 2006, including the Named Executive Officers.
(3)	The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the date the options were granted.
(4)	The potential realizable is calculated based upon the term of the option at its time of grant. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price.
(5)	Stock price appreciation of 5% and 10% is assumed pursuant to the rules promulgated by the SEC and does not represent the Company’s prediction of the future stock price performance.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during fiscal 2006, including the shares acquired on exercise and the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of underlying stock options as of June 30, 2006 and value of “in-the-money” stock options, which represents the difference between the exercise price of a stock option and the market price of the shares subject to such option:

			Number of Securities
			Underlying Unexercised		Value of Unexercised
	Shares		Options at		In-the-Money Options at
	Acquired on	Value	June 30, 2006		June 30, 2006 (2)
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin J. Kennedy	0	$0	3,178,000	625,000	$118,627	$345,000
Debora C. Shoquist	0	0	400,000	350,000	46,000	138,000
John Peeler	0	0	0	1,500,000	0	1,020,000
David Vellequette	0	0	350,000	660,000	171,000	513,000
Michael Ricci	250,000	266,180	200,000	270,000	0	138,000

__________________

(1)	The value realized upon the exercise of stock options represents the positive spread between the exercise price of stock options and the fair market value of the shares subject to such options on the exercise date.
(2)	The value of “in-the-money” stock options represents the positive spread between the exercise price of stock options and the fair market value of the shares subject to such options on June 30, 2006, which was $2.53 per share.

34

EQUITY COMPENSATION PLANS

     The following table sets forth information about shares of the Company’s Common Stock and Exchangeable Shares that may be issued under the Company’s equity compensation plans, including compensation plans that were approved by the Company’s Stockholders as well as compensation plans that were not approved by the Company’s Stockholders. Information in the table is as of June 30, 2006.

Number of securities
	Number of		remaining available
	securities to	Weighted-average	for future issuance
	be issued upon	exercise price	under equity
	exercise	of outstanding	compensation
	of outstanding	options,	plans (excluding
	options, warrants	warrants	securities reflected
Plan Category	and rights (a)	and rights (b)	in column (a)) (c)
Equity compensation plans	94,119,115	$2.59	65,609,669
Approved by security holders (1)(2)
Equity compensation plans	74,709,109	13.44	12,668,340
Not approved by security holders (3)
Total / Weighted Ave./ Total	168,828,224	$7.39	78,278,009

__________________

(1)	Represents shares of the Company’s Common Stock issuable upon exercise of options and restricted stock units outstanding under the following equity compensation plan: 2003 Equity Incentive Plan.
(2)	Represents shares of the Company’s Common Stock authorized for future issuance under the following equity compensation plan: Amended and Restated 1998 Employee Stock Purchase Plan (under which 21,691,313 shares remain available for grant).
(3)	Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding or authorized for future issuance under the following equity compensation plans: Amended and Restated 1993 Flexible Stock Incentive Plan, 1996 Non-Qualified Stock Option Plan, Amended and Restated 1999 Canadian Employee Stock Purchase Plan (under which 7,805,038 shares remain available for grant), and the 2005 Acquisition Equity Incentive Plan.
(4)	As of June 30, 2006, options and rights to purchase an aggregate of 11,493,152 shares of the Company’s Common Stock at a weighted average exercise price of $37.15 were outstanding under the following equity compensation plans, which options and rights were assumed in connection with the following merger and acquisition transactions: JDS FITEL 1994 and 1996 Stock Option Plans; EPITAXX, Inc. Amended and Restated 1996 Employee, Director and Consultant Stock Option Plan; Optical Coating Laboratory, Inc. 1993, 1998 and 1999 Incentive Compensation Plans; E-TEK Dynamics, Inc. 1997 Equity Incentive Plan, and 1998 Stock Plan; Optical Process Automation, Inc. 2000 Stock Option and Incentive Plan, and 2000 Series B Preferred Stock Option Plan; SDL, Inc. 1995 Stock Option Plan, and SDL UK Plan; and Photonic Power System 2002 Stock Option Plan. No further grants or awards will be made under the assumed equity compensation plans, and the options outstanding under the assumed plans are not reflected in the table above.

     The following are descriptions of the material features of the Company’s equity compensation plans that were not approved by the Company’s Stockholders:

1996 Non-Qualified Stock Option Plan

     The Board of Directors adopted the 1996 Non-Qualified Stock Option Plan (the “1996 Plan”) in November 1996. The 1996 Plan is administered by the Compensation Committee. Pursuant to the 1996 Plan, the Compensation Committee may grant nonqualified stock options only to employees, independent contractors and consultants of the Company or any parent or subsidiary corporation of the Company. Only nonqualified stock options may be issued under the 1996 Plan. Stock options may not be granted to officers and directors of the Company. The 1996 Plan will continue in effect until terminated by the Board of Directors. The Company last granted stock options under the 1996 Plan on April 17, 1998. The Company presently does not intend to grant any additional options under the 1996 Plan.

35

     An aggregate of 19,136,000 shares has been reserved for the grant of stock options under the 1996 Plan. Shares underlying awards that are forfeited or canceled are not counted as having been issued under the 1996 Plan. Stock options issued under the 1996 Plan must have an exercise price of not less than 85% of the fair market value of the Company’s Common Stock on the date of grant of the option. Options are generally non-transferable. The term of all options granted under the Plan shall not exceed eight years from the date of grant.

Amended and Restated 1999 Canadian Employee Stock Purchase Plan

     The Amended and Restated 1999 Canadian Employee Stock Purchase Plan (the “Canadian ESPP”) was adopted by the Board of Directors in August 1999 and is administered by the Board of Directors. An aggregate of 10,000,000 shares of Common Stock has been reserved for issuance under the Canadian ESPP. Only employees of JDS Uniphase Inc. (which generally includes all Company employees in Ottawa) and corporate affiliates of the Company as designated by the Board of Directors are eligible to participate in the Canadian ESPP. The Canadian ESPP is not intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

     The terms of the Canadian ESPP provide that shares of the Company’s Common Stock are offered for purchase through a series of successive or overlapping purchase periods (the “Purchase Periods”), each of a duration (not to exceed twenty-four months) as determined by the Board of Directors. Participants enrolled in a Purchase Period are granted a purchase right which entitles the participating employee to specify a level of payroll deduction between 1% and 10% of compensation to be in effect on each pay day during the Purchase Period, and the accumulated payroll deductions are applied to the purchase of the shares when the purchase right is exercised. No rights or accumulated payroll deductions of a participant under the Canadian ESPP may be transferred (other than by will or by the laws of descent and distribution).

     Outstanding purchase rights are automatically exercised on successive quarterly or semi-annual purchase dates as determined by the Board of Directors. The purchase right is exercised by applying the accumulated payroll deductions to the purchase of whole shares on each quarterly or semi-annual purchase date. The purchase price per share is the lesser of (i) 85% of the fair market value per share on the date the Purchase Period begins or (ii) 85% of the fair market value per share on the date the purchase right is exercised. The Canadian ESPP limits purchase rights to a maximum of (i) $25,000 worth of stock (determined at the fair market value of the shares at the time the purchase right is granted) in any calendar year, and (ii) 20,000 shares in any Purchase Period.

     The Board of Directors amended the Canadian ESPP on July 31, 2002 to provide that no new Purchase Periods shall commence under the Canadian ESPP on or after August 1, 2002, except as otherwise determined by the Board of Directors. Although the Canadian ESPP will not terminate by its terms until July 1, 2009, all Purchase Periods under the Canadian ESPP were terminated on July 31, 2002. The Company has since integrated former participants in the Canadian ESPP into the Company’s Stockholder approved Amended and Restated 1998 Employee Stock Purchase Plan and it is the Company’s present intention to utilize for future purchase periods only this single Stockholder approved employee stock purchase plan for the benefit of all eligible employees of the Company and its corporate affiliates.

2005 Acquisition Equity Incentive Plan

     The Board of Directors adopted the 2005 Acquisition Equity Incentive Plan (the “2005 Plan”) in August 2005. The 2005 Plan is administered by the Compensation Committee. Pursuant to the 2005 Plan, the Compensation Committee may grant stock options, SARs, Dividend Equivalent Rights, Restricted Stock, Restricted Stock Units and Performance Units to employees (including directors and officers) of the Company or any parent or subsidiary corporation of the Company, or any other such entity in which the Company holds a substantial ownership interest. Pursuant to NASDAQ listing rules regarding equity compensation plans not approved by security holders, the Company can and will only issue awards under the 2005 Plan to individuals joining the Company as a result of acquisitions or related strategic transactions, and not for new grants to continuing employees of the Company, nor to regular new hires. The 2005 Plan will continue in effect until terminated by the Board of Directors.

     An aggregate of 16,000,000 shares has been reserved for the grant of awards under the 2005 Plan. As of June 30, 2006, there were 1,253,478 shares remaining available for future grants under the 2005 Plan. Shares underlying awards that are forfeited, canceled or expired are not counted as having been issued under the 2005 Plan. Stock

36

options and any awards intended to qualify as performance-based compensation issued under the 2005 Plan must have an exercise price of not less than 100% of the fair market value of the Company’s Common Stock on the date of grant of the award. Awards are generally non-transferable. The term of all awards granted under the Plan shall not exceed eight years from the date of grant.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The information contained in the following report shall not be deemed to be “soliciting material” or to be “ filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

General Executive Compensation Philosophy and Committee Responsibility

     The Compensation Committee believes that the quality, skills and dedication of our executive officers are significant factors affecting the Company’s performance and stockholder value. The Company’s primary executive compensation goals are to attract superior executive talent; retain and motivate our executives; reward past performance; provide incentives for future performance; and ensure alignment of our executives’ interests with those of our Stockholders. The Compensation Committee uses a variety of compensation elements to achieve these goals, including base salary, annual bonuses, stock options and other stock-based incentive awards, which are discussed in detail below.

     The Compensation Committee is responsible for ensuring that the Company adopts and maintains responsible and responsive compensation programs for its employees, officers and directors consistent with the long-range interests of Stockholders. In furtherance of this task, the Compensation Committee has the obligation to (a) ensure that the Company adopts and maintains responsible and competitive compensation programs for its employees, officers and directors consistent with the acquisition and retention of talent, the strategy and imperatives of the Company and the long-term interests of Stockholders, (b) review and approve compensation programs that are aligned with actual performance and results, and (c) require that management properly and fully performs all of the Company’s public disclosure obligations with respect to its compensation programs and director and executive officer compensation. The Compensation Committee is also responsible for administering certain other compensation programs for such individuals, subject in each instance to approval by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company’s employee stock purchase plans and equity incentive plans. The Compensation Committee chairman reports on Compensation Committee actions and recommendations at Board meetings. The Company’s Compensation and Benefits Group within the Company’s Human Resources department and its Legal department support the work of the Compensation Committee and in some cases act pursuant to delegated authority to fulfill various functions in administering the Company’s compensation programs. In addition, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to provide assistance as needed. Consistent with this authority, the Compensation Committee confers with outside advisors, including Compensia, Inc., as independent outside compensation consultants to advise the Compensation Committee on matters related to the Company’s compensation programs. The Compensation Committee is composed solely of non-employee directors, as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, each of whom must at all times meet all other applicable federal securities and NASDAQ listing requirements to qualify as an independent director.

Determining Executive Compensation

     It is the intent of the Compensation Committee that midpoint salary, target bonus levels and target annual long-term incentive award values for the Company’s executive officers generally are established near the median of a peer group of companies based on available survey data. The peer group utilized for this benchmarking purpose is determined based upon geographic location, annual revenue and other financial performance metrics, market capitalization and the Company’s competition in recruiting executive talent. The peer group may change from time to time based on the criteria stated above. In addition to reviewing executive officers’ compensation against such comparative peer groups, the Compensation Committee also considers recommendations from the

37

Chief Executive Officer regarding total compensation for those executives reporting directly to him. In evaluating such recommendations, the Compensation Committee considers historical and prospective summaries of total compensation components for each such executive officer.

     The Compensation Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, and has taken steps to enhance the Compensation Committee’s ability to effectively carry out its responsibilities as well as ensure that the Company maintains strong links between executive pay and performance. Examples of actions taken by the Compensation Committee during the 2006 fiscal year include:

  Emphasized a holistic view of all elements of compensation provided to executive officers, improving the Committee’s ability to determine an appropriate balance of base salary, incentive compensation and long-term equity-based incentive awards that best align executive officer compensation to individual and Company performance;

  Increased the frequency of holding executive sessions (without Company management present) at Committee meetings, as well as private sessions with only the Chief Executive Officer of the Company;

  Strengthened the link between executive officer pay and Stockholder value through, among other things, increasing the proportion of equity-based grants awarded to executive officers for which vesting is tied to Company and individual performance criteria rather than simply the passage of time;

  Revised the peer group used to benchmark executive compensation to reflect the introduction of the Communications Test & Measurement Group as a reporting segment of the Company;

  Performed self-assessments of Compensation Committee achievement and functioning in order to pursue continual improvement of the Committee’s ability to ensure compensation programs are aligned with stockholder interest and corporate governance best practices; and

  Worked with management to ensure continuous improvement in the frequency and quality of data reviewed by the Committee on a regular basis, including frequent review of executive officer compensation tally sheets.

Executive Compensation Elements

     The fundamental policy of the Compensation Committee is to provide the Company’s Chief Executive Officer and other executive officers with competitive compensation opportunities based upon the overall financial performance of the Company, their specific contribution to the financial success of the Company and their personal performance relative to related business performance objectives. It is the Compensation Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon the Company’s performance as well as upon his or her own level of performance. Accordingly, the compensation package for the Chief Executive Officer and other executive officers is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s Stockholders. As an executive officer’s level of responsibility increases, the Compensation Committee ensures that a greater portion of his or her total compensation is dependent upon Company and reporting and business segment financial performance rather than base salary.

     Several of the more important factors which the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the 2006 fiscal year are summarized below. Additional factors were also taken into account, and the Compensation Committee may in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

     Base Salary. The base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the average salary levels in effect for comparable positions within and outside the industry, and internal comparability considerations. The weight given to each of these factors differs from

38

individual to individual as the Compensation Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Compensation Committee considers many factors, as discussed above.

     Annual Incentive Compensation. Annual incentive bonuses may be earned by each executive officer primarily on the basis of the Company’s achievement of certain corporate financial performance and customer satisfaction goals established for each fiscal year. For fiscal 2006, the criteria for determination of payment of bonuses was based on the following factors: (i) the Company’s consolidated operating profit performance net of certain non-recurring adjustments, relative to targets established by the Board of Directors and the Compensation Committee, (ii) the Company’s consolidated revenue performance relative to the targets established by the Board of Directors and the Compensation Committee, and (iii) the Company’s performance against certain customer satisfaction improvement objectives. Actual bonuses, if any, earned in fiscal 2006 by each of the current executive officers named in the Summary Compensation Table is indicated in the “Bonus and Commission” column.

     Long-Term Compensation. Long-term incentives are provided through stock option, restricted stock, and/or restricted stock unit grants. The Compensation Committee believes that stock-based compensation aligns the interests of employees and long-term Stockholders and forms an important element of the Company’s compensation practices by providing each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee approves equity grants to executive officers based on a variety of factors, including the individual performance of the executive officer, an assessment of the value of the individual’s services to the Company, the awards given to other executives, and the desire to keep the Company’s overall compensation competitive. Additionally, the Compensation Committee generally grants equity awards to executive officers upon commencement of their employment with the Company, with the level of award based on factors similar to those considered in connection with awards to existing executive officers. The number of shares of Common Stock subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer’s current position with the Company, the base salary associated with that position, the average size and potential returns of comparable awards made to executive officers in similar positions within the industry, the executive officer’s potential for increased responsibility and promotion over the grant term, and the executive officer’s personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options and other equity incentives held by the executive officer in order to maintain an appropriate level of equity incentives for that executive officer.

     When awarded to executive officers, stock options are granted at a fixed price per share (not lower than the market price on the grant date) and have a term not to exceed eight years. Stock options generally become exercisable at the rate of 25% of the shares subject thereto one year from the grant date and as to approximately 6.25% of the shares subject to the option at the end of each three-month period thereafter such that the option is fully exercisable four years from the grant date, contingent upon the executive officer’s continued employment with the Company. Accordingly, the option will provide the maximum return to the executive officer only if the executive officer remains employed by the Company for the full four year vesting period, and then only if the market price of the underlying shares of Common Stock appreciate over the option term. Similarly, restricted stock units and shares of restricted stock are granted with transfer and reconveyance restrictions or conversion privileges related to the passage of time, the occurrence of one or more events, and/or the satisfaction of performance or financial criteria or other conditions. The restricted stock or restricted stock unit grant will provide a return to the executive officer only if the executive officer remains employed by the Company during a specified period, and the date of vesting of the grant may be determined based upon the achievement of specified Stockholder-aligned performance criteria.

     Deferred Compensation Plan. The Company maintains a deferred compensation plan, pursuant to which certain members of management (including executive officers) may elect to defer a portion of his or her annual compensation. The participants’ funds are invested among various funds designated by the plan administrator and may not be invested in the Company’s Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant’s beneficiary in a lump sum or in annual installments over a period not to exceed fifteen years. During fiscal 2006, none of the Company’s executive officers participated in the deferred compensation plan.

39

Executive Stock Ownership Policy

     In fiscal 2005, the Compensation Committee recommended and the full Board approved formal stock ownership requirements for non-employee directors and executive officers of the Company. Under the policy, each non-employee director of the Company should have a minimum equity interest in the Company’s stock at least equal to that non-employee director’s then current annual cash retainer by the later to occur of the fifth anniversary of his or her first election the Board or June 30, 2010. Likewise, each executive officer of the Company should have a minimum equity interest in the Company’s stock at least equal to that executive officer’s then current annual base salary by the later to occur of the fifth anniversary of his or her commencement of employment with the Company or June 30, 2010. The shares that count towards this Company policy include stock owned outright, unvested and vested restricted stock and restricted stock units, and any stock options exercisable with 60 days of the valuation date. The equity incentive awards granted in fiscal 2006 to each of the current executive officers named in the Summary Compensation Table is indicated in the “Long-Term Compensation” column.

Compensation of the Chief Executive Officer

     The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. The Compensation Committee has reviewed all components of the Company’s Chief Executive Officer and four other most highly compensated executive officer’s compensation, including salary, bonus, equity and long-term incentive compensation, accumulated and unrealized stock option and restricted stock gains, and the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits.

     Mr. Kennedy’s base salary for fiscal 2006 was increased from $500,000 to $575,000 effective February 15, 2006. Mr. Kennedy’s September 1, 2003 Employment Agreement (the “Kennedy Agreement”) originally provided that Mr. Kennedy’s base salary was to be increased to $575,000 per year on September 1, 2004. However, the Kennedy Agreement was amended by the Board in fiscal 2005 to require that the Company achieve certain financial performance milestones prior to any increase in Mr. Kennedy’s base salary. During fiscal 2006 the Board determined that such milestones had been met and thus approved the increase in Mr. Kennedy’s base pay to $575,000, and further approved a one-time payment to Mr. Kennedy of $107,596 representing the amount that would have been earned and paid to Mr. Kennedy between September 1, 2004 and February 15, 2006, had Mr. Kennedy’s increase in base salary been approved on September 1, 2004. During fiscal 2006, Mr. Kennedy also was paid a cash incentive of $494,749 pursuant to the CEO Performance Bonus provisions of the Kennedy Agreement as amended in fiscal 2005 to require Company achievement of certain financial performance milestones in order for Mr. Kennedy to earn the fiscal year 2004 incentive payment specified in the Kennedy Agreement. During fiscal 2006 the Board determined that such additional Company financial performance milestones had been met and therefore approved payment of such incentive. In addition, during fiscal 2006 the Compensation Committee recommended, and the Board approved payment to Mr. Kennedy under the CEO Performance Bonus provisions of the Kennedy Agreement of a cash incentive of $395,000. Finally, during fiscal 2006 the Compensation Committee recommended, and the Board approved payment to Mr. Kennedy of a cash incentive of $5,000 under the Company’s Incentive Plan.

     The Compensation Committee recommended, and the Board of Directors approved, Mr. Kennedy’s base salary, stock option and restricted stock unit grants in part by comparing the base salaries of and equity incentives awarded to chief executive officers at other companies in the peer group discussed above. Mr. Kennedy’s base salary was set at near the median of the base salary range for chief executive officers of comparative companies chosen based upon geographic location, annual revenue and profitability, market capitalization and those which may compete with the Company in recruiting executive talent. Based on the Compensation Committee’s criteria described above and in accordance with the terms of the Kennedy Agreement, in fiscal 2006 Mr. Kennedy was awarded options to purchase 250,000 shares of Common Stock at a purchase price of $2.85 and received grants of 500,000 and 250,000 restricted stock units. A significant proportion of the restricted stock unit awards to Mr. Kennedy in fiscal 2006 have vesting criteria tied to the Company’s achievement of certain performance milestones.

40

Personal Benefits

     The Compensation Committee supports the objective of the Company’s management to maintain an egalitarian culture in its facilities and operations. The Company’s executive officers are not entitled to operate under different standards than other employees. The Company’s healthcare, insurance, and other welfare and employee benefit programs are the same for all eligible employees, including executive officers. The Company shares the cost of health and welfare benefits with its employees, a cost that is dependent on the level of benefits coverage that each employee elects. The Company does not have programs for providing personal benefit perquisites to officers, such as permanent lodging or defraying the cost of personal entertainment or family travel, nor does it provide its officers with reserved parking spaces or separate dining or other facilities. The Company has no outstanding loans of any kind to any of its executive officers, and it expects its officers to be role models under its Code of Business Conduct, which applies to all employees.

Tax Considerations

     The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation, excluding “performance-based compensation”, paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. Compensation programs will generally qualify as performance-based if (i) compensation is based on pre-established objective performance targets, (ii) the programs’ material features have been approved by the Company’s Stockholders, and (iii) there is no discretion to increase payments after the performance targets have been established for the performance period.

     The Compensation Committee endeavors to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including, but not limited to tax deductibility, are subject to many factors (such as, among others, changes in the tax laws and regulations or interpretations thereof) beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives and fit within the Company’s guiding principles. Finally, based on the amount of deductions the Company can take each year, the actual impact of the loss of deduction for compensation paid to the Chief Executive Officer and the other top four highly compensated executives over the $1 million limitation is extremely small and has a de minimus impact on the Company’s overall tax position. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of the factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation that, consistent with its compensation goals, preserve deductibility.

     The cash compensation paid to Mr. Kennedy for fiscal 2006 exceeded the $1 million limitation. As discussed above, Mr. Kennedy’s fiscal 2006 cash compensation consisted of (a) base salary of $530,288; (b) a one-time payment of $107,596; (c) a cash incentive payment of $494,749, pursuant to the CEO Performance Bonus provisions of the Kennedy Agreement for fiscal 2004 as amended during fiscal 2005 to provide that payment would be subject to the Company achieving certain additional financial performance milestones; (d) an incentive payment of $5,000 under the Company’s Incentive Plan; and (e) a cash incentive payment of $395,000 pursuant to the terms of the Kennedy Agreement.

41

     The cash compensation paid to each of the Company’s other executive officers for fiscal 2006 did not exceed the $1 million limit per officer. The Company’s 2003 Equity Incentive Plan (the “2003 Plan”) is structured such that compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 2003 Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. In addition, other stock based awards issued under the 2003 Plan may be exempt from the $1 million limitation if such awards are subject to performance criteria and administered in accordance with Section 162(m) of the Code. The Company has discretion to issue other stock based awards which are intended to be exempt from the $1 million limitation as well as other stock based awards that are not intended to be exempt from the $1 million limitation.

COMPENSATION COMMITTEE

Casimir S. Skrzypczak, Chair
Richard E. Belluzzo
Kevin A. DeNuccio
Peter A. Guglielmi

42

REPORT OF THE AUDIT COMMITTEE

     The information contained in the following report shall not be deemed to be “soliciting material” or to be “ filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Audit Committee of the Board of Directors is responsible for assisting the full Board of Directors in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, the internal audit function, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. The Audit Committee is composed solely of non-employee directors, as such term is defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, all of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, rules applicable to NASDAQ-listed issuers, and any other regulatory requirements. All members of the Committee are required to have a working knowledge of basic finance and accounting, and at all times at least one member of the Committee qualifies as a “financial expert” as defined by the Sarbanes-Oxley Act of 2002.

     Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee has the general oversight responsibility with respect to the Company’s financial reporting and reviews the scope of the internal independent audits, the results of the audits and other non-audit services provided by the Company’s independent registered public accounting firm.

     The following is the Report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2006, which includes the consolidated balance sheets of the Company as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended June 30, 2006, and the notes thereto.

Review with Management

     The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Auditors

     The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the Company’s independent auditors, the matters required to be discussed by Statement on Accounting Standards No. 61, “Communications with Audit Committees” which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements, and both with and without management present, discussed and reviewed the results of PricewaterhouseCoopers’ examination of the financial statements.

     The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers describing all relationships between the Company and the independent registered public accounting firm that bear on the accountants’ independence consistent with the Independence Standards Board Standard No. 1 (which relates to the auditors’ independence from the Company and its related entities). The Audit Committee has discussed with PricewaterhouseCoopers any relationships that may impact on its objectivity and independence and also considered whether the provision of non-audit services by PricewaterhouseCoopers is compatible with maintaining the accountants’ independence and satisfied itself as to PricewaterhouseCoopers’ independence.

     During the course of fiscal 2006 management engaged in documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised

43

of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers at each regularly scheduled Audit Committee meeting. The Audit Committee also held a number of special meetings to discuss issues as they arose. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financing reporting and management’s preparations for the evaluation for fiscal 2007.

Conclusion

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006.

AUDIT COMMITTEE

Harold L. Covert, Chair
Bruce D. Day
Peter A. Guglielmi
Casimir S. Skrzypczak

44

STOCK PERFORMANCE GRAPH

     The information contained in the following graph shall not be deemed to be “soliciting material” or to be “ filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

     The following graph and table set forth the Company’s total cumulative Stockholder return of an investment of $100 in June 2001 and ending June 2006 in: (i) the Company’s Common Stock, (ii) the S&P 500 Index, (iii) the Nasdaq Stock Market (U.S.) Index and, (iv) the Nasdaq Telecommunications Index. Total return assumes reinvestment of dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

	6/01	6/02	6/03	6/04	6/05	6/06
JDS Uniphase Corporation	$100.00	$21.36	$27.98	$30.32	$12.16	$20.24
S&P 500 Index	100.00	82.01	82.22	97.93	104.12	113.11
Nasdaq Stock Market (U.S.)	100.00	70.34	78.11	98.60	99.28	105.94
Nasdaq Telecommunications Index	100.00	71.15	61.75	71.90	72.55	91.40

45

BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and any persons who directly or indirectly hold more than 10 percent of the Company’s Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received and written representations from certain Reporting Persons that no such forms were required, the Company believes that during fiscal 2006, all Reporting Persons complied with the applicable filing requirements on a timely basis.

OTHER MATTERS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

     UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, JDS UNIPHASE CORPORATION, 430 NORTH MCCARTHY BOULEVARD, MILPITAS, CALIFORNIA 95035, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE FISCAL 2006 REPORT, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

Kevin J. Kennedy
Chief Executive Officer and President

September 29, 2006
Milpitas, California

46

APPENDIX A

AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

JDS UNIPHASE CORPORATION

2003 EQUITY INCENTIVE PLAN

(Amended and Restated Effective November ____, 2006)

     1.     Purpose of the Plan. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company’s future performance.

     2.     Definitions. As used herein, the following definitions shall apply:

           (a)     “Administrator” means the Board or any of the Committees appointed to administer the Plan.

          (b)     “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

           (c)     “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

           (d)     “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

           (e)     “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share, or other right or benefit under the Plan.

           (f)     “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

          (g)     “Board” means the Board of Directors of the Company.

          (h)     “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Active Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct, material violation of any applicable Company or Related Entity policy, or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

          (i)     “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

                    (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

                    (ii)     a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

          (j)     “Code” means the Internal Revenue Code of 1986, as amended.

          (k)     “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

          (l)     “Common Stock” means the common stock of the Company.

          (m)     “Company” means JDS Uniphase Corporation, a Delaware corporation.

          (n)     “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

          (o)     “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

          (p)     “Continuous Active Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Active Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Active Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

          (q)     “Corporate Transaction” means any of the following transactions:

                     (i)     a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

                    (ii)     the sale, transfer or other disposition of all or substantially all of the assets of the Company;

                    (iii)     the complete liquidation or dissolution of the Company;

                    (iv)     any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

                    (v)     acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

          (r)     “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

          (s)     “Director” means a member of the Board or the board of directors of any Related Entity.

          (t)     “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

          (u)     “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

          (v)     “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

          (w)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          (x)     “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

                  (i)     If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                  (ii)     If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                  (iii)     In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

          (y)     “Full Value Award” means the grant of Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares under the Plan with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant.

          (z)     “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

          (aa)    “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

           (bb)     “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code

           (cc)     “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

           (dd)     “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

           (ee)     “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

           (ff)     “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

           (gg)     “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

           (hh)     “Performance Shares” means Shares or an Award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

           (ii)     “Performance Units” means an Award which may be earned in whole or in part based upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

          (jj)     “Plan” means this 2003 Equity Incentive Plan.

           (kk)     “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

           (ll)     “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

           (mm)     “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

           (nn)     “Restricted Stock Unit” means a grant of a right to receive in cash or stock, as established by the Administrator, the market value of one Share.

           (oo)     “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

           (pp)     “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

          (qq)     “Share” means a share of the Common Stock.

           (rr)     “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3.     Stock Subject to the Plan.

           (a)     Subject to the provisions of Section 10 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 240,000,000 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

           (b)     Any Shares that are not subject to Full Value Awards will be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto. Any Shares subject to Full Value Awards will be counted against the numerical limits of this Section 3 as 1.5 Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as 1.5 Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan will be credited with 1.5 Shares.

          (c)     Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. With respect to SARs, the gross number of Shares subject to a SAR will cease to be available under the Plan (whether or not the SAR is net settled for a lesser number of Shares).

     4.     Administration of the Plan.

          (a)     Plan Administrator.

                    (i)     Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b~~-~~3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

                    (ii)     Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

                    (iii)     Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

                    (iv)     Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

           (b)      Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

                     (i)      to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

                     (ii)      to determine whether and to what extent Awards are granted hereunder;

                     (iii)      to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

                     (iv)      to approve forms of Award Agreements for use under the Plan;

                     (v)      to determine the terms and conditions of any Award granted hereunder;

                     (vi)      to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option awarded under the Plan shall be subject to stockholder approval and (C) canceling or “buying-out” an Option at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for cash, another Option, Restricted Stock, Restricted Stock Unit, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction;

                        (vii)      to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

                        (viii)      to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to afford Grantees favorable treatment under such rules or laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

                        (ix)      to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

               (c)      Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

      5.      Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

      6.      Terms and Conditions of Awards.

               (a)      Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, Restricted Stock, Restricted Stock Units, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

               (b)      Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

                  (c)      Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, (xviii) personal management objectives, and (xix) other measures of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

                  (d)      Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

                  (e)      Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

                  (f)      Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

                  (g)      Individual Limitations on Awards. The maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company shall be three million (3,000,000) Shares. In connection with a Grantee’s (i) commencement of Continuous Active Service or (ii) first promotion in any fiscal year of the Company, a Grantee may be granted Awards for up to an additional (2,000,000) Shares which shall not count against the limit set forth in the preceding sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Awards are canceled, the canceled Awards shall continue to count against the maximum number of Shares with respect to which Awards may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR. If the vesting or receipt of Shares under the Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to the Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

                  (h)      Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

               (i)      Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Award shall be no more than eight (8) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

               (j)      Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable by will and by the laws of descent and distribution, and during the lifetime of the Grantee, by gift or pursuant to a domestic relations order to members of the Grantee’s Immediate Family to the extent and in the manner determined by the Administrator. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

               (k)      Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such later date as is determined by the Administrator.

      7.      Award Exercise or Purchase Price, Consideration and Taxes.

               (a)      Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

                        (i)      In the case of an Incentive Stock Option:

                                (A)      granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

                                (B)      granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                        (ii)      In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                        (iii)      In the case of a SAR, the base amount on which the stock appreciation is calculated shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                        (iv)      In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

                        (v)      In the case of other Awards, such price as is determined by the Administrator.

                        (vi)      Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d) above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

               (b)      Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

                        (i)      cash;

                        (ii)      check;

                        (iii)      surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six (6) months;

                        (iv)      with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

                        (v)      any combination of the foregoing methods of payment.

              (c)      Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

      8.      Exercise of Award.

              (a)      Procedure for Exercise; Rights as a Stockholder.

                        (i)      Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

                        (ii)      An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

              (b)      Exercise of Award Following Termination of Continuous Active Service.

                        (i)      An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Active Service only to the extent provided in the Award Agreement.

                        (ii)      Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Active Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

                        (iii)      Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Active Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

      9.      Conditions Upon Issuance of Shares.

              (a)      Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                (b)      As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

      10.      Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any fiscal year of the Company, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and the Administrator’s determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

      11.      Corporate Transactions.

                (a)      Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

                (b)      Acceleration of Award Upon Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction.

                (c)      Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-Qualified Stock Options.

     12.      Effective Date and Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

      13.      Amendment, Suspension or Termination of the Plan.

                (a)      The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a). Notwithstanding any other provision of the Plan to the contrary, the Board may, in its sole and absolute discretion and without the consent of any participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code.

                 (b)      No Award may be granted during any suspension of the Plan or after termination of the Plan.

                 (c)      No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

      14.      Reservation of Shares.

                 (a)      The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

                 (b)      The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     15.      No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Active Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Active Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Active Service has been terminated for Cause for the purposes of this Plan.

     16.      No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

     17.      Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

APPENDIX B

2006 ANNUAL REPORT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-K/A

Amendment No. 1

FOR ANNUAL AND TRANSITION
REPORTS PURSUANT TO SECTIONS 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended June 30, 2006*
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from _____________ to _____________

Commission File Number 0-22874
JDS UNIPHASE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-2579683
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

430 North McCarthy Boulevard, Milpitas, California 95035
(Address of principal executive offices including Zip code)
(408) 546-5000
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Common Stock, par value of $.001 per share
Preferred Stock Purchase Rights
(Title of Class)

Securities registered pursuant to Section 12(g) of the Act:
None

     Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐  No ☒

     Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes ☐ No ☒

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained to the best of the Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

     Large accelerated filer ☒                            Accelerated filer ☐                            Non-accelerated filer ☐

     Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

     As of December 31, 2005 the aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $3.9 billion, based upon the closing sale prices of the common stock and exchangeable shares as reported on the NASDAQ National Market and the Toronto Stock Exchange, respectively. Shares of common stock and exchangeable shares held by executive officers and directors have been excluded from this calculation because such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

     As of August 26, 2006, the Registrant had 1,688,154,805 shares of common stock outstanding, including 51,661,271 exchangeable shares of JDS Uniphase Canada Ltd. Each exchangeable share is exchangeable at any time into common stock on a one-for-one basis, entitles a holder to dividend and other rights economically equivalent to those of the common stock, and through a voting trust, votes at meetings of stockholders of the Registrant.

     Documents Incorporated by Reference: Not applicable.

*

Our fiscal year ended formally on July 1, 2006. For more information see Note 1 to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 as filed on September 14, 2006 for information regarding Registrant’s fiscal year.

EXPLANATORY NOTE

     We are filing this Form 10-K/A Amendment No. 1 to correct administrative errors in the content of Exhibits 31.1 and 31.2 to our Annual Report on Form 10-K for the fiscal year ended June 30, 2006 as filed on September 14, 2006.

TABLE OF CONTENTS

			PAGE
PART I
	ITEM 1.	BUSINESS	6
	ITEM 1A.	RISK FACTORS	20
	ITEM 1B.	UNRESOLVED STAFF COMMENTS	36
	ITEM 2.	PROPERTIES	37
	ITEM 3.	LEGAL PROCEEDINGS	38
	ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS	40
PART II
	ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED
		STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY
		SECURITIES	41
	ITEM 6.	SELECTED FINANCIAL DATA	41
	ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
		CONDITION AND RESULTS OF OPERATIONS	43
	ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
		MARKET RISK	67
	ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	70
	ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
		ACCOUNTING AND FINANCIAL DISCLOSURE	140
	ITEM 9A.	CONTROLS AND PROCEDURES	140
	ITEM 9B.	OTHER INFORMATION	142
PART III
	ITEM 10.	DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT	143
	ITEM 11.	EXECUTIVE COMPENSATION	143
	ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
		MANAGEMENT AND RELATED STOCKHOLDER MATTERS	143
	ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	143
	ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES	143
PART IV
	ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES	144

SIGNATURES			148

FORWARD-LOOKING STATEMENTS

     Statements contained in this Annual Report on Form 10-K which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement may contain words such as “anticipates that,” “believes,” “can impact,” “continue to,” “estimates,” “expects to,” “intends,” “may,” “plans,” “potential,” “projects,” “to be,” “will be,” “will continue to be,” “continuing,” “ongoing,” or the negative thereof or other comparable terminology regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements include statements regarding: our expectations regarding an increase in consumer demand for real-time, interactive visual and audio experiences; our beliefs regarding bandwidth growth over optical networks; our belief that we are well positioned to benefit from industry trends; our expectations regarding the impact of growing demand for network capacity and bandwidth; our belief that there will be an increase in demand for communications test & measurement instruments, systems, software and services; the consolidation of the service provider market; growing demand for commercial laser products; our belief that we have the broadest range of products and technologies available in the Optical Communications industry; our belief that we have the broadest range of wire line products and solutions available in the Communications Test & Measurement Industry; our objective to continue to be a leading supplier for all markets and industries we serve and the strategies we plan to pursue to achieve such objective; our commitment to the ongoing evaluation of strategic opportunities and the acquisition of additional products, technologies or businesses; our plans to leverage the technologies, distribution relationships, products and services gained as a result of acquisitions; our plan to continue to strengthen our partnerships with contract manufacturers for our telecommunications, data communications and laser products; our plan to centralize in-house manufacturing to our lower-cost facility in Shenzhen, China; our intention to continue to centralize many administrative functions such as information technology, human resources and finance; our devotion of substantial resources to research and development in order to develop new and enhanced products to serve our markets; our intention to establish at least two sources of supply for raw materials whenever possible; our intention not to broadly license our intellectual property rights; our expectation that seasonable demand fluctuations will cause significant, periodic variations in our financial results for our Communications Test & Measurement segment; our desire to expand out markets and customer base, improve the profitability of our product portfolio and improve time to revenue in our Advanced Optical Technologies segment and efforts to effect such changes; our efforts to reduce our cost structure; the impact of restructuring charges on our results of operations and cash flows; our efforts to divert resources from new product research and development and other functions to assist with difficulties related to execution capabilities and customer relations; our continued experiences with product failures; our intention to continue to develop new product lines and improve the business for existing ones; our expectations regarding our future growth; our continued reliance on a limited number of customers for a significant portion of our revenues; our belief that the telecommunications industry has entered a period of consolidation; our expectation that we will continue to experience strain on our supply chain and periodic supplier problems; our expectation that Asian, and particularly Chinese, competition to increase across our portfolio; our belief that we must maintain a substantial commitment to innovation and product differentiation, as well as significantly reduce cost structure to remain competitive in future business climates; our intention to continue to address the need to develop new products through acquisitions of other companies and technologies; our efforts to continue to recruit key personnel; our expectations that net revenue from international customers outside of North American will continue to account for a significant portion of our total revenue; our expectation that the costs of evaluating our current trade compliance practices and implementation of any resulting improvements will not have a material adverse effect on our operating results or business; our expectation to expand our research and development activities in China; our continued efforts to increase the scope and extent of our manufacturing operations in our Shenzhen facilities and our expectation that our ability to operate successfully in China will become increasingly important to our overall success; the expectation that we will incur additional costs to transfer product lines to our facilities located in China; our intention to export a majority of the products manufactured at our facilities in China; our intention to improve internal controls over financial reporting and our expectation that we will expend significant resources and efforts to do so; our intention to respond to intellectual property infringement claims in the course of our business operations; our belief that we have complied with our obligations under the various applicable licenses for open source software; our expectation to continue to make investments in privately held companies as well as venture capital investments for strategic and commercial purposes; our belief that the factual allegations and circumstances underlying the securities class actions, derivative actions, the OCLI and SDL actions, and the ERISA class actions are without merit and that the expense of defending such actions could be costly and may not be covered by our insurance policies; our belief that resolving claims that arise in the ordinary course of our business will not have a material adverse impact on our financial position or results of operations; our anticipation that cash dividends will not be paid in the foreseeable future; our commitment to enabling broadband and optical innovation in the communications and commercial markets; our expectation that high customer concentration, attendant pricing pressure, and other effects on our communications markets will remain for the foreseeable future; our efforts to expand our products, customers and distribution channels for several of our core competencies; our expectations that seasonality in the Communications Test & Measurements segment will continue for the foreseeable future; our expectation that the adoption of certain accounting pronouncements will not have a material adverse effect on our financial statements; our estimates for costs associated with our restructuring plans; our assumptions related to pension and postretirement benefits; our anticipation that certain product lines will not create meaningful revenue; our expectation that we will continue to encounter a number of industry and market structural risks and uncertainties that will limit our business climate and market visibility; the continued North American assembly transitions; the impact of issues associated with new product introductions; our belief that investment in R&D is critical to attaining our strategic objectives; our continued efforts to reduce total operating spending; our intention to continue to address our SG&A expenses and reduce these expenses as and when opportunities arise; our expectations regarding future SG&A expenses; our efforts to take advantage of opportunities to reduce costs through targeted, customer-driven restructuring events; our expectation that payments related to severance benefits will be paid off in the second quarter of fiscal 2007; our belief that we have provided adequate amounts for adjustments that may results from tax audits; our estimates for additional required investment in research and development in connection with our acquisitions; our belief that our existing cash balances and investments will be sufficient to meet our liquidity and capital spending requirements at least through the next 12 months; our expectation that gains and losses on derivatives will be offset by re-measurement gains and losses on the foreign currency dominated assets and liabilities; our ability to mitigate credit risk and marketability risk of our portfolio of investments; our intention to maintain a sufficient safety stock of products and to maintain ongoing communications with suppliers to guard against interruptions or cessation of supply; the expectation for the deductibility of goodwill associated with our acquisitions; the expected closing date for the sale of certain international offices in the second quarter of fiscal 2007; and our anticipation for completing the transfer and wind down of production at Ottawa in the second quarter of fiscal 2007 and estimates for associated restructuring and non-recurring charges.

     Management cautions that forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the following: incorrect assumptions regarding the basis for consumer demands; an unexpected decreased in the availability of broadband networks; our inability to successfully capitalize on our position in the market, industry trends and strategic opportunities; inability to meet marketplace demands; broader product offering of competitors; unanticipated SG&A expenses; inaccurate assumptions regarding the viability of certain product lines; unanticipated difficulties associated with the centralization of administrative functions; inability to timely and effectively develop, manufacture and market our new products, or enhance our existing products; our inability to accurately and timely complete valuation analyses in connection with our acquisitions; our limited ability to perceive or predict market trends; decreases in our product portfolio and revenues; immaterialized customer and market penetration resulting from our recent acquisitions; lack of resources set aside for investment in R&D; inaccurate assessment that our tax liability as a result of acquisitions and tax audits will be minimally impacted; greater than anticipated tax exposure; unexpected impairment of goodwill associated with our acquisitions; delays in bringing products to market due to development problems; inability to maintain valuation allowance; excessively high costs in the future related to enhancing our existing systems; significant changes in customer preferences; the possibility that competitors will introduce products faster than us; unanticipated difficulties in building close working relationships with manufacturers; our inability to establish relationships with alternative suppliers of raw materials; growth in our business placing unexpected strains on our resources; international expansion beyond the capacities of our current properties; loss of key personnel to competitors and an inability to effectively recruit replacements; inherent uncertainty surrounding the litigation process and the fact that litigation could result in substantial cost and diversion of our management’s attention; inability to obtain new orders from major customers; substantial technological changes in the Communications Test & Measurement solutions market; the timing of orders; an unanticipated lack of resources to invest in private companies; unanticipated fluctuations in interest and foreign currency exchange rates; and other factors set forth in “Risk Factors” and elsewhere herein. Further, our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above and in Part I, Item 1A “Risk Factors” set forth in this Form 10-K. Moreover, neither we assume nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Forward-looking statements are made only as of the date of this Report and subsequent facts or circumstances may contradict, obviate, undermine or otherwise fail to support or substantiate such statements. We are under no duty to update any of the forward-looking statements after the date of this Form 10-K to conform such statements to actual results or to changes in our expectations.

PART I

ITEM 1. BUSINESS

General

     JDS Uniphase Corporation (“JDSU”) is a worldwide leading provider of innovative broadband and optical products and solutions that enable dramatic improvements in the way we communicate, detect, present, and experience information. Our products are used in communications, commercial and consumer applications including broadband and optical networks, brand protection, biotechnology, semiconductor, aerospace and defense.

Industry Trends

     The storage and distribution of high-speed data, audio and video, such as high definition television (HDTV) and multi-player games, is transitioning from physical storage, compact discs (CDs), and digital video discs (DVDs) and related distribution methods to digital transmission over packet-based communications networks and storage on large-capacity servers and hard drives. These transitions require the support of higher capacity networks. Traffic generated over broadband access networks accounts for the majority of data traffic, and continues to grow. As greater bandwidth capability is delivered closer to the end user, we expect consumer demand for real-time, interactive visual and audio experiences to increase.

     Many of the forces driving demand for high-bandwidth communications networks such as the emergence of Voice over Internet Protocol (VoIP), video over IP (IPTV), and on-line gaming are similarly transforming the consumer electronics industries. For example, cell phones increasingly offer integrated audio, image, and video capabilities, and digital music and video downloads over personal storage players are being rapidly adopted. We believe that the confluence of new digital consumer electronic technologies and the expanding availability of broadband networks will continue to drive significant bandwidth growth over optical networks. Given JDSU’s leadership in the broadband test & measurement and optical networking markets, we believe that we are well positioned to continue to benefit from these industry trends.

     Additionally, optical technologies are increasingly being applied to solve complex problems, for example, enabling the manufacture of smaller integrated circuits for use in today’s compact consumer electronics. In the pharmaceutical sector, new drugs can be tested via induced fluorescence, and Deoxyribonucleic Acid (DNA) sequencing can be accomplished through the appropriate application of monochromatic light. Commercial and consumer products, ranging from medicines to electronics, can be protected against counterfeiting via secure labels with embedded optically variable micro flakes and other optical security devices. This technology is also used to inhibit counterfeiting of currencies and other valuable documents. These applications, in general, have been enabled through innovations in lasers, optically variable pigments, and other optical technologies. As a leader in optical innovation, we believe that JDSU can benefit as these trends and applications further evolve.

     JDSU addresses three major markets: Optical Communications, Communications Test & Measurement, and Commercial and Consumer. To serve these markets, JDSU operates in three principal segments: Optical Communications, which accounted for approximately 39% of our net revenue in fiscal 2006; Communications Test & Measurement, which accounted for approximately 41% of our net revenue in fiscal 2006; and Advanced Optical Technologies, which accounted for approximately 14% of our net revenue in fiscal 2006. In addition, our Lasers business unit, included in All Other, accounted for approximately 6% of our net revenue in fiscal 2006.

     In fiscal 2006, we changed our financial reporting structure with the formation of the Advanced Optical Technologies segment, which includes our Flex and Custom Optics businesses. Our Lasers business unit is being reported in the All Other category. Our Flex, Custom Optics and Laser businesses serve our Commercial and Consumer markets and were previously reported in our Consumer and Commercial segment. See “Note 17. Operating Segments and Geographical Information” of the Notes to Consolidated Financial Statements for details.

     Our Optical Communications segment provides components, modules, and subsystems. They are used by communications equipment providers for telecommunications and data communications enabling the transmission, transport and receiving of video, audio, and text data encoded in optical signals over high-capacity fiber optic cables.

JDSU offers a broad range of products, including tunable transmitters, receivers, amplifiers, multiplexers and demultiplexers, reconfigurable optical add/drop multiplexers (ROADMs), switches, optical performance monitors, couplers, splitters and circulators.

     Our Communications Test & Measurement segment provides instruments, software, systems, and services that help communications equipment manufacturers and service providers accelerate the deployment of broadband networks and services from the core of the network to the home, including deployment over fiber to the curb, node or premise (FTTx) and digital networks. Our systems are designed to help network operators improve service quality, reduce customer turnover, and lower operating expenses. They enable the effective management of services such as VoIP and IPTV by providing visibility into the end-user experience. JDSU also provides repair, calibration, instrument management and other services to aid our customers in the rapid deployment and repair of networks and services. JDSU’s Communications Test & Measurement solutions support a broad range of network architectures and protocol requirements, including optical core (long haul and metro), optical access (FTTx, passive optical network or PON), copper access (xDSL), cable access and cable head-end (MPEG, Coax), and enterprise networks (GE, FiberChannel). Services and protocols supported include VoIP, IPTV, metro Ethernet, ATM/Frame Relay, SONET/ SDH, and many others.

     Our Advanced Optical Technologies segment provides document authentication, brand protection and product differentiation solutions for a range of commercial and consumer applications. It also provides thin film coated optics for applications including computer monitors and flat panel displays, projection systems, photocopiers, facsimile machines, scanners, as well as optically variable micro flakes for security applications and decorative surface treatments.

     Our lasers and high-performance photovoltaic converters offer solutions for semiconductor manufacturing, defense, aerospace, instrumentation, biotechnology, material processing, various sensor, and other applications. See “Note 17. Operating Segments and Geographical Information” of the Notes to Consolidated Financial Statements.

     We were incorporated in California in May 1979 and reincorporated in Delaware in October 1993. JDSU is the product of several significant mergers and acquisitions, including, among others, the combination of Uniphase Corporation and JDS FITEL Inc. to form JDS Uniphase Corporation on June 30, 1999, and major subsequent acquisitions, including Optical Coating Laboratory, Inc. (“OCLI”) in February 2000, E-TEK Dynamics, Inc. (“E-TEK”) in June 2000, SDL, Inc. (“SDL”) in February 2001, Lightwave Electronics, Corp. (“Lightwave”) in May 2005, and Acterna, Inc. (“Acterna”) in August 2005.

Available Information

     We are subject to the information requirements of the Securities Exchange Act of 1934, or the Exchange Act. Therefore, we file periodic reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Such reports, proxy statements and other information may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330, by sending an electronic message to the SEC at publicinfo@sec.gov or by sending a fax to the SEC at 1-202-777-1027. In addition, the SEC maintains a website (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically.

     Our Internet address is www.jdsu.com. We post all SEC filings on our website at www.jdsu.com/investors as soon as reasonably practicable after they are electronically filed or furnished to the SEC. All such filings on our Investor Relations web site are available free of charge. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Markets

     Our Optical Communications and our Communications Test & Measurement markets are driven by major trends in the communications industry. Our Commercial and Consumer market is comprised of multiple applications across several market segments.

Optical Communications and Communications Test & Measurement Markets

     In the communications industry, as content providers are developing new business models to expand their distribution capabilities, they are increasingly adopting on-line channels for the distribution of rich broadband content such as music, video programming, and movies. Telecommunications service providers are, in turn, planning to increase their revenues and profitability by expanding the capabilities of their IP packet-based networks to increase their network capacity and to deliver sophisticated levels of quality of service required to meet the service requirements of the content providers and the consumers.

     Telecommunications, cable television, satellite, and wireless service providers are competing with each other to offer content providers and consumers with the ability to carry virtually any type of content via bundled services. Potential benefits for service providers include increased Average Revenue per User (“ARPU”) and reduced customer turnover, thus increasing profitability and long-term competitive advantage. As a result, many providers are developing new, consolidated network architectures intended to enable a “triple-play” (i.e. integrated voice, data and video services) offering from a single provider rather than three separate services from three separate providers over three separate networks.

     Additionally, the proliferation of new and higher bandwidth services, including video-based content such as news, movies, and gaming, is generating strong growth in demand for network capacity and bandwidth rates, which in turn drives demand for many types of networking, access and transport systems.

     Driven by this need to offer a broadening suite of digital services, network operators worldwide are migrating to IP networks, which offer an effective solution for delivering triple-play services while lowering capital operating costs.

     Within the enterprise market, demand for broadband is driven by growing intra-company (LAN or local area network) and inter-company (WAN or wide area network) information networks needs. In addition, many companies are embracing new productivity-enhancing applications such as VoIP, which replaces traditional fixed circuit, point-to-point voice communications with packet-based network routed calls, and universal messaging systems that require greater bandwidth capability and data storage requirements.

     Growing demand for network capacity and bandwidth is expected to result in greater adoption of optical communications products across the telecom sector, including long haul, metro (core and access), CATV, submarine, and fiber to the premises (FTTP or FTTx) and in the storage and enterprise sectors, including LAN, storage area networks (SAN) and WAN. We believe that deployment of fiber closer to the end user increases the availability of high-bandwidth services and will result in increased demand on the metro and long-haul infrastructures into which these services feed. We believe that JDSU, with its broad optical communications product portfolios, is poised to capitalize on these developments.

     To remain competitive, telecommunications and cable service providers need to provision bandwidth more rapidly to keep up with the deployment of broadband triple-play services and the consequent increase in bandwidth demand. At the same time, service providers must continue to reduce operating costs associated with high-capacity DWDM networks. Migrating to Agile Optical Networks, which employ Reconfigurable Optical Add / Drop Multiplexers (ROADM), tunable transponders, and other Agile Optical products, can provide an effective solution. A service provider can add capacity, for instance, via remote management applications, eliminating the need to dispatch technicians to each impacted node.

     We believe that increasing deployments of broadband access, the expansion of IP-based services, and the need to reduce deployment time and cost will result in increased demand for communications test & measurement instruments, systems, software, and services. Such communications test & measurement solutions support the rapid deployment of new services, increase customer satisfaction by helping technicians complete installation and repair work correctly the first time, and lower operating expenses by automating and improving network installation, maintenance, and management processes. We believe our broad portfolio of test and measurement solutions position us well to benefit from these developments.

     We remain cautious, however, in attempting to forecast the future. Visibility remains limited, and we cannot provide any assurance as to the timing or scale of optical network deployments. In particular, we note that the service provider market is undergoing a phase of consolidation aimed at accelerating providers’ ability to provide triple-play or quadruple-play (includes wireless) services and to compete more effectively. This action is driving consolidation among network equipment manufacturers. In addition, the deployment of triple- or quadruple-play services increases the complexity of existing IP networks. While the trend is clear, the industry has embarked upon the initial phases of a long journey.

Commercial and Consumer Market

Brand Protection and Document Authentication

     The prevalence of product counterfeiting is increasing, creating the potential for consumer health and safety risks, corporate liability issues, devaluation of brand image, weakening of brand loyalty, and lost revenues. Products that have been targets for counterfeiting have included pharmaceuticals, imaging supplies, apparel, automotive parts, consumer electronic products, and electronic media.

     Multiple factors are contributing to the counterfeit market, including the broad adoption of the Internet to facilitate distribution, ready availability of low-cost, extremely high-quality printing equipment to reproduce product packaging, the elimination of international trade barriers, and an increasingly mobile global society.

     In response, many corporate brand owners are accelerating the introduction of protective measures, developing overt and covert packaging strategies that provide consumers and/or inspection personnel with the ability to quickly determine product authenticity, for instance, by visually detecting a color-shifting effect on the package.

     JDSU provides optical products for commercial and consumer security and brand authentication applications across various markets. Products from our Advanced Optical Technologies segment protect approximately 100 currencies worldwide and have been widely adopted by leading pharmaceutical and biotechnology companies on prescription drug packaging. Companies in other industry sectors also have implemented brand protection solutions using our color-shifting technology to prevent counterfeiting of their brands.

Decorative

     Global competition and an increasing range of product offerings are driving designers to look for innovative ways to differentiate their products. Products from our Advanced Optical Technology segment are used by our customers in decorative coatings to create striking or unusual visual effects.

Custom Optics

     Complex, high-performance optical coatings are needed in an increasing range of applications, including medical instruments, satellite solar covers, computer-driven projectors, large screen projection televisions, aerospace, and defense. JDSU is a leading manufacturer of optical thin film coatings and components used to manage light.

Commercial Lasers

     There is increased demand for high precision lasers for a variety of commercial markets, including semiconductors, materials processing and biotechnology as well as for use in imaging, aerospace and defense applications. Technology demands and trends in these markets are shaping the adoption of high-performance optical solutions. These trends include:

  Wafer inspection and materials processing

  Demand for electronic products with greater functionality, requiring high speed, precise micro machining, and materials processing

  Advances in cytology (the study of cells used, for example, in the diagnosis of cancer), hematology (the study and science of blood), genome sequencing, and crime scene investigation

  The development of innovative, non-invasive, effective measurement and analysis for bio-analysis

  The need for remote sensing in environmental applications.

     These trends are generating growing demand for commercial high-precision laser products. Market growth is further stimulated by the continuous reductions in size and power driven by adoption of solid state laser technology and the need for higher reliability in products. We believe that, as a leading provider of high-precision commercial lasers and other supporting technologies, we are poised to benefit from the development of these industry trends.

Photonic Power

     Power provided over copper cables is susceptible to RF and EMI interference. Photonic Power is immune to RF and EMI, is lighter, generates less heat, and is spark-free. JDSU is a pioneer in this emerging market with applications in aerospace, medical, defense, energy, and wireless communication.

Operating Segments

     Our principle operating segments are Optical Communications, Communications Test & Measurement and Advanced Optical Technologies. Our Lasers business, which includes our Photonic Power business unit, are reported in the All Other category.

Optical Communications

     Our Optical Communication segment provides the broadest portfolio of components, modules, and subsystems in the industry to support optical telecommunications networks, including submarine, long haul, metro, access, and cross-connect applications. We also serve the data communications market, including SAN, LAN, and Ethernet WAN applications.

     We provide the industry’s broadest portfolio of optical communications solutions required to build and maintain Agile Optical Networks. An Agile Optical Network (AON) is a dynamically reconfigurable DWDM network designed to accelerate triple-play service deployment and enable advanced wavelength applications at significantly reduced cost.

     We believe the dynamically reconfigurable nature of the AON offers many unique competitive and cost advantages, enabling communications service providers to more efficiently use and scale network capacity, streamline service provisioning and modify network topology through simple “point and click” network management systems.

     The breadth of our communications product offering with AON solutions is described below.

Components

     High Power Pump Lasers: We supply 980-nanometer and 14xx-nm (wavelength tailored) pump lasers that are utilized in erbium-doped fiber amplifiers (EDFAs) and Raman modules for amplification of optical signals. We also offer a line of high-power, high-brightness products targeted for industrial fiber laser and FTTx applications.

     Modulators: Modulators are used to encode information being sent through the network. We supply a range of modulators, including monolithically integrated internal and high performance lithium niobate external modulators.

     Wavelength Lockers: We supply wavelength lockers that are used to stabilize the wavelength of lasers in DWDM transmission systems.

     Wavelength Division Multiplexing (WDM) Couplers, Filters, Isolators and Circulators: WDM couplers are used to split and combine signals of different wavelengths. We also supply isolators and circulators, including fixed and tunable filters, which are used to control the direction and flow of light in a network.

     Switches and Attenuators: Optical switches are used to route and switch signals to different destinations within networks. Attenuators are used to adjust the power of the optical signal to be compatible with the optical receivers within a network system.

     Submarine Applications: We offer the most comprehensive set of components for submarine applications. These include high power pump lasers and other active and passive components designed and manufactured to meet the stringent requirements of marine applications.

Modules and Subsystems

     Agile Optical Switches: JDSU’s Agile Optical Switch family provides the broadest portfolio of ROADM solutions to match the requirements of major market segments. These solutions are the building blocks of Agile Optical Networks and provide the flexibility to remotely reconfigure any or all wavelengths, reducing time-to-service, simplifying the network, and streamlining planning and management. This results in significant operating and capital expense reductions and faster time to revenue. In addition, our switching solutions enable the cost-effective creation and deployment of more complex network architectures.

     Agile Transmission Modules: The JDSU Agile Transmission Modules family includes tunable transponders and tunable lasers. The deployment of next generation, IP-based voice, data and video services presents a new series of network management challenges for communications service providers, and we believe the flexibility enabled by JDSU’s transponders is critical to their success. Our Agile Transmission Modules also support multiple modulation formats to allow multiple applications, from ultra long haul to metro networks, in a single platform.

     Agile Optical Amplifiers: Our Agile Optical Amplifiers cover a wide range of functionality and are designed to boost optical signals, permitting an optical signal to travel a greater distance between electronic terminals and regenerators. Our amplifiers also respond dynamically to accommodate changes in the number of wavelengths or signal powers using advanced transient suppression techniques. As a result, they preserve gain, flatness, and output power over a wide range of input conditions to meet the needs of reconfigurable optical networks.

     Transmitters: We manufacture transmitter modules that combine source lasers, modulators, wavelength lockers, and electronic drivers in one package to create and encode optical signals.

     Transceivers and Transponders: For the data communications market we offer 1 Gb/s, 2 Gb/s and 3 Gb/s Fiber Channel, and 1 Gb/s and 10 Gb/s Ethernet transceivers. Form factors supported include GBIC SFP, X2 and XFP. In the telecom segment, we offer a broad range of solutions for Synchronous Optical Network/Synchronous Digital Hierarchy (SONET/SDH) and WDM markets. Solutions offered include Small Form Factor pluggable (SFP) and 10 Gigabit Small Form Factor Pluggable (XFP) transceivers and 300 pin Small Form Factor (SFF) and LFF transponders. In addition to these fixed-wavelength telecom transponders, we offer tunable telecom transponders as part of our Agile Transmission module family.

     Add-Drop Multiplexers: These modules allow systems to add and drop optical wavelengths without the need to convert to electrical signal. The modules include multiple components such as switches, wavelength mutiplexers/ demultiplexers, and attenuators.

     Optical Channel Monitors: Optical Channel Monitors (OCM) allow optical network performance to be checked continuously in real-time. The OCM integrates all the functions needed to cost-effectively monitor wavelength, power, and optical signal to noise ratio (OSNR) performance.

     WaveReady Products: These low-cost and easy-to-operate bit-rate and protocol independent modules, software, and shelves can be configured to deliver carrier class and enterprise optical transport solutions for LAN and SAN extension, Gigabit Ethernet, SONET, data, and video and to help triple play deployments. WaveReady solutions can be used with existing SONET-based networks to expand existing services such as DSL or add new services such as VoIP and provide a cost-effective solution to adding new fiber to a network. JDSU’s unique portfolio of WaveReady Network Ready Subsystems allows providers to enable bandwidth aggregation and design hybrid dense or coarse WDM optical networks. The WaveReady family is easy to manage through Simple Network Management Protocol (SNMP) and TL1 compatible communication modules as well as JDSU Node Manager software.

     Optical Layer Subsystems: We provide amplifier, transponder, switching and other circuit pack subsystems, which include optics and electronics on a circuit board and/or otherwise packaged with an interface for telecommunication systems. These products contain higher levels of hardware and firmware integration, including increasing levels of embedded software intelligence.

Competition

     We compete against numerous public and private companies providing fiber optic components, modules, and subsystems, including independent merchant suppliers and business units within vertically integrated equipment manufacturers, some of whom are our customers. A partial list of our public company competitors includes Avanex,

Bookham Technology, Finisar, Fujitsu, Furukawa Electric, Oplink Communications, and Sumitomo Electric. In addition to these established companies, we face significant and focused competition from other companies and from emerging start-ups. While each of our product families has multiple competitors, we believe that we have the broadest range of products and technologies available in the industry. Furthermore, we believe that the breadth and product leadership of our Agile Optical Network portfolio positions JDSU well as the industry continues to migrate from fixed to reconfigurable DWDM architectures and networks.

Communications Test & Measurement

     JDSU offers one of the industry’s most expansive set of communications-focused test and measurement solutions. This portfolio provides end-to-end test support across communications networks, including the core, metro, access, and home networking environments. We are a leader in the test and measurement market and have an installed base of hundreds of thousands of test instruments and systems deployed in communications networks around the world. Our customers include the world’s largest communications service providers, communications equipment manufacturers, government organizations, and large corporate customers.

     JDSU’s test and measurement product portfolio includes:

     Instruments -- Instruments are devices that perform various communications test and monitoring functions. Designed to be mobile devices, these products assist service provider technicians in assessing the performance of network elements and segments or verifying the integrity of the information being transmitted across the network. These instruments incorporate high levels of intelligence and have user interfaces that are designed to simplify operation and minimize necessary training. JDSU’s test instruments also include those used by network equipment manufacturers (NEMs) in the design and manufacture of next-generation network equipment. Thorough testing by NEMs plays a critical role in producing the components and equipment that are the building blocks of network infrastructure.

     Systems – JDSU’s systems are test and management devices that reside in our customers’ communication networks. Typically, these systems consist of hardware and software components. Using an integrated test and management system, our customers are able to analyze a variety of network elements, transmission technologies and protocols from a single console, simplifying the process of deploying, provisioning and managing network equipment and services. From a centralized location, technicians can access the test systems within the network and perform simultaneous test and monitoring functions on one or more elements, either manually or in an automated fashion. These capabilities allow network operators to initiate service to new customers faster, decrease the need for technicians to make on-site service calls and allow service providers to make necessary repairs faster and provide higher quality and more reliable services.

     Software – JDSU provides software products and custom software development services for our customers. Software products address applications for network capacity management, test operations support systems and workflow solutions. Software services are provided to customize software applications and to interface JDSU software to customer operations support systems.

     Services – JDSU offers a range of product support and professional services geared to comprehensively address our customers’ requirements. We provide repair, calibration, and software support services for our products as well as technical assistance on a global basis. In addition, we offer product and technology training services to our customers. Project management services are an integral part of the professional service offerings. These professional services are provided in conjunction with system integration projects that include installation and implementation. We provide product and process consulting to our customers.

Competition

     We compete against various companies, including Agilent, Anritsu, Exfo, Spirent, and Sunrise. While each of our product families has multiple competitors, we believe that we have the broadest range of wireline products and solutions available in the communications test & measurement industry.

Advanced Optical Technologies

     Our Advanced Optical Technologies segment represents JDSU’s center of excellence for thin film coating. Optical thin film coatings are microscopic layers of materials such as silicon and magnesium fluoride that are applied to the surface of a substrate, including glass, plastic or metal, to alter the substrate’s optical properties. Thin film coatings work by controlling, enhancing or modifying the behavior of light to produce specific effects such as reflection, refraction, absorption, abrasion resistance, anti-glare, and electrical conductivity.

Custom Optics

     The aerospace, defense and medical/environmental instrumentation markets require sophisticated, custom, high-precision coated products and optical components that selectively absorb, transmit or reflect light to meet the specific performance requirements of advanced systems. We provide a wide array of precision optics and advanced optical technologies from the ultraviolet to the far infrared portion of the light spectrum. Most products are custom optical filters that require one or more thin film coatings on a simple or irregular shape. Uses for these custom optics can be found in commercial applications, scientific products and telecommunication systems, among others. Our products include infrared filters, beam splitters, and optical sensors for aerospace applications, optical filters for medical instruments, and solar cell covers for satellites. Our products in the office automation market include photoreceptors and mirrors for photocopiers, document scanners, overhead projectors, facsimile machines, and printers.

     Aerospace and Defense: We provide solar cell cover glass and thermal control mirror technology. One or more of our solar products can be found on U.S. manned spacecraft, on U.S. satellites, and on international satellites. In addition, we supply various types of filters used in military defense applications such as night vision goggles and electronic counter measures.

     Consumer and Commercial Electronics: We manufacture and sell products for use in home and business display systems. These products include dichroic filters, mirrors, polarization compensators, heater panels and other coated optics, and assemblies.

     Instrumentation: We provide multi-cavity and linear variable infrared filters on a variety of substrates for numerous applications, including gas monitoring and analysis, thermal imaging, smart munitions, fire detection, spectroscopy, and pollution monitoring. Our filters are additionally used in biomedical applications including microscopy, cytology semiconductor test systems, and test and measurement equipment. We also provide advanced optical technologies and filters that are used to create dramatic lighting effects and project rich, saturated color in intelligent lighting systems for concerts, discotheques, stages, studios, and architectural lighting.

Document Authentication and Brand Protection

     Our security products use light interference technology, which allows inks or plastics to exhibit different colors and visual effects from different viewing angles. This technology is also used to inhibit counterfeiting of currencies and other valuable documents. We also supply products incorporating proprietary interference technologies to provide brand authentication and security solutions intended to deter counterfeiting. Applications include pharmaceuticals, imaging supplies, electronics, computer, and other consumer goods. We offer these products in a wide range of flexible solutions by incorporating them into labels and packaging.

Decorative Products

     Our line of decorative products utilize proprietary manufacturing processes and light interference technology to provide products with certain color characteristics that are attractive for applications in paints, cosmetics, and plastics. The products create a durable color shifting finish for automotive, consumer electronics, and other applications.

Competition

     In these markets, we face competition from providers of special effect pigments, including BASF and Merck KGaA. We also face competition from Japanese coating companies such as Nidek, Toppan, and Tore as well as display component companies such as Viratec, Nitto Optical, Asahi, Nikon, and Fuji Photo-Optical. In our commercial and defense markets, we compete with optics companies such as Deposition Sciences and Barr Associates.

Lasers

Laser Products

     Our portfolio of laser products includes components and subsystems used in a wide variety of OEM applications. Our broad range of products, include high-reliability industrial diode lasers, fiber lasers, helium-neon (HeNe) gas lasers, air-cooled argon gas lasers, and continuous wave and pulsed diode-pumped solid-state lasers. The solid-state lasers include low- to high-power output, ultra violet (UV), visible and IR wavelength solid state solutions. This broad portfolio addresses the needs of our customers in markets and applications such as biotechnology, materials processing, semiconductor, graphics and imaging, remote sensing/ranging, and laser marking.

     Diode-Pumped Solid-State Lasers: Our diode-pumped solid-state lasers with high output power, excellent beam quality, low noise, exceptional reliability, and extremely small packaging are used in biotechnology instrumentation, material processing, graphics and imaging, semiconductor manufacturing, and laser induced fluorescence applications. We offer very low noise continuous wave green lasers, high repetition rate near infrared lasers, and high power pulsed and very high repetition rate UV lasers.

     Industrial Diode Lasers: We have leveraged our telecom expertise into a family of industrial laser diode products, including components, plug and play modules and fiber-coupled devices. These diode lasers address a wide variety of applications, including laser pumping, thermal exposure, illumination, ophthalmology, image recording, printing, material processing, optical storage, and spectral analysis.

     Argon Ion Lasers: We are a leading manufacturer of air-cooled argon ion lasers. Argon lasers are very stable and reliable over the entire range of operating currents and temperatures, making them well suited for complex, high-resolution OEM applications such as flow cytometry, DNA sequencing, graphics and imaging, and semiconductor inspection.

     Helium-Neon Lasers: We offer helium-neon lasers in the red, green, yellow, and orange wavelengths. These products provide high output power with low noise, offering excellent beam pointing and amplitude stability, and instant start-up. These lasers are used in various applications, including bar code scanning, flow cytometry, metrology, photo processing, and alignment.

     Fiber Lasers: Fiber lasers are compact in size, require simple wall-socket power, and are air-cooled, making them easy to integrate into a system. The nominal output wavelength of one micron is perfect for precision machining applications such as marking, bending and cutting, and selective soldering.

Photonic Power Solutions

     JDSU is driving change in a broad range of market segments with photonic power, a revolutionary alternative to existing power delivery solutions. Delivering power over a fiber optic cable instead of copper wiring removes many of the barriers imposed by copper transport, isolating electronics from environmental factors across a broad array of applications. JDSU’s innovative power delivery system can be used to drive sensors, gauges, actuators, low power communications devices, nanotechnology, micro-electromechanical (MEM) systems, and innumerable other electronic devices. The isolated nature of the power delivery makes it ideal for applications that require a spark-free environment or that are operating under high levels of RF, EMI, or voltage, or other harsh environmental conditions. Power is provided without contributing any adverse effects. This technology can be used in an ever-increasing number of applications, including medical, energy, defense, aerospace, wireless communications, and industrial sensors.

Competition

     In our Lasers business, we compete with laser companies such as Coherent and the Spectra-Physics division of Newport. Our Photonic Power solutions feature a new, innovative technology for which there are not yet direct competitive offerings.

Strategy

     Our objective is to continue to be a leading supplier for all markets and industries we serve. Specifically, we plan to pursue the following product strategies:

  The strategy of our Optical Communications segment is to help accelerate our customers’ profitability and time-to-revenue via enhanced vertically integrated optical platforms, such as higher-performance modules and circuit packs that leverage the broad optical components portfolio we sell directly to OEMs. Furthermore, we plan to help the service providers reduce their time to market and reduce operating expenses associated with the deployment of DWDM networks via the adoption of Agile Optical Networking solutions.

  Within our Communications Test & Measurement segment, our strategy is to enhance our market position – while continuing to improve profitability – by providing communications test and management solutions that address the toughest business challenges of network operators and communications equipment manufacturers. Our focus is to enable network operators to accelerate deployment of new services, improve quality and reduce customer churn, and lower network operating expenses.

  Our Advanced Optical Technologies segment aims to uniquely differentiate and effectively protect valuable brands via a secure, flexible, and aesthetically innovative optical platform. We also strive to supply the highest quality, best in class optical components, and assemblies with innovative coating processes that help our customers effectively differentiate their products.

  Our Lasers business unit strives to enable our customers’ next generation laser applications, such as laser-based solutions in bio-medical, graphical, remote sensing and material processing markets, by exploiting laser product transitions from gas to solid state. Furthermore, we plan to accelerate new customer applications enabled by our high-performance Photonic Power photovoltaic converters.

     In support of these product strategies, we are pursuing a corporate strategy that we believe will best position us for future opportunities in all the markets we serve. The key elements of our corporate strategy include:

  Enabling our customers’ innovation in broadband and optical markets. We are committed to working closely with our customers from initial product design through to manufacturing and delivery. We strive to engage with our customers at the early stages of development to provide them with their entire component, module or subsystem needs. Our sales, customer support, product marketing, and development efforts are organized to maximize effectiveness in our customer interactions. Based on current and anticipated demand, we will continue to invest organically and inorganically in new technologies and products that offer our customers increased efficiency, higher performance, improved functionality, and/or higher levels of integration.

  Shaping our product portfolio based on profitability and revenue growth. In fiscal 2006, we deliberately exited product lines with approximately $80 million of annualized revenue that were unable to contribute to our longer term profitability objectives. Acquisition targets are carefully selected to support our objective to expand our addressable market in potentially higher growth, higher profitability areas. Similarly, decisions to invest in organic product development will continue to be driven by profitability and revenue growth objectives.

  Diversifying our customer base and product portfolio. Our acquisition strategy over the last several years has focused on our desire to diversify our business in terms of product offering and customer base. The acquisition of Acterna, for example, doubled our addressable market in the optical communications market and expanded our customer list beyond network equipment manufacturers to include carriers and cable companies. In our lasers business, the acquisition of Lightwave significantly strengthened our portfolio of solid-state lasers and improved our competitiveness as the industry transitions away from gas lasers.

  Reducing legacy operating complexity and manufacturing costs to enable increased efficiency and quality improvement. Between 2001 and 2006, we consolidated 41 manufacturing locations. We remain committed to streamlining our manufacturing operations and reducing costs by using contract manufacturers where appropriate for our less complex, high volume products, and by situating our factories in lower-cost locations capable of consistently meeting our customers’ quality and performance requirements.

     Although we expect to be successful in implementing our strategy, there are many internal and external factors that could impact our ability to meet any or all of our objectives. Some of these factors are discussed under “Risk Factors.”

Acquisitions

     As part of our strategy, we are committed to the ongoing evaluation of strategic opportunities and, where appropriate, the acquisition of additional products, technologies or businesses that are complementary to, or broaden the markets for our products. During fiscal 2006, we believe we strengthened our business model by expanding our addressable market, customer base, and expertise, diversifying our product portfolio, and fortifying our core businesses through acquisition as well as through organic initiatives.

     In May 2006, we completed the acquisition of Test-Um Inc. (“Test-Um”), an industry-leading provider of home networking test instruments for the FTTx and digital cable markets. By acquiring Test-Um, we expanded our channels for the sale of our broad portfolio of test instruments for broadband access networks, including the recently introduced SmartClass line of instruments. We plan to leverage Test-Um’s network of several hundred distribution partners, making our access test instruments available to the service installation and electrical contractors served by Test-Um today. In addition, the acquisition creates new market opportunities for Test-Um’s products, which will be made available through JDSU’s direct sales and service organization serving the largest telecommunications and cable service providers worldwide.

     In November 2005, we completed the acquisition of Agility Communications, Inc. (“Agility”), a leading provider of widely tunable laser solutions for optical networks. The acquisition is expected to solidify our leadership position in the rapidly growing market for tunable lasers and transponders; offer an optimal path to high volume, high yield, tunable, pluggable solutions when combined with JDSU’s manufacturing scalability; establish JDSU as the broadest end-to-end agile optical network portfolio provider in the marketplace.

     In August 2005, we completed the acquisition of privately held Acterna, Inc. (“Acterna”), a leading worldwide provider of broadband and optical test and measurement solutions for telecommunications and cable service providers and network equipment manufacturers. With this acquisition, we have become a leading provider of broadband test and measurement systems serving an expanded customer base that includes the largest 100 telecommunications and cable services providers and system manufacturers worldwide. The combined portfolio of products and services are expected to enhance the deployment of IP-based data, voice, and video services over optical long haul, metro, fiber-to-the-home, DSL, and cable networks. Starting the first quarter of fiscal 2006, the addition of Acterna’s Test & Measurement business comprised a new reportable segment of our business.

     In May 2005, we acquired Photonic Power Systems, Inc., (“PPS”). PPS pioneered the delivery of electrical power over fiber. The acquisition of PPS supports our goal of technology innovation and could allow JDSU to enter a number of new markets, including medical, wireless communications, electrical power, industrial sensors, and aerospace applications.

     In May 2005, we acquired Lightwave Electronics Corporation (“Lightwave”), a leading provider of solid-state lasers for commercial markets including materials processing, semiconductor fabrication, and biotech. The acquisition of Lightwave expanded JDSU’s product line of the higher-growth solid-state laser market broadening our customer base and reinforcing our commitment to the OEM laser business. Examples of solid-state laser applications include PC board via-hole drilling, wafer singulation for solar cells and light emitting diode (LEDs), wafer inspection and alignment, memory repair, and ultraviolet flow cytometry and confocal microscopy.

     Please refer to “Note 3. Mergers and Acquisitions” of Notes to Consolidated Financial Statements under Item 8 of this Annual Report on Form 10-K for further discussion of the acquisitions completed during fiscal 2006.

Restructuring Programs & Divestitures

     Since April 2001, we have significantly consolidated and rationalized the manufacturing of our products based on core competencies, cost efficiency, and alternative manufacturers, where appropriate. Among other things, we continue to strengthen our partnerships with contract manufacturers primarily for our telecommunications, data communications, and laser products. We also are centralizing in-house manufacturing to our lower-cost facility in Shenzhen, China.

     In November 2004, we announced a strategic decision to sell our Singapore and Bintan, Indonesia, manufacturing operations to Fabrinet Co. Ltd. (“Fabrinet”), one of our contract manufacturers. The agreement provides us with long-term sourcing guarantees for the datacom transceivers..

     In April 2005, we announced restructuring programs designed to further reduce the number of manufacturing facilities, in addition to the divestiture or exit from selected businesses and product lines that were not strategic and/ or were not capable of meeting our desired profitability goals. This restructuring program included the reduction of headcount at our Santa Rosa facility, the sale of our Fuzhou, China, and Mountain Lakes, New Jersey, businesses, the transfer of our manufacturing operations in Ewing, New Jersey, and Rochester, Minnesota, to a contract manufacturer, and the sale of our CATV product line to a third party.

     In September 2005, and in further support of our cost reduction program and profitability objectives, we sold our front surface mirror product line.

     In November 2005, we took steps to further commit to the consolidation of our manufacturing operations and the transfer of such operations to other of our facilities and to the facilities of our contract manufacturing partners. Specifically, we closed our Rochester, Minnesota, facility and announced the transition of products manufactured at our Ottawa site to contract manufacturers and an additional phase of consolidation at our Santa Rosa facility.

     In February 2006, we entered into an agreement with Fabrinet to transfer the manufacturing operations in Ottawa, Canada to company facilities in Shenzhen, China, and St. Etienne, France. In addition, certain manufacturing operations were transferred to Fabrinet facilities in Thailand. Non-manufacturing activities at the Ottawa site were unaffected by this agreement.

     We have consolidated manufacturing, research and development, sales and administrative facilities through building and site closures. As of June 30, 2006, 52 sites and buildings in North America, Europe and Asia-Pacific have been closed. The process involves consolidating product lines, standardizing on global product designs, and transferring manufacturing to fewer locations. The 52 sites closed were as follows:

North America:	Allentown, Pennsylvania; Asheville, North Carolina; Calabasas, California; Camarillo, California; Columbus, Ohio; Eatontown, New Jersey; Freehold, New Jersey; Gloucester, Massachusetts; Horsham, Pennsylvania; Manteca, California; Melbourne, Florida (two sites); Mountain Lakes, New Jersey; Nashua, New Hampshire; Ottawa, Canada (three sites); Piscataway, New Jersey; Raleigh, North Carolina; Richardson, Texas; Rochester, Minnesota; Rochester, New York; San Jose, California (five sites); Santa Barbara, California; Santa Clara, California; Santa Rosa, California; Scarborough, Canada; Toronto, Canada; Valencia, California; Victoria, Canada; Westlake, California.

South America:	Cotia, Brazil

Europe:	Arnhem, Netherlands; Bracknell, United Kingdom; Eindhoven, Netherlands; Helsinki, Finland; Hillend, United Kingdom; Leobersdorf, Austria; Oxford, United Kingdom; Plymouth, United Kingdom; Torquay, United Kingdom; Waghaeusel-Kirrlach, Germany; Witham, United Kingdom.

Asia-Pacific:	Bintan, Indonesia; Fuzhou, China; Shunde, China; Sydney, Australia; Taipei, Taiwan.

     We continue to centralize many administrative functions such as information technology, human resources, and finance to take advantage of common processes and controls, and economies of scale.

     Our results of operations and financial condition were significantly affected by charges related to our restructuring activities, the write-downs of inventories, and the impairment of our investments and long-lived assets during fiscal 2006, 2005, and 2004. We may not be successful in our manufacturing strategy, and there are many risks to be addressed as described in the “Risk Factors” section.

     Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations under Item 7 and Notes to the Consolidated Financial Statements under Item 8 of this Annual Report on Form 10-K for further discussion on these charges.

Sales and Marketing

     We market our products primarily to service and cable providers, network equipment manufacturers, OEMs, distributors and strategic partners in North America, Europe and Asia-Pacific. Our sales organizations communicate directly with customers’ engineering, manufacturing and purchasing personnel in determining the design, performance, and cost specifications for customer product requirements.

     Our customers for optical communications solutions include Agilent, Alcatel, Ciena, Cisco Systems, Ericsson, Fujitsu, Hewlett-Packard, Huawei, IBM, Lucent, Nortel, Siemens, and Bell South.

     Our customers for communications test & measurement solutions include all major telecom and cable operators such as AT&T, Verizon, Deutsche Telekom, British Telecom, France Telecom, China Telecom, Telmex, Comcast, TimeWarner, and many others. Our Test & Measurement customers also include many of the network equipment manufacturers served by our optical communications group.

     Customers for our advanced optical technologies and our laser markets include Agilent, Applied Biosystems, BAE System, Eastman Kodak, Hitachi, ITT, Mitsubishi, Northrup Grumman, SICPA, Sony, and Toshiba.

     We believe that a high level of customer support is necessary to develop and maintain long-term relationships with our customers. Each relationship begins at the design-in phase and is maintained as customer needs change. We provide direct service and support to our customers through our offices in North America, Asia, and Europe. We have aligned our sales organization in the communications business to offer customers a single point of contact for all of their product requirements and created centers of excellence to streamline customer interactions with product line managers. We are also continuing to consolidate administrative functions to provide improved customer service and reduce our cost.

Research and Development

     During fiscal 2006, 2005, and 2004, we incurred research and development expenses of $155.5 million, $93.7 million, and $99.5 million, respectively. Our total number of employees engaged in research and development has increased to 975 as of June 30, 2006, compared to 532 as of June 30, 2005, and 647 at June 30, 2004. The increase in fiscal 2006 was mainly related to the acquisition of Acterna.

     We devote substantial resources to research and development to develop new and enhanced products to serve our markets. Once the design of a product is complete, our engineering efforts shift to enhancing both the performance of that product and our ability to manufacture it in volume and at lower cost.

     For the optical communications market, we are increasing our focus on the most promising markets while maintaining our capability to provide products throughout the network. We are increasing our emphasis on the next generation Agile Optical components and modules, such as ROADMs and tunable devices needed for long-haul, metro, access, local area network, storage area network, and enterprise markets. We are also responding to our customers’ requests for higher levels of integration, including the integration of optics, electronics and software in our modules, subsystems, and circuit packs.

     In our communications test & measurement market, we are increasing our focus on the most promising market, the broadband triple-play segment, while maintaining our capability to serve all major network architecture and protocols needs.

     In our advanced optical technologies and laser markets, our research and development efforts concentrate on developing more innovative solutions such as economical and commercially suitable light interference micro flakes, color separation filters, and various components for optical systems, and components, modules and assemblies to serve the display and instrumentation markets.

Manufacturing

     The following table sets forth our major manufacturing locations and the primary products manufactured at each location as of June 30, 2006. Manufacturing facilities and products manufactured by our contract-manufacturing partners (located in California, Texas, Ottawa, China, Indonesia, Singapore, Malaysia, and Thailand) are not included in the table below:

Location	Products
NORTH AMERICA

United States:
Allentown, PA	Tunable laser packaging

Commerce, CA	Packaging labels for both security and non-security applications

Germantown, MD	Test & Measurement products

Indianapolis, IN	Test & Measurement products

Coral Springs, FL	Color and image enhancement products

San Jose, CA	High power pump lasers, source lasers, waveguides submarine products, CoC testing, and solid state lasers

Santa Rosa, CA	Optical display and projection products, light interference pigments for security and decorative applications, gas and solid state lasers, laser subsystems, and thin film filters

Bloomfield, CT	Lithium niobate modulators, wavelength lockers, and electronic drivers for telecommunications

REST OF WORLD

China:
Beijing	Light interference pigments for security applications

Shenzhen	Variety of standard optical components and modules, transceivers and transponders, photodetectors, receiver products, erbium doped fiber amplifiers (EDFA), optical amplifiers, and source lasers

France:
St. Etienne	Test & Measurement products

Germany:
Eningen	Test & Measurement products

Sources and Availability of Raw Materials

     Our intention is to establish at least two sources of supply for materials whenever possible, although we do have some sole source supply arrangements. The loss or interruption of such arrangements could have an impact on our ability to deliver certain products on a timely basis.

Patents and Proprietary Rights

     Intellectual property rights that apply to our various products include patents, trade secrets, and trademarks. We do not intend to broadly license our intellectual property rights unless we can obtain adequate consideration or enter into acceptable patent cross-license agreements. As of June 30, 2006, we held over 1,200 U.S. patents and several hundred foreign patents.

Backlog

     Backlog consists of purchase orders for products for which we have assigned shipment dates within the following 12 months. As of June 30, 2006, our backlog was approximately $331.8 million as compared to $142.4 million at June 30, 2005. Because of possible changes in product delivery schedules and cancellation of product orders and because our sales will often reflect orders shipped in the same quarter in which they are received, our backlog at any particular date is not necessarily indicative of actual revenue or the level of orders for any succeeding period.

Employees

     We had 7,099 employees as of June 30, 2006, as compared to 5,022 and 6,041 as of June 30, 2005 and 2004, respectively. Our workforce as of June 30, 2006 included 4,255 employees in manufacturing, 975 employees in research and development, 711 employees in general and administrative functions (including information technology, finance, and human resources), and 1,158 employees in sales and marketing.

     We have never experienced a work stoppage, slowdown or strike. Notwithstanding the reductions in force that have taken place, we consider our employee relations generally to be good.

     Similar to other technology companies, particularly those in Silicon Valley, we rely upon our ability to use stock options and other forms of stock-based compensation as key components of our executive and employee compensation structure. Historically, these components have been critical to our ability to retain important personnel and offer competitive compensation packages. Without these components, we would be required to significantly increase cash compensation levels (or develop alternative compensation structures) to retain our key employees, particularly as and when an industry recovery returns. Recent accounting rules relating to the expensing of stock-based compensation may result in us substantially reducing, or even eliminating, all or portions of our equity compensation programs which may negatively impact our ability to attract and retain key employees.

ITEM 1A. RISK FACTORS

We have a history of net losses, and our future profitability is not assured.

     We incurred net losses of $151.2 million, $261.3 million, and $115.5 million in our fiscal years ended June 30, 2006, 2005 and 2004, respectively. Although we have made progress both in reducing costs associated with our legacy business, as well as in significantly improving our operating results (principally through the acquisition of Acterna in the first quarter of fiscal 2006), a confluence of factors may reduce the impact of these improvements, and may also undermine our ability to grow revenues or to achieve future profitability. These factors include, among others:

  uncertain future telecom carrier and cable operator capital and R&D spending levels, which particularly affects our Optical Communications and Communications Test & Measurement segments;

  fluctuations in demand for, and sales of, our products;

  adverse changes to our product mix, both fundamentally (resulting from new product transitions, the declining profitability of certain legacy products and the termination of certain formerly higher margin products, among other things) and due to quarterly demand fluctuations;

  adverse charges associated with underutilization of our manufacturing capacities;

  intense pricing pressure across our product lines (due to competitive forces, increasingly from Asia, and to a highly concentrated customer base for many of our product lines), which continues to offset many of the cost improvements we are realizing quarter over quarter;

  availability and cost of components for our products;

  increasing commoditization of previously differentiated products, principally in the optical communications markets, and the concomitant negative effect on average selling prices and profit margins, particularly in our Optical Communications segment;

  continuing execution challenges, particularly in our optical communications and commercial laser product portfolio, which limit revenue opportunities and harm profitability, market opportunities and customer relations;

  restructuring charges, employee severance expenses and other costs associated with asset divestitures, facility consolidations, product transfers, product terminations and other actions associated with our continuing restructuring activities;

  revenue declines associated with terminated or divested product lines;

  continuing redundant costs related to transitioning of manufacturing to low cost locations;

  continuing high levels of selling, general and administrative, (“SG&A”) expenses; and

  seasonal fluctuations in revenue from our Communications Test & Measurement products.

     Taken together, these factors limit our ability to predict future profitability levels. While some of these factors may diminish over time as we improve our cost structure and focus on enhancing our product mix, several factors, such as continuous pricing pressure, increasing Asia-based competition, increasing commoditization of previously-differentiated products, a highly concentrated customer base for many of our product lines and seasonal Communications Test & Measurement revenue fluctuations, are likely to remain endemic to our businesses. If we fail to achieve profitability expectations, the price of our debt and equity securities, as well as our business and financial condition, may be adversely impacted.

If information networks do not continue to expand as expected, or if industry consolidation continues, our business will be adversely impacted.

     Our future success as a manufacturer of optical components, modules and subsystems, and communications test and measurement products ultimately depends on the continued growth of the communications industry and, in particular, the continued expansion of global information networks. As part of that growth, we are relying on increasing demand for high-content voice, video, text and other data delivered over high-speed connections (i.e., high bandwidth communications). As network usage and bandwidth demand increase, so does the need for advanced networks to provide the required bandwidth and for advanced instruments and equipment to facilitate the installation, maintenance and operation of these networks. Without network and bandwidth growth, the need for our products, and hence our future growth as a manufacturer of these products, is jeopardized. Currently, while increasing demand for network services and for broadband access, in particular, is apparent, growth is limited by several factors including, among others, an uncertain regulatory environment, reluctance from content providers to supply video and audio content over the communications infrastructure, and uncertainty regarding long-term sustainable business models as multiple industries (cable, traditional telecommunications, wireless, satellite, etc.) offer non-complementary and competing content delivery solutions. More broadly, current consolidation trends among communications service providers and network equipment manufacturers could cause temporary or permanent delays in network expansion. Ultimately, should long-term expectations for network growth and bandwidth demand not be realized or not support sustainable business models, our customers and our business would be significantly harmed.

     We believe that we will continue to rely upon a limited number of customers for a significant portion of our revenues for each period for the foreseeable future and any failure by us to capture a significant share of these customers could materially harm our business. Dependence on a limited number of customers exposes us to the risk that order reductions from any one customer can have a material adverse effect on periodic revenue. We believe that the telecommunications industry has entered a period of consolidation. To the extent that our customer base consolidates, we will have increased dependence on fewer customers who may be able to exert increased pressure on our prices and contractual terms in general. Customer consolidation activity could also create the potential for pauses in customer demand for our products as a consequence of their new decision frameworks and periods of operational streamlining.

Our Communications Test & Measurement Segment is particularly vulnerable to seasonal variations in our business.

     The majority of the products in our Communications Test & Measurement segment are subject to significant seasonal fluctuations in demand. Reasons for this seasonal variation include, among other things, the customary capital equipment and research and development buying patterns of the telecommunications carriers and cable service providers, which are the most significant customers for these products. As a consequence, we expect seasonal demand fluctuations to cause significant, periodic variations in our financial results for this reportable segment. Moreover, our overall financial results will be adversely impacted by these seasonal fluctuations to the extent that financial results from our other reportable segments do not offset the declines in our Communications Test & Measurement segment.

Without stability and growth in our non-communications businesses our margins and profitability may be adversely impacted.

     The Advanced Optical Technologies segment and Lasers business unit represents a material, although varying, portion of our total net revenue. Gross margins associated with products in these segments often exceed those from products in the Optical Communications segment. While we believe that actions we have taken in the last several quarters (including, among other things, divestitures and end of life programs associated with certain optics and display products within this segment) have significantly reduced the financial risk, revenue declines associated with Advanced Optical Technologies have had, and may in the future continue to have, a disproportionate impact on total company profitability measures in any quarter. Accordingly, our strategy emphasizes the growth opportunities in all of our reported segments, as we seek to expand our markets and customer base, improve the profitability of our product portfolio and improve time to revenue. Therefore, we are engaged in exploring new investments, strategic partnerships and product opportunities in Advanced Optical Technologies and lasers business. Contractions in these markets or our failure to execute programs related to such investments, partnerships and opportunities may significantly harm our business.

Our Custom Optics business has experienced significant recent setbacks and is subject to major transition and risk.

     In recent periods, our Custom Optics revenues have declined substantially from historic levels, due to, among other things, product line terminations, market seasonality, increased competition, pricing pressures and uncertain demand levels. In response, we have elected to phase out or divest certain products, outsource the manufacture of one product and consolidate the manufacturing resources related to the remainder of the business. We may incur additional costs or experience additional adverse financial and operational impacts related to declines in our Custom Optics business.

Actions to improve our cost structure are costly and risky and the timing and extent of expected benefits is uncertain.

     In response to our profitability concerns we are working vigorously to reduce our cost structure. We have taken, and expect to continue to take, significant actions (including site closures, product transfers, asset divestitures and product terminations) in furtherance of this goal. In this regard, over the past several quarters we have initiated several major cost reduction initiatives. These initiatives include the transfer of manufacturing of certain of our products to contract manufacturing partners and our Shenzhen, China, facilities, site consolidations and divestitures, product line and operations divestitures, end of life programs and significant headcount reductions. We expect to continue to take additional, similar actions for the foreseeable future opportunistically. We cannot be certain that these programs will be successful or completed as and when anticipated. These programs are costly, and we have incurred, and will continue to incur, expenses to complete them. In addition, these programs are risky, as they are time-consuming and disruptive to our operations, employees, customers and suppliers, with no guarantee that the expected results (particularly cost savings and profitability expectations) will be achieved as and when projected or that the costs to complete these programs will not increase above expected levels. Cost savings achieved through these programs may not be timely or sufficient enough to offset continuing pricing declines.

If we incur more restructuring-related charges than currently anticipated, our consolidated financial condition and results of operations may be adversely impacted.

     In April 2001, we initiated the Global Realignment Program, or GRP, under which we began restructuring our business in response to the economic downturn. In fiscal year 2006, we recorded total related restructuring charges of $35.0 million. These charges along with other charges, have adversely affected, and will continue to adversely affect, our results of operations and cash flows for the periods in which such charges have been, or will be, incurred. In the future, we may incur additional charges or write-offs in connection with restructuring initiatives.

If our contract manufacturers fail to perform their obligations, our business will be adversely impacted.

     We are increasing our use of contract manufacturers as a cost effective alternative to internal manufacturing of lower complexity, higher volume products. Among other things, we recently transferred, or have agreed to transfer, several of our facilities, assets and manufacturing operations to our contract manufacturer, Fabrinet Co. Ltd., and have also agreed to transfer the manufacture of certain other products to an additional contract manufacturer. As a result, our reliance on these and other contract manufacturers as primary manufacturing resources is growing significantly. Consequently, we are increasingly exposed to the general risks associated with the businesses, operations and financial condition of our contract manufacturers, including, among other things, the risks of bankruptcy, insolvency, management changes, adverse change of control, natural disasters, and local political or economic volatility or instability. Thus, if our contract manufacturers do not fulfill their obligations to us on a timely basis for any reason, or if we do not properly manage these relationships and the transition of assets, operations and product manufacturing to these contract manufacturers, our business and customer relationships will be adversely impacted. In addition, by undertaking these activities, we run the risk that the reputation and competitiveness of our products and services may deteriorate as a result of the reduction of our control over quality and delivery schedules. We also may experience supply interruptions, cost escalations and competitive disadvantages if our contract manufacturers fail to develop, implement or maintain manufacturing methods appropriate for our products and customers. In this regard, we have experienced, and continue to periodically experience, difficulties (such as delays, interruptions and quality problems) associated with products we have transferred to contract manufacturers. If we are forced to transfer manufacturing from one contract manufacturer to another there would likely be additional cost and delay involved. These may continue, resulting in, among other things, lost revenue opportunities, customer dissatisfaction and additional costs.

We have continuing concerns regarding the manufacture, quality and distribution of our products. These concerns are heightened as new product offerings and overall demand increase.

     Our success depends upon our ability to deliver high quality products on time and at acceptable cost to our customers. As a technology company, we constantly encounter quality, volume and cost concerns. Currently, a combination of factors is exacerbating our concerns, including:

  our continuing cost reduction programs, which include site consolidations, asset divestitures, product transfers (internally and to contract manufacturers) and employee reductions, require the re-establishment and re-qualification by our customers of complex manufacturing lines, as well as modifications to systems, planning and operational infrastructure. During this process, we have experienced, and continue to experience additional costs, delays in re-establishing volume production levels, supply chain interruptions, planning difficulties, inventory issues, factory absorption concerns, and systems integration problems;

  increases in demand for certain of our products, in the midst of our cost reduction programs, are straining our execution abilities as well as those of our suppliers, as we are experiencing periodic and varying capacity, workforce and materials constraints, enhanced by the impact of our ongoing product and operational transfers; and

  recently, we have commenced a series of new product programs and introductions, particularly in our circuit pack, communications modules, optical switches and communications test and management products, which due to the untested and untried nature of the relevant products and of their manufacture with their increased complexity, expose us to yield and product risk internally and with our materials suppliers.

     These factors have caused considerable strain on our execution capabilities and customer relations. Currently, we are (a) having periodic difficulty responding to customer delivery expectations for some of our products, (b) experiencing yield and quality problems, particularly with some of our new products and higher volume products, and (c) expending additional funds and other resources to respond to these execution challenges. We are currently losing revenue opportunities due to these concerns. We are also, in the short-term, diverting resources from new product research and development and other functions to assist with resolving these matters. If we do not improve our performance in all of these areas, our operating results will be harmed, the commercial viability of new products may be challenged and our customers may choose to reduce their purchases of our products and purchase additional products from our competitors.

Variability of manufacturing yields may affect our gross margins.

     We manufacture products using highly complex processes that require technologically advanced equipment and continuous modification to improve yields and performance. Manufacturing yields depend on a number of factors, including the volume of production due to customer demand and the nature and extent of changes in specifications required by customers for which we perform design-in work. Difficulties in the manufacturing process, the effects from a shift in product mix, changes in product specifications and the introduction of new product lines can reduce yields or disrupt production and thereby increase our manufacturing costs. We may experience difficulties in achieving planned yields, which may adversely affect our gross margins. An increase in the rejection rate of products during the quality control process can also result in lower yields and margins. If we are unable to continue to improve yields in the future, particularly during the production of new products or introduction of new process technologies, we may be unable to meet our customers’ requirements and our results of operations could be materially and adversely affected.

If our customers do not qualify our manufacturing lines for volume shipments, our operating results could be adversely impacted.

     Customers will not purchase certain of our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing lines for the products. This concern is particularly relevant to us as we continue programs to reduce costs through targeted, customer-driven, restructuring events, which involve the relocation of certain of our manufacturing internally and to external manufacturers. Each new and relocated manufacturing line must undergo rigorous qualification testing with our customers. The qualification process can be lengthy and is expensive, with no guarantee that any particular product qualification process will lead to profitable product sales. The qualification process determines whether the manufacturing line achieves the customers’ quality, performance and reliability standards. Our expectations as to the time periods required to qualify a product line and ship products in volumes to customers may be erroneous. Delays in qualification can cause a long-term supply program to be cancelled. These delays will also impair the expected timing, and may impair the expected amount, of sales of the affected products. Nevertheless, we may, in fact, experience delays in obtaining qualification of our manufacturing lines and, as a consequence, our operating results and customer relationships would be harmed.

We could incur significant costs to correct defective products.

     Our products are rigorously tested for quality both by our customers and by us. Nevertheless, our products do, and may continue to, fail to meet customer expectations from time-to-time. Also, not all defects are immediately detectible. Customers’ testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems that are unforeseeable in testing or that are detected only when products are fully deployed and operated under peak stress conditions), our products may fail to perform as expected long after customer acceptance. Failures could result from faulty design or problems in manufacturing. In either case, we could incur significant costs to repair and/or replace defective products under warranty, particularly when such failures occur in installed systems. We have experienced such failures in the past and remain exposed to such failures, as our products are widely deployed throughout the world in multiple demanding environments and applications. In some cases, product redesigns or additional capital equipment may be required to correct a defect. We have in the past increased our warranty reserves and have incurred significant expenses relating to certain communications products. Any significant product failure could result in lost future sales of the affected product and other products, as well as severe customer relations problems, litigation and damage to our reputation.

If we cannot develop new product offerings or if our new product offerings fail in the market, our business will be adversely impacted.

     We are a technology-dependent company. Our success or failure depends, in large part, upon our ability to continuously and successfully introduce and market new products and technologies meeting or exceeding our customers’ expectations in a timely manner. Accordingly, we intend to continue to develop new product lines and improve the business for existing ones. However, we have considerably reduced our research and development spending from historic levels and some of our competitors now spend considerably higher percentages of their revenues on research and development than we do. If we fail to develop and sustain a robust, commercially viable product pipeline, our business will be adversely impacted. We are also experiencing market timing concerns for some of our product offerings, particularly relative to our Communications Test and Measurement segment.

     In recent periods, we have increased our focus on new products, particularly in our circuit pack, communications modules, optical switches and test and measurement businesses. However, several of the key relevant products are untried and untested and have not yet demonstrated long-term commercial viability. Occasionally, problems occur causing us to cancel or adjust new product programs. Current challenges, which we are particularly experiencing across our new Optical Communications product efforts, include establishing sustainable pricing and cost models, predictable and acceptable quality and yields, and adequate and reliable supply chains, as well as demonstrating our (and our suppliers’) ability to scale and provide adequate facilities, personnel and other resources. If we fail to successfully develop and commercialize some or all of these new products, our business could be adversely impacted.

Signs of market stability are not necessarily indicative of long-term growth.

     Both our direct communications equipment manufacturer customer base and their customer base, the service providers, have been significantly reduced due to industry consolidations and the reduction of the competitive local exchange carriers. These consolidations have the potential to directly impact our communications test business, which includes all of the major telecommunications service providers in our customer base, as well as our optical communications products. Notwithstanding signs of market stability, visibility into our markets, particularly the telecommunications market, remains limited and average selling prices continue to decline, creating uncertainty and variability in our revenue and profitability targets and projections. Because our visibility remains limited, we remain cautious and cannot predict the timing or magnitude of growth for our industries or our business at this time.

The communications equipment industry has extremely long product development cycles requiring us to incur product development costs without assurances of an acceptable investment return.

     The telecommunications industry is a capital-intensive industry similar, in many respects, to any other infrastructure development industry. Large volumes of equipment and support structures are installed over vast areas, with considerable expenditures of funds and other resources, with long investment return period expectations. Moreover, reliability requirements are intense. Consequently, there is significant resistance to network redesigns and upgrades. Redesigns and upgrades of installed systems are undertaken only as required in response to user demand and competitive pressures and generally only after the applicable carrier has received sufficient return on its major investment. At the component supplier level this creates considerable, typically multi-year, gaps between the commencement of new product development and volume purchases. Accordingly, we and our competitors often incur significant research and development and sales and marketing costs for products that, at the earliest, will be purchased by our customers long after much of the cost is incurred and, in some cases, may never be purchased due to changes in industry or customer requirements in the interim.

Our business and financial condition could be harmed by our long-term growth strategy.

     We have made, and expect in the future to make, significant investments to enable our future growth through, among other things, internal expansion programs, product development, acquisitions and other strategic initiatives. We may continue to grow our business through business combinations or other acquisitions of businesses, products or technologies. We continually evaluate and explore strategic opportunities as they arise, including business combinations, strategic partnerships, capital investments and the purchase, licensing or sale of assets. Acquisitions typically entail many risks (see “Risks in acquisitions”). If we fail to manage or anticipate our future growth effectively, particularly during periods of industry uncertainty, our business will be adversely impacted. Through our cost reductions measures we are balancing the need to consolidate our operations with the need to preserve our ability to grow and scale our operations as our markets stabilize and recover. If we fail to achieve this balance, our business will be adversely impacted to the extent our resources and operations are insufficient to support growth.

One of our products is dependent upon a single customer for a majority of sales.

     We have a strategic alliance with SICPA, our principal customer for our light interference pigments which are used to, among other things, provide security features in currency. Under a license and supply agreement, we rely exclusively on SICPA to market and sell this product worldwide. The agreement requires SICPA to purchase minimum quantities of these pigments over the term of the agreement. If SICPA fails to purchase these quantities, as and when required by the agreement, for any reason, our business and operating results (including, among other things, our revenue and gross margin) will be harmed, at least in the short-term. In the long-term, we may be unable to find a substitute marketing and sales partner or develop these capabilities ourselves.

We depend on a limited number of vendors.

     We depend on a limited number of contract manufacturers, subcontractors, and suppliers for raw materials, packages and standard components. Many of our important products rely on single-source suppliers for critical materials. These products include several of our advanced components, modules and subsystem products across our business. We generally purchase these single or limited source products through standard purchase orders or one-year supply agreements, and we have no long-term guaranteed supply agreements with such suppliers. In addition, many of our important suppliers are small companies facing financial stability, quality, yield, scale or delivery concerns. Some of these companies may be acquired, undergo material reorganizations or become insolvent. Others are larger companies with limited dependency upon our business, resulting in unfavorable pricing, quantity or delivery terms. The recent signs of market stability in our business have exacerbated these concerns as we increase our purchasing to meet our customers’ demands. While we are currently undertaking programs to ensure the long-term strength of our supply chain, we are experiencing and expect to continue to experience, strain on our supply chain and periodic supplier problems. Our business and results of operations could be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products, receipt of defective parts or contaminated materials, an increase in the price of such supplies, or our inability to obtain reduced pricing from our suppliers in response to competitive pressures. In addition, these problems have affected, and will continue to affect, our ability to meet customer expectations. If we do not identify and implement long-term solutions to our supply chain concerns, our customer relationships and business will be materially impacted.

     We generally use a rolling twelve and fifteen month forecast based on anticipated product orders, customer forecasts, product order history, warranty and service demand, and backlog to determine our material requirements. Lead times for the parts and components that we order vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If actual orders do not match our forecasts, we may have excess or shortfalls of some materials and components as well as excess inventory purchase commitments. We could experience reduced or delayed product shipments or incur additional inventory write-downs and cancellation charges or penalties, which would increase costs and could have a material adverse impact on our results of operations.

Any failure to remain competitive would harm our operating results.

     The markets in which we sell our products are highly competitive and characterized by rapidly changing and converging technologies, as well as continuous pricing pressure. We face intense competition from established domestic and international competitors and the threat of future competition from new and emerging companies in all aspects of our business. Much of our current competition comes from large, diversified Asian corporations, and emerging optical companies based in China. These competitors have considerable expertise, and often very low cost structures. The competitive threat is exacerbated by the overall trend towards increased commoditization of traditionally highly differentiated products, particularly in our Optical Communications segment. Increased pricing pressures have resulted in lower average selling prices for our Optical Communications products and continued operating losses for fiscal 2006. We expect Asian, and particularly Chinese, competition to increase across our portfolio. To remain competitive in both the current and future business climates, we believe we must maintain a substantial commitment to innovation and product differentiation, as well as significantly improve our cost structure. Our efforts to remain competitive may be unsuccessful.

Risks in acquisitions.

     Our growth is dependent upon market growth, our ability to enhance our existing products and the introduction of new products on a timely basis. We have and will continue to address the need to develop new products through acquisitions of other companies and technologies. Acquisitions involve numerous risks, including the following:

  difficulties in integrating the operations, technologies, products and personnel of the acquired companies;

  inadequate internal control procedures and disclosure controls to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

  diversion of management’s attention from normal daily operations of the business;

  potential difficulties in completing projects associated with in-process research and development;

  difficulties in entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

  insufficient net revenue to offset increased expenses associated with acquisitions; and

  potential loss of key employees of the acquired companies.

        Acquisitions may also cause us to:

  issue common stock that would dilute our current shareholders’ percentage ownership;

  assume liabilities, some of which may be unknown at the time of such acquisitions;

  record goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential periodic impairment charges;

  incur amortization expenses related to certain intangible assets;

  incur large and immediate write-offs of in-process research and development costs; or

  become subject to litigation.

     Mergers and acquisitions of high-technology companies are inherently risky, and no assurance can be given that our previous or future acquisitions will be successful or will not adversely affect our business, operating results, or financial condition. We are currently devoting significant resources to the integration of our recent acquisition of Acterna, which among other things, requires significant investment in IT systems and infrastructure. Failure to manage and successfully integrate acquisitions could harm our business and operating results in a material way. Even when an acquired company has already developed and marketed products, there can be no assurance that product enhancements will be made in a timely fashion or that all pre-acquisition due diligence will have identified all possible issues that might arise with respect to such products.

     Expenses relating to acquired in-process research and development costs are charged in the period in which an acquisition is completed. These charges may occur in future acquisitions resulting in variability in our quarterly earnings.

If we fail to attract and retain key personnel, our business could be adversely impacted.

     Our future depends, in part, on our ability to attract and retain key personnel. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Our future also depends on the continued contributions of our executive management team and other key management and technical personnel, each of whom would be difficult to replace. The loss of service from these or other executive officers or key personnel or the inability to continue to attract qualified personnel could have a material adverse effect on our business. Retention of key talent is an increasing concern as we continue to implement cost improvement programs, including product transfers and site reductions, and as we continue to address our profitability concerns.

     Similar to other technology companies, particularly those located in Silicon Valley, we rely upon our ability to use stock options and other forms of stock-based compensation as key components of our executive and employee compensation structure. Historically, these components have been critical to our ability to retain important personnel and offer competitive compensation packages. Without these components, we would be required to significantly increase cash compensation levels (or develop alternative compensation structures) in order to retain our key employees, particularly as and when an industry recovery returns. Recent requirements mandating the expensing of stock-based compensation awards may cause us to substantially reduce, or even eliminate, all or portions of our stock-based compensation programs which may negatively impact our ability to attract and retain key employees.

If we fail to attract and retain key finance personnel, our ability to maintain internal control over financial reporting may be impaired.

     We have filled most of the vacancies within our finance organization. In the past two quarters, we have strengthened the technical capabilities of finance management staff through the hiring of our Corporate Controller, Technical Accounting Director, Assistant Corporate Controller, and Manufacturing Controller. We will continue to recruit key finance personnel to support the operations of our Communications Test & Measurement segment, which was established through our acquisition of Acterna, which has previously been a privately held company with internal control procedures and disclosure controls and procedures that were not designed or maintained for public company reporting. If we are unable to attract and retain our key finance personnel we may not be able to sustain our internal controls over financial reporting.

     Finance personnel in new positions may require additional quarterly reporting cycles to be fully trained and familiar with historically complex transactions and the challenges of integrating Acterna and other strategic acquisitions. Should we continue to experience turnover or are unable to recruit financial personnel needed in the corporate accounting and finance functions, or should the demands increase on our current resources due to an increase in the number of complex, non-routine transactions, our internal control over financial reporting could be adversely impacted. This could result in material weaknesses in our internal controls over financial reporting.

Certain of our non-communications related products are subject to governmental and industry regulations, certifications and approvals.

     The commercialization of certain of the products we design, manufacture and distribute through our Advanced Optical Technologies segment and Lasers business unit may be more costly due to required government approval and industry acceptance processes. Development of applications for our light interference pigment products may require significant testing that could delay our sales. For example, certain uses in cosmetics may be regulated by the Food and Drug Administration, which has extensive and lengthy approval processes. Durability testing by the automobile industry of our pigments used with automotive paints can take up to three years. If we change a product for any reason, including technological changes or changes in the manufacturing process, prior approvals or certifications may be invalid and we may need to go through the approval process again. If we are unable to obtain these or other government or industry certifications in a timely manner, or at all, our operating results could be adversely affected.

We face risks related to our international operations and revenue.

     Our customers are located throughout the world. In addition, we have significant offshore operations, including product development, manufacturing, sales and customer support operations. Our operations outside North America include product development and manufacturing facilities in Europe and Asia and service, sales and support offices worldwide.

     Our international presence exposes us to certain risks, including the following:

  Our ability to comply with customs, import/export and other trade compliance regulations of the countries in which we do business, together with any unexpected changes in such regulations;

  difficulties in establishing and enforcing our intellectual property rights;

  tariffs and other trade barriers;

  political, legal and economic instability in foreign markets, particularly in those markets in which we maintain manufacturing and product development facilities;

  difficulties in staffing and management;

  language and cultural barriers;

  seasonal reductions in business activities in the countries where our international customers are located;

  integration of foreign operations;

  longer payment cycles;

  greater difficulty in accounts receivable collection;

  difficulties in management of foreign distributors;

  currency fluctuations; and

  potential adverse tax consequences.

     Net revenue from customers outside the Americas accounted for 39%, 34% and 36% of our total net revenue for fiscal year 2006, 2005 and 2004, respectively. We expect that net revenue from customers outside North America will continue to account for a significant portion of our total net revenue. Lower sales levels that typically occur during the summer months in Europe and some other overseas markets may materially and adversely affect our business. In addition, the revenues we derive from many of our customers depend on international sales and consequently further expose us to the risks associated with such international sales.

     The international dimensions of our operations and sales subject us to a myriad of domestic and foreign trade regulatory requirements. As part of our ongoing integration program, we are evaluating our current trade compliance practices and implementing improvements where necessary. Among other things, we are auditing our product export classification and customs procedures and are installing trade information and compliance systems using our global enterprise software platforms. We do not currently expect the costs of such evaluation or the implementation of any resulting improvements to have a material adverse effect on our operating results or business. However, our evaluation and related implementation are not yet complete and, accordingly, the costs could be greater than expected, and such costs and the legal consequences of any failure to comply with applicable regulations could affect our business and operating results.

Changes in our effective tax rate or adverse outcomes resulting from tax audits may have an adverse impact our results.

     As an international corporation, we are subject to taxation in the various jurisdictions in which we conduct business. Significant judgment is required in the determination of our worldwide provision for income taxes and this determination requires the interpretation and application of complex and sometimes uncertain tax laws and regulations. Our effective tax rate may be adversely impacted by changes in the mix of earnings between countries which have different statutory tax rates, in the valuation of our deferred tax assets, and by changes in tax rules and regulations. We are subject to income tax audits in the respective jurisdictions in which we conduct business and we regularly assess the likelihood of adverse outcomes resulting from these tax audits to ascertain the adequacy of our provision for income taxes. There can be no assurance that the outcomes of these tax audits will not have an adverse impact on our results and financial condition.

We are increasing operations in China, which exposes us to risks inherent in doing business in China.

     As a result of our efforts to reduce costs, we have increased our manufacturing operations in China. Looking ahead we expect to expand our research and development activities in China. Our China-based activities are subject to greater political, legal and economic risks than those faced by our other operations. See “We face risks related to our international operations and revenue.” These concerns will increase as we expand our activities in China to include product research and development, which may expose our critical technology to foreign misappropriation. In particular, the political, legal and economic climate in China (both at national and regional levels) is extremely fluid and unpredictable. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, such as those relating to taxation, import and export tariffs, environmental regulations, land use rights, intellectual property and other matters, which laws and regulations remain highly underdeveloped and subject to change, with little or no prior notice, for political or other reasons. Moreover, the enforceability of applicable existing Chinese laws and regulations is uncertain. These concerns are heightened for foreign businesses, such as ours, operating in China. In addition, we may not obtain the requisite legal permits to continue to operate in China and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. Our business could be materially harmed by any changes to the political, legal or economic climate in China or the inability to enforce applicable Chinese laws and regulations.

     Currently, we operate manufacturing facilities located in Shenzhen and Beijing, China. As part of our efforts to reduce costs, we continue to increase the scope and extent of our manufacturing operations in our Shenzhen facilities. Accordingly, we expect that our ability to operate successfully in China will become increasingly important to our overall success. As we continue to consolidate our manufacturing operations, we will incur additional costs to transfer product lines to our facilities located in China, including costs of qualification testing with our customers, which could have a material adverse impact on our operating results and financial condition. See also “If our customers do not qualify our manufacturing lines for volume shipments, our operating results could be adversely impacted.”

     As a result of a government order to ration power for industrial use, operations in our Shenzhen facilities may be subject to possible interruptions or shutdowns. Our ability to complete manufacturing commitments on a timely basis may be adversely affected. If we are required to make significant investments in generating capacity to sustain uninterrupted operations at our Shenzhen facilities, we may not realize the reductions in costs anticipated from our expansion in China. In addition, future outbreaks of avian influenza, or other communicable diseases, could result in quarantines or closures of our Beijing and Shenzhen facilities, thereby disrupting our operations and expansion in China.

     We intend to export the majority of the products manufactured at our facilities in China. Accordingly, upon application to and approval by the relevant governmental authorities, we will not be subject to certain Chinese taxes and are exempt from customs duty assessment on imported components or materials when the finished products are exported from China. We are, however, required to pay income taxes in China, subject to certain tax relief. As the Chinese trade regulations are in a state of flux, we may become subject to other forms of taxation and duty assessments in China or may be required to pay for export license fees in the future. In the event that we become subject to any increased taxes or new forms of taxation imposed by authorities in China, our results of operations could be materially and adversely affected.

Managing our inventory is complex and may include write-downs of excess or obsolete inventory.

     Managing our inventory of components and finished products is a complex task. A number of factors, including the need to maintain a significant inventory of certain components that are in short supply or that must be purchased in bulk to obtain favorable pricing or require long lead times, may result in our maintaining large amounts of inventory. In addition, we base many of our operating decisions, and enter into purchase commitments, on the basis of anticipated revenue trends which are highly unpredictable. Inventory which is not used or expected to be used as and when planned may become excess or obsolete. Any excess or obsolete inventory could also result in sales price reductions and/or inventory write-downs, which historically have adversely affected our business and results of operations, and we expect to continue.

Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.

     We rely upon the capacity, reliability and security of our information technology hardware and software infrastructure and our ability to expand and update this infrastructure in response to our changing needs. We are constantly updating our information technology infrastructure. For example, we have entered into an agreement with Oracle to provide and maintain our global ERP infrastructure on an outsourced basis. Any failure to manage, expand and update our information technology infrastructure or any failure in the operation of this infrastructure could harm our business.

     Our recent acquisitions of Acterna and Agility create additional burden and risk, in the short term, as we expend resources to install the appropriate information technology systems and other processes to address our expanded operations. The integration of Acterna is of particular concern to our information technology infrastructure due to Acterna’s size and complexity. Converting Acterna’s business processes, data and applications to our standards continues to be a complex and time-consuming task. During this transition period, we are exposed to the risks associated with incompatible and complex reporting systems.

     Despite our implementation of security measures, our systems are vulnerable to damages from computer viruses, natural disasters, unauthorized access and other similar disruptions. Any system failure, accident or security breach could result in disruptions to our operations. To the extent that any disruptions or security breach results in a loss or damage to our data, or in inappropriate disclosure of confidential information, it could harm our business. In addition, we may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

If we fail to remediate our current system of internal controls to an effective level, we may not be able to accurately report our financial results or prevent fraud. As a result, our business could be harmed and current and potential investors could lose confidence in our financial reporting, which could have a negative effect on the trading price of our debt and equity securities.

     Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand, operating results and the market value of our debt and equity securities could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. Specifically, our Annual Report on Form 10-K for fiscal 2006 identified certain material weakness in our internal controls processes identified by our independent registered public accounting firm in connection with performing an audit of our financial statements related to Acterna, a privately held company which we acquired in August 2005.

     We have devoted significant resources to remediate and improve our internal controls. We have also been monitoring the effectiveness of these remediated measures. We cannot be certain that these measures will ensure adequate controls over our financial processes and reporting in the future. We intend to continue implementing changes to our processes to improve internal controls over financial reporting. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

     Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our debt and equity securities. Further, the impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, which could harm our business. The additions of Acterna and Agility have significantly increased the burden on our systems and infrastructure, and impose additional risk to the ongoing effectiveness of our internal controls, disclosure controls, and procedures. As privately-held companies, both Acterna and Agility lacked the systems, reporting infrastructure, and internal control procedures typical of a publicly-held company of similar size and complexity. The integration of Acterna is of particular concern to our internal controls, disclosure controls, and procedures due to Acterna’s size and complexity. Consequently, we expect to expend significant resources and effort in this regard and are not certain that our efforts will be successful.

If we fail to timely file with the trustee of our Zero Coupon Senior Convertible Notes or our 1% Senior Convertible Notes certain information, documents and reports required to be filed by us with the SEC, such notes could become due and payable immediately. As a result, our liquidity position could be adversely impacted or we may not have enough cash to pay the note holders, which would harm our business and the trading price of our debt and equity securities.

     Recently, we have had difficulty filing certain of our reports with the SEC in the accelerated timeframe required by the SEC. Under the terms of both of the indentures governing our senior convertible notes, we must comply with certain covenants, agreements and conditions, including filing with the trustee certain information, documents and reports required to be filed by us with the SEC. Certain failures to comply with the filing of such reports with the trustee would constitute a default. Upon such a default, the trustee or holders of 25% of the outstanding principal of either series of notes have the option to send us a notice of default, demanding that such default be cured within 60 days. If we receive such a notice of default, we will be required to cure such default within 60 days or obtain a waiver from holders of a majority of the outstanding principal balance of each series of notes. If we cannot cure such default within 60 days or obtain a waiver, the notes could be accelerated. This could severely impact our liquidity position or, under certain circumstances, we may not have enough cash to pay the note holders, which would harm our business and the trading price of debt and equity securities.

If we have insufficient proprietary rights or if we fail to protect those we have, our business would be materially harmed.

We may not obtain the intellectual property rights we require.

     Others, including academic institutions, our competitors and other large technology-based companies, hold numerous patents in the industries in which we operate. Some of these patents may purport to cover our products. In response, we may seek to acquire license rights to these or other patents or other intellectual property to the extent necessary to ensure we possess sufficient intellectual property rights for the conduct of our business. Unless we are able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit our development of new products, impede the sale of some of our current products, or substantially increase the cost to provide these products to our customers. In the past, licenses generally have been available to us where third-party technology was necessary or useful for the development or production of our products. In the future licenses to third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, includes payments by us of up-front fees, ongoing royalties or a combination of both. Such royalties or other terms could have a significant adverse impact on our operating results. We are a licensee of a number of third-party technologies and intellectual property rights and are required to pay royalties to these third-party licensors on certain software used by us as well as on some of our telecommunications products and laser subsystems.

Our products may be subject to claims that they infringe the intellectual property rights of others.

     The industry in which we operate experiences periodic claims of patent infringement or other intellectual property rights. We have received in the past and, from time to time, may in the future receive notices from third parties claiming that our products infringe upon third-party proprietary rights. One consequence of the recent economic downturn is that many companies have turned to their intellectual property portfolios as an alternative revenue source. This is particularly true of companies which no longer compete with us. Many of these companies have larger, more established intellectual property portfolios than ours. At any one time we generally have various pending claims from third parties that our products or operations infringe or misappropriate their intellectual property rights or that one or more of our patents are invalid. We will continue to respond to these claims in the course of our business operations. In the past, the settlement and disposition of these disputes has not had a material adverse impact on our business or financial condition, however this may not be the case in the future. Further, the litigation or settlement of these matters, regardless of the merit of the claims, could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not we are successful. If we are unsuccessful, we could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology that is the subject of the litigation. We may not be successful in such development, or such licenses may not be available on terms acceptable to us, if at all. Without such a license, we could be enjoined from future sales of the infringing product or products, which could adversely affect our revenues and operating results.

The use of open source software in our products, as well as those of our suppliers, manufacturers and customers, may expose us to additional risks and harm our intellectual property position.

     Certain of the software and/or firmware that we use and distribute (as well as that of our suppliers, manufacturers and customers) may be, be derived from, or contain, so-called “open source” software that is generally made available to the public by its authors and/or other third parties. Such open source software is often made available under licenses which impose obligations in the event the software or derivative works thereof are distributed or re-distributed. These obligations may require us to make source code for the derivative works available to the public, and/or license such derivative works under a particular type of license, rather than the forms of license customarily used to protect our own software products. While we believe we have complied with our obligations under the various applicable licenses for open source software, in the event that a court rules that these licenses are unenforceable, or in the event the copyright holder of any open source software were to successfully establish in court that we had not complied with the terms of a license for a particular work, we could be required to release the source code of that work to the public and/or stop distribution of that work. Additionally, open source licenses are subject to occasional revision. In the event future iterations of open source software are made available under a revised license, such license revisions may adversely affect our ability to use such future iterations.

Our intellectual property rights may not be adequately protected.

     Our future depends in part upon our intellectual property, including trade secrets, know-how and continuing technological innovation. We currently hold numerous U.S. patents on products or processes and corresponding foreign patents and have applications for some patents currently pending. The steps taken by us to protect our intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. Other companies may be investigating or developing other technologies that are similar to our own. It is possible that patents may not be issued from any application pending or filed by us and, if patents do issue, the claims allowed may not be sufficiently broad to deter or prohibit others from marketing similar products. Any patents issued to us may be challenged, invalidated or circumvented. Further, the rights under our patents may not provide a competitive advantage to us. In addition, the laws of some territories in which our products are or may be developed, manufactured or sold, including Europe, Asia-Pacific or Latin America, may not protect our products and intellectual property rights to the same extent as the laws of the United States.

We face certain litigation risks that could harm our business.

     We have had numerous lawsuits filed against us asserting various claims, including securities and ERISA class actions and stockholder derivative actions. The results of complex legal proceedings are difficult to predict. Moreover, many of the complaints filed against us do not specify the amount of damages that plaintiffs seek, and we therefore are unable to estimate the possible range of damages that might be incurred should these lawsuits be resolved against us. While we are unable to estimate the potential damages arising from such lawsuits, certain of them assert types of claims that, if resolved against us, could give rise to substantial damages. Thus, an unfavorable outcome or settlement of one or more of these lawsuits could have a material adverse effect on our financial position, liquidity and results of operations. Even if these lawsuits are not resolved against us, the uncertainty and expense associated with unresolved lawsuits could seriously harm our business, financial condition and reputation. Litigation can be costly, time-consuming and disruptive to normal business operations. The costs of defending these lawsuits, particularly the securities class actions and stockholder derivative actions, have been significant, will continue to be costly and may not be covered by our insurance policies. The defense of these lawsuits could also result in continued diversion of our management’s time and attention away from business operations, which could harm our business.

Recently enacted and proposed regulatory changes will cause us to incur increased costs.

     We continue to evaluate our internal control systems in order to allow our management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. As a result, we continue to incur substantial expenses. In addition, we continue to make acquisitions and we cannot assure that we will be able to properly integrate the internal controls processes of, or effectively implement internal controls processes for, the acquired assets or companies. See also “If we fail to remediate our current system of internal controls to an effective level, we may not be able to accurately report our financial results or prevent fraud. As a result, our business could be harmed and current and potential investors could lose confidence in our financial reporting, which could have a negative effect on the trading price of our debt and equity securities.”

If we fail to manage our exposure to worldwide financial and securities markets successfully, our operating results and financial statements could be materially impacted.

     We are exposed to financial market risks, including changes in interest rates, foreign currency exchange rates and prices of marketable equity and fixed-income securities. We do not use derivative financial instruments for speculative or trading purposes. The primary objective of most of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. To achieve this objective, a majority of our marketable investments are investment grade, liquid, short-term fixed-income securities and money market instruments denominated in U.S. dollars. A substantial portion of our net revenue, expense and capital purchasing activities are transacted in U.S. dollars. However, some of these activities are conducted in other currencies, primarily Canadian, European and Asian currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, we may enter into foreign currency forward contracts or other hedging instruments. The contracts and other hedging instruments are intended to reduce, but not eliminate, the impact of foreign currency exchange rate movements. Unhedged currency exposures may fluctuate in value and produce significant earnings and cash flow volatility.

     As of June 30, 2006, we held investments in other public and private companies and had limited funds invested in private venture funds. Such investments represented approximately $10.8 million on our consolidated balance sheet at June 30, 2006. In addition to our investments in public companies, we have in the past made, and expect to continue to make, investments in privately held companies as well as venture capital investments for strategic and commercial purposes. In recent quarters some of the private companies in which we held investments have ceased doing business and have either liquidated or are in bankruptcy proceedings. If the carrying value of our investments exceeds the fair value, and the decline in fair value is deemed to be other-than-temporary, we will be required to further write down the value of our investments, which could materially harm our results of operations or financial condition.

We may be subject to environmental liabilities which could increase our expenses and harm our operating results.

     We are subject to various federal, state and foreign laws and regulations governing the environment, including those governing pollution and protection of human health and the environment and, recently, those restricting the presence of certain substances in electronic products and holding producers of those products financially responsible for the collection, treatment, recycling and disposal of certain products. Such laws and regulations have been passed in several jurisdictions in which we operate. Laws governing the environmental effects of electronic products have been passed in several European Union member countries, and similar laws are now pending in various jurisdictions within the United States. The European Union has enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, or RoHS, and the Waste Electrical and Electronic Equipment, or WEEE, directives. The RoHS directive prohibits the use of certain substances, including lead, mercury, cadmium and chromium, in covered products placed on the market after July 1, 2006. The WEEE directive obligates parties that place electrical and electronic equipment onto the market in the European Union to clearly mark the equipment, register with and report to European Union regulators regarding distribution of the equipment, and provide a mechanism to recall and properly dispose of the equipment. Each European Union member country has enacted, or is expected to soon enact, legislation clarifying what is and what is not covered by the WEEE directive in that country. However, there is still some uncertainty in certain European Union countries as to which party involved in the manufacture, distribution and sale of electronic equipment will be ultimately held responsible. If we are deemed to be a manufacturer of covered products, we may be required to register as a producer in certain European Union countries, and incur financial responsibility with respect to products sold within the European Union, including products of other manufacturers that have been replaced by our products. We may also incur substantial costs to change our manufacturing processes, redesign or reformulate, and obtain substitute components for, our products that are deemed covered products under the RoHS directive. We may also incur significant inventory write-downs if certain components held in inventory become unusable because they are not RoHS-compliant. If we fail to timely provide RoHS-compliant products, we will not be able to offer our products within European Union, and we may be subject to civil or criminal liabilities.

     Similar legislation has been and may be enacted in other locations where we manufacture or sell our products. We will need to ensure that we comply with such laws and regulations as they are enacted, as well as all environmental laws and regulations, and as appropriate or required, that our component suppliers also timely comply with such laws and regulations. If we fail to timely comply with such laws, we could face sanctions for such noncompliance, and our customers further may refuse to purchase our products, which would have a materially adverse effect on our business, financial condition and results of operations.

     With respect to compliance with environmental laws and regulations in general, we have incurred and in the future could incur substantial costs for the cleanup of contaminated properties, either those we own or operate or to which we have sent wastes in the past, or to comply with such environmental laws and regulations; further, we could be subject to disruptions to our operations and logistics as a result of such clean-up or compliance obligations. In addition, if we were found to be in violation of these laws, we could be subject to governmental fines and liability for damages resulting from such violations. If we have to make significant capital expenditures to comply with environmental laws, or if we are subject to significant expenditures in connection with a violation of these laws, our financial condition or operating results could be adversely impacted.

We are exposed to risks related to our indemnification of third parties.

     From time to time, in the normal course of business, we indemnify third parties with whom we enter into contractual relationships. These contracts primarily relate to divestiture agreements, under which we may provide customary indemnifications to purchasers of our businesses or assets, certain real estate leases, under which we may be required to indemnify property owners, and certain agreements with our officers, directors and employees. We have agreed, under certain conditions, to hold these third parties harmless against specified losses, such as those arising from a breach of representations or covenants, third party claims that our products when used for their intended purposes infringe the intellectual property rights of others, environmental and other liabilities, claims arising from our use of our leased premises our or directors, officers and employees’ service with us. If such third parties become involved in legal disputes in which they contend that we allegedly have indemnification obligations, we may be subject to potential liability. It is not possible to determine the maximum potential amount of liability under any indemnification obligations, whether or not asserted, due to our limited history of prior indemnification claims and the unique facts and circumstances that are likely to be involved in each particular claim. Historically, payments made by us under these obligations have not been material.

We sold $475 million of senior convertible notes in 2003 and $425 million of senior convertible notes in 2006, which may cause our reported earnings per share to be more volatile because of the conversion contingency features of these notes.

     We issued $475 million of indebtedness in October 2003 and $425 million of indebtedness in May and June, 2006 in the form of senior convertible notes. The issuance of these notes substantially increased our principal payment obligations and we may not have enough cash to repay the notes when due. The degree to which we are leveraged could materially and adversely affect our ability to successfully obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. In addition, the holders of those notes are entitled to convert those notes into shares of our common stock or a combination of cash and shares of common stock under certain circumstances which would cause dilution to our existing stockholders and lower our reported per share earnings.

Our rights plan and our ability to issue additional preferred stock could harm the rights of our common stockholders.

     In February 2003, we amended and restated our Stockholder Rights Agreement and currently each share of our outstanding common stock is associated with one right. Each right entitles stockholders to purchase 1/100,000 share of our Series B Preferred Stock at an exercise price of $21.00.

     The rights only become exercisable in certain limited circumstances following the tenth day after a person or group announces acquisition of or tender offers for 15% or more of our common stock. For a limited period of time following the announcement of any such acquisition or offer, the rights are redeemable by us at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase common stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the rights, each right, at the discretion of our Board of Directors, may be exchanged for either 1/100,000 share of Series B Preferred Stock or one share of common stock per right. The rights expire on June 22, 2013.

     Our Board of Directors has the authority to issue up to 499,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of our stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock.

     The issuance of Series B Preferred Stock or any preferred stock subsequently issued by our Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

     Some provisions contained in the rights plan, and in the equivalent rights plan that our subsidiary, JDS Uniphase Canada Ltd., has adopted with respect to our exchangeable shares, may have the effect of discouraging a third party from making an acquisition proposal for us and may thereby inhibit a change in control. For example, such provisions may deter tender offers for shares of common stock or exchangeable shares, which offers may be attractive to stockholders, or deter purchases of large blocks of common stock or exchangeable shares, thereby limiting the opportunity for stockholders to receive a premium for their shares of common stock or exchangeable shares over the then-prevailing market prices.

Some anti-takeover provisions contained in our charter and under Delaware laws could hinder a takeover attempt.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law prohibiting, under some circumstances, publicly-held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of our outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short-term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation and bylaws contain provisions relating to the limitations of liability and indemnification of our directors and officers, dividing our board of directors into three classes of directors serving three-year terms and providing that our stockholders can take action only at a duly called annual or special meeting of stockholders. These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

ITEM 1B. UNRESOLVED STAFF COMMENTS

     None.

ITEM 2. PROPERTIES

     Our principal offices are located in Milpitas, California, United States. The table below summarizes the properties that we owned and leased as of June 30, 2006:

Location	Square footage		Location	Square footage
Leased Properties:			Leased Properties (cont.):
NORTH AMERICA:			APAC:
Canada:			Australia:
Mississauga, Ontario	1,056		North Sydney	1,119
Ottawa, Ontario	114,100	(1)	China:
Ottawa, Ontario	271,987		Beijing	85,076
			Guangzhou	2,085
United States:			Hong Kong	770
Allentown, Pennsylvania	30,000	(2)	Shanghai	1,717
Atlanta, Georgia	16,468		Shenzhen	468,707
Bloomfield, Connecticut	60,000		India:
Camarillo, California	17,370		Alwar, Rajasthan	246
Columbia, Maryland	994		Andheri (E), Mumbai	1,143
Commerce, California	27,136		Bangalore	1,339
Coral Springs, Florida	30,000		New Delhi ,Delhi	4,600
Eatontown, New Jersey	3,641		Japan:
Ewing Township, New Jersey	30,000		Tokyo	4,433
Germantown, Maryland	160,141		Naka-ku, Yokohama	2,368
Horsham, Pennsylvania	126,500	(1)	Korea:
Indianapolis, Indiana	98,133		Gangnam-gu, Seoul	5,521
Lakewood, Colorado	4,773		Malaysia:
Melbourne, Florida	11,700	(2)	Bukit Damansara, Kuala Lum	3,600
Milpitas, California	240,210		Singapore	21,806
Morrisville, North Carolina	12,410		Taiwan:
Palmdale, California	403		Taipei	12,060
Piscataway, New Jersey	132,650	(1)
Richardson, Texas	10,071		REST OF WORLD:
Salem, Virginia	19,800		Brazil:
Santa Clara, California	46,338	(1)	Rio de Janeiro	2,055
San Jose, California	22,750	(1)	Turkey:
San Jose, California	121,840		Ankara	1,830
Santa Barbara, California	24,453		United Arab Emirates:
Santa Rosa, California	13,671		Dubai	1,560
Sarasota, Florida	2,500
Terre Haute, Indiana	12,600		Total leased square footage:	2,491,129
Van Nuys, California	2,632
Weston, Florida	316

Mexico:
Mexico City	7,535		Owned Properties:
			NORTH AMERICA:
EUROPE:			Canada:
Austria:			Scarborough, Ontario	10,000	(3)
Leobersdorf	3,208		United States:
Denmark:			Bloomfield, CT	24,000
Glostrup	377		Rochester, MN	40,500	(2)
France:			Santa Rosa, CA	492,117
Plaisir	14,973
St. Etienne	23,293		EUROPE:
Essone	2,874		Germany:
Germany:			Eningen	303,941
Berlin	545		Italy:
Eningen	110,276		Milan	12,378	(3)
Eching	5,666		Switzerland:
Italy:			Bern	11,840
Monza	2,454
Poland:			REST OF WORLD:
Warsaw	1,091		Brazil:
Russia:			Cotia	64,583	(3)
Moscow	753		Sao Paulo	2,583
Spain:
Madrid	15,069		Total owned square footage:	961,942
Sweden:
Farsta	2,928		Total leased and owned square footage:	3,453,071
United Kingdom:
Plymouth, Devon	2,852
Alsager, Cheshire	807
Basingstoke	7,480
Crane Meadow	270

____________________

(1)	Operations have ceased and these properties have been vacated as part of our restructuring programs.
(2)	Operations have ceased at these properties. We are in the process of vacating properties as part of our restructuring activities.
(3)

These properties are under contract of sale and have been classified in our financial statements as “held for sale”. See “Note 8. Reduction of Other Intangibles and Other Long-Lived Assets” of the Notes to Consolidated Financial Statements.

     As part of our Global Realignment Program and subsequent restructuring programs, we have completed and approved restructuring plans to close sites, vacate buildings at closed sites as well as at continuing operations and consolidate excess facilities worldwide. Of the total leased and owned square footage as of June 30, 2006, approximately 422,000 square feet were related to properties included in our Global Realignment Program and subsequent restructuring programs identified as surplus to our needs. Please see the description of our manufacturing sites under the heading “Manufacturing” in Item 1.

ITEM 3. LEGAL PROCEEDINGS

Pending Litigation

The Securities Class Actions:

     Litigation under the federal securities laws has been pending against the Company and certain former and current officers and directors since March 27, 2002. On July 26, 2002, the Northern District of California consolidated all the securities actions then filed in or transferred to that court under the title In re JDS Uniphase Corporation Securities Litigation, Master File No. C-02-1486 CW, and appointed the Connecticut Retirement Plans and Trust Funds as Lead Plaintiff.

     The complaint in In re JDS Uniphase Corporation Securities Litigation purports to be brought on behalf of a class consisting of those who acquired the Company’s securities from October 28, 1999, through July 26, 2001, as well as on behalf of subclasses consisting of those who acquired the Company’s common stock pursuant to its acquisitions of OCLI, E-TEK, and SDL. Plaintiffs allege that Defendants made material misstatements and omissions concerning demand for the company’s products, improperly recognized revenue, overstated the value of inventory, and failed to timely write down goodwill. The complaint seeks unspecified damages and alleges various violations of the federal securities laws, specifically Sections 10(b), 14(a), 20(a), and 20A of the Securities Exchange Act of 1934 and Sections 11, 12(a)(2), and 15 of the Securities Act of 1933. In January 2005, the Court denied the motion to dismiss claims against the Company, Jozef Straus, Anthony R. Muller, and Charles Abbe, and granted in part and denied in part the motion to dismiss claims against Kevin Kalkhoven. Defendants subsequently filed answers denying liability for the claims asserted against them.

     On December 21, 2005, the Court granted Plaintiffs’ motion for class certification. On April 6, 2006, the Court granted Plaintiffs’ motion for approval of its proposed plan for providing notice of class certification to members of the Plaintiff class.

     Discovery in In re JDS Uniphase Corporation Securities Litigation is ongoing. Each party has noticed and taken depositions of both party and non-party witnesses. The deadline for fact discovery, except for depositions and discovery arising from new information obtained at depositions, is September 29, 2006. The closing date for completion of depositions and discovery arising from new information obtained at depositions is December 1, 2006. The closing date for expert discovery is March 19, 2007. The next case management conference is scheduled for May 4, 2007, and trial is scheduled for October 1, 2007.

     A related securities case, Zelman v. JDS Uniphase Corp., No. C-02-4656 CW (N.D. Cal.), is purportedly brought on behalf of a class of purchasers of debt securities that were allegedly linked to the price of JDSU’s common stock. The Zelman complaint alleges that the debt securities were issued by an investment bank during the period from March 6, 2001 through July 26, 2001. The complaint names the Company and several of its former officers and directors as Defendants, alleges violations of the federal securities laws, specifically Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5, and seeks unspecified damages. On August 26, 2005, Defendants answered the complaint. On November 16, 2005, the Court granted Plaintiffs’ motion for class certification, which Defendants had not opposed. At a case management conference on November 18, 2005, the Court ordered that discovery in the Zelman action proceed according to the same schedule as discovery In re JDS Uniphase Corporation Securities Litigation. On January 9, 2006, the Court granted Plaintiffs’ motion for approval of their proposed form and method of class notice, which Defendants had not opposed. No trial date has been set.

The Derivative Actions:

     Derivative actions purporting to be brought on the Company’s behalf have been filed in state and federal courts against several of the Company’s current and former officers and directors based on the same events alleged in the securities litigation. The complaint in Corwin v. Kaplan, No. C-02-2020 CW (N.D. Cal.), asserts state law claims for breach of fiduciary duty, misappropriation of confidential information, waste of corporate assets, indemnification, and insider trading. The complaint seeks unspecified damages. In January 2005, the Court stayed the action pending resolution of In re JDS Uniphase Corporation Securities Litigation. At the July 15, 2005 case management conference in that action, however, the Court suggested that any mediation of the federal securities action also should include the derivative action.

     On November 28, 2005, another derivative action was filed against JDSU and certain of its current and former officers and directors in federal court. That action, titled Trasky v. Straus, No. C-05-4855 (N.D. Cal.), asserts claims for breach of fiduciary duty, abuse of control, gross mismanagement, unjust enrichment, insider trading, and constructive fraud, and seeks unspecified damages and equitable relief. On March 16, 2006, the Trasky action was consolidated with the Corwin action, which has been stayed since January 2005, as noted above.

     In the California state derivative action, In re JDS Uniphase Corporation Derivative Litigation, Master File No. CV806911 (Santa Clara Super. Ct.), the complaint asserts claims for breach of fiduciary duty, waste of corporate assets, abuse of control, gross mismanagement, unjust enrichment, and constructive fraud purportedly on behalf of the Company and certain of its current and former officers and directors. The complaint also asserts claims for violation of California Corporations Code Sections 25402 and 25502.5 against defendants who sold the Company’s stock and asserts claims for breach of contract, professional negligence, and negligent misrepresentation against the Company’s former auditor, Ernst & Young LLP. The complaint seeks unspecified damages. On April 24, 2006, the Court approved the parties’ stipulation staying the California derivative action until January 16, 2007, subject to the parties’ rights to seek a lifting of the stay based on developments in the federal securities action. On April 24, 2006, the Court also approved the parties’ stipulation in the shareholder inspection demand action brought by the plaintiff in the California derivative action. Pursuant to that stipulation, the shareholder inspection demand action is stayed until January 16, 2007, subject to the parties’ rights to seek a lifting of the stay based on developments in the federal securities action.

     No activity has occurred in Cromas v. Straus, Civil Action No. 19580 (Del. Ch. Ct.), the Delaware derivative action, since our last quarterly filing as of March 31, 2006.

The OCLI and SDL Shareholder Actions:

     Plaintiffs purporting to represent the former shareholders of OCLI and SDL have filed suit against the former directors of those companies, asserting that they breached their fiduciary duties in connection with the events alleged in the securities litigation against the Company. Plaintiffs in the OCLI action, Pang v. Dwight, No. 02-231989 (Sonoma Super. Ct.), purport to represent a class of former shareholders of OCLI who exchanged their OCLI shares for JDSU shares when JDSU acquired OCLI. The complaint names the former directors of OCLI as Defendants, asserts causes of action for breach of fiduciary duty and breach of the duty of candor, and seeks unspecified damages. No activity has occurred in the OCLI action since our last filing. The Plaintiffs in the SDL action, Cook v. Scifres, Master File No. CV814824 (Santa Clara Super. Ct.), purport to represent a class of former shareholders of SDL who exchanged their SDL shares for JDSU shares when the Company acquired SDL. Plaintiffs filed an amended complaint on September 12, 2005. The complaint names the former directors of SDL as Defendants, asserts causes of action for breach of fiduciary duty and breach of the duty of disclosure, and seeks unspecified damages. Defendants demurred to the complaint on October 12, 2005. On August 16, 2006, the Court sustained the demurrer with leave to amend.

The deadline for Plaintiffs to file a second amended complaint is October 16, 2006. A case management conference is scheduled for October 24, 2006. Limited discovery in the SDL action has occurred. No trial date has been set in either the OCLI or SDL action.

The ERISA Actions:

     A consolidated action entitled In re JDS Uniphase Corporation ERISA Litigation, Case No. C-03-4743 WWS (MEJ), is pending in the District Court for the Northern District of California against the Company, certain of its former and current officers and directors, and certain other current and former JDSU employees on behalf of a purported class of participants in the 401(k) Plans of the Company and Optical Coating Laboratory, Inc. and the Plans themselves. On October 31, 2005, Plaintiffs filed an amended complaint. The amended complaint alleges that Defendants violated the Employee Retirement Income Security Act by breaching their fiduciary duties to the Plans and the Plans’ participants. The amended complaint alleges a purported class period from February 4, 2000, to the present and seeks an unspecified amount of damages, restitution, a constructive trust, and other equitable remedies. Certain individual Defendants’ motion to dismiss portions of the amended complaint was granted with prejudice on June 15, 2006.

     Plaintiffs filed a second amended complaint on June 30, 2006. Defendants answered the complaint on July 6, 2006, and JDSU asserted counterclaims for breach of contract. Plaintiffs moved to dismiss JDSU’s counterclaims on August 4, 2006. Both sides have begun taking discovery. No trial date has been set.

     The Company believes that the factual allegations and circumstances underlying these securities class actions, derivative actions, the OCLI and SDL class actions, and the ERISA class actions are without merit. The expense of defending these lawsuits has been costly, will continue to be costly, and could be quite significant and may not be covered by our insurance policies. The defense of these lawsuits could also result in continued diversion of our management’s time and attention away from business operations which could prove to be time consuming and disruptive to normal business operations. An unfavorable outcome or settlement of this litigation could have a material adverse effect on the Company’s financial position, liquidity or results of operations.

     The Company is also subject to a variety of other claims and suits that arise from time to time in the ordinary course of our business. While management currently believes that resolving claims against the Company, individually or in aggregate, will not have a material adverse impact on its financial position, results of operations or statement of cash flows, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. Were an unfavorable final outcome to occur, there exists the possibility of a material adverse impact on the Company’s financial position, results of operations or statement of cash flows for the period in which the effect becomes reasonably estimable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

PART II

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

     Our common stock is traded on the NASDAQ Stock Market under the symbol “JDSU” and our exchangeable shares of JDS Uniphase Canada Ltd. are traded on the Toronto Stock Exchange under the symbol “JDU.” Holders of exchangeable shares may tender their holdings for common stock on a one-for-one basis at any time. As of August 26, 2006, we had 1,688,154,805 shares of common stock outstanding, including 51,661,271 exchangeable shares. The closing price on August 26, 2006 was $2.58 for the common stock and Canadian $2.88 for the exchangeable shares. The following table summarizes the high and low closing sales prices for our common stock as reported on the NASDAQ Stock Market during fiscal 2006 and 2005:

	High	Low
Fiscal 2006:
Fourth Quarter	$4.13	$2.33
Third Quarter	4.18	2.42
Second Quarter	2.80	1.90
First Quarter	2.22	1.49
Fiscal 2005:
Fourth Quarter	$1.66	$1.36
Third Quarter	3.13	1.60
Second Quarter	3.56	3.03
First Quarter	3.56	2.97

     As of August 26, 2006, we had 446 holders of record of our common stock and exchangeable shares. We have not paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future.

ITEM 6. SELECTED FINANCIAL DATA

     This table sets forth selected financial data of JDSU, in thousands, except share and per share amounts, for the periods indicated. This data should be read in conjunction with and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7 of this Annual Report on Form 10-K and our audited consolidated financial statements, including the notes thereto and our independent registered public accounting firms’ reports thereon and the other financial information included in Item 8 of this Form 10-K. The selected data in this section are not intended to replace the consolidated financial statements included in this report.

	Years Ended June 30,
	2006(3)	2005	2004	2003(2)(4)	2002(1)(4)
Consolidated Statement of Operations Data:
Net revenue	$1,204.3	$712.2	$635.9	$675.9	$1,098.2
Gross profit (loss)	340.5	112.2	135.9	55.4	(72.9)
Amortization of goodwill and other
intangibles (2)	24.4	6.4	6.1	19.8	1,308.7
Acquired in-process research and development	20.3	1.1	2.6	0.4	25.3
Reduction of goodwill and other long-lived
assets	28.0	85.3	52.3	393.6	5,979.4
Restructuring charges	35.0	18.2	11.5	121.3	260.0
Total operating expense	588.5	362.0	316.7	956.1	8,211.1
Loss from operations	(248.0)	(249.8)	(180.8)	(900.7)	(8,284.0)
Net loss	(151.2)	(261.3)	(115.5)	(933.8)	(8,738.3)
Net loss per share-basic and diluted	(0.09)	(0.18)	(0.08)	(0.66)	(6.50)

	Years Ended June 30,
	2006(3)	2005	2004	2003	2002(1)
Consolidated Balance Sheet Data:
Cash, cash equivalents, short-term investments,
and restricted cash.	$1,238.6	$1,304.5	$1,545.9	$1,234.1	$1,450.4
Working capital	1,382.6	1,350.9	1,539.5	1,168.4	1,430.5
Total assets	3,065.1	2,089.9	2,392.2	2,137.8	3,004.5
Long-term obligations	1,059.1	519.4	508.9	16.3	8.9
Total stockholders’ equity	1,583.6	1,329.7	1,571.1	1,671.1	2,471.4
____________________

(1)	We acquired IBM’s optical transceiver business on December 28, 2001 in a transaction accounted for as a purchase. The Consolidated Statement of Operations for fiscal 2002 included the results of operations of the optical transceiver business subsequent to December 28, 2001 and the Consolidated Balance Sheet as of June 30, 2002 included the financial position of the optical transceiver business.

(2)	Commencing July 1, 2002, in accordance with SFAS 142, we no longer amortize goodwill, but test for impairment of goodwill on an annual basis and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Fiscal years 2002 and 2001 include goodwill amortization as a component of the expense for amortization of goodwill and other intangibles.

(3)	(a) Effective July 3, 2005, the first day of fiscal 2006, we adopted Statement of Financial Accounting Standard No. 123, “Share-Based Payment (Revised 2004)” (“SFAS 123(R)”) on a modified prospective basis. As a result, we have included stock-based compensation costs in our results of operations for fiscal 2006.

(b) On August 3, 2005, we acquired Acterna, Inc. (“Acterna”) in a transaction accounted for as a purchase. The Consolidated Statement of Operations for fiscal 2006 included the results of operations from Acterna subsequent to August 3, 2005 and the Consolidated Balance Sheet as of June 30, 2006 included the Acterna’s financial position.

(c) On May 17, 2006, we completed an offering of $375 million aggregate principal amount of 1% Senior Convertible Notes due 2026. On June 5, 2006, we sold an additional $50 million aggregate principal amount of the notes which were issued upon the exercise by the initial purchasers of an over-allotment option granted by JDSU. The sale of the additional notes brought the total aggregate principal amount of 1% Senior Convertible Notes outstanding to $425 million. Both transactions are included in the Consolidated Balance Sheet as of June 30, 2006.

(4)	The Company has reclassified expenses related to amortization of acquired developed technology, losses related to the sale of assets and loss on sale of subsidiaries’ net assets in the Consolidated Statements of Operations. See “Note 1. Description of Business and Summary of Significant Accounting Policies” to the Notes of Consolidated Financial Statements for more information. These reclassifications are included in the table for fiscal years 2006, 2005 and 2004. The above reclassifications for fiscal years 2003 and 2002 are not reflected in the table as supporting information is not available.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OUR INDUSTRIES AND DEVELOPMENTS

     We are committed to enabling broadband and optical innovation in the communications and commercial markets. We are also a leading provider of communications test & measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. Furthermore, we are a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace, defense, and decorative applications. We currently employ 7,099 employees worldwide.

     Our Optical Communications segment consists generally of:

  Optical components and modules sold to OEM suppliers of enterprise and storage solutions, such as Cisco, Sun Microsystems, Hewlett-Packard, Emulex, QLogic, McData and EMC.

  Optical components, modules and sub-systems sold to OEM providers to communications network carriers, such as Nortel, Lucent, Alcatel, Ciena, Cisco, Fujitsu, Siemens, and Huawei.

     Our Communications Test & Measurement segment consists generally of:

  Manufacturing and lab test platforms used in the design, performance, and interoperability testing of network equipment for all major and emerging core, metro, cable, and access network technologies for customers such as Lucent, Nortel, Alcatel, Motorola, Siemens, and Cisco.

  Field test instrumentation and software used in the installation, provisioning, and maintenance of broadband voice, video, and data communication services for customers such as AT&T, Deutsche Telecom, Comcast, Telefonica, China Telecom and Verizon.

  Network and service assurance systems used to monitor and troubleshoot network performance and to optimize quality of service for customers such as British Telecom, Time Warner, Bell South and Bell Canada.

     Our Advanced Optical Technologies segment consists generally of:

  Custom, high precision coated optics used in medical/environmental instrumentation, and optical sensors for aerospace and defense applications.

  Light interference pigment products utilized for security purposes in currencies and other documents, anti-counterfeiting devices and decorative surface treatments.

     Our Lasers business unit consists generally of:

  Laser subsystems used in biotech instrumentation, semiconductor inspection, electronic material processing and precision machining.

  Our innovative Photonic Power delivery system used to drive sensors, gauges, actuators, low power communications devices, nanotechnology.

     Overall, our optical communications markets are notable for, among other things, their high concentration of customers at each level of the industry, extremely long design cycles and increasing competition from Asian (principally China-based) suppliers. One consequence of a highly concentrated customer base and increasing Asian competition is systemic pricing pressure at each level of the industry. Large capital investment requirements, long return on investment periods, uncertain business models and complex and shifting regulatory hurdles, among other things, currently combine to limit opportunities for new carriers and their system suppliers to emerge. Thus, we expect that high customer concentration, attendant pricing pressure, and other effects on our communications markets will remain for the foreseeable future. Long design cycles mean that considerable resources must be spent to design and develop new products with limited visibility relative to the ultimate market opportunity for the products (pricing and volumes) or the timing thereof.

     As a supplier of components and modules to this industry, we feel the effects most acutely, as system designs must first be initiated at the carrier level, communicated to the systems provider and then communicated to us and our competitors. During system design periods, shifts in economic, industry, customer or consumer conditions could and often do cause redesigns, delays or even cancellations to occur with their related costs to those involved. Communications industry design cycles are often challenging for companies without the financial and infrastructural resources to sustain the long periods between project initiation and revenue realization.

     The advanced optical technologies markets and the laser business, while more diverse, share some of the customer concentration and design cycle attributes of our communications markets.

     We are working aggressively on a strategy to expand our products, customers and distribution channels for several of our core competencies in these areas to, among other things, reduce our exposure to customer concentration and long design cycles across our company. As part of this strategy, we have expanded into the Communications Test & Measurement segment, which has expanded our customer base and distribution significantly.

     On August 3, 2005, we completed the acquisition of privately held Acterna, Inc. (“Acterna”), a leading worldwide provider of broadband and optical test and measurement solutions for telecommunications and cable service providers and network equipment manufacturers. Beginning in the first quarter of fiscal 2006, the addition of Acterna formed a new reportable segment to our business: Communications Test & Measurement. One attribute of this segment is considerable seasonal revenue variability. We expect this seasonality to continue for the foreseeable future, impacting our Communications Test & Measurement financial results, our overall product mix, and financial performance.

     On November 30, 2005, we completed the acquisition of Agility Communications, Inc. (“Agility”), a leading provider of widely tunable laser solutions for optical networks which is included in Optical Communications.

     On May 4, 2006, we completed the acquisition of Test-Um Inc. (“Test-Um”), an industry-leading provider of home networking test instruments for the FTTx and digital cable markets which is included in Communications Test & Measurement.

     Major business developments during fiscal 2006 include:

  Net revenue in fiscal 2006 increased 69%, or $492.1 million, to $1,204.3 million from $712.2 million in fiscal 2005. Net revenue in fiscal 2006 consisted of $470.5 million, or approximately 39% of net revenue, from Optical Communications, $494.5 million, or approximately 41% of net revenue, from Communications Test & Measurement, $162.8 million, or approximately 14% of net revenue, from Advanced Optical Technologies, and $80.5 million, or approximately 6% of net revenue, from Lasers. Communications Test & Measurement net revenue includes $4.0 million of deferred revenue that is eliminated from consolidated revenue as a result of purchase accounting adjustments.

  Gross margin in fiscal 2006 increased to 28% from 16% in fiscal 2005. The improvement in gross margin was primarily related to the addition of Communications Test & Measurement, an increase in Optical Communications’ sales volume, and the impact of our on-going manufacturing cost reduction programs.

  Our combined research and development (“R&D”) and selling, general and administrative (“SG&A”) expenses, as a percent of net revenue, increased to 40% in fiscal 2006, from 35% in fiscal 2005. The increase is primarily related to higher operating expenses associated with recent acquisitions and the inclusion of stock compensation expenses resulting from the adoption of Statement of Financial Accounting Standard No. 123, “Share-Based Payment (Revised 2004)” (“SFAS 123(R)”).

     For fiscal 2006, we recorded adjustments related to the recognition of asset retirement obligations for several leased facilities, the recognition of deferred rent expense over the term of certain leases, license fees, restructuring charges, insurance recoveries, the initial market value of certain marketable equity securities not previously recorded and other expenses not previously recorded. The corrections resulted in additional net losses of $6.3 million ($7.7 million in operating losses and $1.4 million in gains on investments) related to prior years. Management and the Audit Committee believe that such amounts are not material to previously reported financial statements. There was no impact on net loss per share in fiscal 2006 from these adjustments.

RECENT ACCOUNTING PRONOUCEMENTS

SFAS No. 123(R)

     Effective July 3, 2005, the first day of fiscal 2006, we adopted Statement of Financial Accounting Standard No. 123, “Share-Based Payment (Revised 2004)” (“SFAS 123(R)”) on a modified prospective basis. As a result, we have included stock-based compensation costs in our results of operations for the year ended June 30, 2006. See “Note 12. Stock-Based Compensation” of our Notes to Consolidated Financial Statements for more details.

SAB 107

     In March 2005, the Securities Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107, “Share-Based Payment,” (“SAB 107”). SAB 107 provides guidance regarding the interactions between SFAS 123(R) and certain SEC rules and regulations, including guidance related to valuation methods, the classification of compensation expense, non-GAAP financial measures, the accounting for income tax effects of share-based payment arrangements, disclosures in Management’s Discussion and Analysis (“MD&A”) subsequent to adoption of SFAS 123(R), and modifications of options prior to the adoption of SFAS 123(R). We began adhering to the guidance in SAB 107 upon the implementation of SFAS 123(R) starting the quarter ended September 30, 2005. See “Note 12. Stock-Based Compensation” of our Consolidated Financial Statements and “Employee Stock Options” in MD&A for more details.

SFAS No. 154

     In June 2005, Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. Opinion 20 previously required that such a change be reported as a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on our financial statements.

FIN 47

     In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”) which clarifies that the term “conditional asset retirement obligation” as used in Statement of Financial Accounting Standard No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. However, the obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 requires that the uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of this pronouncement did not have a material impact on our financial statements.

FIN 48

     In June 2006, FASB issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FAS No. 109)” (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, it is determined whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a and b. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation. This Interpretation is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact FIN 48 will have to our consolidated balance sheet and statement of operations.

EITF 06-3

     In March 2006, the Emerging Issues Task Force published Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF 06-3”) which requires a policy be adopted to present externally imposed taxes on revenue-producing transactions on either a gross or net basis. Gross or net presentation may be elected for each different type of tax, but similar taxes should be presented consistently. Taxes within the scope of this issue would include taxes that are imposed on a revenue transaction between a seller and a customer. EITF 06-3 is effective in interim and annual financial periods beginning after December 15, 2006. The adoption of EITF 06-3 will not have a material impact on our financial statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, net revenue and expenses, and the related disclosures. We base our estimates on historical experience, our knowledge of economic and market factors and various other assumptions that we believe to be reasonable under the circumstances. Estimates and judgments used in the preparation of our financial statements are, by their nature, uncertain and unpredictable, and depend upon, among other things, many factors outside of our control, such as demand for our products and economic conditions. Accordingly, our estimates and judgments may prove to be incorrect and actual results may differ, perhaps significantly, from these estimates under different estimates, assumptions or conditions. We believe the following critical accounting policies are affected by significant estimates, assumptions and judgments used in the preparation of our consolidated financial statements.

     Revenue Recognition: We recognize revenue when it is realized or realizable and earned. We considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or we has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. In situations where a formal acceptance is required but the acceptance only relates to whether the product meets its published specifications, revenue is generally recognized upon shipment provided all other revenue recognition criteria are met. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

     We reduce revenue for rebates and other similar allowances. Revenue is recognized only if these estimates can be reliably determined. We base our estimates on historical results taking into consideration the type of client, the type of transaction and the specifics of each arrangement.

     In addition to the aforementioned general policies, the following are the specific revenue recognition policies for multiple-element arrangements and for each major category of revenue.

Hardware

     Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement. Any cost of warranties and remaining obligations that are inconsequential or perfunctory are accrued when the corresponding revenue is recognized. Revenue from rentals and operating leases is recognized on a straight-line basis over the term of the rental or lease.

Multiple-Element Arrangements

     We enter into multiple-element revenue arrangements, which may include any combination of hardware, software and services. Certain of our networking and communications products are integrated with software that is not considered essential to the functionality of the equipment. We believe that this equipment is not considered software related and would therefore be excluded from the scope of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 97-2, “Software Revenue Recognition” (“SOP 97-2”). Accordingly, we allocate the fair value of the equipment when sold with software according to the FASB Emerging Issues Task Force Abstracts No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). The value of the arrangement, less the allocated hardware is then considered within the scope of SOP 97-2.

     To the extent that a deliverable(s) in a multiple-element arrangement is subject to specific guidance (for example, software that is subject to SOP 97-2 on whether and/or how to separate multiple-deliverable arrangements into separate units of accounting (separability) and how to allocate value among those separate units of accounting (allocation), that deliverable(s) is accounted for in accordance with such specific guidance. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

  The delivered item(s) has value to the client on a standalone basis.

  There is objective and reliable evidence of the fair value of the undelivered item(s).

  If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of us.

     If these criteria are not met, revenue is deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value. There may be cases, however, in which there is objective and reliable evidence of fair value of the undelivered item(s) but no such evidence for the delivered item(s). In those cases, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate fair value of the undelivered item(s). The revenue policies described below are then applied to each unit of accounting, as applicable.

Services

     Revenue from services and system maintenance is typically recognized on a straight-line basis over the term of the contract. Revenue from time and material contracts is recognized at the contractual rates as labor hours are delivered and direct expenses are incurred. Revenue related to extended warranty and product maintenance contracts is deferred and recognized on a straight-line basis over the delivery period. We also generate service revenue from hardware repairs and calibrations which is recognized as revenue upon completion of the service.

Software

     Revenue from perpetually licensed software is recognized at the inception of the license term. Revenue from time based license arrangements is recognized on a subscription basis over the period that the customer is using the license. Revenue from maintenance, unspecified upgrades and technical support is recognized over the period such items are delivered. In multiple-element revenue arrangements that include software that is more than incidental to the products or services as a whole (software multiple-element arrangements), software and software-related elements are accounted for in accordance with the following policies. Software-related elements include software products and services as well as any non-software deliverable(s) for which a software deliverable is essential to its functionality.

     A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

  The functionality of the delivered element(s) is not dependent on the undelivered element(s).

  There is vendor-specific objective evidence (VSOE) of fair value of the undelivered element(s).

  Delivery of the delivered element(s) represents the culmination of the earnings process for that element(s).

     If these criteria are not met, the revenue is deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If there is VSOE for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit's relative VSOE. There may be cases, however, in which there is VSOE of the undelivered item(s) but no such evidence for the delivered item(s). In these cases, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate VSOE of the undelivered elements. We limits its assessment of VSOE for each undelivered element is primarily determined via contract specific substantive renewal rates. Changes to the elements in an arrangement and our ability to establish vendor-specific objective evidence for those elements could affect the timing of the revenue recognition.

     Allowances for Doubtful Accounts: We perform credit evaluations of our customers’ financial condition. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We record our bad debt expenses as selling, general and administrative expenses. When we become aware that a specific customer is unable to meet its financial obligations to us, for example, as a result of bankruptcy or deterioration in the customer’s operating results or financial position, we record a specific allowance to reflect the level of credit risk in the customer’s outstanding receivable balance. In addition, we record additional allowances based on certain percentages of our aged receivable balances. These percentages are determined by a variety of factors including, but not limited to, current economic trends, historical payment and bad debt write-off experience. We are not able to predict changes in the financial condition of our customers, and if circumstances related to our customers deteriorate, our estimates of the recoverability of our trade receivables could be materially affected and we may be required to record additional allowances. Alternatively, if we provide more allowances than we need, we may reverse a portion of such provisions in future periods based on our actual collection experience.

     Stock-based Compensation: We estimate the fair value of equity awards granted using the Black-Scholes-Merton option-pricing formula and a single option award approach. This option-pricing model requires the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected stock price volatility assumption was determined using a combination of historical and implied volatility of our common stock. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. When estimating forfeitures, we consider voluntary termination behavior as well as future workforce reduction programs. Estimated forfeiture rates are trued-up to actual forfeiture results as the stock-based awards vest the forfeiture rate based on historical experience of our stock-based award that are granted, exercised and cancelled. Total fair value of the equity awards, net of forfeiture, is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

     Investments: We hold equity interests in both publicly traded and privately held companies. When the carrying value of an investment exceeds its fair value and the decline in value is deemed to be other-than-temporary, we write down the value of the investment and establish a new cost basis. Fair values for investments in public companies are determined using quoted market prices. Fair values for investments in privately held companies are estimated based upon one or more of the following but not limited to: Assessment of the investees’ historical and forecasted financial condition; operating results and cash flows; the values of recent rounds of financing; and quoted market prices of comparable public companies. We regularly evaluate our investments based on criteria that include, but are not limited to, the duration and extent to which the fair value has been less than the carrying value, the current economic environment and the duration of any market decline, and the financial health and business outlook of the investees.

We generally believe an other-than-temporary decline occurs when the fair value of an investment is below the carrying value for six consecutive months. Future adverse changes in these or other factors could result in an other-than-temporary decline in the value of our investments, thereby requiring us to write down such investments. Our ability to liquidate our investment positions in privately held companies will be affected to a significant degree by the lack of an actively traded market, and we may not be able to dispose of these investments in a timely manner.

     Inventory Valuation: We assess the value of our inventory on a quarterly basis and write-down those inventories which are obsolete or in excess of our forecasted usage to their estimated realizable value. Our estimates of realizable value are based upon our analysis and assumptions including, but not limited to, forecasted sales levels by product, expected product lifecycle, product development plans and future demand requirements. Our marketing department plays a key role in our excess review process by providing updated sales forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory. If actual market conditions are less favorable than our forecasts or actual demand from our customers is lower than our estimates, we may be required to record additional inventory write downs. If actual market conditions are more favorable than anticipated, inventory previously written down may be sold, resulting in lower cost of sales and higher income from operations than expected in that period.

     Goodwill Valuation: We test goodwill for possible impairment on an annual basis and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Circumstances that could trigger an impairment test include but are not limited to: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed; results of testing for recoverability of a significant asset group within a reporting unit; and recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

     The determination as to whether a write down of goodwill is necessary involves significant judgment based on the short-term and long-term projections of the future performance of the reporting unit to which the goodwill is attributed. The assumptions supporting the estimated future cash flows of the reporting unit, including the discount rate used and estimated terminal value reflect our best estimates.

     Long-lived asset valuation (property, plant and equipment and intangible assets):

Long-lived assets held and used

     We test long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Circumstances which could trigger a review include, but are not limited to: Significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

     Recoverability is assessed based on the carrying amounts of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisals in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Long-lived assets held for sale

     We classify long-lived assets as held for sale when certain criteria are met, including: Management’s commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; whether an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to the plan to sell the assets. Long-lived assets held for sale are classified as other current assets in the Consolidated Balance Sheet.

     We measure long-lived assets to be disposed of by sale at the lower of carrying amounts or fair value less cost to sell. Fair value is determined using quoted market prices or the anticipated cash flows discounted at a rate commensurate with the risk involved.

     Income Taxes: In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”), we recognize income taxes using an asset and liability approach. This approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. The measurement of current and deferred taxes is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated.

     SFAS 109 provides for recognition of deferred tax assets if the realization of such deferred tax assets is more likely than not to occur. With the exception of certain international jurisdictions, we have determined that at this time it is more likely than not that deferred tax assets attributable to the remaining jurisdictions will not be realized, primarily due to uncertainties related to our ability to utilize our net operating loss carryforwards before they expire based on our recent years history of losses. Accordingly, we have established a valuation allowance for such deferred tax assets. If there is a change in our ability to realize our deferred tax assets, then our tax provision may decrease in the period in which we determine that realization is more likely than not.

     We are subject to income tax audits by the respective tax authorities in all of the jurisdictions in which we operate. The determination of tax liabilities in each of these jurisdictions requires the interpretation and application of complex and sometimes uncertain tax laws and regulations. We recognize liabilities based on our estimate of whether, and the extent to which, additional tax liabilities are probable. If we ultimately determine that the payment of such a liability is not necessary, then we reverse the liability and recognize a tax benefit during the period in which the determination is made that the liability is no longer necessary.

     The recognition and measurement of current taxes payable or refundable and deferred tax assets and liabilities requires that we make certain estimates and judgments. Changes to these estimates or a change in judgment may have a material impact on our tax provision in a future period.

     Warranty Accrual: We provide reserves for the estimated costs of product warranties at the time revenue is recognized. We estimate the costs of our warranty obligations based on our historical experience of known product failure rates, use of materials to repair or replace defective products and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise. Should our actual experience relative to these factors differ from our estimates, we may be required to record additional warranty reserves. Alternatively, if we provide more reserves than we need, we may reverse a portion of such provisions in future periods.

     Restructuring Accrual: In April 2001, we began to implement formalized restructuring programs based on our business strategies and economic outlook and recorded significant charges in connection with our Global Realignment Program. In connection with these plans, we have recorded estimated expenses for severance and outplacement costs, lease cancellations, asset write-offs and other restructuring costs. In accordance with Statement of Financial Accounting Standard No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), generally costs associated with restructuring activities initiated after December 31, 2002 have been recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. However, in the case of leases, the expense is estimated and accrued when the property is vacated. Given the significance of, and the timing of the execution of such activities, this process is complex and involves periodic reassessments of estimates made at the time the original decisions were made, including evaluating real estate market conditions for expected vacancy periods and sub-lease rents. In addition, post-employment benefits accrued for workforce reductions related to restructuring activities initiated after December 31, 2002 are accounted for under Statement of Financial Accounting Standards No. 112, “Employer’s Accounting for Post-employment Benefits” (“SFAS 112”). A liability for post-employment benefits is recorded when payment is probable, the amount is reasonably estimable, and the obligation relates to rights that have vested or accumulated. We continually evaluate the adequacy of the remaining liabilities under our restructuring initiatives. Although we believe that these estimates accurately reflect the costs of our restructuring plans, actual results may differ, thereby requiring us to record additional provisions or reverse a portion of such provisions.

     Pension and Other Postretirement Benefits: The determination of our obligation and expense for pension and other postretirement benefits payable to employees and retirees is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions include, among others, the discount rate, expected long-term rate of return on plan assets, compensation increases and mortality assumptions for the plan participants. Measurements of net periodic benefit costs are based on the assumptions used for the previous year end measurements of assets and obligations. We review our actuarial assumptions on an annual basis and, in consultation with our actuaries, make modifications to the assumptions based on current rates and trends when appropriate. In accordance with SFAS No. 87, “Employer’s Accounting for Pensions” (“SFAS 87”), and SFAS No. 106 “Employer’s Accounting for Postretirement Benefits Other than Pensions” (“SFAS 106”), actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in such future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions that may be required under new legislation, or accounting pronouncements, or otherwise may materially affect our pension and other post-retirement obligations and our future expense.

     Loss Contingencies: We are subject to the possibility of various loss contingencies arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required.

RESULTS OF OPERATIONS

     The results of operations for the current period are not necessarily indicative of results to be expected for future years. The following table sets forth the components of our Consolidated Statements of Operations as a percentage of net revenue:

	Years Ended June 30,
	2006	2005	2004
Net revenue	100%	100%	100%
Cost of sales	69	82	77
Amortization of acquired developed technologies	3	2	2
Gross profit	28	16	21
Operating expenses:
Research and development	13	13	16
Selling, general and administrative	27	22	23
Amortization of other intangibles	2	1	1
Acquired in-process research and development	2	—	—
Reduction of goodwill	2	8	—
Reduction of intangibles and loss on long-lived assets	—	4	8
Restructuring charges	3	3	2
Total operating expenses	49	51	50
Loss from operations	(21)	(35)	(29)
Interest and other, net	2	(1)	4
Gain on sale of investments	6	3	6
Reduction in fair value of investments	—	(2)	(1)
Loss on equity method investments	—	(1)	(1)
Loss before income taxes and cumulative effect of an accounting change	(13)	(36)	(21)
Provision of (benefit for) income taxes	—	1	(3)
Loss before cumulative effect of an accounting change	(13)	(37)	(18)
Cumulative effect of an accounting change	—	—	—
Net loss	(13)%	(37)%	(18)%

Financial Data for Fiscal 2006, 2005, and 2004:

     The following table summarizes selected Consolidated Statement of Operations items (in millions, except for percentages):

				Percentage				Percentage
	2006	2005	Change	Change	2005	2004	Change	Change
Net Revenue	$1,204.3	$712.2	$492.1	69%	$712.2	$635.9	$76.3	12%

Gross profit	340.5	112.2	228.3	203%	112.2	135.9	(23.7)	-17%
Percentage of net revenue	28%	16%			16%	21%

Research and development	155.5	93.7	61.8	66%	93.7	99.5	(5.8)	-6%
Percentage of net revenue	13%	13%			13%	16%

Selling, general and administrative	325.3	157.3	168.0	107%	157.3	144.7	12.6	9%
Percentage of net revenue	27%	22%			22%	23%

Amortization of other intangibles	24.4	6.4	18.0	281%	6.4	6.1	0.3	5%
Percentage of net revenue	2%	1%			1%	1%

Acquired in-process research and
development.	20.3	1.1	19.2	1745%	1.1	2.6	(1.5)	-58%
Percentage of net revenue	2%	—			—	—

Reduction of goodwill	22.4	53.7	(31.3)	-58%	53.7	—	53.7	—
Percentage of net revenue	2%	8%			8%	—

Reduction of other long-lived assets	5.6	31.6	(26.0)	-82%	31.6	52.3	(20.7)	-40%
Percentage of net revenue	—	4%			4%	8%

Restructuring charges	35.0	18.2	16.8	92%	18.2	11.5	6.7	58%
Percentage of net revenue	3%	3%			3%	2%

Net Revenue:

     Net revenue in fiscal 2006 increased 69%, or $492.1 million, to $1,204.3 million from $712.2 million in fiscal 2005. The increase is primarily due to recent acquisitions and an increase in demand of our agile optical network (“AON”) products, including Reconfigurable Optical Add / Drop Multiplexers (ROADM), optical switches, blockers, and tunables. Recent acquisitions include Acterna in August 2005, Agility in November 2005, and Lightwave in May 2005. The increase in net revenue was partially offset by a decrease in net revenue in our custom optics business unit due to our decision to exit non-core and unprofitable product lines.

     Our net revenue increased by $76.3 million from fiscal 2004 to fiscal 2005. The increase in net revenue between fiscal 2004 and 2005 is mainly related to higher demand for products in our Optical Communications segment which had net revenue increase by $104.8 million year over year. Specific products that grew were the wavelength blocker, switch products, and the optical pumps product. This increase in net revenue was partially offset by a $22.6 million decrease in our Advanced Optical Technologies segment net revenue. This decrease was primarily due to rapidly declining revenue during fiscal 2005 from our micro display window products. We have terminated these product lines and are not anticipating meaningful revenue from such products in the future.

     Going forward, we expect to continue to encounter a number of industry and market structural risks and uncertainties that will limit our business climate and market visibility, and consequently, our ability to predict future revenue, profitability and general financial performance, and that could create quarter over quarter variability in one or more of our financial measures. These structural risks and uncertainties include: (a) strong pricing pressures, particularly within our Optical Communications markets, due to, among other things, a highly concentrated customer base, increasing Asian competition, excess device manufacturing capacity within the optical communications industry and a general commoditization trend for many of our products; (b) high product mix variability, particularly in our Optical Communications products, which causes revenue variability, as well as gross profit variability due to, among other things, factory utilization fluctuations and inventory and supply chain management complexities; (c) seasonal buying patterns within our Communications Test & Measurement customers, which causes significant seasonal revenue variation within this high gross margin business unit; and (d) continuing service provider business model uncertainty, which causes demand, revenue and profitability measure unpredictability at each level of the communications industry. Moreover, the current trend of communications industry consolidations is expected to continue, directly affecting our Optical Communication’s and Communications Test & Measurement’s customer base and adding additional risk and uncertainty to our financial and business predictability.

     Our program of North American assembly manufacturing transitions are entering their final phases, but until completed, these activities will continue to present additional supply chain and product delivery disruption risks, yield and quality concerns and increased cost risks. These risks, while expected to diminish over the next several quarters, also currently limit our ability to predict future revenue, profitability and general financial performance.

     We operate primarily in three geographic regions: Americas, Europe and Asia. The following table presents net revenue by geographic regions (in millions):

	Years Ended June 30,
	2006	2005	2004
Net revenue:
Americas	$736.2	$466.6	$406.9
Europe	283.1	132.4	124.1
Asia-Pacific	185.0	113.2	104.9
Total net revenue	$1,204.3	$712.2	$635.9

     Net revenue from customers outside the Americas represented 39%, 34%, and 36% of net revenue for the fiscal years ended 2006, 2005, and 2004, respectively. Net revenue was assigned to geographic regions based on the customers’ shipment locations. We expect revenue from international customers to continue to be an important part of our overall net revenue and an increasing focus for net revenue growth.

     During fiscal 2006, 2005, and 2004, no customer accounted for more than 10% of net revenue.

Gross Profit:

     Gross profit in fiscal 2006 increased 203%, or $228.3 million, to $340.5 million from $112.2 million in fiscal 2005. The increase is primarily due to the addition of our Communications Test & Measurement segment, additional gross profit in Optical Communications primarily from an increase in sales volume and savings from our on-going manufacturing cost reduction programs. This increase in gross profit was partially offset by an increase in amortization expense of acquired developed technologies and purchase accounting adjustments due to the acquisitions of Acterna in August 2005 and Agility in November 2005. Gross profit excluding amortization expense of acquired developed technologies in fiscal 2006 increased 200%, or $251.3 million, to $376.9 million from $125.6 million in fiscal 2005. In addition, fiscal 2006 includes a stock compensation expense of $3.3 million related to the adoption of SFAS 123(R).

     The decrease in gross profit from fiscal 2004 to fiscal 2005 was principally due to (i) declining average selling prices across much of the portfolio, but most particularly in Optical Communications’ products; (ii) higher overhead absorption variances primarily due to lower utilization in Advanced Optical Technologies segment resulting from the discontinuance of several products and additional costs related to product transition activities; (iii) product mix shift to generally lower margin Optical Communications products (which grew in fiscal 2005 to 59% of net revenues as compared to 50% of net revenue in fiscal 2004), from generally higher margin Advanced Optical Technologies and Lasers products, due most notably to the decline and end of life of our micro display window products; (iv) an increase in amortization expense of acquired developed technologies; and (v) reduced net benefit from change in inventory reserves due to a reduction of $4.2 million in the sale of fully reserved inventory from $44.1 million in fiscal 2004 to $39.9 million in fiscal 2005. Gross profit excluding amortization expense of acquired developed technologies in fiscal 2005 decreased 14%, or $20.2 million, to $125.6 million from $145.8 million in fiscal 2004.

     As discussed in more detail under “Net Revenue” above, we sell products in certain markets that are undergoing product, architectural and business model transitions, have high customer concentrations, are highly competitive (increasingly due to Asia-based competition) and consolidating, are price sensitive and are affected by customer seasonal and mix variant buying patterns. These factors along with our continuing ongoing product and manufacturing transitions, supplier constraints and factory utilization and execution issues, can and will result in pressure on, and quarterly variability in, our gross profit. In addition to the risks and uncertainties discussed under “Net Revenue” above, we face additional risks and uncertainties, associated with new product introductions that could impair future gross profits. Currently, the introduction of new products, such as ROADM’s, optical switches, tunable transponders, high speed transponders, solid state lasers and display components, which due to the untested nature of the products and the potential for complexity have incurred and are expected to continue to incur relatively higher start-up costs and increased yield and product quality risk. Issues associated with some of these products have negatively impacted and could continue to negatively impact our gross profit.

Research and Development (“R&D”):

     R&D expense in fiscal 2006 increased 66%, or $61.8 million, to $155.5 million from $93.7 million in the comparable period in fiscal 2005. The increase is primarily due to the recent acquisitions of Acterna, Agility, and Lightwave and additional compensation expenses related to the adoption of SFAS 123(R). Fiscal 2006 includes stock compensation expense of $3.7 million from the adoption of SFAS 123(R).

     R&D expenses in fiscal 2005 decreased 6%, or $5.8 million, to $93.7 million from $99.5 million in the comparable period in fiscal 2004. The decrease in R&D was mainly related to reduced headcount in both product groups. The Optical Communications expenses were lower by $2.8 million when compared to fiscal 2004. These savings were due to lower headcount and lower R&D material expenses as a result of centralizing development groups and divesting of product lines including CATV and Vitrocom communications products. The Commercial and Consumer expenses were higher by $1.3 million when compared to fiscal 2004. The group’s higher R&D materials, used primarily for investment in coating technology associated with the “U-Class” project, were partially offset by lower headcount and related expenses compared to the prior year. Our total headcount for R&D declined from 647 at the end of fiscal 2004 to 532 at the end of fiscal 2005.

     We believe that investment in R&D is critical to attaining our strategic objectives. Historically, we have devoted significant engineering resources to assist with production, quality and delivery challenges which have had some negative impact on our new product development activities. Despite our continued efforts to reduce total operating expenses, there can be no assurance that our R&D expenses will continue to remain at the current level. In addition, there can be no assurance that such expenditures will be successful or that improved processes or commercial products, at acceptable volumes and pricing, will result from our investment in R&D.

Selling, General and Administrative (“SG&A”):

     SG&A expense in fiscal 2006 increased 107%, or $168 million, to $325.3 million from $157.3 million in the fiscal 2005. The increase is primarily due to the recent acquisitions of Acterna, Agility and Lightwave, increased accounting related costs to address the requirements of the Sarbanes-Oxley Act and additional compensation expenses related to the adoption of SFAS 123(R). Fiscal 2006 includes stock compensation expense of $8.0 million from the adoption of SFAS 123(R).

     SG&A expenses for fiscal 2005 of $157.3 million were an increase of $12.6 million when compared to fiscal 2004. The increase in SG&A expenses was mainly due to higher expenses in the corporate functions, principally a $9.1 million increase in legal expenses associated with stockholder and other litigation costs and business support activities and a $4.7 million increase in audit and consulting costs associated with a number of projects including Sarbanes-Oxley compliance, reviews of accounting transactions, and strategic planning. These increases in expenses were partially offset by lower compensation and compensation related costs due to lower headcount and the reduction in the reserve for uncollectible receivables due to the reduction in delinquent customer accounts.

     We intend to continue to aggressively address our SG&A expenses and reduce these expenses as and when opportunities arise. We have in the recent past experienced, and expect to continue to experience in the future, certain non-core expenses, such as litigation and dispute related settlements and accruals, which could increase our SG&A expenses, and impair our profitability expectations, in any particular quarter. We are also increasing SG&A expenses in the near term to complete the integration of Acterna, particularly with respect to business infrastructure and systems matters. None of these non-core expenses, however, is expected to have a material adverse impact on our financial condition. Also, we expect to incur additional SG&A expenses as we continue to add additional corporate accounting and finance staff as well as address the requirements of the Sarbanes-Oxley Act of 2002, in particular, Section 404 thereof and our remediation of material weaknesses identified in our Annual Report on Form 10-K for fiscal 2005. There can be no assurance that our SG&A expense will decline in the future or that, more importantly, we will develop a cost structure (including our SG&A expense), which will lead to profitability under current and expected revenue levels.

Amortization of Other Intangibles:

     The increase in amortization expense in fiscal 2006 is primarily due to the increase in our intangible assets subject to amortization as a result of our acquisitions of Acterna in the first quarter and Agility in the second quarter of fiscal 2006.

     The increase in amortization expense between fiscal 2004 and fiscal 2005 was primarily due to the increase in our intangible assets subject to amortization as a result of the acquisitions of E2O, ADO, Lightwave, and PPS.

     For Additional information regarding intangible assets subject to amortization, see “Note 7. Other Intangibles” to the Consolidated Financial Statements.

Acquired In-Process Research and Development:

     In fiscal 2006, we incurred $19.9 million and $0.4 million of in-process research and development (“IPR&D”) expense in connection with our purchase of Acterna in the first quarter and Agility in the second quarter of fiscal 2006, respectively. In accordance with generally accepted accounting principles, this IPR&D amount was expensed on the acquisition date as the acquired technology had not yet reached technological feasibility and had no future alternative uses.

     In fiscal 2005, we recorded charges of $1.1 million for acquired in-process research and development (“IPR&D”) in connection with our acquisition of Lightwave. In fiscal 2004, we recorded charges of $2.6 million for IPR&D in connection with our acquisition of E2O.

Reduction of Goodwill:

     As part of our quarterly review of financial results, we determine if there are indicators that the carrying value of our goodwill may not be recoverable. We test for impairment of goodwill on an annual basis and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Ssee “Note 6. Goodwill” of our Notes to Consolidated Financial Statements.

     In fiscal 2006, we recorded a $22.4 million of impairment charge related to our Da Vinci reporting unit within the Communications Test & Measurement segment. The impairment was the result of delayed product introduction and acceptance of next generation color and image enhancement products. As part of our annual impairment analysis as of May 1, 2006, we noted that the carrying value of our long-term assets, including goodwill, may not be recoverable and performed an additional impairment review. Under the first step of the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) analysis, the fair value of Da Vinci was determined. Based on that analysis, we determined that the carrying amount of Da Vinci exceeded its fair value. We performed the second step analysis to determine the amount of the impairment loss.

     In fiscal 2005, we recorded $53.7 million of impairment charges. As part of our annual impairment analysis as of May 1, 2005, we noted that the carrying value of our long-term assets, including goodwill, may not be recoverable and performed an additional impairment review. Under the first step of the SFAS 142 analysis, the fair value of a reporting unit was determined. Based on that analysis, we determined that the carrying amount of a reporting unit within the Commercial and Consumer exceeded its fair value. We performed the second step analysis to determine the amount of the impairment loss.

     We did not identify any impairment indicators during fiscal 2004.

Reduction of Other Long-Lived Assets:

     During fiscal 2006, 2005 and 2004, we recorded $5.6 million, $31.6 million and $52.3 million, respectively, of reductions in the carrying value of its long-lived assets in accordance with Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). The carrying values of assets held for sale at June 30, 2006 and 2005 were $2.9 million and $9.4 million, respectively. The following table summarizes the components of the reductions of other long-lived assets (in millions):

	2006	2005	Change	2005	2004	Change
Impairments of other long-lived assets:
Assets held and used	$3.0	$5.2	$(2.2)	$5.2	$16.4	$(11.2)
Assets held for sale	0.1	10.9	(10.8)	10.9	35.4	(24.5)
Loss on the sale of assets	2.5	15.5	(13.0)	15.5	0.5	15.0
Total reductions of other long-lived assets	$5.6	$31.6	$(26.0)	$31.6	$52.3	$(20.7)

Fiscal 2006 Charges:

Assets Held and Used:

     We noticed indicators during fiscal 2006 that the carrying value of our long-lived assets may not be recoverable and performed an impairment review in accordance with SFAS 144. We evaluated the recoverability of our long-lived assets and recorded impairment charges based on the amounts by which the carrying amounts of these assets exceeded their fair value. For tangible fixed assets, we valued these assets that were subject to impairment using specific appraisals. As a result of the review, we recorded losses of $2.7 million for impairment of certain assets formerly utilized in our Santa Rosa, California manufacturing facility, $0.2 million in connection with the closure of the Melbourne, Florida facility, and $0.5 million in connection with the closure of the Rochester, Minnesota facility, partially offset by $0.4 million gain on other adjustments.

Assets Held for Sale:

     In the fourth quarter of fiscal year 2006, we entered into a contract to sell our Milan, Italy sales office facility for net proceeds of approximately $2.8 million. In accordance with SFAS 144, we recorded an impairment charge of $0.1 million. The sale is expected to close in the second quarter of fiscal year 2007.

Sale of Assets:

     During fiscal year 2006, we recorded losses of $6.9 million on the sale of assets primarily relating to the sale of our front surface mirror business and the sale of one of our Santa Rosa, California manufacturing facilities, offset by gains of $3.8 million on the sale of our Melbourne, Florida manufacturing facility, $0.3 million on the sale of our Cotia, Brazil sales and warehouse facility, and $0.3 million on the sale of 55 acres of land in Raleigh, North Carolina.

Fiscal 2005 Charges:

Assets Held and Used:

     We noted indicators during the fourth quarter of fiscal 2005 that the carrying value of our long-lived assets, including purchased intangibles recorded in connection with our various acquisitions and property, plant and equipment, may not be recoverable and performed an impairment review in accordance with SFAS 144. We evaluated the recoverability of our long-lived assets and recorded impairment charges based on the amounts by which the carrying amounts of these assets exceeded their fair value. For purchased intangibles, fair value was determined based on discounted future cash flows for the operating entities that had separately identifiable cash flows. For tangible fixed assets, we valued these assets that were subject to impairment using specific appraisals. As a result of the review, we reduced the value of certain manufacturing equipment related to the front surface mirror and DLP microdisplay window programs in our Santa Rosa, California facility by $0.7 million to zero and purchased intangibles from ADO by $4.5 million to zero.

Assets Held for Sale:

     During fiscal 2005, we adjusted the carrying value of our Ottawa, Canada facility held for sale. In accordance with SFAS 144, we recorded total impairment charges of $10.9 million related to the Ottawa facility, which was later sold in the fourth quarter of fiscal 2005 for $23.5 million. In addition, in fiscal 2005, we classified our Melbourne facility as being held for sale and no impairment charges were required.

Sale of Assets:

     During fiscal 2005, we recorded a loss of $10.9 million on the disposal of certain assets from our Ottawa, Canada facility. In addition, we completed the sale of Casix, a subsidiary located in Fuzhou, China, and our precision glass business located in Mountain Lakes, New Jersey to Fabrinet and our CATV business to Emcore. We recorded a total loss related to these disposals of $4.7 million. The sales were part of management’s continuing efforts to reduce our footprint and rationalize the existing manufacture of our products based on core competencies and cost efficiencies.

Fiscal 2004 Charges:

Assets Held and Used:

     During fiscal 2004, as a result of the adoption of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities an Interpretation of ARB No. 51 (revised December 2003)” (“FIN 46R”) with respect to two properties under a synthetic lease agreement, we recognized a $5.0 million deferred impairment charge related to the Melbourne, Florida property, which was originally being amortized over the term of the lease. In accordance with SFAS 144, we also reduced to estimated realizable value, the value of certain manufacturing equipment by $7.7 million, and other assets by $3.7 million. We noted no indicators of impairment during fiscal 2004 related to our remaining long-lived assets, including purchased intangibles.

Assets Held for Sale:

     During fiscal 2004, we consolidated our corporate headquarters to San Jose, California. In light of the decision to consolidate the corporate headquarters, we determined that it did not need to continue to operate a facility in Ottawa, Canada. The Ottawa, Canada facility was classified as held for sale, and we adjusted the carrying value of the property. We also adjusted the carrying value of certain other assets previously classified as held for sale. In accordance with SFAS 144, we recorded total impairment charges of $35.4 million for fiscal 2004, primarily related to the Ottawa, Canada facility, representing the amount by which the carrying value of the assets exceeded fair value less cost to sell.

Sale of Assets:

     During fiscal 2004, we recorded losses of $0.5 million on the disposal of certain assets.

Restructuring and Other Related Charges:

     During the third quarter of fiscal 2004, we announced completion of the Global Realignment Program (“GRP”), which began in April 2001. That program focused on large-scale site and employee reductions. We continue to take advantage of opportunities to further reduce costs through targeted, customer-driven restructuring events intended to consolidate and rationalize the manufacture of our products based on core competencies and cost efficiencies. See “Note 10. Restructuring” for more detail.

     During fiscal 2006, we recorded $35.0 million in restructuring charges which included $15.2 million for severance and benefits, $9.0 million for manufacturing transfer costs, $5.8 million in lease termination costs and $5.0 million to adjust accruals on previously restructured leases. These charges primarily relate the further consolidation of our manufacturing operations and the transfer of such operations to other of our facilities and to the facilities of our contract manufacturing partners and the relocation of our executive offices to accommodate the future needs of the organization. We expect to incur approximately $7.0 million of charges in the first half of fiscal 2007, which will be recognized as the services are performed and actions occur. These events accounted for the termination of 921 employees: 894 in North America and 27 in Europe. Of these reductions to headcount, 770 were in manufacturing, 84 in research and development and 67 in sales, general and administration functions. As of June 30, 2006, 331 of these employees have been terminated. Payments related to severance and benefits are expected to be paid off by the second quarter of fiscal 2007 and payments related to lease costs are expected to be paid by the first quarter of fiscal 2011. We expect to incur approximately $7.0 million of charges in the first half of fiscal 2007, which will be recognized as the services are performed and actions occur.

     During fiscal 2005, we recorded $18.2 million in restructuring charges which included $11.8 million for severance and benefits, $3.0 million in lease termination costs and $3.4 million to adjust accruals on previously restructured leases. These charges primarily relate to the decisions to close our facilities in Ewing, New Jersey, Melbourne, Florida, Indonesia and Singapore and consolidate these operations into other facilities or to source the products from outside manufacturers. We also announced plans to selectively reduce our workforce at our facilities in Santa Rosa, California. These events accounted for the termination of 893 employees: 500 in North America, 389 in Asia Pacific, and 4 in Europe. Of these reductions to headcount, 783 were in manufacturing, 44 in research and development and 68 in sales, general and administration functions. As of June 30, 2006, 887 of these employees have been terminated.

     During fiscal 2004, we recorded $11.5 million in restructuring charges primarily related to severance and benefit obligations and adjustments to accruals on previously restructured leases. These charges primarily relate to the decisions to eliminate technology and manufacturing operations in Japan and to streamline certain functions in North America. These events accounted for the termination of 137 employees: 106 in North America and 31 in Asia Pacific. Of these reductions to headcount, 95 were in manufacturing, 18 in research and development, and 24 in sales, general and administration functions. As of June 30, 2006, all of these employees have been terminated.

Interest and Other, Net:

     During fiscal 2006, net interest and other income increased by $36.6 million, from an expense of $8.9 million in fiscal 2005 to income of $27.7 million in fiscal 2006. The increase was primarily due to lower exchange losses as a result of significant losses in fiscal 2005 from the settlement of intercompany balances and the write off of currency translation adjustments, the implementation of hedging initiatives designed to mitigate the impact of foreign currency fluctuations and income from a patent settlement.

     Interest and other income and expense decreased $32.1 million from income of $23.2 million in fiscal 2004 to expense of $8.9 million in fiscal 2005 primarily due to higher exchange losses arising from the following activities: settlement of intercompany balance between Corporate and the Canadian subsidiary for $12.9 million, settlement of a foreign lease liability for $2.7 million, and the write off of currency translation adjustments related to substantially liquidated subsidiaries in the United Kingdom, Germany, the Netherlands, and Taiwan of $16.9 million.

Gain on Sale of Investments:

     During fiscal 2006, we recorded net gains on sale of investments of $73.2 million primarily due to the sale of our equity investment in ADVA Optical Networking AG (“ADVA”), Prudential Financial, Inc. (“Prudential”), and Nortel Networks (“Nortel”) for a net gain of $63.6 million, $3.6 million, and $4.4 million, respectively. These investments had a combined carrying value of $9.8 million at June 30, 2005, including ADVA, which was accounted for under the equity method at a carrying value of $0.3 million. The fair value of our marketable equity securities at June 30, 2006 was approximately $1.1 million. See “Note 5. Investments” for more details.

     The gain of $20.0 million in fiscal 2005 was primarily the result of the sale of marketable public securities in Nortel common stock, which were received in the sale of our Zurich facility to Nortel in fiscal 2001. Other gains were realized from the sale of common stock in Cisco, Adept, and ADVA, offset by losses from fixed income securities. The fair value of our marketable equity securities at June 30, 2005 was approximately $13.5 million. See “Note 5. Investments” for more details.

     The gain of $41.2 million in fiscal 2004 was primarily the result of the sale of Nortel common stock.

Reduction in Fair Value of Investments:

     We periodically review our investments for impairment. When the carrying value of an investment exceeds the fair value and the decline in fair value is deemed to be other-than-temporary, we write down the value of the investment to its fair value. During fiscal 2006 we recorded $4.2 million of reductions in fair value of certain non-marketable investments. The write-downs in fiscal 2005 consisted of $8.4 million related to the decline in fair value of various non-marketable equity securities and $0.8 million related to other available-for-sale investments. The write-downs in fiscal 2004 consisted of $3.8 million related to the decline in fair value of various non-marketable equity securities.

     Should the fair value of our investments decline in the future, we may be required to record additional charges if the decline is determined to be other-than-temporary. The carrying amount of our non-marketable investments was $10.8 million on June 30, 2006.

Income (Loss) on Equity Method Investments:

     Our active equity method investments include two venture capital funds and one direct investment. Charges in fiscal 2006, 2005 and 2004 consisted primarily of our pro rata share of the net gains and losses on our equity method investments.

Income Tax Expense (Benefit):

Fiscal 2006 Tax Expense:

     We recorded a net income tax benefit of $0.4 million in fiscal 2006. The net income tax benefit recorded for fiscal 2006 primarily relates to $9.6 million of income tax benefit recognized for refunds attributable to the successful conclusion of an IRS audit related to tax losses carried back to taxable periods, net of reductions to related goodwill. In addition, we recognized a tax benefit of $2.3 million attributable to the release of valuation allowance for jurisdictions which we believe are more likely than not to have future income and a tax expense of $3.6 million as a result of a non cash charge associated with the reversal of tax benefits recognized in prior periods relating to the sale of certain marketable securities. The $3.6 million income tax expense was recorded in accordance with Statement of Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”) and Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS 109”). We also provided $6.9 million of current tax expense for certain foreign and state jurisdictions.

     Based on a jurisdiction by jurisdiction review of anticipated future income and due to the continued economic uncertainty in the industry, management has determined that in most of our jurisdictions it is more likely than not that our net deferred tax assets will not be realized and we have recorded deferred tax assets as of June 30, 2006 only to the extent of certain offsetting deferred tax liabilities in those jurisdictions. During fiscal 2006 the valuation allowance for deferred tax assets increased by $49.0 million. The increase was primarily due to domestic and foreign tax net operating losses sustained during the fiscal year. The increase was partially offset by the increase of acquired intangibles.

     We are currently subject to various federal, state and foreign audits by taxing authorities. We believe that adequate amounts have been provided for any adjustments that may result from these examinations.

Fiscal 2005 Tax Expense:

     We recorded an income tax expense of $6.7 million for fiscal 2005. The expected tax benefit derived by applying the federal statutory rate to our loss before income taxes for fiscal 2005 differed from the income tax expense recorded primarily due to non-deductible acquisition-related charges, increases in our valuation allowance for deferred tax assets and a $10.8 million non-cash charge for income tax expense associated with the reversal of tax benefits recognized in prior periods relating to the sale in fiscal 2005 of certain marketable securities. The $10.8 million income tax expense was recorded in accordance with Statement of Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”) and Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS 109”). Also included in tax expense for fiscal 2005 is a tax benefit of $5.1 million for the reversal of previously accrued liabilities as a result of our resolution of certain domestic and foreign income tax audit issues.

     During fiscal 2005 the valuation allowance for deferred tax assets increased by $88.3 million. The increase was primarily due to domestic and foreign tax net operating losses sustained during the fiscal year and capital losses from the sale of certain marketable securities. The increase was partially offset by the amortization of acquired intangibles, the reduction in inventory, restructuring and other reserves, and the repatriation of undistributed foreign earnings which were previously considered permanently reinvested.

Fiscal 2004 Tax Benefit:

     We recorded an income tax benefit of $15.8 million for fiscal 2004. The expected tax benefit derived by applying the federal statutory rate to our loss before income taxes for fiscal 2004 differed from the income tax benefit recorded primarily due to the net tax effects of non-deductible acquisition-related charges, increases in our valuation allowance for deferred tax assets, tax benefits realized from the reversal of previously accrued taxes and tax benefits arising from foreign earnings of one of our Far East subsidiaries operating under a tax holiday that were invested indefinitely offshore. Included in the fiscal 2004 tax benefit of $15.8 million is $7.8 million of tax benefit arising from the net tax effect of sales of certain marketable public securities and tax benefits arising from deferred tax assets recorded for fiscal 2004 operating losses that were not subject to a valuation allowance due to appreciation in the carrying value of certain marketable public securities designated as available-for-sale investments. Also included in the 2004 tax benefit is $5.0 million related to the carryback of tax net operating losses from fiscal 2002 to offset prior year taxes paid by certain acquired subsidiaries.

     During the fourth quarter of fiscal 2004, we recorded a $2.0 million tax benefit as a result of obtaining a tax clearance certificate in connection with the liquidation of one of our foreign subsidiaries. Additionally, we recorded a $2.6 million tax benefit as of June 30, 2004 to reflect a reduction in previously estimated foreign tax liabilities as a result of our resolution of certain foreign tax audit issues with foreign taxing authorities.

     During fiscal 2004 the valuation allowance for deferred tax assets decreased by $39.0 million. The decrease was primarily due to the net effects of write-offs of deferred tax assets recorded in prior business combinations relating to assumed employee stock options that either expired unexercised or were exercised during the year when the market value of the underlying stock was less than the previously recorded value. It also decreased due to decreases in inventory and other reserves and increased for losses incurred.

Operating Segment Information:

				Percentage				Percentage
	2006	2005	Change	Change	2005	2004	Change	Change
Optical Communications
Net Revenue	$470.5	$422.2	$48.3	11%	$422.2	$317.4	$104.8	33%
Operating loss	(26.6)	(36.0)	9.4	26%	(36.0)	(52.0)	16.0	31%

Communications Test & Measurement
Net Revenue	494.5	—	494.5	—	—	—	—	—
Operating income	70.7	—	70.7	—	—	—	—	—

Advanced Optical Technologies
Net Revenue	162.8	231.0	(68.2)	-30%	231.0	253.6	(22.6)	-9%
Operating income	36.2	28.0	8.2	29%	28.0	50.2	(22.2)	-44%

All Other:
Net Revenue	80.5	59.0	21.5	36%	59.0	64.9	(5.9)	-9%
Operating loss	—	(41.1)	4.1	—	(4.1)	(0.3)	(3.8)	1267%

Deferred revenue related to purchase
accounting adjustment	(4.0)	—	(4.0)	—	—	—	—	—

     In fiscal 2006, we changed our financial reporting structure with the formation of the Advanced Optical Technologies segment, which includes our Flex and Custom Optics businesses. Our Lasers business unit is being reported in the All Other category. Our Flex, Custom Optics and Laser businesses serve our Commercial and Consumer markets and were previously reported in our Consumer and Commercial segment. See “Note 17. Operating Segments and Geographical Information” of the Notes to Consolidated Financial Statements for detail.

Optical Communications:

     The increase in Optical Communications net revenue between fiscal 2006 and fiscal 2005 is mainly related to an increase in demand of our agile optical network (AON) products, including Reconfigurable Optical Add / Drop Multiplexers (ROADM), optical switches, blockers, and tunables and the acquisition of Agility in November of 2005. The decrease in Optical Communications operating loss between fiscal 2006 and 2005 was primarily due to increased product demand and the impact of our on-going manufacturing cost reduction programs.

     The increase in Optical Communications net revenue between fiscal 2005 and fiscal 2004 is mainly related to improved market conditions, increased revenue from the Subsystems Products Group of $62.7 million, and a full year’s revenue from the E2O acquisition which closed in May of fiscal 2004. The decrease in Optical Communications operating loss between fiscal 2005 and 2004 was primarily due to incremental sales volume and lower R&D spending which was partially offset by lower average selling prices (ASPs) and lower excess and obsolete (E&O) net recoveries.

Communications Test & Measurement:

     On August 3, 2005, we completed the acquisition of Acterna, a leading worldwide provider of broadband and optical test and measurement solutions for telecommunications and cable service providers and network equipment manufacturers. Beginning in the first quarter of fiscal 2006, the addition of Acterna comprises a new reportable segment to our business: Communications Test & Measurement.

Advanced Optical Technologies:

     The decrease in Advanced Optical Technologies net revenue between fiscal 2006 and fiscal 2005 is primarily due to a decrease in net revenue in our Custom Optics business unit related to our decision to exit non-core and unprofitable product lines. The increase in Advanced Optical Technologies operating income between fiscal 2006 and 2005 was primarily due to the reduction of the operating cost structure with the exit of unprofitable Custom Optics product lines.

     The decrease in Advanced Optical Technologies revenue between fiscal 2005 and fiscal 2004 was primarily due to a decline in Custom Optics revenue of 18% which was partially offset by an increase in revenue of 9% in our Document Authentication business unit. The decrease in Advanced Optical Technologies operating income between fiscal 2005 and 2004 was primarily due to lower production levels which resulted in higher production variances and higher charges for obsolete inventories associated with the “end-of life” programs primarily for micro display window products.

LIQUIDITY AND CAPITAL RESOURCES

Fiscal 2006:

     We had a combined balance of cash, cash equivalents, short-term investments and restricted cash of $1,238.6 million at June 30, 2006, a decrease of $65.9 million from June 30, 2005. Significant inflows included $415.9 million of net proceeds from the issuance of convertible debt, $75.1 million from the sale of long-term investments, $31.6 million from sales of net assets and $28.2 million from the exercise of stock options and the issuance of stock under employee stock plans. Significant outflows included $479.7 million of cash used in acquisitions, $81.2 million used in operating activities and $67.2 million for purchases of property, plant and equipment. Cash and cash equivalents decreased by $141.8 million in fiscal 2006, primarily due to the above-referenced items and to an increase in short-term investments of $64.0 million.

     Operating activities used $81.2 million in cash during fiscal 2006, resulting from: (i) our net loss, adjusted for non-cash items such as depreciation, amortization, and various gains and losses, of $23.1 million, and (ii) changes in operating assets and liabilities that used $58.1 million. The largest change in operating assets and liabilities was an increase in net accounts receivable, which added $67.1 million to cash used in operating activities. The increase in accounts receivable was primarily due to the acquisition of Acterna in August 2005.

     Cash used in investing activities was $506.7 million during fiscal 2006, primarily due to $479.7 million of cash used for acquisitions, net of cash acquired, and $67.2 million used for purchases of property and equipment. Partially offsetting these uses of cash were $31.6 million of proceeds from the sale of assets, and $16.8 million from sales and maturities of investments in excess of purchases.

     Our financing activities provided cash of $444.1 million, representing $415.9 million of net proceeds from issuance of debt and $28.2 million from the exercise of stock options and issuance of stock under employee stock plans. Total long-term debt outstanding was $900.0 million at June 30, 2006. See “Note 9. Convertible Debt and Letters of Credit” of our Notes to Consolidated Financial Statements for additional information regarding debt financing.

Fiscal 2005:

     We had a combined balance of cash, cash equivalents, short-term investments and restricted cash of $1,304.5 million at June 30, 2005, a decrease of $249.6 million from June 30, 2004 primarily due to operating activities, purchases of property, plant and equipment, and acquisition of businesses. Cash and cash equivalents increased by $182.0 million in fiscal 2005, primarily due to sales and maturities of short-term investments.

     Operating activities used $139.9 million in cash during fiscal 2005, resulting from: (i) our net loss, adjusted for non-cash items such as depreciation, amortization, and various gains and losses, of $59.1 million, and (ii) changes in operating assets and liabilities that used $80.8 million. The largest change in operating assets and liabilities was the reduction in Other for $76.4 million, primarily from payments of obligations previously accrued under the Global Realignment Program. Net accounts receivable of $102.3 million at the end of fiscal 2005 were relatively consistent as at the end of fiscal 2004, despite the increase in revenue from 2004 to 2005. Inventory of $97.4 million at June 30, 2005 was $27.6 million lower than at June 30, 2004, primarily due to business divestitures and transitions of certain inventory and related manufacturing to contract manufacturers.

     Cash provided by investing activities was $307.2 million during fiscal 2005, primarily due to sales and maturities of available for sale investments exceeding purchases by $403.2 million. Partially offsetting these sources of cash were acquisitions of businesses for $70.3 million, net of cash acquired, as discussed in “Note 3. Mergers and Acquisitions” of our Notes to Consolidated Financial Statements, and purchases of property and equipment for $35.8 million. Net proceeds from sales of assets equaled $26.7 million.

     Our financing activities provided cash of $14.0 million, resulting primarily from the issuance of stock under employee stock plans. Our total debt outstanding, including capital lease obligations, was $475.4 million at June 30, 2005. See “Note 9. Convertible Debt and Letters of Credit” of our Notes to Consolidated Financial Statements for additional information regarding debt financing.

     Our investments of surplus cash are made in accordance with an investment policy approved by the audit committee of our Board of Directors. In general, our investment policy requires that securities purchased and held be rated A-1/P-1, A/A2 or better. No security may have an effective maturity that exceeds 37 months, and the average duration of our holdings may not exceed 18 months. At any time, no more than 10% of the investment portfolio may be concentrated in a single issuer other than the U.S. government or U.S. agencies. Our investments in debt securities and marketable equity securities are primarily classified as available-for-sale investments or trading assets and are recorded at fair value. The cost of securities sold is based on the specific identification method. Unrealized gains and losses on available-for-sale investments are reported as a separate component of stockholders’ equity. We did not hold any investments in auction rate securities or variable rate demand notes at the end of fiscal 2006.

Financial Commitments

     Our holdings include $10.8 million in minority investments in certain privately held companies and venture capital funds. As of June 30, 2006, we had no commitment to provide additional funding to venture capital investment partnerships.

Contractual Obligations

     The following summarizes our contractual obligations at June 30, 2006, and the effect such obligations are expected to have on our liquidity and cash flow over the next five years (in millions):

	Payments due by period
		Less than	1-3	3-5	More than
	Total	1 year	years	years	5 years
Contractual Obligations
Asset retirement obligations - expected cash payments	$13.3	$0.5	$1.1	$5.8	$5.9
Long-Term Debt: (1)
Zero Coupon Senior Convertible Notes	475.0	—	475.0	—	—
1% Senior Convertible Notes	425.0	—	—	—	425.0
Interest on 1% Senior Convertible Notes	29.7	4.2	8.5	8.5	8.5
Purchase obligations (2)	196.8	196.8	—	—	—
Operating lease obligations (2)	113.5	25.3	42.6	24.1	21.5
Capital lease obligations (2)	4.1	0.9	1.8	1.4	—
Other non-current liabilities	95.1	6.2	9.5	9.3	70.1
Total	$1,352.5	$233.9	$538.5	$49.1	$531.0
____________________

(1)	For further discussion surrounding debt obligations, refer to Note 9 to the consolidated financial statements.
(2)	For further discussion surrounding purchase and lease obligations, refer to Note 16 to the consolidated financial statements.

     As of June 30, 2006, operating lease obligations of $25.7 million in connection with our restructuring program were accrued in our Consolidated Balance Sheet. Operating lease obligations of $9.6 million were included in the “Restructuring accrual” and $16.1 million was accrued in “Other non-current liabilities”.

     Purchase obligations represent legally-binding commitments to purchase inventory and other commitments made in the normal course of business to meet operational requirements, as of June 30, 2006.

     As of June 30, 2006, other non-current liabilities primarily represent amounts withheld by us as security for the representations and warranties of the selling parties during specified indemnification periods following mergers and acquisitions. These liabilities also include the accumulated postretirement benefit obligation of a subsidiary.

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements, as such term is defined in rules promulgated by the Securities and Exchange Commission, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Acquisitions:

     On May 4, 2006, we completed the acquisition of Test-Um Inc. (“Test-Um”), an industry-leading provider of home networking test instruments for the FTTx and digital cable markets, for $17.2 million in cash. By acquiring Test-Um, we expand our channels for the sale of our broad portfolio of test instruments for broadband access networks, including the recently introduced SmartClass line of instruments. We plan to leverage Test-Um’s network of several hundred distribution partners, making our access test instruments available to the service installation and electrical contractors served by Test-Um today. In addition, the acquisition creates new market opportunities for Test-Um’s products, which will be made available through our direct sales and service organization serving the largest telecommunications and cable service providers worldwide.

     On November 30, 2005, we completed the acquisition of Agility Communications, Inc. (“Agility”), a leading provider of widely tunable laser solutions for optical networks, for 22,598,149 shares of the Company’s common stock with a market value of $54.1 million at the measurement date and $10.7 million in cash. The acquisition is expected to solidify our leadership position in the rapidly growing market for tunable lasers and transponders; offer an optimal path to high volume, high yield, tunable, pluggable solutions when combined with JDSU’s manufacturing scalability; and establish JDSU as the broadest end-to-end agile optical network portfolio provider in the marketplace.

     On August 3, 2005, we completed the acquisition of Acterna, Inc. (“Acterna”), a leading worldwide provider of broadband and optical test and measurement solutions for telecommunications and cable service providers and network equipment manufacturers, for approximately $459.3 million in cash and $304.7 million in JDS Uniphase’s common stock, which equated to approximately 200 million shares. The cash payment was made during the first quarter of fiscal 2006. With this acquisition, we become a leading provider of Optical Communications sub-systems and broadband test and measurement systems serving an expended customer base that includes the largest 100 telecommunication and cable services providers, and system manufacturers worldwide. The combined portfolio of products and services are expected to enhance the deployment of internet Protocol (‘IP”)-based data, voice and video services over optical long haul, metro, fiber-to-the-home, digital subscriber line (“DSL”) and cable networks. Starting the first quarter of fiscal 2006, the addition of Acterna’s Test & Measurement business comprised a new reportable segment of our business.

     In May 2005, we purchased Photonic Power Systems, Inc. (“PPS”), a privately held enterprise, for approximately $9.7 million in cash. The acquisition of PPS supports our goal of technology innovation and could allow JDSU to enter a number of new markets, including medical, wireless communications, electrical power, industrial sensors, and aerospace applications.

     In May 2005, we purchased Lightwave Electronics Corporation (“Lightwave”) for approximately $67.2 million in cash. The acquisition of Lightwave expanded JDSU’s product line of the higher-growth solid-state laser applications include PC board via-hole drilling, wafer singulation for solar cells and Light Emitting Diode (“LEDs”), wafer inspection and alignment, memory repair, and ultraviolet flow cytometry and confocal microscopy.

     Please refer to “Note 3. Mergers and Acquisitions” of our Notes to Consolidated Financial Statement.

Employee Stock Options

     Our stock option program is a broad-based, long-term retention program that is intended to attract and retain employees and align stockholder and employee interests. As of June 30, 2006, we have available for issuance 48.8 million shares of common stock underlying options for grant primarily under our 2003 Equity Incentive Plan. The exercise price is generally equal to the fair value of the underlying stock at the date of grant. Options generally become exercisable over a four-year period and, if not exercised, expire from five to ten years post grant date. The majority of our employees participate in our stock option program.

     Effective the first quarter of fiscal 2006, we adopted SFAS 123(R) which establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, over the requisite service period. We previously applied APB 25 and related Interpretations, as permitted by SFAS 123. Refer to “Note 12. Stock-Based Compensation” of our Notes to Consolidated Financial Statements for a detailed discussion.

     On June 22, 2005, we accelerated of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $2.50 per share previously awarded to our employees, including our executive officers, but excluding our non-employee directors, under our equity compensation plans. The acceleration of vesting became effective for stock options outstanding as of June 22, 2005. The purpose of the acceleration is to enable us to avoid, upon adoption of SFAS 123(R) in July 2005, recognizing compensation expense associated with these options in future periods. Please refer to “Note 12. Stock-Based Compensation” of our Notes to Consolidated Financial Statements for a detailed discussion.

Pension and Other Postretirement Benefits

     As a result of acquiring Acterna in August 2005, the Company sponsors pension plans for certain past and present employees in the UK and Germany. JDSU also is responsible for the non-pension postretirement benefit obligation of a previously acquired subsidiary. These plans have been closed to new participants and, except as required by law, have not been funded. SFAS 87 requires that an asset be recognized if the net periodic cost is less than the amounts the employer has contributed to the plan and a liability be recognized if the net periodic pension cost exceeds amounts the employer has contributed to the plan. The funded status of a retirement plan is the difference between the projected benefit obligation and the fair value of its plan assets. The projected benefit obligation is the actuarial present value of all benefits attributed by the plan’s benefit formula to employee service. At June 30, 2006, the Company’s pension plans were under funded by $88.7 million since the projected benefit obligation exceeded the fair value of its plan assets. Similarly, the Company had accrued $4.4 million in respect of its non-pension postretirement benefit plan. Because the plans have received limited funding in the past, management anticipates future annual contributions to the plans will approximate estimated future benefit payments. These payments have been estimated based on the same actuarial assumptions used to measure the Company’s projected benefit obligation and currently are forecasted to range between $4.5 million and $5.5 million per annum.

     A key actuarial assumption is the discount rate. Changes in the discount rate impact the interest cost component of the net periodic benefit cost calculation and, due to the fact that the accumulated benefit obligation (“ABO”) is calculated on a net present value basis, changes in the discount rate will also impact the current ABO. Decreases in the discount rate will generally increase pre-tax cost, recognized expense and the ABO. Increases in the discount rate tend to have the opposite effect. In estimating the expected return on plan assets, the Company considers the historical returns on plan assets, adjusted for forward-looking considerations, inflation assumptions and the impact of the active management of the plan’s invested assets. Reflecting the relatively long-term nature of the plan’s obligations, approximately 67% of the plan’s assets were invested in a diversified portfolio of bonds, with the balance primarily invested in equities. While it is not possible to accurately predict future rate movements, the Company believes its current assumptions are conservative. Please refer to “Note 14. Employee Benefit Plans” of Notes to Consolidated Financial Statements under Item 8 of this Annual Report on Form 10-K for further discussion.

Status of Acquired In-Process Research and Development Projects

     We periodically review the stage of completion and likelihood of success of each of the IPR&D projects. The nature of the efforts required to develop the IPR&D projects into commercially viable products principally relates to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements. The current status of the IPR&D projects from for our significant acquisitions during fiscal 2006, 2005, and 2004 is as follows:

Agility

     Agility Communications was acquired in November 2005, and at the time of acquisition was in the process of developing transponders with improved design and functionality for its widely-tunable laser technology. We have incurred post-acquisition costs of approximately $1.5 million to complete these projects through June 30, 2006, and we do not anticipate any further investment will be required.

Acterna

     Acterna, Inc. was acquired in August 2005, and at the time of acquisition was in the process of developing multiple products. We have incurred post-acquisition costs of approximately $22.2 million to date and estimate that additional investment of approximately $7.2 million in research and development will be required during fiscal 2007 to complete the IPR&D projects.

Lightwave

     Lightwave Electronics Corporation was acquired in May 2005, and at the time of acquisition was in the process of developing multiple diode pumped solid state laser products. We have incurred post-acquisition costs of $3.1 million to date and estimate that additional investment of approximately $2.0 million in research and development will be required during fiscal 2007 to complete the IPR&D projects.

E2O

     E2O was acquired in May 2004 and was in the process of developing a shortwave Vertical-Cavity Surface-Emitting Laser (“VCSEL”) as of the date of acquisition. We have incurred post-acquisition costs of $2.9 million to date and estimate that an additional investment of approximately $0.8 million in research and development will be required. The project is expected to be completed in the third quarter of fiscal 2007. The differences between the actual outcome noted above and the assumptions used in the original valuation of the technology are not expected to have a significant impact on our results of operations and financial position.

Liquidity and Capital Resources Requirement

     We believe that our existing cash balances and investments will be sufficient to meet our liquidity and capital spending requirements at least through the next 12 months. However, possible investments in or acquisitions of complementary businesses, products or technologies may require the use of additional cash or financing prior to such time. We have in recent periods consumed, and we may continue to consume, portions of our cash reserves to fund our operations. The amounts consumed to date, together with the amounts currently anticipated to be spent, are not expected to materially impair our financial condition. However, we may need to expend additional, currently unanticipated, cash reserves to fund our operations. Our liquidity could be negatively affected by a decline in demand for our products, which are subject to rapid technological changes, or a reduction of capital expenditures by telecommunications carriers.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Exchange Risk

     We utilize foreign exchange forward contracts and other instruments, including option contracts, to hedge foreign currency risk associated with foreign currency denominated assets and liabilities, primarily short-term certain intercompany receivables and payables. Our foreign exchange forward contracts and other instruments are accounted for as derivatives whereby the fair value of the contracts are reflected as other current assets or other current liabilities and the associated gains and losses are reflected in interest and other income, net in the Condensed Consolidated Statements of Operations. Our hedging programs reduce, but do not eliminate, the impact of currency exchange rate movements. The gains and losses on those derivatives are expected to be offset by re-measurement gains and losses on the foreign currency denominated assets and liabilities.

     The following table provides information about our foreign currency forward and option contracts outstanding as of June 30, 2006. The forward contracts, most with a term of less than 60 days, were transacted near month end; therefore, the fair value of the contracts is approximately zero.

			Fair
	Contract	Contract	Value at
	Amount	Amount	June 30, 2006
(in millions)	(Local Currency)	(USD)	(USD)
Canadian Dollar (contracts to sell CAD/ buy USD)	CAD 10.1	9.0	—
Chinese Renminbi (contracts to sell CNY/ buy USD)	CNY 358.8	44.3	—
British Pound (contracts to buy GBP/ sell USD)	GBP 12.0	21.8	—
Euro (contracts to sell EUR/ buy USD)	EUR 46.6	58.5	—
Total USD notional amount of outstanding Foreign Exchange
Contracts		133.6
Net unrealized gain (loss) on derivative financial instruments			—

     The counterparties to these hedging transactions are creditworthy multinational banks. The risk of counterparty nonperformance associated with these contracts is not considered to be material. Notwithstanding our efforts to mitigate some foreign exchange risks, there can be no assurances that our mitigating activities will adequately protect us against the risks associated with foreign currency fluctuations.

Investments

     We maintain an investment portfolio in a variety of financial instruments, including, but not limited to, U.S. government and agency bonds, corporate obligations, money market funds, asset-backed securities, and other investment-grade securities. The majority of these investments pay a fixed rate of interest. The securities in the investment portfolio are subject to market price risk due to changes in interest rates, perceived issuer creditworthiness, marketability, and other factors. We also own minority equity investments in several publicly-traded companies, the values of which are subject to market price volatility. These investments are generally classified as available-for-sale and, consequently, are recorded on our balance sheets at fair value with unrealized gains or losses reported as a separate component of stockholders’ equity.

     Investments in both fixed-rate and floating-rate interest earning instruments carry a degree of interest rate risk. The fair market values of our fixed-rate securities decline if interest rates rise, while floating-rate securities may produce less income than expected if interest rates fall. Due in part to these factors, our future investment income may be less than expectations because of changes in interest rates or we may suffer losses in principal if forced to sell securities that have experienced a decline in market value because of changes in interest rates.

     The following tables (in millions) present the hypothetical changes in fair value in the available-for-sale debt instruments held at June 30, 2006 and June 30, 2005 that are sensitive to changes in interest rates. These instruments are not leveraged or hedged and are held for purposes other than trading. Investments in money market funds and similar investment funds that seek to maintain a constant net asset value per unit of investment are not considered to be subject to market price risk and are not included in this sensitivity analysis. The modeling technique used measures the change in fair values arising from selected potential changes in interest rates. Market changes reflect immediate hypothetical parallel shifts in the yield curve of plus or minus 50 basis points (“BPS”), 100 BPS, and 150 BPS over a 12-month horizon. Beginning fair values represent the market value, excluding accrued interest and dividends at June 30, 2006 and 2005.

	Valuation of Securities Given			Fair	Valuation of Securities Given
	an Interest Rate Decrease of			Value as of	an Interest Rate Increase of
	“X” BPS			June 30,	“X” BPS
	150 BPS	100 BPS	50 BPS	2006	50 BPS	100 BPS	150 BPS
U.S. Treasuries and agencies	$376	$375	$374	$374	$373	$373	$372
Municipal bonds and sovereign debt
instruments	5	5	5	5	5	5	5
Asset-backed securites	179	178	178	177	177	176	175
Corporate bonds and commercial paper	426	425	424	423	422	421	420
Total	$986	$983	$981	$979	$977	$975	$972

	Valuation of Securities Given			Fair	Valuation of Securities Given
	an Interest Rate Decrease of			Value as of	an Interest Rate Increase of
	“X” BPS			June 30,	“X” BPS
	150 BPS	100 BPS	50 BPS	2005	50 BPS	100 BPS	150 BPS
U.S. Treasuries and agencies	$596	$594	$592	$590	$587	$585	$583
Municipal bonds and sovereign debt
instruments	29	29	29	29	29	29	29
Asset-backed securites	72	71	71	70	70	69	69
Corporate bonds and commercial paper	331	330	329	328	327	326	324
Total	$1,028	$1,024	$1,021	$1,017	$1,013	$1,009	$1,005

     We seek to mitigate the credit risk of our portfolio of fixed-income securities by holding only high-quality, investment-grade obligations with effective maturities of 37 months or less. We also seek to mitigate marketability risk by holding only highly liquid securities with active secondary or resale markets. However, the investments may decline in value due to changes in perceived credit quality or changes in market conditions that affect liquidity.

     The following analyses present the hypothetical changes in fair values of equity investments in publicly-traded companies that are sensitive to changes in global equity markets. These equity securities are held for purposes other than trading. The reduction in aggregate fair value during the fiscal year ended June 30, 2006 is primarily due to the sale of securities by the Company during the fiscal year. The modeling technique used measures the hypothetical change in fair values arising from selected hypothetical changes in each stock’s price. Stock price fluctuations of plus or minus 15%, 35% and 50% were selected. The following tables estimate the fair value of the publicly-traded corporate equities at a 12-month horizon (in millions):

	Valuation of Securities Given			Fair	Valuation of Securities Given
	“X%” Decrease in Each Stock’s			Value as of	“X%” Increase in Each Stock’s
	Price			June 30,	Price
	50%	35%	15%	2006	15%	35%	50%
Corporate equities	$1	$1	$1	$1	$1	$2	$2

	Valuation of Securities Given			Fair	Valuation of Securities Given
	“X%” Decrease in Each Stock’s			Value as of	“X%” Increase in Each Stock’s
	Price			June 30,	Price
	50%	35%	15%	2005	15%	35%	50%
Corporate equities	$7	$9	$11	$14	$16	$18	$20

Long-term Debt

     The fair market value of the Zero Coupon Senior Convertible Notes and the 1% Senior Convertible Notes is subject to interest rate and market price risk due to the convertible feature of the notes and other factors. Generally the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The fair market value of the notes will also increase as the market price of JDSU stock rises and decrease as the market price of the stock falls. Interest rate and market value changes affect the fair market value of the notes but do not impact our financial position, cash flows or results of operations. Based on quoted market prices, as of June 30, 2006, the fair market value of the Zero Coupon Senior Convertible Notes was approximately $441.3 million and the fair market value of the 1% Senior Convertible Notes was $392.5 million and as of June 30, 2005, the fair market value of the Zero Coupon Senior Convertible Notes was $367.5 million.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of JDS Uniphase Corporation:

     We have completed an integrated audit of JDS Uniphase Corporation’s 2006 consolidated financial statements and of its internal control over financial reporting as of July 1, 2006 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audit, are presented below.

Consolidated financial statements

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of JDS Uniphase Corporation and its subsidiaries (“JDSU”) at July 1, 2006, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in Note 12 to the consolidated financial statements, effective July 3, 2005 the Company changed its method of accounting for share-based payments.

Internal control over financial reporting

     Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that JDSU did not maintain effective internal control over financial reporting as of July 1, 2006, because of the effect of the material weakness relating to an insufficient number of qualified resources with the required proficiency to apply the Company’s accounting policies in accordance with accounting principles generally accepted in the United States of America, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

     We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment as of July 1, 2006. The Company did not maintain a sufficient number of qualified resources with the required proficiency to apply the Company’s accounting policies in accordance with accounting principles generally accepted in the United States of America.. This control deficiency resulted in adjustments, including audit adjustments recorded in the quarterly financial statements for the first three quarters of fiscal 2006, affecting revenue, accounts receivable, inventory, other current assets, goodwill, fixed assets accrued liabilities, restructuring accrual, other current liabilities, income taxes and other comprehensive income. Additionally, this control deficiency could result in misstatements of the Company’s financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2006 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

     As described in Management’s Report on Internal Control over Financial Reporting, the Company acquired Acterna Inc. (“Acterna”) and Agility Communications, Inc. (“Agility”) through purchase business combinations in fiscal 2006. Management has excluded Acterna and certain elements of Agility from its assessment of internal control over financial reporting as of July 1, 2006. Subsequent to the acquisition of Agility, certain elements of the Agility’s internal control over financial reporting were integrated into the Company’s existing systems and internal control over financial reporting. We have also excluded Acterna and certain elements of Agility from our audit of internal control over financial reporting. Acterna’s total assets and total revenues represent approximately 11% and 40%, respectively, of the related consolidated financial statement amounts as of and for the year ended July 1, 2006. The excluded elements of Agility represent controls over accounts of less than 1% of consolidated assets and consolidated revenues as of and for the year ended July 1, 2006.

     In our opinion, management’s assessment that JDSU did not maintain effective internal control over financial reporting as of July 1, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the COSO. Also, in our opinion, because of the effects of the material weakness described above on the achievement of the objectives of the control criteria, JDSU has not maintained effective internal control over financial reporting as of July 1, 2006, based on criteria established in Internal Control - Integrated Framework issued by the COSO.

/s/ PricewaterhouseCoopers LLP

San Jose, California
September 13, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of JDS Uniphase Corporation:

     We have audited the accompanying consolidated balance sheet of JDS Uniphase Corporation as of June 30, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of JDS Uniphase Corporation at June 30, 2005, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Jose, California
September 30, 2005

JDS UNIPHASE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Years Ended June 30,
	2006	2005	2004
Net revenue	$1,204.3	$712.2	$635.9
Cost of sales	827.4	586.6	490.1
Amortization of acquired developed technologies	36.4	13.4	9.9
Gross profit	340.5	112.2	135.9
Operating expenses:
Research and development	155.5	93.7	99.5
Selling, general and administrative	325.3	157.3	144.7
Amortization of other intangibles	24.4	6.4	6.1
Acquired in-process research and development	20.3	1.1	2.6
Reduction of goodwill	22.4	53.7	—
Reduction of intangibles and loss on long-lived assets	5.6	31.6	52.3
Restructuring charges	35.0	18.2	11.5
Total operating expenses	588.5	362.0	316.7
Loss from operations	(248.0)	(249.8)	(180.8)
Interest and other, net	27.7	(8.9)	23.2
Gain on sale of investments	73.2	20.0	41.2
Reduction in fair value of investments	(4.2)	(9.2)	(3.8)
Loss on equity method investments	(0.3)	(6.7)	(8.2)
Loss before income taxes and cumulative effect
of an accounting change	(151.6)	(254.6)	(128.4)
Provision of (benefit for) income taxes	(0.4)	6.7	(15.8)
Loss before cumulative effect of an accounting change	(151.2)	(261.3)	(112.6)
Cumulative effect of an accounting change	—	—	(2.9)
Net loss	$(151.2)	$(261.3)	$(115.5)
Net loss per share—basic and diluted	$(0.99)	$(0.18)	$(0.08)
Shares used in per share calculation—basic and diluted	1,649.9	1,445.4	1,436.7

See accompanying notes to consolidated financial statements.

JDS UNIPHASE CORPORATION

CONSOLIDATED BALANCE SHEETS
(in millions, except share and par value data)

	June 30,	June 30,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$364.9	$506.7
Short-term investments	857.3	793.3
Restricted cash	16.4	4.5
Accounts receivable, less reserves and allowances of $6.0 at
June 30, 2006 and $3.8 at June 30, 2005	232.3	102.3
Inventories	202.2	97.4
Refundable income taxes	23.9	7.7
Other current assets	108.0	79.8
Total current assets	1,805.0	1,591.7
Property, plant and equipment, net	201.2	162.1
Deferred income taxes	2.3	4.0
Goodwill	656.7	190.2
Other intangibles, net	362.0	94.9
Long-term investments	10.8	29.2
Other non-current assets	27.1	17.8
Total assets	$3,065.1	$2,089.9
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$126.6	$75.1
Accrued payroll and related expenses	60.6	30.5
Income taxes payable	81.2	27.9
Deferred income taxes	—	4.3
Restructuring accrual	19.8	23.0
Warranty accrual	11.5	7.3
Other current liabilities	122.7	72.7
Total current liabilities	422.4	240.8
Long-term debt	900.0	475.4
Other non-current liabilities	159.1	44.0
Commitments and contingencies (Note 16)
Stockholder’s equity:
Preferred Stock, $0.001 par value: Authorized shares: 1,000,000	—	—
Common Stock, $0.001 par value:
Authorized shares: 6,000,000,000	1.7	1.4
Issued and outstanding shares: 1,685,874,995 at June 30, 2006 and
1,448,291,679 at June 30, 2005
Additional paid-in capital	68,993.8	68,597.4
Deferred compensation	—	(4.9)
Accumulated deficit	(67,424.5)	(67,273.3)
Accumulated other comprehensive income	12.6	9.1
Total stockholder’s equity	1,583.6	1,329.7
Total liabilities and stockholder’s equity	$3,065.1	$2,089.9

See accompanying notes to consolidated financial statements.

JDS UNIPHASE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Years Ended June 30,
	2006	2005	2004
OPERATING ACTIVITIES:
Net Loss	$(151.2)	$(261.3)	$(151.2)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation expense	57.4	41.5	39.9
Asset retirement obligations and deferred rent expenses	5.6	—	—
Amortization expense	60.8	19.8	16.0
Amortization of deferred compensation and other stock-based compensation expense	15.0	0.7	1.8
Acquired in-process research and development	20.3	1.1	2.6
Non-cash tax benefit associated with unrealized gain on marketable securities	—	—	(7.8)
Non-cash tax expense on sale of short term investment	3.6	10.8	—
Accretion of discount on long-term debt	2.7	2.5	0.8
Non-cash changes in short term investment	3.4	10.8	9.0
Reduction in intangibles and other long-lived assets	3.1	16.1	51.8
Reduction in goodwill	22.4	53.7	—
Gain on sale of investment	(73.2)	(20.0)	(37.7)
Reduction in fair value of investments	4.2	9.2	3.8
Activity related to equity investments	0.3	6.7	8.2
Loss (gain) on sale of subsidiaries’ assets	(0.1)	4.7	—
Loss on disposal of assets, net	2.6	14.8	2.0
Non-cash currency translation adjustment	—	29.8	—
Non-cash restructuring charges	—	—	9.4
Cumulative effect of change in accounting principle	—	—	2.9
Changes in operating assets and liabilities, net of impact of acquisitions of business:
Accounts receivable	(67.1)	15.8	(10.9)
Inventories	(13.8)	8.8	(34.2)
Other current assets	28.6	(13.6)	3.6
Accounts payable	16.4	(0.7)	10.2
Income taxes payable	3.4	(5.6)	27.9
Deferred taxes, net	(2.1)	0.3	—
Accrued payroll and related expenses	5.6	(9.4)	(8.8)
Other	(29.1)	(76.4)	(101.0)
Net cash used in operating activities	(81.2)	(139.9)	(126.0)
INVESTING ACTIVITIES:
Purchases of available-for-sale investments	(541.0)	(1,383.9)	(3,963.3)
Maturities and sales of investments	557.8	1,787.1	3,770.2
Changes in restricted cash	(7.8)	3.7	(0.7)
Acquisition, net of cash acquired	(479.7)	(70.3)	(37.1)
Purchases of long term investments	(0.4)	(20.3)	(7.7)
Acquisitions of property and equipment	(67.2)	(35.8)	(66.4)
Proceeds from sale of net assets	31.6	26.7	36.0
Net cash provided by (used in) investing activities	(506.7)	307.2	(269.0)
FINANCING ACTIVITIES:
Repayment of debt	—	(0.5)	(0.2)
Proceeds from issuance of debt, net of issuance costs	415.9	—	462.7
Proceeds from exercise of employee stock options and employee stock purchase plan	28.2	14.5	18.8
Net cash provided by financing activities	444.1	14.0	481.3
Effect of exchange rates on cash and cash equivalents	2.0	0.7	(1.4)
Increase (decrease) in cash and cash equivalents	(141.8)	182.0	84.9
Cash and cash equivalents at beginning of period	506.7	324.7	239.8
Cash and cash equivalents at end of period	$364.9	$506.7	$324.7
Supplemental disclosure of cash flow information:
Cash paid for interest	$0.2	$(2.0)	$2.1
Cash paid for taxes	7.7	5.0	7.0
Cash received for tax refunds	2.7	1.9	43.5
Non-cash transactions:
Common stock issued in connection with acquisitions	358.8	—	—

See accompanying notes to consolidated financial statements.

JDS UNIPHASE CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(in millions)

								Accumulated
					Additional			Other
	Preferred Stock		Common Stock		Paid-In	Deferred	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Loss	Total
Balance at June 30, 2003	—	$—	1431.3	$1.4	$68,557.3	$(1.7)	$(66,896.5)	$10.6	$1,671.1
Net Loss	—	—	—	—	—	—	(115.5)	—	(115.5)
Change in net unrealized gains on
available-for-sale investments	—	—	—	—	—	—	—	(8.3)	(8.3)
Foreign currency translation
adjustment	—	—	—	—	—	—	—	2.3	2.3
Comprehensive loss	—	—	—	—	—	—	—	—	(121.5)
Shares issued under employee stock
plans and related tax benefits	—	—	8.9	—	19.7	—	—	—	19.7
Restricted stock compensation	—	—	0.2	—	0.9	(0.7)	—	—	0.2
Amortization of deferred
compensation	—	—	—	—	—	1.6	—	—	1.6
Balance at June 30, 2004	—	—	1440.4	1.4	68,577.9	(0.8)	(67,012.0)	4.6	1,571.1
Net Loss	—	—	—	—	—	—	(261.3)	—	(261.3)
Change in net unrealized gains on
available-for-sale investments	—	—	—	—	—	—	—	(30.8)	(30.8)
Foreign currency translation
adjustment	—	—	—	—	—	—	—	35.3	35.3
Comprehensive loss	—	—	—	—	—	—	—	—	(256.8)
Shares issued under employee stock
plans and related tax benefits	—	—	7.8	—	14.5	—	—	—	14.5
Restricted stock compensation	—	—	0.1	—	4.7	(4.7)	—	—	—
Assumption of option plan from
Photonic Power acquisition	—	—	—	—	0.3	—	—	—	0.3
Deferred stock-based compensation for
Photonic Power acquisition	—	—	—	—	—	(0.1)	—	—	(0.1)
Amortization of deferred
compensation	—	—	—	—	—	0.7	—	—	0.7
Balance at June 30, 2005	—	—	1448.3	1.4	68,597.4	(4.9)	(67,273.3)	9.1	1329.7
Net Loss	—	—	—	—	—	—	(151.2)	—	(151.2)
Change in net unrealized gains on
available-for-sale investments	—	—	—	—	—	—	—	0.8	0.8
Foreign currency translation
adjustment	—	—	—	—	—	—	—	2.7	2.7
Comprehensive loss	—	—	—	—	—	—	—	—	(147.7)
Adjustment for divestiture	—	—	—	—	(0.4)	—	—	—	(0.4)
Shares issued under employee stock
plans, net of tax effects	—	—	14.1	0.1	28.1	—	—	—	28.2
Stock-based compensation	—	—	0.4	—	15.0	—	—	—	15.0
Shares issued for Acterna acquisition	—	—	200.5	0.2	304.5	—	—	—	304.7
Shares issued for Agility acquisition	—	—	22.6	—	54.1	—	—	—	54.1
Reclass of deferred compensation
balance upon adoption of SFAS
122(R)	—	—	—	—	(4.9)	4.9	—	—	—
Balance at June 30, 2006	—	$—	1,685.9	$1.7	$68,993.8	$—	$(67,424.5)	$12.6	$1,583.6

See accompanying notes to consolidated financial statements.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business:

     JDS Uniphase Corporation (the “Company”) is committed to enabling broadband and optical innovation in the communications and commercial markets. The Company is a provider of Communications Test & Measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. Furthermore, the Company is a provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace, defense, and decorative applications.

     In August 2005, the Company completed the acquisition of privately held Acterna, Inc. (“Acterna”), a leading worldwide provider of broadband and optical test and measurement (“T&M”) solutions for telecommunications and cable service providers and network equipment manufacturers. With this acquisition, the Company becomes a leading provider of Optical Communications sub-systems and broadband test and measurement systems serving an expanded customer base that includes the largest 100 telecommunications and cable services providers, and system manufacturers worldwide. The combined portfolio of products and services is expected to enhance the deployment of Internet Protocol (“IP”)-based data, voice and video services over optical long haul, metro, fiber-to-the-home, digital subscriber line (“DSL”) and cable networks. Starting the first quarter of fiscal 2006, the addition of Acterna’s Test & Measurement business comprised a new reportable segment of the Company.

Fiscal Years:

     The Company utilizes a 52-53 week fiscal year ending on the Saturday closest to June 30th.

     The Company’s fiscal 2006 ended on July 1, 2006 and was a 52 week year. The Company’s fiscal 2005 ended on July 2, 2005 and was also a 52 week year, whereas fiscal 2004 ended on July 3, 2004 and was a 53 week year. For comparative presentation purposes, all accompanying consolidated financial statements and notes thereto have been shown as ending on June 30th.

Principles of Consolidation:

     The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the Company and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated.

Reclassifications and Prior Period Adjustments:

     The Company has reclassified expenses related to amortization of acquired developed technology in the Consolidated Statements of Operations. Amortization expense of $13.4 million and $9.9 million for fiscal 2005 and 2004, respectively, was previously included as part of operating expenses and has been reclassified to cost of sales for all periods presented. The Company has also reclassified gains and losses related to the sale of assets in the Consolidated Statements of Operations. Losses of $15.5 million and $0.5 million for fiscal 2005 and 2004, respectively, were previously included as part of Interest and other, net and have been reclassified to operating expenses for all periods presented. Furthermore, losses of $4.7 million which were previously included as part of loss on sale of subsidiaries’ net assets in fiscal 2005 has been reclassified to operating expenses. Certain other insignificant amounts in prior period’s financial statements have been reclassified to conform to the current year presentation.

     For fiscal 2006, the Company recorded adjustments related to the recognition of asset retirement obligations for several leased facilities, the recognition of deferred rent expense over the term of certain leases, license fees, restructuring charges, insurance recoveries, the initial market value of certain marketable equity securities not

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

previously recorded and other expenses not previously recorded. The corrections resulted in additional net losses of $6.3 million ($7.7 million in operating losses and $1.4 million in gains on investments) related to prior years. Management and the Audit Committee believe that such amounts are not material to previously reported financial statements. There was no impact on net loss per share in fiscal 2006 from these adjustments.

Use of Estimates:

     The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of net revenue and expenses during the period. The Company bases estimates on historical experience and on various assumptions about the future that are believed to be reasonable based on available information. The Company’s reported financial position or results of operations may be materially different under different conditions or when using different estimates and assumptions, particularly with respect to significant accounting policies, which are discussed below. In the event that estimates or assumptions prove to differ from actual results, adjustments are made in subsequent periods to reflect more current information.

Cash and Cash Equivalents:

     The Company considers highly liquid instruments such as treasury bills, commercial paper and money market instruments with original maturities of 90 days or less at the time of purchase to be cash equivalents.

Restricted Cash:

     Restricted cash of $16.4 million includes $12.3 million of interest-bearing investments in bank certificates of deposit and money market funds which act as collateral supporting the issuance of letters of credit and performance bonds for the benefit of third parties. The remaining balance of $4.1 million comprises funds set aside for payment of certain obligations in relation to the acquisition of Acterna.

Investments:

     The Company’s investments in debt securities and marketable equity securities are primarily classified as available-for-sale investments, held-to-maturity investments, or trading assets and are recorded at fair value. The cost of securities sold is based on the specific identification method. Unrealized gains and losses on available-for-sale investments, net of tax, are reported as a separate component of stockholders’ equity. Gains or losses on trading assets resulting from changes in fair value are recognized currently in earnings. The Company’s short-term investments include securities with stated maturities of longer than twelve months which are classified as current assets as they are highly liquid and available to support current operations. The Company also has certain minority investments in privately held companies. These investments are generally carried at cost and are generally classified as long-term investments.

     The Company accounts for investments in joint ventures, limited liability partnerships and other investments in 50% or less owned companies over which it has the ability to exercise significant influence using the equity method of accounting. The Company accounts for the increase or decrease of its proportionate share of net book value in equity basis investments from the investees’ issuance of stock at a price above or below the net book value per share as a change to the investees’ additional paid-in capital. Due to the limited availability of timely data, the Company generally records the adjustments to its equity basis investments in the subsequent quarter. The Company accounts for similar investments which do not permit us to exert significant influence or control over the entity in which it invests by using the cost method of accounting. The recorded amounts generally represent the Company’s cost of the investment less any adjustments it makes when it determines that an investment’s carrying value is other-than-temporarily impaired.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     The Company periodically reviews these investments for impairment. In the event the carrying value of an investment exceeds its fair value and the decline in fair value is determined to be other-than-temporary, the Company writes down the value of the investment to its fair value.

Fair Value of Financial Instruments:

     The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued compensation and other accrued liabilities, approximate fair value because of their short maturities. Fair value for investments in public companies is determined using quoted market prices for those securities. Fair value for investments in privately held companies is estimated based upon one or more of the following: Assessment of the investees’ historical and forecasted financial condition; operating results and cash flows; the values of recent rounds of financing; or quoted market prices of comparable public companies. The fair market value of the Company’s Senior Convertible Notes fluctuates with interest rates and with the market price of the stock, but does not affect the carrying value of the debt on the balance sheet, which remains at the par value of $1,000 per bond. See “Note 9. Convertible Debt and Letters of Credit” for more detail.

Inventories:

     Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of net realizable market value. The Company assesses the valuation on a quarterly basis and writes down the value for estimated excess and obsolete inventory based upon estimates of future demand, including warranty requirements.

Property, Plant and Equipment:

     Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the following estimated useful lives of the assets: 5 to 40 years for building and improvements, 2 to 10 years for machinery and equipment, and 2 to 5 years for furniture, fixtures and office equipment. Leasehold improvements are amortized by the straight-line method over the shorter of the estimated useful lives of the assets or the term of the lease.

     Costs related to software acquired, developed or modified solely to meet the Company’s internal requirements and for which there are no substantive plans to market are capitalized in accordance with the provisions of AICPA Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”). Costs incurred after the preliminary planning stage of the project and after management has authorized and committed funds to the project are capitalized. Costs capitalized for computer software developed or obtained for internal use are included in Property, Plant and Equipment on the Consolidated Balance Sheets.

Goodwill:

     Goodwill represents the excess of the purchase price of an acquired enterprise or assets over the fair value of the identifiable assets acquired and liabilities assumed. The Company tests for impairment of goodwill on an annual basis in the fourth quarter and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. See “Note 6. Goodwill” for more detail.

     Circumstances that could trigger an impairment test include, but are not limited to: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed; results of testing for recoverability of a significant asset group within a reporting unit; or recognition of a goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

     If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recorded in the Statement of Operations as “Reduction of goodwill”. Measurement of the fair value of a reporting unit is based on one or more of the following fair value measures including: amounts at which

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the unit as a whole could be bought or sold in a current transaction between willing parties; using present value techniques of estimated future cash flows; or using valuation techniques based on multiples of earnings or revenue, or a similar performance measure.

Other Intangible Assets:

     Other intangible assets consist primarily of intellectual property acquired and purchased intangible assets. Purchased intangible assets primarily include existing and core technology, trademarks and trade names, and customer base. Other intangible assets are amortized using the straight-line method over estimated useful lives ranging from 1 to 15 years.

Impairment or disposal of long-lived assets (plant and equipment and other intangible assets):

Long-lived assets held and used:

     The Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; or current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. See “Note 8. Reduction of Other Intangibles and Other Long-Lived Assets” for more detail.

     Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized in the Statement of Operations as “Reduction of other intangibles and other long-lived assets” when the carrying amount is not recoverable and exceeds fair value.

Long-lived assets held for sale:

     Long-lived assets are classified as held for sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to the plan to sell the assets. See “Note 8. Reduction of Other Intangibles and Other Long-Lived Assets” for more detail.

     The Company measures long-lived assets to be disposed of by sale at the lower of carrying amount or fair value less cost to sell. Fair value is determined using quoted market prices or the anticipated cash flows discounted at a rate commensurate with the risk involved.

Pension and Other Postretirement Benefits:

     The determination of the Company’s obligation and expense for pension and other postretirement benefits payable to employees and retirees is dependent on its selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions include, among others, the discount rate, expected long-term rate of return on plan assets, compensation increases, and mortality assumptions for the plan participants. Measurements of net periodic benefit costs are based on the assumptions used for the previous year end measurements of assets and obligations. The Company reviews its actuarial assumptions on an annual basis and, in consultation with its actuaries, make modifications to the assumptions based on current rates and trends when appropriate. In accordance with SFAS No. 87, “Employer’s Accounting for Pensions” (“SFAS 87”), and SFAS No. 106 “Employer’s Accounting

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for Postretirement Benefits Other than Pensions” (“SFAS 106”), actual results that differ from the Company’s assumptions are accumulated and amortized over future periods and, therefore, generally affect its recognized expense and recorded obligation in such future periods. While the Company believes that its assumptions are appropriate, significant differences in its actual experience or significant changes in its assumptions that may be required under new legislation, or accounting pronouncements, or otherwise may materially affect the Company’s pension and other post-retirement obligations and its future expense.

Concentration of Credit and Other Risks and Allowance for Doubtful Accounts:

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, investments and trade receivables. The Company’s cash equivalents and short-term investments are held in safekeeping by large, creditworthy financial institutions. The Company invests its excess cash primarily in U.S. government and agency bonds, corporate obligations, money market funds, asset-backed securities, and other investment-grade securities. The Company has established guidelines relative to credit ratings, diversification and maturities that seek to maintain safety and liquidity.

     The Company performs credit evaluations of its customers’ financial condition and generally does not require collateral from its customers. These evaluations require significant judgment and are based on a variety of factors including, but not limited to, current economic trends, historical payment, bad debt write-off experience, and financial review of the customer.

     The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. When the Company becomes aware that a specific customer is unable or unwilling to meet its financial obligations, the Company records a specific allowance to reflect the level of credit risk in the customer’s outstanding receivable balance. In addition, the Company records additional allowances based on certain percentages of aged receivable balances. The Company classifies bad debt expenses as selling, general and administrative expenses.

     The Company is not able to predict changes in the financial stability of its customers. Any material change in the financial status of any one or a group of customers could have a material adverse effect on the Company’s results of operations and financial condition. Although such losses have been within management’s expectations to date, there can be no assurance that such allowances will continue to be adequate. The Company has significant trade receivables concentrated in the telecommunications industry. While the Company’s allowance for doubtful accounts balance is based on historical loss experience along with anticipated economic trends, unanticipated financial instability in the telecommunication’s industry could lead to higher than anticipated losses. At June 30, 2006 and 2005, SICPA accounted for 3% and 10% of the Company’s gross accounts receivable, respectively. No single customer accounted for greater than 10% of accounts receivables or revenue for the periods presented.

     The Company depends on a limited number of contract manufacturers, subcontractors, and suppliers for raw materials, packages and standard components. The Company generally purchases these single or limited source products through standard purchase orders or one-year supply agreements and has no long-term guaranteed supply agreements with such vendors. While the Company seeks to maintain a sufficient safety stock of such products and maintains ongoing communications with its suppliers to guard against interruptions or cessation of supply, the Company’s business and results of operations could be adversely affected by a stoppage or delay of supply, substitution of more expensive or less reliable products, receipt of defective parts or contaminated materials, increases in the price of such supplies, or the Company’s inability to obtain reduced pricing from its suppliers in response to competitive pressures.

     The Company generally uses a rolling twelve or fifteen month forecast based on anticipated product orders, customer forecasts, product order history and backlog to determine its material requirements. Lead times for the parts and components that the Company orders vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If the forecast does not meet actual demand, the Company may have excess or shortfalls of some materials and components, as well as excess inventory purchase commitments. The Company could experience reduced or delayed product shipments or incur additional inventory write-downs and cancellation charges or penalties, which would increase costs and could have a material adverse impact on the Company’s results of operations.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign Currency Translation and Exchange Contracts:

     The Company recognizes all derivatives on the balance sheet at fair value. Derivatives that are not designated for hedge accounting are adjusted to fair value through the Statement of Operations. If the derivative is accounted for as a hedge, depending on the nature of the hedge, changes in the fair value of the derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through the Statement of Operations, or recognized in other accumulated comprehensive income (loss) until the hedged item is recognized in earnings. The change in a derivative’s fair value related to the ineffective portion of a hedge, if any, will be immediately recognized in the Statement of Operations.

     The Company’s objective for holding derivatives is to minimize the material risks associated with non-functional currency transactions. The Company does not use derivatives for trading purposes.

     The Company conducts its business and sells its products directly to customers primarily in North America, Europe and Asia. In the normal course of business, the Company’s financial position is routinely subject to market risks associated with foreign currency rate fluctuations due to balance sheet positions in foreign currencies. The Company evaluates foreign exchange risks and may employ foreign currency forward contracts to reduce such risks. The foreign currency forward contracts generally expire within 60 days. The change in fair value of these foreign currency forward contracts is recorded as income or loss in the Company’s Consolidated Statements of Operations as a component of Interest and other, (net).

Revenue Recognition:

     The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured. Delivery does not occur until products have been shipped or services have been provided to the client, risk of loss has transferred to the client and client acceptance has been obtained, client acceptance provisions have lapsed, or the Company has objective evidence that the criteria specified in the client acceptance provisions have been satisfied. In situations where a formal acceptance is required but the acceptance only relates to whether the product meets its published specifications, revenue is generally recognized upon shipment provided all other revenue recognition criteria are met. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

     The Company reduces revenue for rebates and other similar allowances. Revenue is recognized only if these estimates can be reasonably and reliably determined. The Company bases its estimates on historical results taking into consideration the type of client, the type of transaction and the specifics of each arrangement.

     In addition to the aforementioned general policies, the following are the specific revenue recognition policies for multiple-element arrangements and for each major category of revenue.

Hardware

     Revenue from hardware sales is generally recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement. Any cost of warranties and remaining obligations that are inconsequential or perfunctory are accrued when the corresponding revenue is recognized. Revenue from rentals and operating leases is recognized on a straight-line basis over the term of the rental or lease.

Multiple-Element Arrangements

     The Company enters into multiple-element revenue arrangements, which may include any combination of hardware, software and services. Certain of the Company’s networking and communications products are integrated with software that is not considered essential to the functionality of the equipment. The Company believes that this equipment is not considered software related and would therefore be excluded from the scope of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) No. 97-2, “Software Revenue Recognition”

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(“SOP 97-2”). Accordingly, the Company allocates the fair value of the equipment when sold with software according to the FASB Emerging Issues Task Force Abstracts No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). The value of the arrangement, less the allocated hardware is then considered within the scope of SOP 97-2.

     To the extent that a deliverable(s) in a multiple-element arrangement is subject to specific guidance (for example, software that is subject to SOP 97-2 on whether and/or how to separate multiple-deliverable arrangements into separate units of accounting (separability) and how to allocate value among those separate units of accounting (allocation), that deliverable(s) is accounted for in accordance with such specific guidance. A multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

  The delivered item(s) has value to the client on a standalone basis.

  There is objective and reliable evidence of the fair value of the undelivered item(s).

  If the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of the Company.

     If these criteria are not met, revenue is deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If there is objective and reliable evidence of fair value for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative fair value. There may be cases, however, in which there is objective and reliable evidence of fair value of the undelivered item(s) but no such evidence for the delivered item(s). In those cases, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate fair value of the undelivered item(s). The revenue policies described below are then applied to each unit of accounting, as applicable.

Services

     Revenue from services and system maintenance is typically recognized on a straight-line basis over the term of the contract. Revenue from time and material contracts is recognized at the contractual rates as labor hours are delivered and direct expenses are incurred. Revenue related to extended warranty and product maintenance contracts is deferred and recognized on a straight-line basis over the delivery period. The Company also generates service revenue from hardware repairs and calibrations which is recognized as revenue upon completion of the service.

Software

     Revenue from perpetually licensed software is recognized at the inception of the license term. Revenue from maintenance, unspecified upgrades and technical support is recognized over the period such items are delivered. In multiple-element revenue arrangements that include software that is more than incidental to the products or services as a whole (software multiple-element arrangements), software and software-related elements are accounted for in accordance with the following policies. Software-related elements include software products and services as well as any non-software deliverable(s) for which a software deliverable is essential to its functionality.

     A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

  The functionality of the delivered element(s) is not dependent on the undelivered element(s).

  There is vendor-specific objective evidence (VSOE) of fair value of the undelivered element(s).

  Delivery of the delivered element(s) represents the culmination of the earnings process for that element(s).

     If these criteria are not met, the revenue is deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If there is VSOE for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative VSOE. There may be cases,

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

however, in which there is VSOE of the undelivered item(s) but no such evidence for the delivered item(s). In these cases, the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate VSOE of the undelivered elements. The Company limits its assessment of VSOE for each undelivered element is primarily determined via contract specific substantive renewal rates. Changes to the elements in an arrangement and the Company’s ability to establish vendor-specific objective evidence for those elements could affect the timing of the revenue recognition.

Warranty:

     The Company provides reserves for the estimated costs of product warranties at the time revenue is recognized. It estimates the costs of its warranty obligations based on its historical experience of known product failure rates, use of materials to repair or replace defective products and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise. Should the actual experience relative to these factors differ from the estimates, the Company may be required to record additional warranty reserves. Alternatively, if the Company provides more reserves than it needs, it may reverse a portion of such provisions in future periods.

Shipping and Handling Costs:

     The Company records costs related to shipping and handling of revenue in cost of sales for all periods presented.

Advertising Expense:

     The Company expenses advertising costs as incurred. Advertising costs totalled $2.0 million, $0.2 million, and $0.8 million in fiscal 2006, 2005, and 2004, respectively.

Research and Development (“R&D”) Expense:

     Costs related to research and development are generally charged to expense as incurred. Capitalization of material software development costs begins when a product’s technological feasibility has been established in accordance with the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS 86”). To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model, and which typically occurs when beta testing commences, and the general availability of such software has been very short. Accordingly, software development costs have been expensed as incurred.

Stock-Based Compensation:

     The Company estimates the fair value of equity awards granted using the Black-Scholes-Merton option-pricing formula and a single option award approach. This option-pricing model requires the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The fair value of stock-based payments made through the quarter ended September 30, 2004 were valued using a volatility factor based on the Company’s historical stock prices. Commencing in the quarter ended March 31, 2005 and through the quarter ended June 30, 2005, the Company’s volatility factor was estimated using its traded options. Effective the first quarter of fiscal 2006, the Company re-evaluated the assumptions used to estimate volatility, including whether implied volatility of its traded options appropriately reflects the market’s expectations of future volatility and determined that it would use a combination of the implied volatility of its traded options and historical volatility of its stock price based on the expected term of the equity instrument. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. When estimating forfeitures, the Company considers voluntary termination behavior as well as future workforce reduction programs.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Estimated forfeiture rates are trued-up to actual forfeiture results as the stock-based awards vest. Total fair value of the equity awards, net of forfeiture, is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

     Prior to the adoption of SFAS 123(R), the Company previously applied APB 25 and related Interpretations to account for its stock-based compensation plans. The Company also provided the disclosures required under SFAS 148. The Company generally did not recognize stock-based compensation expense in its statement of operations for periods prior to the adoption of SFAS 123(R) as most options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

Comprehensive Income (Loss):

     The Company’s accumulated other comprehensive income (loss) consists of the accumulated net unrealized gains or losses on available-for-sale investments and foreign currency translation adjustments. At June 30, 2006 and 2005, the Company had a balance of net unrealized loss of $9.0 million and $9.8 million, respectively, on available-for-sale investments. Additionally, at June 30, 2006 and 2005, the Company had $21.6 million and $18.9 million, respectively, of foreign currency translation gains.

     The components of comprehensive loss were as follows (in millions):

	Years Ended June 30,
	2006	2005	2004
Net Loss	$(151.2)	$(261.3)	$(115.5)
Other comprehensive income:
Net change in unrealized gains (losses) on investments	0.8	(30.8)	(8.3)
Net change in cumulative translation adjustment	2.7	35.3	2.3
Net change in other comprehensive income/(loss)	3.5	4.5	(6.0)
Comprehensive loss	$(147.7)	$(256.8)	$(121.5)

     At June 30, 2006 and 2005, balances for unrealized gains (losses) on investments and foreign currency translation were as follows (in millions):

	Years Ended June 30,
	2006	2005
Unrealized losses on investments	$(9.0)	$(9.8)
Foreign currency translation gains	21.6	18.9
Accumulated other comprehensive income	$12.6	$9.1

     The change between fiscal 2006 and 2005 for unrealized gains (losses) on investments were mainly related to gain of $1.5 million from sale of Memscap stock offset by a loss of $0.7 million from sale of Nortel stock.

     The change between fiscal 2006 and 2005 for foreign currency translation was mainly related to exchange gains of $3.4 million which was offset by the recognition of currency translation adjustments related to substantially liquidated subsidiaries in the United Kingdom, Germany, the Netherlands, and Taiwan of $0.7 million.

Income Taxes:

     In accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”), the Company recognizes income taxes using an asset and liability approach. This approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in its consolidated financial statements or tax returns. The measurement of current and deferred taxes is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     SFAS 109 provides for recognition of deferred tax assets if the realization of such deferred tax assets is more likely than not to occur. With the exception of certain international jurisdictions, the Company has determined that at this time it is more likely than not that deferred tax assets attributable to the remaining jurisdictions will not be realized, primarily due to uncertainties related to its ability to utilize the net operating loss carryforwards before they expire based on its recent years history of losses. Accordingly, the Company has established a valuation allowance for such deferred tax assets. If there is a change in the Company’s ability to realize its deferred tax assets, then its tax provision may decrease in the period in which it determines that realization is more likely than not.

     The Company is subject to income tax audits by the respective tax authorities in all of the jurisdictions in which it operates. The determination of tax liabilities in each of these jurisdictions requires the interpretation and application of complex and sometimes uncertain tax laws and regulations. The Company recognizes liabilities based on its estimate of whether, and the extent to which, additional tax liabilities are probable. If the Company ultimately determines that the payment of such a liability is not necessary, then it reverses the liability and recognizes a tax benefit during the period in which the determination is made that the liability is no longer necessary.

     The recognition and measurement of current taxes payable or refundable and deferred tax assets and liabilities requires that the Company makes certain estimates and judgments. Changes to these estimates or a change in judgment may have a material impact on the Company’s tax provision in a future period.

Restructuring Accrual:

     In April 2001, the Company began to implement formalized restructuring programs based on its business strategies and economic outlook and recorded significant charges in connection with its Global Realignment Program. In connection with these plans, the Company has recorded estimated expenses for severance and outplacement costs, lease cancellations, asset write-offs and other restructuring costs. In accordance with Statement of Financial Accounting Standard No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), generally costs associated with restructuring activities initiated after December 31, 2002 have been recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. However, in the case of leases, the expense is estimated and accrued when the property is vacated. Given the significance of, and the timing of the execution of such activities, this process is complex and involves periodic reassessments of estimates made at the time the original decisions were made, including evaluating real estate market conditions for expected vacancy periods and sub-lease rents. In addition, post-employment benefits accrued for workforce reductions related to restructuring activities initiated after December 31, 2002 are accounted for under Statement of Financial Accounting Standards No. 112, “Employer’s Accounting for Post-employment Benefits” (“SFAS 112”). A liability for post-employment benefits is recorded when payment is probable, the amount is reasonably estimable, and the obligation relates to rights that have vested or accumulated. The Company continually evaluates the adequacy of the remaining liabilities under its restructuring initiatives. Although the Company believes that these estimates accurately reflect the costs of its restructuring plans, actual results may differ, thereby requiring the Company to record additional provisions or reverse a portion of such provisions.

Loss Contingencies:

     The Company is subject to the possibility of various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. The Company regularly evaluates current information available to determine whether such accruals should be adjusted and whether new accruals are required.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cumulative Effect of an Accounting Change:

     During the first quarter of fiscal 2004, the Company adopted FASB Interpretation No. 46 “Consolidation of Variable Interest Entities an Interpretation of ARB No. 51 (revised December 2003)” (“FIN 46R”) with respect to a synthetic lease agreement pertaining to two separate properties. The arrangement was a variable interest entity as defined under FIN 46R and the Company was the primary beneficiary.

     As a result, the Company recognized a non-cash accounting change adjustment of $2.9 million, reflecting cumulative depreciation on the two properties from the inception of the lease until the assets were purchased by the Company in September 2003, as a cumulative effect of an accounting change in the accompanying Consolidated Statements of Operations.

Net Loss Per Share:

     As the Company incurred net losses for the years ended 2006, 2005, and 2004, potential dilutive securities from stock options and the employee stock purchase plan totaling 122.2 million, 330.8 million, and 283.9 million equivalent shares, respectively, have been excluded from the diluted net loss per share computations as their effect was deemed anti-dilutive. In addition, restricted stock awards are excluded from the diluted net loss per share as they are anti-dilutive. In accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”), the Company also has excluded from the calculation of diluted net loss per share approximately 96.2 million shares relating to its Zero Coupon Senior Convertible Notes that are anti-dilutive. As of June 30, 2006, no contingent issuable shares were included relating to the 1% Senior Convertible Notes. Depending on the stock price on the conversion date, up to a maximum of 112.2 million shares, subject to certain adjustments, may be issued upon conversion of the 1% Senior Convertible Notes. For additional information, see “Note 9. Convertible Debt and Letters of Credit”.

     The following table sets forth the computation of basic and diluted net income (loss) per share (in millions, except per share data):

	Years Ended June 30,
	2006	2005	2004
Numerator:
Net loss.	$(151.2)	$(261.3)	$(115.5)
Denominator:
Weighted-average number of common shares outstanding	1,649.9	1,445.4	1,436.7
Net loss per share—basic and diluted	$(0.09)	$(0.18)	$(0.08)

     The following table sets forth the common shares that were added to the number of common shares outstanding from the exercise of stock options and issuance from ESPP during the respective period (in millions):

	Years Ended June 30,
	2006	2005	2004
Exercise of stock options	8.5	2.1	3.2
Issuance from Employee Stock Purchase Plans	6.2	5.7	5.7
Total	14.7	7.8	8.9

     In addition, during fiscal 2006, the Company issued approximately 200.5 million and 22.6 million shares of common stock related to the Acterna and Agility acquisitions, respectively. See “Note 3. Mergers and Acquisitions” for more detail.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Asset Retirement Obligations:

     Asset retirement obligations (“ARO”) are legal obligations associated with the retirement of long-lived assets. These liabilities are initially recorded at fair value and the related asset retirement costs are capitalized by increasing the carrying amount of the related assets by the same amount as the liability. Asset retirement costs are subsequently depreciated over the useful lives of the related assets. Subsequent to initial recognition, the Company records period-to-period changes in the ARO liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate of undiscounted cash flows. The Company de-recognizes ARO liabilities when the related obligations are settled. At June 30, 2006, $0.5 million of ARO was included in the Consolidated Balance Sheets in “Other current liabilities” and the remainder of $8.7 million was included in “Other non-current liabilities”.

	Balance at				Revisions	Balance at
	Beginning of	Liabilities	Liabilities	Accretion	to	End of
(in millions)	Period	Incurred	Settled	Expense	Estimates	Period
Asset Retirement Obligations:
Year ended June 30, 2006	$—	9.2	(0.5)	0.5	—	$9.2

Note 2. Recent Accounting Pronouncements

SFAS No. 123(R)

     Effective July 3, 2005, the first day of fiscal 2006, the Company adopted Statement of Financial Accounting Standard No. 123, “Share-Based Payment (Revised 2004)” (“SFAS 123(R)”) on a modified prospective basis. As a result, the Company began to include stock-based compensation costs in its results of operations starting the quarter ended September 30, 2005. See “Note 12. Stock-Based Compensation” of the Notes to the Consolidated Financial Statements for more detail.

SAB 107

     In March 2005, the Securities Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107, “Share-Based Payment,” (“SAB 107”). SAB 107 provides guidance regarding the interactions between SFAS 123(R) and certain SEC rules and regulations, including guidance related to valuation methods, the classification of compensation expense, non-GAAP financial measures, the accounting for income tax effects of share-based payment arrangements, disclosures in Management’s Discussion and Analysis (“MD&A”) subsequent to adoption of SFAS 123(R), and modifications of options prior to the adoption of SFAS 123(R). The Company began adhering to the guidance in SAB 107 upon its implementation of SFAS 123(R) starting the quarter ended September 30, 2005. See “Note 12. Stock-Based Compensation” and “Employee Stock Options” in MD&A for more detail.

SFAS No. 154

     In June 2005, the FASB issued Statement of Financial Accounting Standard No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. Opinion 20 previously required that such a change be reported as a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company’s financial statements.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FIN 47

     In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”) which clarifies that the term “conditional asset retirement obligation” as used in Statement of Financial Accounting Standard No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. However, the obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 requires that the uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of FIN 47 did not have a material impact on the Company’s financial statements.

FIN 48

     In June 2006, FASB issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FAS No. 109)” (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a and b. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact FIN 48 will have on the Company’s consolidated balance sheet and statement of operations.

EITF 06-3

     In March 2006, the Emerging Issues Task Force published Abstracts No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF 06-3”) which requires a policy be adopted to present externally imposed taxes on revenue-producing transactions on either a gross or net basis. Gross or net presentation may be elected for each different type of tax, but similar taxes should be presented consistently. Taxes within the scope of this issue would include taxes that are imposed on a revenue transaction between a seller and a customer. EITF 06-3 is effective in interim and annual financial periods beginning after December 15, 2006. The adoption of EITF 06-3 will not have a material impact on the Company’s financial statements.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3. Mergers and Acquisitions

Test-Um Inc.

     On May 4, 2006 the Company purchased Test-Um Inc. (“Test-Um”) for $17.2 million in cash, including $0.2 million of direct transaction costs incurred in connection with the acquisition. In addition, JDSU is obligated to pay contingent cash consideration of up to $5.5 million if certain revenue targets are achieved during the 12 months following the acquisition date. This payment, if made, would increase the recorded value of goodwill.

     Test-Um is a leading provider of portable test, talk and trace products for datacom and communications networks. The acquisition is expected to establish JDSU as a leader in the growing market for home and enterprise network testing. Test-Um is a well-known manufacturer of high-quality, low cost instruments which are used in the field to troubleshoot, test, map and certify various types of networks. The transaction was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”); therefore, the tangible assets acquired were recorded at fair value on the acquisition date. The preliminary allocation of the purchase price was based, in part, upon a valuation, and the estimates and assumptions used therein are subject to change.

     The purchase price was allocated as follows (in millions):

Net tangible assets acquired	$3.7
Intangible assets acquired:
Developed technology	3.8
Customer relationships	0.6
Other	0.1
Goodwill	9.0
Total purchase price	$17.2

The following table summarizes the components of the tangible assets acquired at fair value (in millions):

Inventories	$3.0
Other assets and liabilities, net	0.7
Net tangible assets acquired	$3.7

     A portion of the purchase price was allocated to developed product technology, which includes products that are already technologically feasible. Test-Um’s developed product technology comprised a portfolio of test and analytical tools. The Income Approach, which is based on the premise that the value of an asset is the present value of its future earning capacity, was the primary valuation technique employed. A discount rate of 12% was applied to developed product technology.

     The acquired intangible assets are being amortized over their estimated useful lives, which are presented in the table below:

Developed technology	3-7 years
Customer relationships	2 years
Non-competition agreements	2 years
Tradename	1 year
Customer backlog	1 year

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Goodwill, which represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired, is not being amortized but will be reviewed annually for impairment, or more frequently if impairment indicators arise, in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). In part, goodwill reflects the competitive advantages the Company expects to realize from Test-Um’s existing product lines. Goodwill has been assigned to the Communications Test & Measurement segment and is not expected to be deductible for tax purposes.

     Test-Um’s results of operations have been included in the Company’s consolidated financial statements subsequent to the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to prior period financial statements.

     The former shareholders of Test-Um made certain representations and warranties to the Company and agreed to indemnify JDSU against damages which might arise from a breach of those undertakings. As security for this indemnification obligation of the former Test-Um shareholders, JDSU retained $1.7 million of the cash consideration, which is scheduled to be released on the 12 month anniversary of the acquisition date.

Agility Communications, Inc.

     On November 30, 2005 the Company purchased Agility Communications, Inc. (“Agility”) for 22,598,149 shares of the Company’s common stock with a market value of $54.1 million at the measurement date and $10.7 million in cash, including $0.5 million of direct transaction costs incurred in connection with the acquisition. Prior to the acquisition, the Company had invested $3.0 million in Agility’s convertible preferred stock. As of June 30, 2006, the Company had acquired all of Agility’s outstanding common and preferred stock.

     Agility is a leading provider of widely tunable laser solutions for optical networks. Tunable lasers simplify the deployment of high-speed metro and long-haul networks and help enable the delivery of next-generation services. The acquisition is expected to further expand the Company’s product offerings to service providers for their agile networks. The transaction was accounted for as a purchase in accordance with SFAS 141; therefore, the tangible assets acquired were recorded at fair value on the acquisition date. The allocation of the purchase price was based, in part, upon a valuation, and the estimates and assumptions used therein are subject to change.

     The purchase price was allocated as follows (in millions):

Net tangible assets acquired	$3.8
Intangible assets acquired:
Developed technology	7.9
Customer relationships	3.8
In-process research & development	0.4
Customer backlog	0.2
Non-competition agreements	0.1
Goodwill	51.6
Total purchase price	$67.8

     The following table summarizes the components of the tangible assets acquired at fair value (in millions):

Inventories	$2.6
Property and equipment	4.4
Other assets and liabilities, net	(3.2)
Net tangible as sets acquired	$3.8

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Net tangible assets acquired include a charge of $1.1 million to eliminate duplicative positions at Agility. Under Emerging Issues Task Force Abstracts No. 95–3 “Recognition of Liabilities in Connection with a Purchase Business Combination” (“EITF 95–3”), this charge was included in the allocation of acquisition cost rather than period expenses. During fiscal 2006, the Company reduced the value of certain inventories by $0.5 million, property and equipment by $1.4 million, and increased other liabilities by $0.1 million to better reflect the estimated fair market value at acquisition date. As a result, goodwill increased $1.7 million and identified intangible assets increased by a total of $0.3 million.

     A portion of the purchase price was allocated to developed product technology and in-process research and development (“IPR&D”). They were identified and valued through an analysis of data provided by Agility concerning developmental products, their stage of development, the time and resources needed to complete them, target markets, their expected income generating ability and associated risks. The Income Approach, which is based on the premise that the value of an asset is the present value of its future earning capacity, was the primary valuation technique employed. Discount rates of 12% and 16% were applied to developed product technology and IPR&D, respectively.

     Developed product technology, which includes products that are already technologically feasible, is primarily comprised of a portfolio of tunable lasers, transmitters and transponders.

     Developmental projects that had not reached technological feasibility and had no future alternative uses were classified as IPR&D and expensed on the acquisition date. Efforts required to develop IPR&D into commercially viable products include the planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

     The acquired intangible assets are being amortized over their estimated useful lives, which are presented in the table below:

Developed technology	5.5 years
Customer relationships	1.5 years
Customer backlog	1.5 years
Non-competition agreements	2.5 years

     Goodwill, which represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired, is not being amortized but will be reviewed annually for impairment, or more frequently if impairment indicators arise, in accordance with SFAS 142. In part, goodwill reflects the competitive advantages the Company expects to realize from incorporating Agility’s technologies into existing product lines and developing new markets. Goodwill has been assigned to the Optical Communications segment and is not expected to be deductible for tax purposes.

     Agility’s results of operations have been included in the Company’s consolidated financial statements subsequent to the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to prior period financial statements.

     The former shareholders of Agility made certain representations and warranties to the Company and agreed to indemnify the Company against damages which might arise from a breach of those undertakings. As security for this indemnification obligation of the former Agility shareholders, approximately $10.0 million of the cash consideration is being held in escrow until the twelve month anniversary of the closing date.

Acterna Inc.

     On August 3, 2005 the Company purchased Acterna Inc. (“Acterna”) for 200,467,802 shares of the Company’s common stock with a market value of $304.7 million at the measurement date and $459.3 million in cash, including $10.0 million of direct transaction costs incurred in connection with the acquisition.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Acterna is a leading worldwide provider of broadband and optical test and measurement solutions for telecommunications and cable service providers and network equipment manufacturers. The acquisition is expected to expand the Company’s portfolio of IP-based data, voice and video products and services over long haul, metro, fiber-to-the-home, DSL and cable networks. The transaction was accounted for as a purchase in accordance with SFAS 141; therefore, the tangible assets acquired were recorded at fair value on acquisition date.

The purchase price was allocated as follows (in millions):

Net tangible assets acquired	$(1.2)
Intangible assets acquired:
Developed technology	200.2
Customer relationships	95.0
In-process research & development	19.9
Trademark/trade name	12.7
Customer backlog	2.0
Non-competition agreements	1.8
Goodwill	433.6
Total preliminary purchase price	$764.0

The following table summarizes the components of the tangible assets acquired at fair value (in millions):

Inventories	$84.2
Property and equipment	43.7
Deferred revenue	(6.1)
Deferred compensation	(89.6)
Deferred income tax	(28.8)
Other assets and liabilities, net	(4.6)
Net tangible assets acquired	$(1.2)

     The above purchase price allocation includes net adjustments to acquired intangible assets and goodwill since the acquisition date. Acquired intangible assets were adjusted to record the effect of currency translation adjustments and the completion of the final valuation report. Goodwill was adjusted to reflect adjustments to pension obligations, inventory and trade receivable reserves, tax accruals, fixed assets, other assets and liabilities, currency translation adjustments and the completion of the final valuation report.

     A portion of the purchase price was allocated to developed product technology and IPR&D. They were identified and valued through an analysis of data provided by Acterna concerning developmental products, their stage of development, the time and resources needed to complete them, target markets, their expected income generating ability and associated risks. The Income Approach, which is based on the premise that the value of an asset is the present value of its future earning capacity, was the primary valuation technique employed. Discount rates of 10% and 14% were applied to developed product technology and IPR&D, respectively.

     Developed product technology, which includes products that are already technologically feasible, is primarily comprised of a portfolio of testing, analysis, maintenance and optimization tools.

     Developmental projects that had not reached technological feasibility and had no future alternative uses were classified as IPR&D and expensed on the acquisition date. Efforts required to develop IPR&D into commercially viable products include the planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements. The principal projects at merger date were extensions of existing technologies for tools used to install, maintain and test optical and other communications networks. The Company incurred post-acquisition cost of approximately $22.2 million during fiscal 2006 for these projects and estimates that additional investment of approximately $7.2 million in research and development will be required during fiscal 2007 to complete them.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     The acquired intangible assets are being amortized over their estimated useful lives, which are presented in the table below:

Developed technology	8 years
Customer relationships	7 years
Trademark/trade name	10 years
Customer backlog	1 year
Non-competition agreements	3 years

     Goodwill, which represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired, is not being amortized but will be reviewed annually for impairment, or more frequently if impairment indicators arise, in accordance with SFAS 142. Goodwill has been assigned to the Communications Test & Measurement segment and is not expected to be deductible for tax purposes.

     In connection with the acquisition of Acterna, Acterna made certain representations and warranties to the Company, and Acterna’s former security holders agreed to indemnify the Company against damages which might arise from a breach of those representation and warranties. Under the terms of the acquisition, the former Acterna security holders set aside approximately $50.4 million of the cash consideration for payment of indemnification claims made by the Company prior to the earlier of August 31, 2006 or filing of the Company’s annual report on Form 10-K for the fiscal year ending June 30, 2006.

     During fiscal 2006, the Company determined that a liability was probable for certain material pre-merger tax contingencies. Consequently, since these tax matters are not yet resolved, the Company made indemnification claims against the Acterna former security holders that may exceed the entire $50.4 million, which is the limit of the former Acterna security holders for these indemnification claims. The principal claim derives from a tax audit in Germany that was initiated during fiscal 2005. If the German tax matters are resolved unfavorably, the Company’s minimum estimated tax exposure would be approximately $36.7 million, plus interest. The Company’s maximum estimated tax exposure would be approximately $61.6 million, plus interest. If the ultimate tax liability is greater than the amount indemnified, the Company expects that the excess would be accounted for as additional goodwill.

     The results of operations of Acterna have been included in the Company’s consolidated financial statements subsequent to the date of acquisition. The financial information in the table below summarizes the combined results of operations of the Company and Acterna, on a pro forma basis, as though the companies had been combined as of the beginning of each of the periods presented:

	Years Ended June 30,
(in millions, except per share data)	2006	2005
Total pro forma revenues	$1,230.3	$1,165.5

Pro forma net loss	(189.6)	(255.2)
Pro forma net loss per share - basic and diluted	(0.11)	(0.18)

Reported net loss	(151.2)	(261.3)
Reported net income loss per share - basic and diluted	(0.09)	(0.18)

     The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the merger had taken place at the beginning of each of the periods presented. The pro forma financial information for fiscal 2006 includes merger related expenses of $24.4 million recorded by Acterna and a charge of $19.9 million for IPR&D.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Photonic Power Systems, Inc.

     In May 2005, JDSU purchased Photonic Power Systems, Inc. (“PPS”), for approximately $9.7 million in cash, including direct transaction costs of $0.1 million and $0.3 million in fair value of options granted to purchase 238,744 shares of JDSU common stock. The former shareholders of PPS made certain representations and warranties to JDSU and agreed to indemnify the Company against damages which might arise from a breach of those undertakings. As security for this indemnification obligation of the former PPS shareholders, JDSU retained approximately $1.5 million of the cash consideration, which is scheduled to be released on the 18 month anniversary of the acquisition date.

     In addition to the $10.0 million purchase price listed above, JDSU was obligated to pay contingent cash consideration of up to $2.0 million if certain revenue targets were achieved during the 12 months following the acquisition date. This payment, if made, would have increased the recorded value of goodwill. As none of the revenue targets were met within the timeframe specified, no additional consideration is due or payable.

     PPS has pioneered the delivery of electrical power over fiber to drive low powered electrical circuitry. Acquiring PPS diversifies JDSU’s customer base, creates opportunities in new markets and industries, expands the Company’s investments in future optical technologies and strengthens its vertically integrated products portfolio. The transaction was accounted for as a purchase in accordance with SFAS 141; therefore, the tangible assets acquired were recorded at fair value on acquisition date. The purchase price was allocated as follows (in millions):

Intangible asstes acquired:
Developed technology	$3.2
Customer relationships	0.1
Goodwill	6.7
Total purchase price	$10.0

     The following table summarizes the components of the tangible assets acquired (in millions):

Inventories	$0.3
Property and equipment	0.1
Other assets and liabilities, net	(0.4)
Net tangible assets acquired	$—

     A portion of the purchase price was allocated to developed product technology, which includes products that are already technologically feasible. PPS’s developed products technology is primarily comprised of the photovoltaic power converter, the photovoltaic power module and the optical power transceiver. The Income Approach, which is based on the premise that the value of an asset is the present value of its future earning capacity, was the primary valuation technique employed. A discount rate of 14.5% was applied to developed product technology.

     The acquired intangible assets are being amortized over their estimated useful lives, which are presented in the table below:

Developed technology	9 years
Customer relationships	2 years
Weighted-average amortization period	9 years

     Goodwill, which represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired, is not being amortized but will be reviewed annually for impairment, or more frequently if impairment indicators arise, in accordance with SFAS 142. Goodwill was assigned to the former Commercial and Consumer segment and is not expected to be tax deductible. The results of operations of PPS have been included in the Company’s consolidated financial statements subsequent to the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to prior period financial statements. See “Note 6. Goodwill” of the Notes to Consolidated Financial Statements for more detail.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Lightwave Electronics Corporation

     In May 2005, JDSU purchased Lightwave Electronics Corporation (“Lightwave”) for approximately $67.2 million in cash, including $0.5 million of direct transaction costs incurred in connection with the acquisition. The former shareholders of Lightwave made certain representations and warranties to JDSU and agreed to indemnify the Company against damages which might arise from a breach of those undertakings. As security for this indemnification obligation of the former Lightwave shareholders, JDSU retained approximately $10.8 million of the cash consideration, which is scheduled to be released on the 18 month anniversary of the acquisition date.

     Lightwave is a leading provider of solid-state lasers for commercial markets including materials processing, semiconductor fabrication, and biotech. The acquisition reinforces the Company’s commitment to the OEM laser business and significantly strengthens its portfolio in the higher-growth diode-pumped solid-state laser markets. The transaction was accounted for as a purchase in accordance with SFAS 141; therefore, the tangible assets acquired were recorded at fair value on acquisition date. The purchase price was allocated as follows (in millions):

Net tangible assets acquired	$15.3
Intangible assets acquired:
Developed technology	22.7
Customer relationships	4.3
In-process research & development	1.1
Patent	0.5
Trademark/trade name	0.5
Goodwill	22.8
Total purchase price	$67.2

The following table summarizes the components of the tangible assets acquired (in millions):

Inventories	$9.1
Property and equipment	1.4
Other assets and liabilities, net	4.8
Net tangible assets acquired	$15.3

     During fiscal 2006, the Company reduced the value of certain inventories by $0.3 million and increased the value of other assets by $0.7 million to better reflect the estimated fair market value at acquisition date. The change in other assets was primarily associated with the adjustment of tax accruals. As a result, goodwill decreased by $0.4 million.

     A portion of the purchase price was allocated to developed product technology and IPR&D. They were identified and valued through an analysis of data provided by Lightwave concerning developmental products, their stage of development, the time and resources needed to complete them, target markets, their expected income generating ability and associated risks. The Income Approach, which is based on the premise that the value of an asset is the present value of its future earning capacity, was the primary valuation technique employed. Discount rates of 13.5% and 17.5% were applied to developed product technology and IPR&D, respectively.

     Developed product technology, which includes products that are already technologically feasible, is primarily comprised of a portfolio of solid-state lasers used for applications such as PC board via-hole drilling, wafer singulation for solar cells and LEDs, wafer inspection and alignment, memory repair, and ultraviolet flow cytometry and confocal microscopy.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Developmental projects that had not reached technological feasibility and had no future alternative uses were classified as IPR&D and expensed on the acquisition date. Efforts required to develop IPR&D into commercially viable products include the planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

     The acquired intangible assets are being amortized over their estimated useful lives, which are presented in the table below:

Developed product technology	9 years
Customer relationships	5 years
Patent	3 years
Trademark/trade name	10 years
Weighted-average amortization period	8 years

     Goodwill, which represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired, is not being amortized but will be reviewed annually for impairment, or more frequently if impairment indicators arise, in accordance with SFAS 142. Goodwill was assigned to the former Commercial and Consumer segment and is not expected to be tax deductible. The results of operations of Lightwave have been included in the Company’s consolidated financial statements subsequent to the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to prior period financial statements. See “Note 6. Goodwill” of the Notes to Consolidated Financial Statements for more detail.

Advanced Digital Optics, Inc.

     In July 2004, the Company purchased Advanced Digital Optics, Inc. (“ADO”), a manufacturer of optical components and assemblies for communications and display markets, for approximately $10.9 million in cash, including direct transaction costs of $0.4 million. JDSU was an investor in ADO prior to the acquisition; therefore, the purchase price is stated net of the fair market value of JDSU owned shares at transaction date of approximately $2.8 million. The Company did not recognize any gain or loss on investment in connection with the purchase of ADO.

     The Company believes the acquisition will extend its capabilities in the design and manufacture of microdisplay light engines that deliver leading performance and image quality for the high definition television market.

     The transaction was accounted for as a purchase in accordance with SFAS 141; therefore, the tangible assets acquired were recorded at fair value on acquisition date. The purchase price was allocated as follows (in millions):

Net tangible assets acquired	$(2.3)
Intangible assets acquired:
Existing technology	6.5
Goodwill	6.7
Total purchase price	$10.9

The following table summarizes the components of the tangible assets (liabilities) acquired (in millions):

Inventories	$0.2
Property and equipment	0.1
Other assets and liabilities, net	(2.6)
Net tangible assets acquired	$(2.3)

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Subsequent to the acquisition, JDSU recorded adjustments to the initial purchase price allocation which increased the value of net tangible assets and decreased the value of goodwill by $0.5 million. The adjustments resulted primarily from offsetting a liability to a former shareholder against $0.7 million contractually owed to JDSU but not previously recognized due to the uncertainty of collection. This gain was partially offset by the cost of terminating ADO operating leases.

     A portion of the purchase price was allocated to developed product technology, which includes products that are already technologically feasible. ADO’s developed product technology is primarily comprised of specialty light engines and related products. The Income Approach was the primary valuation technique employed. A discount rate of 19.0% was applied to developed product technology. All of the acquired intangible assets are being amortized over their estimated useful lives of three years.

     Goodwill, which represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired, is not being amortized but will be reviewed annually for impairment, or more frequently if impairment indicators arise, in accordance with SFAS 142. Goodwill was assigned to the former Commercial and Consumer segment and is not expected to be tax deductible. See The results of operations of ADO have been included in the Company’s financial statements subsequent to the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to prior period financial statements. “Note 6. Goodwill” of the Notes to Consolidated Financial Statements for more detail.

E2O Communications:

     On May 17, 2004, JDSU purchased E2O Communications Incorporated (“E2O”) for approximately $60.2 million in cash, including $0.2 million of direct transaction costs incurred in connection with the acquisition. Of the $60.2 million purchase price, $0.3 million and $0.4 million remained to be paid and were recorded as other current liabilities on the Company’s consolidated balance sheets at June 30, 2006 and June 30, 2005, respectively. These accrued amounts represent cash to be paid in exchange for E2O’s remaining outstanding common stock and accrued severance payments.

     The former shareholders of E2O made certain representations and warranties to JDSU and agreed to indemnify the Company against damages which might arise from a breach of those undertakings. As security for this indemnification obligation of the former E2O shareholders, and to settle and outstanding third party law suit, JDSU retained approximately $5.5 million of the cash consideration. The Company released these retained amounts in May 2005.

     E2O is a manufacturer of high-performance fiber optic components and modules for the computer storage, internetworking and communication markets. The Company believes the acquisition will extend its product portfolio and customer base in the optical transceiver market. The transaction was accounted for as a purchase in accordance with SFAS 141; therefore, the tangible assets acquired were recorded at fair value on the acquisition date. The purchase price was allocated as follows (in millions):

Net tangible assets acquired	$12.5
Intangible assets acquired:
Developed technology	6.2
Customer relationships	2.3
Supply agreements	0.4
In-process research and development	2.6
Goodwill	36.2
Total purchase price	$60.2

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     The following table summarizes the components of the tangible assets acquired:

Inventories	$5.4
Property and equipment	8.9
Others assets and liabilities, net	(1.8)
Net tangible assets acquired	$12.5

     During fiscal 2005, JDSU recorded certain adjustments to the initial purchase price allocation which decreased the value of net tangible assets and increased the value of goodwill by $2.6 million. The Company wrote off $1.5 million in leasehold improvements, accrued $1.0 million for lease termination costs, employee severance expenses, and sales and warranty reserves, and incurred additional direct transaction costs of $0.1 million.

     A portion of the purchase price was allocated to developed product technology and IPR&D. They were identified and valued through an analysis of data provided by E2O concerning developmental products, their stage of development, the time and resources needed to complete them, if applicable, target markets, their expected income generating ability and associated risks. The Income Approach was the primary valuation technique employed. Discount rates of 19% and 22% were applied to developed product technology and IPR&D, respectively.

     The acquired developed product technology, which is comprised of products that are already technologically feasible, included small form factor transceivers, gigabit interface converters, and the positive-intrinsic-negative (“PIN”) portion of optical receivers. The acquired developed product technology represents the optical transceiver business’ trade secrets and patents developed through years of experience in the design, package and manufacture of optical transceiver products for storage area networks and local area networks.

     Developmental projects that had not reached technological feasibility and had no future alternative uses were classified as IPR&D and expensed on the acquisition date. Efforts required to develop IPR&D into commercially viable products include the planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements.

     The acquired intangible assets are being amortized over their estimated useful lives, which are presented in the table below:

Developed technology	5 years
Customer relationships	3 years
Supply agreements	3 years
Weighted-average amortization period	4 years

     Goodwill, which represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired, is not being amortized but will be reviewed annually for impairment, or more frequently if impairment indicators arise, in accordance with SFAS 142. Goodwill has been assigned to the Optical Communications operating segment and is not expected to be deductible for tax purposes. The results of operations of E2O have been included in the Company’s consolidated financial statements subsequent to the date of acquisition. Pro forma results of operations have not been presented because the effect of the acquisition was not material to prior period financial statements.

Ditech Communications:

     On July 16, 2003, the Company purchased certain assets of the optical communications business of Ditech Communications (“Ditech”) for approximately $1.6 million in cash. Direct transaction costs incurred in connection with the acquisition were immaterial. Under terms of the purchase agreement, JDSU retained approximately $0.2 million of the cash consideration as security for certain representations and warranties made by Ditech to indemnify the Company against damages which might arise from a breach of those undertakings.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     In addition to the $1.6 million purchase price, JDSU is obligated to pay contingent cash consideration of up to $4.9 million, of which $0.9 million is based on the level of inventory purchased from Ditech and sold by the Company during fiscal 2004, and $4.0 million is based on revenues generated by the acquired business through fiscal 2005. Upon timely notice by JDSU, Ditech is required to repurchase specified inventories not used during fiscal 2004. During fiscal 2005, JDSU notified Ditech of its intention to return these inventories valued by JDSU at approximately $0.6 million.

     For fiscal 2005 and 2004, the Company accrued contingent consideration based on revenues of approximately $0.4 million and $0.9 million, respectively. Contingent payments based on revenue were accounted for as goodwill. Approximately $0.8 million was recorded as other current liabilities on the Company’s balance sheet at June 30, 2005.

     Under a settlement reached in June 2006, JDSU paid Ditech $0.7 million to resolve all disputes between the companies, including the holdback of $0.2 million, contingent consideration of $0.8 million and the inventories designated for return to Ditech. As a result, goodwill decreased $0.3 million. At June 30, 2006, the Company did not have any accrued liabilities payable to Ditech related to acquisition of the optical communications business.

     The Company believes that the acquisition adds to its abilities to integrate optics, electronics and software in subsystems for optical equipment manufacturers. The transaction was accounted for as a purchase in accordance with SFAS 141; therefore, the tangible assets acquired were recorded at fair value on acquisition date. The purchase price was allocated as follows (in millions):

Net tangible assets acquired	$1.5
Intangible assets acquired
Developed technology	0.1
Total purchase	$1.6

The following table summarizes the components of the net tangible assets acquired (in millions):

Inventories	$1.0
Property and equipment	0.5
Net tangible assets acquired	$1.5

     Existing technology is being amortized over its estimated useful life of three years.

     The results of operations of Ditech have been included in the Company’s consolidated financial statements subsequent to the date of acquisition under the Optical Communications operating segment. Pro forma results of operations have not been presented because the effect of the acquisition was not material.

Note 4. Balance Sheet Details

Accounts Receivable Reserves:

     The components of account receivable reserves were as follows (in millions):

	Years Ended
	June 30,
	2006	2005
Allowance for doubtful accounts	$5.2	$3.0
Allowance for sales returns and other	0.8	0.8
Total accounts receivable reserves	$6.0	$3.8

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     The activities and balances for allowance for doubtful accounts as of June 30, 2006, 2005 and 2004 are as follow (in millions):

	Balance at	Charged to		Balance at
	Beginning of	Costs and		End of
	Period	Expenses (1)	Deduction(2)	Period
Allowance for doubtful accounts:
Year ended June 30, 2006	$3.0	$3.0	$(0.8)	$5.2
Year ended June 30, 2005	11.8	0.7	(9.5)	3.0
Year ended June 30, 2004	22.7	(4.4)	(6.5)	11.8
____________________

(1)	Charge for fiscal 2006 includes $2.5 million from acquired companies.

(2)	Charges for uncollectible accounts, net of recoveries.

Inventories:

     Inventories are stated at the lower of cost or market, and include material, labor, and manufacturing overhead costs. The components of inventories were as follows (in millions):

	Years Ended June 30,
	2006	2005
Finished goods	$57.0	$17.6
Work in process	71.3	38.7
Raw materials and purchased parts	73.9	41.1
Total inventories	$202.2	$97.4

     During fiscal 2006, 2005, and 2004, the Company recorded write-downs of inventories of $35.9 million, $30.2 million, and $29.8 million, respectively.

     The Company also consumed previously written-down inventories of $27.6 million, $41.4 million, and $44.1 million during fiscal 2006, 2005, and 2004, respectively. In addition, the Company has an active scrap program and typically disposes of inventory that has been written down through the use of scrap dealers or physical disposal/ destruction. During fiscal 2006, 2005, and 2004, the Company scrapped $47.7 million, $92.5 million, and $50.3 million of fully reserved inventory, respectively.

     The inventory write-downs were predominantly the result of changes in forecasted customer demand and technological changes in the Company’s products. The majority of the inventory written down consisted of raw material, and to a lesser extent finished goods. The major elements of the written down raw material consists of components and items that had not entered into production. The finished goods inventory includes the cost of raw material inputs, labor, and overhead.

     The Company operates in markets with relatively few customers and has historically experienced variability in product demand driven by the buying behaviour of these customers. In addition, the Company’s products utilize long-lead time parts which are available from a limited set of vendors. The combined effects of a limited customer base, variability of demand among the customer base and significant long-lead time or single sourced materials has historically contributed to significant inventory write-downs. The Company routinely reviews inventory for usage potential, including fulfilment of customer warranty obligations and spare part requirements. The Company writes down to zero the value of excess and obsolete (“E&O”) inventory that is not expected to be consumed through operations generally within 12 months. Excess is written down to zero value in large part due to the Company’s history of changes in customer demand and inherent product obsolescence concerns.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     For any written down inventory items retained, the Company evaluates the future realizable value of inventories and impact on gross margins, taking into consideration product life cycles, technological and product changes, demand visibility and other market conditions. The Company believes its current process for writing down inventory appropriately balances the risk in the market place with a fair representation of the realizable value of the Company’s inventory.

     RoHS

     The European Union has enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment (“RoHS”), and the Waste Electrical and Electronic Equipment (“WEEE”) directives. The RoHS directive prohibits the use of certain substances, including lead, mercury, cadmium and chromium, in covered products placed on the market after July 1, 2006. The WEEE directive obligates parties that place electrical and electronic equipment onto the market in the European Union to clearly mark the equipment, register with and report to European Union regulators regarding distribution of the equipment, and provide a mechanism to recall and properly dispose of the equipment. Each European Union member country has enacted, or is expected to soon enact, legislation clarifying what is and what is not covered by the WEEE directive in that country. However, there is still some uncertainty in certain European Union countries as to which party involved in the manufacture, distribution and sale of electronic equipment will be ultimately held responsible. If the Company is deemed to be a manufacturer of covered products, the Company may be required to register as a producer in certain European Union countries, and incur financial responsibility with respect to products sold within the European Union, including products of other manufacturers that have been replaced by its products.

     During fiscal 2006, the Company recorded write-downs of inventories of approximately $0.3 million relating to RoHS requirements. While the Company has a focused effort for RoHS compliance, it may also incur substantial costs to change its manufacturing processes, redesign or reformulate, and obtain substitute components for its products that are deemed covered products under the RoHS directive. The Company may also incur future inventory write-downs if certain components held in inventory become unusable because they are not RoHS-compliant. The Company’s execution of these requirements, which involves product design changes among other matters, if not successful, would impact its ability to service customer order demands.

Property, Plant and Equipment, Net:

     The components of property, plant and equipment, net were as follows (in millions):

	Years Ended June 30,
	2006	2005
Land	$17.5	$16.2
Buildings and improvements	20.2	20.8
Machinery and equipment	253.6	214.2
Furniture, fixtures, software and office equipment	65.9	60.0
Leasehold improvements	46.3	39.4
Construction in progress	32.7	18.7
	436.2	369.3
Less: Accumulated depreciation	(235.0)	(207.2)
Property, plant and equipment, net	$201.2	$162.1

     During fiscal 2006, 2005, and 2004, the Company recorded $3.1 million, $0.7 million, and $16.4 million, respectively, of reductions in the carrying value of property, plant and equipment as a result of impairment analyses performed in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), excluding asset write-downs associated with restructuring activities. See “Note 8. Reduction of Other Intangibles and Other Long-Lived Assets” for more detail.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Current Assets:

The components of other current assets were as follows (in millions):

	Years Ended June 30,
	2006	2005
Prepaid assets	$11.1	$9.4
Deferred income tax	1.1	—
Receivables from Fabrinet	22.7	26.6
Receivable from Acterna shareholders	41.7	—
Other receivables	20.5	23.1
Other current assets	10.9	20.7
Total other current assets	$108.0	$79.8

Other Non-Current Assets:

The components of other non-current assets were as follows (in millions):

	Years Ended June 30,
	2006	2005
Deposits	$4.2	$1.5
Deferred financing costs	11.0	6.0
Other	11.9	10.3
Total other non-current assets	$27.1	$17.8

Other Current Liabilities:

The components of other current liabilities were as follows (in millions):

	Years Ended June 30,
	2006	2005
Deferred revenue	$35.0	$5.5
Acquisition holdbacks and other related liabilities	19.3	3.0
Deferred compensation plan	7.7	7.9
VAT liabilities	5.0	0.6
Restructuring accrual	19.8	23.0
Accrued expenses	27.8	27.0
Other	8.1	5.7
Total other current liabilities	$122.7	$72.7

Other Non-Current Liabilities:

The components of other non-current liabilities were as follows (in millions):

	Years Ended June 30,
	2006	2005
Pension accrual and post employment benefits	$93.1	$4.3
Deferred taxes	28.1	—
Restructuring accrual	16.1	23.2
Other	21.8	16.5
Total other non-current liabilities	$159.1	$44.0

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 5. Investments

Available-For-Sale Investments:

     The Company’s investments in marketable debt and equity securities were primarily classified as available-for-sale investments.

     At June 30, 2006, the Company’s available-for-sale investments were as follows (in millions):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Debt investment:
U.S. Treasuries & agencies	$377.1	$—	$(3.3)	$373.8
Municipal bonds & sovereign debt instruments	5.4	—	(0.1)	5.3
Asset-backed securities	178.0	—	(0.9)	177.1
Corporate bonds	425.1	—	(2.2)	422.9
Toltal debt investments	985.6	—	(6.5)	979.1
Money market instruments and funds	193.4	—	—	193.4
Marketable equity investments	0.8	0.3	—	1.1
Total available-for-sale investments	$1,179.8	$0.3	$(6.5)	$1,173.6

     The Company considers the impairments to its available-for-sale debt investments to not be other-than-temporary because the declines in fair value of the securities have been caused primarily by rising market interest rates. Virtually all of the debt securities held are investment grade with issuer credit ratings of A-1/P-1, A/A2 or better, and the Company believes they will recover in value while they are held to maturity. Of the total estimated fair value, $324.0 million was classified as cash equivalents and $849.6 million was classified as short-term investments. An additional $7.7 million of short-term investments representing assets of a deferred compensation plan are classified as trading securities.

     The following table summarizes the gross unrealized losses of our short-term investments, aggregated by type of investment instrument at June 30, 2006 (in millions):

	Less than 12	Greater than 12
	Months	Months	Total

U.S. Treasuries & agencies	$(0.6)	$(2.7)	$(3.3)
Municipal bonds & sovereign debt instruments	—	(0.1)	(0.1)
Asset-backed securities	(0.3)	(0.6)	(0.9)
Corporate bonds	(0.9)	(1.3)	(2.2)
Total gross unrealized losses	$(1.8)	$(4.7)	$(6.5)

     At June 30, 2006, the Company’s short-term investments classified as trading assets were as follows (in millions):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Debt investments	$0.5	$—	$—	$0.5
Money market instruments and funds	0.8	—	—	0.8
Marketable equity investments	5.1	1.3	—	6.4
Total trading assets classified as short-term
investments	$6.4	$1.3	$—	$7.7

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     At June 30, 2006, contractual maturities of the Company’s debt investments were as follows (in millions):

		Estimated Fair
	Amortized Cost	Value
Amounts maturing in less than 1 year	$552.7	$550.2
Amounts maturing in 1 - 5 years	387.7	383.8
Amounts maturing more than 5 years	45.7	45.6
Total debt investments	$986.1	$979.6

     At June 30, 2005, the Company’s available-for-sale investments were as follows (in millions):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Debt investments:
U.S. Treasuries & agencies	$594.5	$ —	$(5.0)	$589.5
Municipal bonds & sovereign debt instruments	29.1	—	(0.1)	29.0
Asset-backed securities	70.9	—	(0.5)	70.4
Corporate bonds	329.9	0.1	(2.2)	327.8
Total debt investments	1,024.4	0.1	(7.8)	1,016.7
Money market instruments and funds	229.1	—	—	229.1
Marketable equity investments	9.3	4.2	—	13.5
Total available-for-sale investments	$1,262.8	$4.3	$(7.8)	$1,295.3

     Of the total estimated fair value, $473.9 million was classified as cash equivalents and $785.4 million was classified as short-term investments in the Company’s Consolidated Balance Sheet. An additional $7.9 million of short-term investments representing assets of a deferred compensation plan are classified as trading securities.

     At June 30, 2005, the Company’s short-term investments classified as trading assets were as follows (in millions):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
Debt investments	$0.5	$—	$—	$0.5
Money market instruments and funds	1.0	—	—	1.0
Marketable equity investments	5.3	1.1	—	6.4
Total trading assets classified as short-term investments	$6.8	$1.1	$—	$7.9

Marketable Equity Investments

     During fiscal 2006, the Company recorded net gains on sale of investments of $73.2 million primarily due to the sale of our equity investment in ADVA Optical Networking AG (“ADVA”), Prudential Financial, Inc. (“Prudential”), and Nortel Networks (“Nortel”) for a net gain of $63.6 million, $3.6 million, and $4.4 million, respectively. These investments had a combined carrying value of $9.8 million at June 30, 2005, including ADVA, which was accounted for under the equity method at a carrying value of $0.3 million. The fair value of the Company’s marketable equity securities at June 30, 2006 was approximately $1.1 million.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Long-Term Investments:

     The components of the Company’s long-term investment were as follows (in millions):

	Years Ended June 30,
	2006	2005
Non-marketable cost method investments	$8.6	$14.3
Non-marketable equity method investments	2.2	14.9
Total long-term investments	$10.8	$29.2

Reductions in Fair Value of Investments:

     The Company regularly evaluates the carrying value of its investments. When the carrying value of an investment exceeds the fair value and the decline in fair value is deemed to be other-than-temporary, the Company writes down the value of the investment to its fair value. During fiscal 2006, 2005, and 2004, the Company recorded $4.2 million, $9.2 million, and $3.8 million, respectively, of other-than-temporary reductions in fair value of the Company’s available-for-sale and non-marketable equity investments.

     Details of the other-than-temporary reductions were as follows (in millions):

	Years Ended June 30,
	2006	2005	2004
Available-for-sale investments	$—	$0.8	$0.4
Non-marketable equity investments	4.2	8.4	3.4
Total reductions in fair value of investments	$4.2	$9.2	$3.8

Note 6. Goodwill

     In fiscal 2006, the Company changed its financial reporting structure with the formation of the Advanced Optical Technologies segment, which includes our Flex and Custom Optics businesses. The Lasers business unit is being reported in the All Other category. The Flex, Custom Optics and Laser businesses serve the Company’s Commercial and Consumer markets and were previously reported in the Consumer and Commercial segment. See “Note 17. Operating Segments and Geographical Information” of the Notes to Consolidated Financial Statements for detail.

      As a result of the realignment of operations, goodwill was reallocated to reporting units based on an independent valuation study.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill

     The following table presents the changes in goodwill allocated to the reportable segments (in millions):

		Communications		Advanced
	Optical	Test &	Commercial	Optical
	Communications	Measurement	& Consumer	Technologies	All Other	Total
Balance as of June 30, 2004	$126.0	$—	$78.8	$—	$—	$204.8
Acquisitions (see Note 3):
ADO.	—	—	6.7	—	—	6.7
Lightwave	—	—	23.2	—	—	23.2
Photonic	—	—	6.7	—	—	6.7
SFAS No. 142 impairment charges	—	—	(53.7)	—	—	(53.7)
Purchase price adjustment related to the
achievement of milestones (see Note 3)	0.4	—	—	—	—	0.4
Other purchase price adjustment (see Note 3)	2.6	—	(0.5)	—	—	2.1
Balance as of June 30, 2005	129.00	—	61.2	—	—	190.2
Acquisitions (see Note 3):
Acterna.	—	433.6	—	—	—	433.6
Agility	51.6	—	—	—	—	51.6
Test-Um	—	9.0	—	—	—	9.0
Reallocation of goodwill to new reporting units	—	—	(61.4)	29.2	32.2	—
SFAS No. 142 impairment charges	—	(22.4)	—	—	—	(22.4)
Purchase price adjustment related to the
achievement of milestones (see Note 3)	(0.2)	—	—	—	—	(0.2)
Other purchase price adjustment (see Note 3)	(4.6)	—	0.2	(0.3)	(0.4)	(5.1)
Balance as of June 30, 2006	$175.8	$420.2	$0.0	$28.9	$31.8	$656.7

Reduction of Goodwill

Fiscal 2006 Charges:

     Under the first step of the SFAS 142 analysis, the fair value of the reporting units was determined based on a combination of the income approach, which estimates the fair value based on the future discounted cash flows, and the market approach, which estimates the fair value based on comparable market prices. Under the income approach, the Company assumed a cash flow period of 10 years, long-term annual growth rates of 5% to 8%, a discount rate of 13% to 15% and terminal value growth rates of 4% to 6%. Based on the first step of the analysis, the Company determined that the carrying amount of is Da Vinci reporting unit within the Communications Test & Measurement segment was in excess of its fair value. As such, the Company was required to perform the second step analysis on that reporting unit to determine the amount of the impairment loss. The Company recorded a $22.4 million of impairment charge related to the Da Vinci reporting unit in accordance with SFAS 142 in accordance with its annual impairment test. The impairment was the result of delayed product introduction and acceptance of next generation color and image enhancement products.

Fiscal 2005 Charges:

     Under the first step of the SFAS 142 analysis, the fair value of the reporting units was determined based on a combination of the income approach, which estimates the fair value based on the future discounted cash flows, and the market approach, which estimates the fair value based on comparable market prices. Under the income approach, the Company assumed a cash flow period of 10 years, long-term annual growth rates of -5% to 16%, a discount rate of 12% to 16% and terminal value growth rates of 4% to 6%. Based on the first step of the analysis, the Company determined that the carrying amount of a reporting unit within the former Commercial and Consumer segment was in excess of its fair value. As such, the Company was required to perform the second step analysis on that reporting unit to determine the amount of the impairment loss. The Company recorded $53.7 million of impairment charges in accordance with SFAS 142 in accordance with its annual impairment test.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal 2004 Charges:

     During fiscal 2004, the Company recorded no impairment charges in accordance SFAS 142.

Note 7. Other Intangibles

     The Company has reclassified expenses related to amortization of acquired developed technology in the Consolidated Statements of Operations. Amortization expense of $13.4 million and $9.9 million for fiscal 2005 and 2004, respectively, was previously included as part of operating expenses and has been reclassified to cost of sales for all periods presented.

     The following tables present details of the Company’s other intangibles (in millions):

	Gross
	Carrying	Accumulated
As of June 30, 2006:	Amount	Amortization	Net
Developed technology	$353.9	$(103.0)	$250.9
Other	163.1	(52.0)	111.1
Total intangibles	$517.0	$(155.0)	$362.0

	Gross
	Carrying	Accumulated
As of June 30, 2005:	Amount	Amortization	Net
Developed technology	$141.9	$(66.3)	$75.6
Other	46.8	(27.5)	19.3
Total intangibles	$188.7	$(93.8)	$94.9

     Other intangibles consists of patents, trademark, trade name, assembled workforce, customer relationship, customer backlog, and non competition agreements.

     During fiscal 2006, 2005, and 2004, the Company recorded $60.8 million, $19.8 million, and $16.0 million, respectively, of amortization of other intangibles. The following table presents details of the Company’s amortization of other intangibles (in millions):

	2006	2005	2004
Reported as:
Cost of sales	$36.4	$13.4	$9.9
Operating expense	24.4	6.4	6.1
Total	$60.8	$19.8	$16.0

     During fiscal 2006, 2005, and 2004, the Company recorded zero, $4.5 million, and zero, respectively, of reductions in the carrying value of other intangibles as a result of impairment analyses performed in accordance with SFAS 144. See “Note 8. Reduction of Other Intangibles and Other Long-Lived Assets” for more detail.

     Based on the carrying amount of other intangibles as of June 30, 2006, and assuming no future impairment of the underlying assets, the estimated future amortization is as follows (in millions):

Years Ended June 30,
2007	$61.8
2008	54.4
2009	51.4
2010	49.7
2011	48.2
Thereafter	96.5
Total amortization	$362.0

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 8. Reduction of Other Intangibles and Other Long-Lived Assets

     During fiscal 2006, 2005 and 2004, the Company recorded $5.6 million, $31.6 million and $52.3 million, respectively, of reductions in the carrying value of its long-lived assets in accordance with SFAS 144. The carrying values of assets held for sale at June 30, 2006 and 2005 were $2.9 million and $9.4 million, respectively. The following table summarizes the components of the reductions of other long-lived assets (in millions):

	2006	2005	2004
Impairments of other long-lived assets:
Assets held and used	$3.0	$5.2	$16.4
Assets held for sale	0.1	10.9	35.4
Loss on the sale of assets	2.5	15.5	0.5
Total reductions of other long-lived assets	$5.6	$31.6	$52.3

Fiscal 2006 Charges:

Assets Held and Used:

     The Company noticed indicators during fiscal 2006 that the carrying value of its long-lived assets may not be recoverable and performed an impairment review in accordance with SFAS 144. The Company evaluated the recoverability of its long-lived assets and recorded impairment charges based on the amounts by which the carrying amounts of these assets exceeded their fair value. For tangible fixed assets, the Company valued these assets that were subject to impairment using specific appraisals. As a result of the review, the Company recorded losses of $2.7 million for impairment of certain assets formerly utilized in its Santa Rosa, California manufacturing facility, $0.2 million in connection with the closure of the Melbourne, Florida facility, and $0.5 million in connection with the closure of the Rochester, Minnesota facility, partially offset by $0.4 million gain on other adjustments.

Assets Held for Sale:

     In the fourth quarter of fiscal year 2006, the Company entered into a contract to sell its Milan, Italy sales office facility for net proceeds of approximately $2.8 million. In accordance with SFAS 144, the Company recorded an impairment charge of $0.1 million. The sale is expected to close in the second quarter of fiscal year 2007.

Sale of Assets:

     During fiscal year 2006, the Company recorded losses of $6.9 million on the sale of assets primarily relating to the sale of its front surface mirror business and the sale of one of its Santa Rosa manufacturing facilities, offset by gains of $3.8 million on the sale of its Melbourne, Florida manufacturing facility, $0.3 million on the sale of its Cotia, Brazil sales and warehouse facility, and $0.3 million on the sale of 55 acres of land in Raleigh, North Carolina.

Fiscal 2005 Charges:

Assets Held and Used:

     The Company noted indicators during the fourth quarter of fiscal 2005 that the carrying value of its long-lived assets, including purchased intangibles recorded in connection with its various acquisitions and property, plant and equipment, may not be recoverable and performed an impairment review in accordance with SFAS 144. The Company evaluated the recoverability of its long-lived assets and recorded impairment charges based on the amounts by which the carrying amounts of these assets exceeded their fair value. Fair value was determined based on undiscounted future cash flows for the operating entities that had separately identifiable cash flows. As a result of the review, the Company reduced the value of certain manufacturing equipment related to the front surface mirror and DLP microdisplay window programs in its Santa Rosa, California facility by $0.7 million to zero and purchased intangibles from the ADO acquisition by $4.5 million to zero.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assets Held for Sale:

     During fiscal 2005, the Company adjusted the carrying value of its Ottawa, Canada facility held for sale. In accordance with SFAS 144, the Company recorded total impairment charges of $10.9 million related to the Ottawa facility, which was later sold in the fourth quarter of fiscal 2005 for $23.5 million. In addition, in fiscal 2005, the Company classified its Melbourne facility as being held for sale and no impairment charges were required.

Sale of Assets:

     During fiscal 2005, the Company recorded a loss of $10.8 million on the disposal of certain assets from its Ottawa, Canada facility. In addition, the Company completed the sale of Casix, a subsidiary located in Fuzhou, China, and its precision glass business located in Mountain Lakes, New Jersey to Fabrinet and its CATV business to Emcore. The Company recorded losses related to these disposals of $4.7 million. The sales were part of management’s continuing efforts to reduce the Company’s footprint and rationalize the existing manufacture of the Company’s products based on core competencies and cost efficiencies.

Fiscal 2004 Charges:

Assets Held and Used:

     During fiscal 2004, as a result of the adoption of FIN 46R with respect to two properties under a synthetic lease agreement, the Company recognized a $5.0 million deferred impairment charge related to the Melbourne, Florida property, which was originally being amortized over the term of the lease. In accordance with SFAS 144, the Company also reduced to estimated realizable value, the value of certain manufacturing equipment by $7.7 million, and other assets by $3.7 million. The Company noted no indicators of impairment during fiscal 2004 related to the Company’s remaining long-lived assets, including purchased intangibles.

Assets Held for Sale:

     During fiscal 2004, the Company consolidated its corporate headquarters to San Jose, California. In light of the decision to consolidate the corporate headquarters, the Company determined that it did not need to continue to operate a facility in Ottawa, Canada. The Ottawa, Canada facility was classified as held for sale, and the Company adjusted the carrying value of the property. The Company also adjusted the carrying value of certain other assets previously classified as held for sale. In accordance with SFAS 144, the Company recorded total impairment charges of $35.4 million for fiscal 2004, primarily related to the Ottawa, Canada facility, representing the amount by which the carrying value of the assets exceeded fair value less cost to sell.

Sale of Assets:

     During fiscal 2004, the Company recorded losses of $0.5 million on the disposal of certain assets.

Note 9. Convertible Debt and Letters of Credit

     The following table presents details of the Company’s long-term debt as of June 30, 2006 and 2005:

	Years Ended June 30,
	2006	2005
Zero coupon senior convertible notes	$475.0	$475.0
1% senior convertible notes	425.0	—
Other	—	0.4
Total long-term debt	$900.0	$475.4

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Based on quoted market prices, as of June 30, 2006, the fair market value of the Zero Coupon Senior Convertible Notes was approximately $441.3 million and the fair market value of the 1% Senior Convertible Notes was $392.5 million and as of June 30, 2005, the fair market value of the Zero Coupon Senior Convertible Notes was $367.5 million.

$425 Million Principal Amount of 1% Senior Convertible Notes:

     On May 17, 2006, the Company completed an offering of $375 million aggregate principal amount of 1% Senior Convertible Notes due 2026. On June 5, 2006, the Company sold an additional $50 million aggregate principal amount of the notes which were issued upon the exercise by the initial purchasers of an over-allotment option granted by the Company. The sale of the additional notes brought the total aggregate principal amount of 1% Senior Convertible Notes outstanding to $425 million. The notes were issued for cash consideration to the initial purchasers, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. The initial purchasers resold the notes to qualified institutional investors in accordance with Rule 144A under the Securities Act of 1933, as amended. Proceeds from the notes amounted to $415.9 million after issuance costs.

     The notes were issued pursuant to an Indenture, dated as of May 17, 2006, between the Company and The Bank of New York Trust Company, N.A., as trustee. The notes bear interest at a rate of 1.00% per year and are convertible into a combination of cash and shares of the Company’s common stock at a conversion price of $3.79 per share. Interest on the notes is payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2006. The notes mature on May 15, 2026. The notes are senior unsecured obligations of the Company and will rank equal in right of payment with its other senior unsecured debt and senior to all of its future subordinated debt.

     The indenture includes a “net share settlement” provision that requires the Company, upon redemption or conversion, to settle the principal amount of the notes in cash and the additional conversion value, if any, in shares of the Company’s common stock. Holders of the notes may convert the notes into cash and shares of common stock based on a conversion rate of 264.0264 shares of common stock per $1,000 principal amount of notes, subject to adjustment, prior to stated maturity under the following circumstances:

  during any fiscal quarter (and only during that fiscal quarter) commencing after June 30, 2006, if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on, and including, the last trading day of the preceding fiscal quarter;

  prior to April 15, 2026, during the five business day period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the closing price of our common stock and the applicable conversion rate for the notes;

  if the notes have been called for redemption;

  upon the occurrence of specified corporate transactions; or

  during the ten trading days prior to, but not on, the maturity date.

     Pursuant to the indenture, holders of the notes may require the Company to purchase all or a portion of the notes on each of May 15, 2013, May 15, 2016 and May 15, 2021 at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date. In addition, upon certain fundamental changes, holders may require the Company to purchase for cash the notes at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest to, but excluding, the purchase date. The Company may not redeem the notes before May 20, 2013. On or after that date, the Company may redeem all or part of the notes for cash at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     The indenture, which does not contain any financial covenants, provides for customary events of default, including payment defaults, breaches of covenants, failure to pay certain judgments and certain events of bankruptcy, insolvency and reorganization. If an event of default occurs and is continuing, the principal amount of the notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

     Holders of the notes are entitled to the benefits of a Registration Rights Agreement, dated May 17, 2006, among the Company and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as initial purchasers. Under the Registration Rights Agreement, the Company has agreed to file a shelf registration statement with the Securities and Exchange Commission covering resales of the notes and the shares of common stock issuable upon conversion of the notes. If a registration statement is not filed within 210 days of issuance or does not become effective within 240 days of issuance, the Company will be required to pay additional interest to the holders of the notes.

     The Company has considered the guidance in EITF Abstract No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” (“EITF 98-5”), and has determined that the notes do not contain a beneficial conversion feature as the fair value of the Company’s common stock on the date of issuance was less than the initial conversion price. The notes contain two embedded derivatives; a contingent interest provision, which will expire upon the filing of a registration statement, and a bond parity clause. The remaining embedded derivative, the bond parity clause, had a zero fair value as of June 30, 2006. The Company will be re-measuring the embedded derivatives each reporting period, as applicable and changes in fair value will be reported in the financial statements.

     The $9.1 million of costs incurred in connection with the issuance of the notes were capitalized and are being amortized to interest expense on a straight-line basis for seven years which approximates the charge using the implied interest method. Issuance costs related to the notes, net of amortization of $0.2 million, were $8.9 million as of June 30, 2006. The unamortized portion of the issuance costs are included in “Other current assets” and “Other assets” on the Consolidated Balance Sheets.

$475 Million Principal Amount of Zero Coupon Senior Convertible Notes:

     On October 31, 2003, the Company completed the sale of $475.0 million aggregate principal amount of Zero Coupon Senior Convertible Notes due in 2010. The notes were issued for cash consideration in a private placement to the initial purchasers, Morgan Stanley & Co. Incorporated, Goldman Sachs & Co., and CIBC World Markets Corp. The initial purchasers resold the notes to qualified institutional investors in accordance with Rule 144A under the Securities Act of 1933, as amended. Proceeds from the notes amounted to $462.3 million after issuance costs. The notes do not bear interest and are convertible into the Company’s common stock at a conversion price of $4.94 per share. Each $1,000 principal amount is initially convertible into 202.4291 shares of the Company’s common stock upon the satisfaction of certain conditions. Therefore, the notes are convertible in the aggregate into approximately 96.2 million shares of common stock. The Company has the right to redeem the notes beginning November 15, 2008. Holders of the notes may require the Company to repurchase the notes on November 15, 2008. In addition, under certain circumstances holders may require the Company to convert the notes into shares of the Company’s common stock, if the closing sale price of its common stock exceeds 110% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. Conditions required to trigger this conversion right have not occurred.

     The Company filed a registration statement with the Securities and Exchange Commission (“SEC”) on November 14, 2003 and amended the registration statement on December 12, 2003, with respect to the resale of the Notes and the common stock issuable upon the conversion of the Notes. The registration statement was declared effective by the SEC on December 12, 2003.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     The $12.7 million of costs incurred in connection with issuance of the notes were capitalized and are being amortized to interest expense on a straight-line basis over 5 years. Issuance costs related to the notes, net of amortization of $6.7 million, were $6.0 million as of June 30, 2006. The unamortized portion of the issuance costs are included in “Other current assets” and “Other assets” on the Consolidated Balance Sheets.

Outstanding Letters of Credit:

     As of June 30, 2006, the Company had thirty standby letters of credit totalling $11.8 million.

Note 10. Restructuring

Overview:

     During the third quarter of fiscal 2004, the Company announced completion of the Global Realignment Program (“GRP”), which began in April 2001. That program focused on large-scale site and employee reductions. The Company continues to take advantage of opportunities to further reduce costs through targeted, customer-driven restructuring events intended to consolidate the Company and rationalize the manufacture of its products based on core competencies and cost efficiencies. Restructuring activities initiated prior to December 31, 2002 were recorded in accordance with Emerging Issues Task Force Abstracts No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF Issue 94-3”), and restructuring activities initiated after December 31, 2002 were recorded in accordance with Statement of Financial Accounting Standards No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”) and Statement of Financial Accounting No. 112, “Employees’ Accounting for Post-employment Benefits” (“SFAS 112”). As of June 30, 2006 the Company’s total restructuring accrual was $35.9 million.

Fiscal 2006 Restructuring Actions:

     During fiscal 2006, the Company recorded $35.0 million in restructuring charges which included $15.2 million for severance and benefits, $9.0 million for manufacturing transfer cost, $5.8 million in lease termination costs and $5.0 million to adjust accruals on previously restructured leases. These charges primarily relate to the further consolidation of the Company’s manufacturing operations and the transfer of such operations to other Company facilities and to the facilities of contract manufacturing partners and the relocation of the Company’s executive offices to accommodate the future needs of the organization. These events will account for the termination of 921 employees - 894 in North America and 27 in Europe. Of these reductions to headcount, 770 were in manufacturing, 84 in research and development and 67 in sales, general and administration functions. As of June 30, 2006, 331 of these employees have been terminated. Payments related to severance and benefits are expected to be paid off by the second quarter of fiscal 2007 and payments related to lease costs are expected to be paid by the first quarter of fiscal 2011. The Company expects to incur approximately $7.0 million of charges in the first half of fiscal 2007, which will be recognized as the services are performed and actions occur.

Fiscal 2005 Restructuring Actions:

     During fiscal 2005, the Company recorded $18.2 million in restructuring charges which included $11.8 million for severance and benefits, $3.0 million in lease termination costs and $3.4 million to adjust accruals on previously restructured leases. These charges primarily relate to the decisions to close Company facilities in Ewing, New Jersey, Melbourne, Florida, Indonesia and Singapore and consolidate these operations into other facilities or to source the products from outside manufacturers. The Company also announced plans to selectively reduce its workforce at its facilities in Santa Rosa, California. These events accounted for the termination of 893 employees - 500 in North America, 389 in Asia Pacific and 4 in Europe. Of these reductions to headcount, 783 were in manufacturing, 44 in research and development and 68 in sales, general and administration functions. As of June 30, 2006, 887 of these employees have been terminated.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal 2004 Restructuring Actions:

     During fiscal 2004, the Company recorded $11.5 million in restructuring charges primarily related to severance and benefit obligations and adjustments to accruals on previously restructured leases. These charges primarily relate to the decisions to eliminate technology and manufacturing operations in Japan and to streamline certain functions in North America. The adjustments primarily related to a facility the Company previously leased and recorded related impairment charges as well as currency translation adjustments. These events accounted for the termination of 137 employees - 106 in North America and 31 in Asia Pacific. Of these reductions to headcount, 95 were in manufacturing, 18 in research and development and 24 in sales, general and administration functions. As of June 30, 2006, all of these employees have been terminated. . See “Note 16. Commitments and Contingencies” for more detail.

     The following table summarizes the various restructuring plans (in millions):

	Workforce	Facilities and	Lease
	Reduction	Equipment	Costs	Total
Accrual balance as of June 30, 2003	$25.4	$—	$108.7	$134.1
Restructuring charges	9.0	—	2.5	11.5
Cash payments	(25.5)	—	(19.2)	(44.7)
Adjustments	(1.3)	—	(15.4)	(16.7)
Accrual balance as of June 30, 2004	7.6	—	76.6	84.2
Restructuring charges	11.8	—	6.4	18.2
Cash payments	(12.6)	—	(43.6)	56.2
Accrual balance as of June 30, 2005	6.8	—	39.4	46.2
Restructuring charges	15.2	9.0	10.8	35.0
Cash payments	(13.1)	(9.0)	(24.5)	(46.6)
Amount charged to goodwill	1.3	—	—	1.3
Accrual balance as of June 30, 2006	$10.2	$—	$25.7	$35.9

     The total restructuring accrual is disclosed in the Company’s Consolidated Balance Sheets as follows (in millions):

	Years Ended June 30,
	2006	2005
Current	$19.8	$23.0
Non-current	16.1	23.2
Total	$35.9	$46.2

     The non-current portion of the restructuring accrual is included as a component of “Other non-current liabilities” in the Company’s consolidated Balance Sheet.

Note 11. Income Taxes

     The Company’s loss before income taxes and cumulative effect of accounting change consisted of the following (in millions):

	Years Ended June 30,
	2006	2005	2004
Domestic	$(121.9)	$(214.4)	$(70.7)
Foreign	(29.7)	(40.2)	(57.7)
Loss before income taxes and cumulative effect of
an accounting change	$(151.6)	$(254.6)	$128.4)

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     The Company’s income tax expense (benefit) consisted of the following (in millions):

	Years Ended June 30,
	2006	2005	2004
Federal:
Current	$(9.8)	$(2.9)	$(5.0)
Deferred	3.7	9.7	(6.8)
	(6.1)	6.8	(11.8)
State:
Current	0.5	(0.5)	—
Deferred	0.7	1.4	(1.0)
	1.2	0.9	(1.0)
Foreign:
Current	6.4	(1.0)	(3.0)
Deferred	(1.9)	—	—
	4.5	(1.0)	(3.0)
Total income tax expense (benefit)	$(0.4)	$6.7	$(15.8)

     The federal current income tax benefit recorded for fiscal 2006 primarily relates to $9.6 million of income tax benefit recognized for refunds attributable to the successful conclusion of an IRS audit related to tax losses carried back to taxable periods, net of reductions to related goodwill. The federal and state deferred tax expense for fiscal year 2006 primarily relates to the reversal of the tax benefits recognized in prior periods related to unrealized gains from the sale in 2006 of certain marketable securities. The expense was recorded in accordance with Statement of Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”) and Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS 109”). The foreign current tax expense primarily relates to taxes provided in foreign jurisdictions which reported current income. The foreign deferred benefit primarily relates to $2.3 million attributable to the release of valuation allowance for jurisdictions which we believe are more likely than not to have future income.

     There was no tax benefit associated with exercise of stock options for the fiscal years ended June 30, 2006 and June 30, 2005. The tax benefit associated with exercises of stock options for the fiscal year ended June 30, 2004 was $0.8 million.

     A reconciliation of the Company’s income tax expense (benefit) at the federal statutory rate to the income tax expense (benefit) at the effective tax rate is as follows (in millions):

	Years Ended June 30,
	2006	2005	2004
Income tax benefit computed at federal statutory rate	$(53.0)	$(89.1)	$(44.9)
Foreign earnings	5.5	(3.1)	(3.3)
Reduction of goodwill	7.8	18.8	—
Valuation allowance	47.0	69.4	43.3
Non-cash tax expense (benefit) on marketable securities	3.6	10.8	(7.8)
Reversal of previously accrued taxes	(10.3)	(5.1)	(4.6)
Other	(1.0)	5.0	1.5
Income tax expense (benefit)	$(0.4)	$6.7	$(15.8)

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     The components of the Company’s net deferred taxes consisted of the following (in millions):

	Years Ended June 30,
	2006	2005
Gross deferred tax assets:
Tax credit carryforwards	$93.1	$83.5
Net operating loss carryforwards	2,223.6	1,913.5
Inventories	31.1	53.8
Accruals and reserves	17.3	32.6
Other	56.2	102.9
Acquisition-related items	288.0	392.5
Gross deferred tax assets	2,709.3	2,578.8
Valuation allowance	(2,587.7)	(2,538.8)
Deferred tax assets	121.6	40.0
Gross deferred tax liabilities:
Acquisition-related items	(134.2)	(34.7)
Undistributed foreign earnings	(11.7)	(4.8)
Investment holdings	—	(0.8)
Deferred tax liabilities	(145.9)	(40.3)
Total net deferred tax liabilities	$(24.3)	$(0.3)

     A $0.8 million net deferred tax liability has been established to reflect tax amortization of goodwill for which no financial statement amortization has occurred in accordance with SFAS 142, “Goodwill and Intangible Assets.”

     As of June 30, 2006, the Company had federal, state and foreign tax net operating loss carryforwards of $5,326.1 million, $3,200.3 million and $609.2 million, respectively, and federal, state and foreign research and other tax credit carryforwards of $48.3 million, $20.1 million and $24.8 million, respectively. The tax net operating loss and tax credit carryforwards will expire at various dates beginning in fiscal 2007 through 2025 if not utilized. Utilization of the tax net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state and foreign provisions. Loss carryforward limitations may result in the expiration or reduced utilization of a portion of the Company’s net operating losses.

     Pursuant to Statement of Financial Accounting Standards No. 123, “Share-Based Payment (revised 2004)” (“SFAS 123(R)”), the additional tax benefit associated with the accumulated stock award attributes is not recognized until the deduction reduces cash taxes payable. We have elected to continue to reflect our gross net operating loss carryforward deferred tax assets and related valuation allowance for the accumulated stock award tax benefits determined under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). We will track these stock award attributes separately and will only realize these attributes in accordance with Footnote 82 of SFAS 123(R). These additional tax benefits of net operating loss carryforwards related to the tax benefit from the exercise of employee stock awards were $515.4 million and $509.6 million in fiscal years 2006 and 2005, respectively.

     In fiscal 2005, the Company initiated a dividend plan to repatriate certain earnings from one of its subsidiaries in China. As of June 30, 2006, $34.7 million is expected to be repatriated with no additional tax expense. The remaining foreign earnings are considered to be indefinitely reinvested in non-U.S. operations. Cumulative undistributed earnings of the Company’s foreign subsidiaries for which no U.S. income taxes have been provided aggregated approximately $33.5 million at June 30, 2006 and $2.1 million at June 30, 2005. The Company estimates that no additional taxes would have to be provided if these earnings were repatriated back to the U.S.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     On December 21, 2004, the FASB issued FASB Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FSP FAS 109-2”). The American Jobs Creation Act introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria were met. The Company did not avail itself of this repatriation provision.

     The Company’s manufacturing operations in Beijing, China, operated under a tax holiday that was effective from January 1, 2003 to December 31, 2004. The net impact of the tax holiday was to reduce the Company’s net loss in fiscal 2004 by approximately $3.2 million.

     The valuation allowance increased by $49.0 million in fiscal 2006, increased by $88.3 million in fiscal 2005, and decreased by $39.0 million in fiscal 2004. Increases in the valuation allowance in fiscal 2006 were primarily due to the increase in domestic and foreign tax net operating losses sustained during the fiscal year, and valuation allowances on acquired companies, which were partially offset by increases in acquisition related deferred tax liabilities. Increases in the valuation allowance in fiscal 2005 were primarily due to the increase in domestic and foreign tax net operating losses sustained during the fiscal year and capital losses from the sale of certain marketable securities. The increase was partially offset by the amortization of acquired intangibles, the reduction in inventory, restructuring, and other reserves, and the repatriation of undistributed foreign earnings which were previously considered permanently reinvested under APB 23. Increases in the valuation allowance in fiscal 2004 were due to the net effects of write-offs of deferred tax assets recorded in prior business combinations relating to assumed employee stock options that either expired unexercised or were exercised during the year when the market value of the underlying stock was less than the previously recorded value and decreases in inventory and other reserves and increased for losses incurred.

     Approximately $515.4 million of the valuation allowance as of June 30, 2006 and approximately $509.6 million of the valuation allowance as of June 30, 2005 was attributable to stock options, the benefit of which will be credited to paid-in capital when and if realized pursuant to Footnote 82 of SFAS 123(R). Approximately $61.0 million of the valuation allowance as of June 30, 2006 and approximately $47.1 million of the valuation allowance as of June 30, 2005 was attributable to deferred tax assets that when realized, will first reduce unamortized goodwill, then other non-current intangible assets of acquired subsidiaries, and then income tax expense.

     During fiscal 2006, the Company recorded $9.6 million of income tax benefit recognized for refunds attributable to the successful conclusion of an IRS audit related to tax losses carried back to taxable periods, net of reductions to related goodwill. In addition, the company recognized a tax benefit of $2.3 million attributable to the release of valuation allowance for jurisdictions which we believe are more likely than not to have future income, and a tax expense of $3.6 million as a result of a non cash charge associated with the reversal of tax benefits recognized in prior periods relating to the sale of certain marketable securities. The $3.6 million income tax expense was recorded in accordance with Statement of Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”) and Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“SFAS 109”). We also provided $6.9 million of current tax expense for certain foreign and state jurisdictions.

     During fiscal 2005, the Company recorded $5.1 million of tax benefits resulting from the reversal of previously accrued income taxes due to the resolution of certain domestic and foreign tax audit issues. During fiscal 2004, the Company recorded a $2.0 million tax benefit as a result of obtaining a tax clearance certificate in connection with the liquidation of one of the Company’s foreign subsidiaries. Additionally, the Company recorded a $2.6 million tax benefit as of June 30, 2004 to reflect a reduction in previously estimated foreign tax liabilities as a result of the Company’s resolution of certain foreign tax audit issues with foreign taxing authorities.

     During fiscal 2004, the Company settled certain foreign and domestic tax examinations relating to pre-acquisition periods of acquired subsidiaries. Approximately $1.4 million was recorded as an increase to goodwill in connection with the settlements. The Company is currently subject to various federal, state and foreign audits by taxing authorities. The Company believes that adequate amounts have been provided for any adjustments that may result from these examinations.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 12. Stock-Based Compensation

     Effective July 3, 2005 the Company adopted SFAS 123(R) using the modified prospective application transition method, which establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the award, and recognized in expense over the requisite service period. . On November 10, 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 123(R)-3 “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” The Company has elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123(R). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS 123(R).

Periods prior to the adoption of SFAS 123(R)

     Prior to the adoption of SFAS 123(R), the Company previously applied Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related Interpretations to account for its stock-based compensation plans. The Company provided the disclosures required under SFAS 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosures” (“SFAS 148”). The Company generally did not recognize stock-based compensation expense in its statement of operations for periods prior to the adoption of SFAS 123(R) as most options granted had an exercise price equal to the market value of the underlying common stock on the date of grant.

     The following table illustrates the effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of SFAS 123(R) to options granted under the Company’s stock-based compensation plans prior to the adoption. For purposes of this pro forma disclosure the value of the options was estimated using a Black-Scholes-Merton (“BSM”) option-pricing formula and amortized on a straight-line basis over the respective vesting periods of the awards. Disclosures for the year ended June 30, 2006 are not presented because stock-based payments were accounted for under SFAS 123(R)’s fair-value method during this period.

	Years Ended
	2005	2004
(In millions, except per share amounts)
Reported net loss	$(261.3)	$(115.5)
Add: Stock-based compensation expense included in reported net loss, net of tax	0.7	1.8
Less: Pro forma stock-based compensation expense determined under the fair value
based method, net of tax	(168.3)	(300.0)
Pro forma net loss	$(428.9)	$(413.7)
Reported net loss per share-basic and diluted	$(0.18)	$(0.08)
Pro forma net loss per share-basic and diluted	$(0.30)	$(0.29)
Shares used in per share calculation-basic and diluted	1,445.4	1,436.7

     During the fourth quarter of fiscal 2005, the Company accelerated certain unvested “out-of-the-money” stock options with exercise prices equal to or greater than $2.50 per share thereby reducing stock-based compensation in subsequent periods. The purpose of the acceleration is to enable us to avoid, upon adoption of SFAS 123R in July 2005, recognizing compensation expense associated with these options in future periods.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Adoption of SFAS 123(R)

     Effective the first day of fiscal 2006, the Company recorded stock-based compensation cost totaling the amount that would have been recognized had the fair value method been applied since the effective date of SFAS 123(R). Results for prior periods have not been restated. The effect of recording stock-based compensation for the year ended June 30, 2006 was as follows (in millions, except per share amounts):

Year Ended
2006
Stock-based compensation expense by type of award:
Employee stock options	$ 9.4
Employee stock purchase plan	3.3
Restricted shares and restricted stock units	2.9
Amounts capitalized in inventory	(0.6)
Total stock-based compensation expense	15.0
Tax effect on stock-based compensation expense	—
Net effect on stock compensation expense	$ 15.0

Effect on loss per share:
Basic and diluted	$ 0.1

     As required by SFAS 123(R), management has made an estimate of expected forfeitures and is recognizing compensation costs only for those equity awards expected to vest. The cumulative effect of initially adopting SFAS 123(R) was not material.

     Approximately $0.6 million of stock-based compensation was capitalized as inventory at June 30, 2006. The Company elected not to capitalize any stock-based compensation to inventory at June 30, 2005, prior to the initial adoption of the provisions of SFAS 123(R).

Stock Option Activity

     During the year ended June 30, 2006, the Company granted approximately 65.5 million stock options with an estimated total grant-date fair value of $71.9 million and a weighted average grant date fair value of $1.22 per option. Of these amounts, the Company estimated that the stock-based compensation for the awards not expected to vest was $22.8 million. During the year ended June 30, 2006, the Company recorded stock-based compensation related to stock options of $9.4 million for all unvested options granted prior to and options granted after the adoption of SFAS 123(R).

     The weighted average exercise price of options granted during the year ended June 30, 2006 was $2.31 per share. The total fair value of shares vested during the year ended June 30, 2006 was $5.0 million. The total intrinsic value of options exercised during the year ended June 30, 2006 was $11.0 million. The total cash received from employees as a result of employee stock option exercises and employee stock purchase plan during the year ended June 30, 2006 was $28.2 million. In connection with these exercises, there was no tax benefit realized by the Company due to the fact that the Company has no material benefit in foreign jurisdictions and a full valuation allowance on its domestic deferred tax assets.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     The following is a summary of options activities since June 30, 2003 (amount in thousands except per share amounts):

		Options Outstanding
	Options Available	Number	Weighted-Average
	For Grant	Of Shares	Exercise Price
Balance as of June 30, 2003	83,445	120,264	$ 21.12
Increase in authorized shares	140,000	—	—
Granted	(49,901)	49,901	3.77
Restricted stock granted	(238)	—	—
Canceled	9,766	(10,227)	9.52
Exercised	—	(3,206)	2.47
Expired	(70,191)	(12,154)	35.19
Balance as of June 30, 2004	112,881	144,578	15.18
Plans assumed related to acquisitions	—	239	0.21
Granted	(37,023)	36,947	1.65
Canceled	8,002	(14,252)	4.42
Exercised	—	(2,113	1.67
Expired	196	(10,621	27.93
Balance as of June 30, 2005	84,056	154,778	12.23
Increase in authorized shares	16,000	—	—
Granted	(65,502)	65,502	2.31
Restricted shares granted	(137)	—	—
Forfeited	8,770	(8,804)	1.64
Exercised	—	(8,451)	2.35
Canceled	5,594	(22,704)	10.99
Balance as of June 30, 2006	48,781	180,321	9.29

Options exercisable as of:
June 30, 2004		75,588	24.32
June 30, 2005		122,591	15.05
June 30, 2006		98,149	15.30

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     The options outstanding and exercisable at June 30, 2006 were in the following exercise price ranges:

			Options Outstanding				Options Exercisable
				Weighted				Weighted
				Average				Average
				Remaining	Weighted	Aggregate		Remaining	Weighted	Aggregate
Range of			Number	Contractual	Average	Intrinsic	Number	Contractual	Average	Intrinsic
Exercise			of	Life	Exercise	Value	of	Life	Exercise	Value
Prices			Shares	(in years)	Price	(‘000)	Shares	(in years)	Price	(‘000)
$0.00	—	1.00	8,957,295	7.0	$ 0.08	$ 21,945	945,825	1.7	$ 0.78	$ 1,655
1.01	—	2.00	36,258,376	6.7	1.57	34,808	6,830,446	5.6	1.57	6,557
2.01	—	4.00	75,993,226	6.3	2.97	1,537	31,635,003	4.4	3.17	579
4.01	—	6.00	17,180,480	5.0	4.35	—	16,805,480	4.9	4.35	—
6.01	—	8.00	3,635,028	1.2	6.71	—	3,635,028	1.2	6.71	—
8.01	—	10.00	5,933,546	2.8	8.91	—	5,933,546	2.8	8.91	—
10.01	—	12.00	178,092	2.9	10.62	—	178,092	2.9	10.62	—
12.01	—	14.64	4,431,493	2.5	14.43	—	4,431,493	2.5	14.43	—
14.65	—	29.31	17,198,706	1.4	21.40	—	17,198,706	1.4	21.40	—
29.32	—	43.96	1,362,547	2.4	33.66	—	1,362,547	2.4	33.66	—
43.97	—	58.61	1,627,865	2.4	52.42	—	1,627,865	2.4	52.42	—
58.62	—	73.27	3,476,831	3.5	68.19	—	3,476,831	3.5	68.19	—
73.28	—	87.92	511,271	2.8	78.13	—	511,271	2.8	78.13	—
87.93	—	102.57	403,159	1.8	97.57	—	403,159	1.8	97.57	—
102.58	—	117.23	2,439,202	2.4	108.20	—	2,439,202	2.4	108.20	—
117.24	—	131.88	680,919	2.1	127.18	—	680,919	2.1	127.18	—
131.89	—	146.53	53,340	1.6	140.17	—	53,340	1.6	140.17	—
			180,321,376	5.3	9.29	$ 58,290	98,148,753	3.5	15.30	$ 8,791

     The aggregate intrinsic value in the table above represents the total pretax intrinsic value, based on the Company’s closing stock price of $2.53 as of June 30, 2006, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options exercisable as of June 30, 2006 was 9.5 million.

     The Company issues new shares of common stock upon exercise of stock options. All new hire or focal grants vest over four years with 25% vesting on the first anniversary of the date of grant and 6% vesting every quarter thereafter.

     A summary of the status of the Company’s nonvested shares as of June 30, 2006 and changes during the same period is presented below (amount in thousands, except per share amounts):

	Stock Options		Restricted Stock & Units
		Weighted-		Weighted-
	Number of	average grant-	Number of	average grant-
	shares	dated fair value	shares	dated fair value
Nonvested at June 30, 2005	29,725	$ 0.78	2,661	$ 2.05
Awards granted	59,029	1.22	6,609	2.66
Awards vested	(6,179)	0.83	(680)	2.45
Awards forfeited	(8,404)	0.81	(420)	2.05
Nonvested at June 30, 2006	74,171	1.11	8,170	2.51

     The number of shares vested is small compared to the grants from prior periods as a result of the acceleration of stock options in the fourth quarter of fiscal 2005 with exercise prices equal to or greater than $2.50 per share.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     As of June 30, 2006, $57.5 million of stock-based compensation expense related to stock options remain to be amortized. That cost is expected to be recognized over an estimated amortization period of 3.5 years.

Employee Stock Purchase Plan (“ESPP”) Activity

     The compensation cost in connection with the plan for the year ended June 30, 2006 was $3.3 million. The expense related to the Company’s employee stock purchase plan is amortized on a straight-line basis over the relevant subscription period.

     The following table shows the shares issued, and their respective exercise price, pursuant to the Company’s employee stock purchase plan during the year ended June 30, 2006.

Purchase date	July 29, 2005	January 31, 2006
Shares Issued	3,278,731	2,877,057
Purchase price per share	$1.28	$1.29

     As of June 30, 2006, $0.1 million of stock-based compensation expense related to ESPP remains to be amortized. That cost is expected to be recognized in the first quarter of fiscal 2007.

Restricted Shares and Restricted Stock Units Activity

     In connection with restricted shares and restricted stock units granted, the difference between the exercise price of the options and the fair market value of the Company’s common shares on the dates the awards were granted, net of expected forfeitures represents unrecognized deferred stock compensation which is being amortized on a straight-line basis over the probable vesting periods of the underlying stock rewards. During the year ended June 30, 2006 and 2005, the Company recorded $2.9 million and $0.7 million of such compensation expenses, respectively. As of June 30, 2006, $16.5 million of stock-based compensation expense related to restricted shares and restricted stock units remain to be amortized. That cost is expected to be recognized over an estimated amortization period of 3.2 years.

Valuation Assumptions

     In connection with the adoption of SFAS 123(R), the Company estimated the fair value of stock options using a BSM valuation model. The fair value of each option grant is estimated on the date of grant using the BSM option valuation model and the straight-line attribution approach with the following weighted-average assumptions:

	Employee Stock Option Plans			Employee Stock Purchase Plans
	2006	2005	2004	2006	2005	2004
Expected line (in years)	4.37	4.30	5.00	0.50	0.90	1.25
Volatility	0.54	0.54	0.73	0.57	0.53	0.46
Risk-free interest rate	4.71%	3.77%	3.00%	4.14%	2.02%	2.10%
Dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

     Expected Term: The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior.

     Expected Volatility: The fair value of stock-based payments made through the quarter ended September 30, 2004 were valued using a volatility factor based on the Company’s historical stock prices. Commencing in the quarter ended March 31, 2005 and through the quarter ended June 30, 2005, the Company’s volatility factor was estimated using its traded options. Effective the first quarter of fiscal 2006, the Company re-evaluated the assumptions used

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to estimate volatility, including whether implied volatility of its traded options appropriately reflects the market’s expectations of future volatility and determined that it would use a combination of the implied volatility of its traded options and historical volatility of its stock price based on the expected term of the equity instrument.

     Expected Dividend: The BSM valuation model calls for a single expected dividend yield as an input. The Company has not paid and does not anticipate paying any dividends in the near future.

     Risk-Free Interest Rate: The Company bases the risk-free interest rate used in the BSM valuation method on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term. Where the expected term of the Company’s stock-based awards do not correspond with the terms for which interest rates are quoted, the Company performed a straight-line interpolation to determine the rate from the available maturities.

     Estimated Pre-vesting Forfeitures: When estimating forfeitures, the Company considers voluntary termination behavior as well as future workforce reduction programs. Estimated forfeiture rates are trued-up to actual forfeiture results as the stock-based awards vest.

Stock-Based Benefit Plans

Stock Option Plans:

     As of June 30, 2006, the Company had 180.3 million shares of outstanding stock options to employees and directors under the Company’s 2005 Acquisition Equity Incentive Plan (the “2005 Plan”), 2003 Equity Incentive Plan (the “2003 Plan”), the 1996 Non-qualified Stock Option Plan, and various other plans the Company assumed as a result of acquisitions. Common stock available for grant as of June 30, 2006 totaled 48.8 million shares. The exercise price for stock options is generally equal to the fair value of the underlying stock at date of grant. Options generally become exercisable over a four-year period and, if not exercised, expire from five to ten years from grant date.

     On August 17, 2005, the Company’s Board of Directors adopted and approved the Flexible Stock Incentive—2005 Plan. Pursuant to Section 3(a) of the 2005 Plan, and in accordance with the registration requirements of the Securities Act of 1933, the Company registered 16.0 million shares, which have been reserved for issuance under the 2005 Plan. The adoption and approval of the 2005 Plan did not affect any of the options granted under the Amended and Restated 1993 Plan, as amended, and currently outstanding, all of which remain exercisable in accordance with their terms.

Employee Stock Purchase Plans:

     In June 1998, the Company adopted the JDS Uniphase Corporation 1998 Employee Stock Purchase Plan, as amended (the “98 Purchase Plan”). The 98 Purchase Plan, which became effective August 1, 1998, provides eligible employees with the opportunity to acquire an ownership interest in the Company through periodic payroll deductions and provides a discounted purchase price as well as a look-back period. The 98 Purchase Plan is structured as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. However, the 98 Purchase Plan is not intended to be a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986 and is not subject to the provisions of the Employee Retirement Income Security Act of 1974. The 98 Purchase Plan will terminate upon the earlier of August 1, 2008 or the date on which all shares available for issuance have been sold. Of the 50.0 million shares authorized to be issued under the 98 Purchase Plan, 21.7 million shares remained available for issuance as of June 30, 2006.

     Effective with the purchase period that began on February 1, 2006, the 98 Purchase Plan was modified to provide a 5% discount and a six month look-back period. Previously, the Plan had provided a 15% discount and up to a two year look-back period.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Restricted Stock and Restricted Stock Units:

     Restricted stock and restricted stock units are granted under the 2005 and 2003 Plans to a limited number of employees. During the year ended June 30, 2006, the Compensation Committee of the Company’s Board of Directors approved the grant of 6.6 million restricted stock and restricted stock units to the Company’s Board of Directors and executives. These restricted stock awards and restricted stock unit are performance based, time based, or a combination of performance and time based and are expected to vest over three to five years unless with respect to awards with performance conditions, such condition are earlier achieved. The fair value of the restricted stock awards was based on the closing market price of the Company’s common stock on the date of award.

Note 13. Stockholders’ Equity

Preferred Stock:

     In February 2003, the Company amended and restated its Stockholder Rights Agreement and currently each share of the Company’s outstanding common stock is associated with one right. Each right entitles stockholders to purchase 1/100,000 share of the Company’s Series B Preferred Stock at an exercise price of $21.00. The rights only become exercisable in certain limited circumstances following the tenth day after a person or group announces an acquisition of or tender offers for 15% or more of the Company’s common stock. For a limited period of time following the announcement of any such acquisition or offer, the rights are redeemable by the Company at a price of $0.01 per right. If the rights are not redeemed, each right will then entitle the holder to purchase common stock having the value of twice the then-current exercise price. For a limited period of time after the exercisability of the rights, each right, at the discretion of the Company’s Board of Directors, may be exchanged for either 1/100,000 share of Series B Preferred Stock or one share of common stock per right. The rights expire on June 22, 2013.

     The Company’s Board of Directors has the authority to issue up to 499,999 shares of undesignated preferred stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without the consent of the Company’s stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the holders of common stock. The issuance of Series B Preferred Stock or any preferred stock subsequently issued by the Company’s Board of Directors, under some circumstances, could have the effect of delaying, deferring or preventing a change in control.

Exchangeable Shares of JDS Uniphase Canada Ltd.:

     On June 30, 1999, in connection with the merger with JDS FITEL, JDS Uniphase Canada Ltd., a subsidiary of the Company, adopted an Exchangeable Share Rights Plan (the “Exchangeable Rights Plan”) substantially equivalent to the Company’s Rights Agreement. Under the Exchangeable Rights Plan, each exchangeable share issued has an associated right (an “Exchangeable Share Right”) entitling the holder of such Exchangeable Share Right to acquire additional exchangeable shares on terms and conditions substantially the same as the terms and conditions upon which a holder of shares of common stock is entitled to acquire either 1/1000 share of the Company’s Series B Preferred Stock or, in certain circumstances, shares of common stock under the Company’s Rights Agreement. The definitions of beneficial ownership, the calculation of percentage ownership and the number of shares outstanding and related provisions of the Company’s Rights Agreement and the Exchangeable Rights Plan apply, as appropriate, to shares of common stock and exchangeable shares as though they were the same security. The Exchangeable Share Rights are intended to have characteristics essentially equivalent in economic effect to the Rights granted under the Company’s Rights Agreement. The Company has the right to force conversion of the exchangeable shares in fiscal 2014.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 14. Employee Benefit Plans

Employee 401(k) Plans:

     The Company sponsors the JDS Uniphase Corporation Employee 401(k) Retirement Plan (the “401(k) Plan”), a Defined Contribution Plan under ERISA, which provides retirement benefits for its eligible employees through tax deferred salary deductions. The 401(k) Plan allows employees to contribute up to 50% of their annual compensation, with such contributions limited to $15,000 in calendar year 2006 as set by the Internal Revenue Service.

     Prior to January 1, 2004, the 401(k) Plan provided for a 100% match of employees’ contributions up to the first 3% of annual compensation and a 50% match on the next 2% of compensation, subject to a maximum matching contribution of $3,600 per employee in calendar year 2003. Effective January 1, 2004, the Plan provides for employer matching contributions to all participants who make elective contributions in an amount equal to 25% of the employee’s elective contribution for the first 6.0% of eligible compensation contributed, up to a maximum of $1,500 per year. Effective January 1, 2006, the Plan provides for a 100% match of employees’ contributions up to the first 3% of annual compensation and 50% match on the next 2% of compensation, subject to a maximum matching contribution of $3,800 per employee in calendar year 2006. In 2005, JDSU acquired Acterna where the Acterna 401(k) plan provided for 50% match of employee’s contributions up to the first 6% of annual compensation with no maximum. Effective January 1, 2006, Acterna’s 401(k) Plan merged into the JDSU 401(k) Plan.

     Prior to September 2003, employees had the option to invest the Company’s matching contributions in the Company’s common stock and were allowed to sell their shares without restrictions, subject to the Company’s insider trading policies. Effective September 30, 2003, the Plan was amended such that investments in Company common stock are no longer allowed. Investments currently held in the Company common stock will be divested and reinvested in other funds no later than September 30, 2006 at the direction of the individual participants, or, if no direction is received, by the Plan administrator. All matching contributions are made in cash and vest immediately. The Company’s matching contributions to the 401(k) Plan were $4.8 million, $1.6 million, and $3.4 million in fiscal 2006, 2005, and 2004, respectively.

     The Company also provides a non-qualified retirement plan for the benefit of certain eligible employees in the U.S. This plan is designed to permit employee deferral of a portion of salaries in excess of certain tax limits and deferral of bonuses. This plan’s assets are designated as trading assets in the Company’s balance sheet. See “Note 5. Investments” for more detail.

Employee Defined Benefit Plans:

     As a result of the acquisition of Acterna in August 2005, the Company sponsors qualified and non-qualified pension plans for certain employees in the UK and Germany. These plans have been closed to new participants and, except as required by law, are unfunded. For those employees participating in defined benefit plans, benefits are generally based upon years of service and compensation or stated amounts for each year of service. The Company’s policy for funded plans is to make contributions equal to or greater than the requirements prescribed by law in each country. In fiscal 2007, the legally mandated minimum contribution to the Company’s pension plans is expected to be $0.1 million. The funded plan assets consists primarily of managed investments.

     The Company accounts for its obligations under these pension plans in accordance with SFAS 87, which requires the Company to record its obligation to the participants, as well as the corresponding net periodic cost. The Company determines its obligation to the participants and its net periodic cost principally using actuarial valuations provided by third-party actuaries. The amount that the Company records in its Consolidated Balance Sheets is reflective of the total projected benefit obligation (PBO), the fair value of plan assets and any deferred gains or losses at the measurement date.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     The following table presents the components of the net periodic cost for the pension and benefits plans (in millions):

	Pension
	Benefits	Other Post Retirement Benefit Plans
	2006	2006	2005	2004
Service cost	$ —	$ 0.1	$0.1	$0.1
Interest cost	4.2	0.3	0.3	0.3
Expected return on plan assets	(1.1)	—	—	—
Net periodic benefit cost	$ 3.1	$ 0.4	$0.4	$0.4

     The changes in the benefit obligations and plan assets of the pension and benefits plans were (in millions):

		Other Post
	Pension	Retirement
	Benefits	Benefit Plans
	2006	2006	2005
Change in benefit obligation:
Benefit obligation at beginning of year	$ —	$ 4.3	$ 4.0
Service cost	—	0.1	0.1
Interest cost	4.2	0.2	0.3
Actuarial (gains)/losses	(3.6)	(0.1)	0.1
Acquisitions	106.5	—	—
Benefits paid	(4.2)	(0.2)	(0.2)
Foreign exchange impact	4.0	—	—
Benefit obligation at end of year	$ 106.9	$ 4.3	$ 4.3

Change in plan assets:
Fair value of plan assets at beginning of year	$ —	$ —	$ —
Actual return on plan assets	1.4	—	—
Acquisitions	19.3	—	—
Employer contributions	5.0	0.2	0.2
Benefits paid	(4.2)	(0.2)	(0.2)
Foreign exchange impact	0.8	—	—
Fair value of plan assets at end of year	$ 22.3	$ —	$ —

Funded status	$ (84.6)	$ (4.3)	$ (4.3)
Unrecognized net actuarial (gains)/losses	(4.1)	0.4	0.6
Unrecognized prior service cost	—	0.4	0.4
Minimum net obligation	$ (88.7)	$ (3.5)	$ (3.3)
Net amount recognized in
Consolidated Balance Sheets	$ (88.7)	$ (4.4)	$ (4.3)

Projected benefit obligation	$ 106.9
Accumulated benefit obligation	106.9
Fair value of plan assets	22.3

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Underlying both the calculation of the PBO and net periodic cost are actuarial valuations. These valuations use participant-specific information such as salary, age and years of service, as well as certain assumptions, the most significant of which are listed in the table below. The Company evaluates these assumptions, at a minimum, annually, and makes changes as necessary.

	Pension	Other Post Retirement
	Benefits	Benefit Plans
	2006	2006	2005
Weighted-average assumptions used to determine net periodic
cost for the year ended June 30:
Discount rate	4.8	6.0	6.0
Expected long-term return on plan assets	5.9	—	—
Rate of compensation increase	1.8	—	—
Heath care cost trend rate	N/A	—	—

Weighted-average assumptions used to determine benefit
obligation at June 30:
Discount rate	4.8%	6.0%	6.0%
Rate of compensation increase	1.8	—	—

     For the Company’s funded pension plan, the asset allocation at year end was as follows:

2006
Equities	31%
Bonds	67
Cash and other	2
Total	100%

     The following table reflects the total expected benefit payments to defined benefit pension plan participants. These payments have been estimated based on the same assumptions used to measure the Company’s PBO at year end and include benefits attributable to estimated future compensation increases.

		Other Post
	Pension	Retirement
(in millions)	Benefits	Benefit Plans
2007	$ 5.3	$0.2
2008	4.6	0.2
2009	4.3	0.2
2010	4.6	0.2
2011	4.4	0.2
2012-2016	25.9	1.4

Note 15. Related Party Transactions

ADVA Optical Networking AG (“ADVA”):

     As of June 30, 2006, ADVA, a publicly held metro optical networking solutions company which has a member on its Supervisory Board of Directors who is an executive officer of the Company, is a customer of the Company. The Company held an investment in ADVA which was sold during fiscal 2006 for $64.6 million and recorded a gain of $63.6 million.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

BaySpec:

     As of June 30, 2006, BaySpec, a privately held OEM fiber-optics company, is both a customer and a supplier of the Company. During the fourth quarter of fiscal 2006, the Company recorded a $1.3 million impairment to reduce the carrying value to zero. However, the Company continues to own approximately 9.9% of BaySpec, which is accounted for under the equity method.

Emcore Corporation (“Emcore”):

     As of June 30, 2006, the Company held an investment in Emcore, a publicly traded semiconductor company, valued at $0.4 million. Emcore was also a customer of the Company.

Epion:

     As of June 30, 2006, Epion, a privately held gas cluster ion beam technology company in which the Company has a long-term investment, was a licensee of the Company’s intellectual property. Epion was also a supplier of the Company during fiscal 2006. As of June 30, 2006, the carrying value of the Company’s investment in Epion was $1.0 million.

Fabrinet:

     During fiscal 2006, Fabrinet, a privately held contract manufacturing company in which the Company has a long-term investment, was both a customer and supplier. The purchases and sales of items between the Company and Fabrinet have been evaluated for accounting under EITF Abstract No. 01-09, “ Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products” (“EITF 01-09”). Based on this evaluation the Company determined that there is an identifiable benefit that was sufficiently separable from the customer’s purchase of the Company’s products and the fair value of that benefit was reasonably estimable in relation to sales to other third parties. As of June 30, 2006, the carrying value of the Company’s investment in Fabrinet was $2.0 million. During fiscal 2006, the Company purchased $111.2 million from and sold $9.6 million of product to Fabrinet. The total payables and receivables were $20.5 million and $36.3 million, respectively, at June 30, 2006.

     During fiscal 2005, the Company sold its legal entities in Singapore, Bintan, Indonesia, and Fuzhou, China to Fabrinet. The Company also sold certain assets from its Ewing, New Jersey, Mountain Lakes, New Jersey and Ottawa, Canada facilities to Fabrinet.

     The Singapore and Bintan, Indonesia legal entities were sold in November 2004. As of June 30, 2006, there were no outstanding from Fabrinet. A scheduled payment of $1.1 million was received in January 2006. The Company agreed to reimburse Fabrinet for the cost associated with on-going production and wind-down of the facility. These costs were charged to cost of sales as incurred. The costs related to employee reductions and site closure were charged to restructuring.

     The Fuzhou, China legal entities and certain assets of the Ewing and Mountain Lakes, New Jersey facilities were sold in May 2005. The Company received a note of $10.7 million payable in quarterly installments over four years from Fabrinet and a receivable of $19.0 million for the inventory at Ewing and Mountain Lakes, New Jersey payable in quarterly installments over one year. At June 30, 2006, the related balance receivable from Fabrinet was $6.2 million for the note and $7.6 million for the inventory. The Company agreed to pay Fabrinet $17.0 million to settle specific employee related matters in Fuzhou, China, the cost of employee severance for the Ewing and Mountain Lakes, New Jersey facilities, costs associated with on-going production and wind-down of the Ewing, New Jersey facility, and site remediation costs in Mountain Lakes, New Jersey. The $17.0 million was allocated as follows: $9.4 million to on-going cost of production, $7.4 million to restructuring expense and $0.2 million to lease remediation costs at Mountain Lakes, New Jersey. As of June 30, 2006, the Company had paid this obligation in full.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     During the second quarter of fiscal 2006 the Company announced the transition of products manufactured at its Ottawa, Canada site to other Company facilities and to the facilities of its contract manufacturing partners. During the third quarter of fiscal 2006 the Company entered into an agreement with Fabrinet to sell certain inventories and to transfer the manufacturing operations located in Ottawa, Canada to Company facilities in Shenzhen, China and St. Etienne, France. The Company sold certain inventories for $0.8 million and agreed to reimburse Fabrinet for the cost associated with on-going production, wind-down of the facility and the transfer of production. In addition to the sale of inventory, there was $6.8 million of Fabrinet prepaid production and transfers costs included in other current assets related to the Ottawa facility. Production costs were charged to cost of sales and costs related to the site closure and transfer of production were charged to restructuring. The Company anticipates completing the transfer and wind down of production at Ottawa in the second quarter of fiscal 2007 and estimates actual restructuring and non-recurring charges will total approximately $17 million through completion.

Micralyne, Inc.:

     During fiscal 2006, Micralyne, Inc. (“Micralyne”), a privately held manufacturer of microfabricated and MEMS (Micro-Electro-Mechanical-Systems) based products in which the Company has a long-term investment, was a supplier of the Company. As of June 30, 2006, the carrying value of the Company’s investment in Micralyne was $0.5 million.

Rogers Communications Inc. (“Rogers”):

     Beginning August 2005, as part of the Acterna acquisition, Rogers, a publicly held cable and wireless operator, became a customer of the Company that had an executive who also was a member of the Board of Directors of the Company. Effective June 2006, this member of the Board of Directors ceased to be an executive with Rogers.

Sifam Fibre Optics:

     As of June 30, 2006, Sifam Fibre Optics (“Sifam”), a privately held company in which the Company has a long-term investment, was a supplier of the Company. As of June 30, 2006, the carrying value of the Company’s investment in Sifam was $0.9 million. The Company owns approximately 19.9% of Sifam and accounts for investment under the equity method.

Tellabs:

     As of June 30, 2006, Tellabs, a publicly held wireline and wireless networking solutions company, has a member of their Board of Directors who is also currently a member of the Company’s Board of Directors. Tellabs is also a customer of the Company.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Transactions and balances with the Company’s related parties were as follows (in millions):

	Years Ended June 30,				Years Ended June 30,
	2006	2005	2004		2006	2005
Net revenue:				Accounts Receivable:
ADVA	$ 2.7	$ 1.5	$ 1.0	ADVA	$ 0.3	$ 0.3
Agility	0.1	0.6	0.4	Agility	—	—
Avici Systems	—	0.1	0.3	Avici Systems	—	—
BaySpec	—	0.1	—	BaySpec	—	—
Emcore	2.7	—	—	Emcore	0.8	—
Epion	1.2	2.4	2.4	Epion	—	—
Fabrinet	9.6	22.9	5.8	Fabrinet	36.3	39.6
Iridian	—	—	—	Iridian	—	0.5
Lynx	0.1	0.1	0.5	Lynx	—	—
Micralyne	—	—	—	Micralyne	0.1	—
Rogers	0.7	—	—	Rogers	—	—
Santur	—	0.1	—	Santur	—	—
Sifam	0.1	—	—	Sifam	—	—
Tellabs	7.2	2.1	2.4	Tellabs	0.1	0.2
	$ 24.4	$29.9	$12.8		$37.6	$40.6

Net purchases:				Accounts Payable:
ADVA	$ —	$ —	$ —	ADVA	$ —	$ —
Agility	—	—	—	Agility	—	—
Avici Systems	—	—	—	Avici Systems	—	—
BaySpec	5.5	3.1	1.4	BaySpec	1.0	0.1
Epion	0.1	0.1	0.2	Epion	—	—
Fabrinet	111.2	73.0	31.1	Fabrinet	20.5	17.4
Iridian	—	—	—	Iridian	—	—
Lynx	—	—	—	Lynx	—	—
Micralyne	3.7	1.3	0.2	Micralyne	—	—
Santur	0.5	0.3	0.2	Santur	0.1	—
Sifam	2.9	3.2	3.7	Sifam	0.1	—
Tellabs	—	—	—	Tellabs	—	—
	$123.9	$81.0	$36.8		$21.7	$17.5

Note 16. Commitments and Contingencies

Operating Leases:

     The Company leases facilities under operating lease agreements that expire at various dates through fiscal 2041. As of June 30, 2006, future minimum annual lease payments under non-cancellable operating leases were as follows (in millions):

2007	$ 25.3
2008	23.3
2009	19.3
2010	15.3
2011	8.8
Thereafter	21.5
Total minimum operating lease payments	$113.5

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Included in the future minimum lease payments table above is $25.7 million related to lease commitments in connection with the Company’s restructuring activities. See “Note 10. Restructuring” for more detail.

     The aggregate future minimum rentals to be received under non-cancellable subleases totalled $8.0 million as of June 30, 2006. Rental expense relating to building and equipment was $17.8 million, $17.1 million, and $15.8 million in fiscal 2006, 2005, and 2004, respectively.

     During the first quarter of fiscal 2004, the Company adopted the provisions of FIN 46R with respect to a master lease agreement with a special purpose entity (the “Lessor”) pertaining to two properties for facilities located in Melbourne, Florida and Raleigh, North Carolina. The Company exercised its option to purchase these properties on September 16, 2003, and paid the Lessor $44.7 million in cash. Prior to purchasing the properties, in connection with the Company’s restructuring activities, the Company had recorded impairment charges of $15.5 million related to the Raleigh, North Carolina property. In addition, the Company accrued an impairment loss of $6.9 million related to the Melbourne, Florida property, which the Company was amortizing over the original term of the lease. As a result of the purchase of the properties and in conjunction with the adoption of FIN 46R, the Company recognized $44.7 million of additions to property, plant and equipment, reduced by the $15.5 million impairment charge and recognized the remaining accrued impairment loss of $5.0 million as a deferred impairment charge and a non-cash cumulative effect of an accounting change adjustment of $2.9 million. See “Note 1. Description of Business and Summary of Significant Accounting Policies” and “Note 8. Reduction of Other Intangibles and Other Long-Lived Assets” for more detail.

Capital Leases:

     As of June 30, 2006, the Company had one building lease in Beijing, China that was classified as a capital lease in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases” (“SFAS 13”). As of June 30, 2006, the gross carrying amount of the building was $7.0 million and total accumulated amortization expense was $3.7 million. Amortization expense related to the building was included as part of the Company’s total depreciation expense. The building lease bears an interest rate of 5.2%.

     The following table presents the future minimum lease payments under the capital leases together with the present value of the minimum lease payments as of June 30, 2006 (in millions):

2007	$ 0.9
2008	0.9
2009	0.9
2010	0.8
2011	0.6
Thereafter	—
Total minimum capital lease payments	4.1
Less: Amount representing interest	(0.4)
Present value of minimum capital lease payments	$ 3.7

Purchase Obligations

     Purchase obligations represent legally-binding commitments to purchase inventory and other commitments made in the normal course of business to meet operational requirements. Although open purchase orders are considered enforceable and legally binding, the terms generally allow us the option to cancel, reschedule and adjust our requirements based on our business needs prior to the delivery of goods or performance of services. Obligations to purchase inventory and other commitments are generally expected to be fulfilled within one year.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Tax Matters:

     The Company has been subject to a Dutch wage tax audit for calendar years 1999, 2000, and 2001, and a Texas franchise tax audit related to allocated taxable surplus capital for Texas report years 2001, 2002, and 2003. While the Company believes that it is reasonably possible that one or both of these audits may result in additional tax liabilities, based on currently available information, the Company believes the ultimate outcome of these audits will not have a material adverse effect on the Company’s financial position, cash flows or overall trends in results of operations. There is the possibility of a material adverse effect on the Company’s financial position, cash flows or overall trends in results of operations for the period in which these matters are ultimately resolved, if they are resolved unfavorably, or in the period in which an unfavorable outcome becomes probable. The range of the potential total tax liability related to these matters is estimated to be from zero to $41.7 million. See “Note 3. Mergers and Acquisitions” for a discussion of the potential tax contingency related to the acquisition of Acterna.

Note 17. Operating Segments and Geographic Information

     The Company evaluates its reportable segments in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”) and the FASB’s Emerging Issues Task Force Abstracts (“EITF”) No. 04-10, “Determining Whether to Aggregate Segments That Do Not Meet the Quantitative Thresholds” (“EITF No. 04-10”). The Company’s Chief Executive Officer, Kevin J. Kennedy, is the Company’s Chief Operating Decision Maker (“CODM”) pursuant to SFAS 131. The CODM allocates resources to the segments based on their business prospects, competitive factors, net revenue and operating results.

     In fiscal 2006, the Company changed its financial reporting structure with the formation of the Advanced Optical Technologies segment, which includes the Flex and Custom Optics businesses. The Lasers business unit is being reported in the All Other category. The Flex, Custom Optics and Laser businesses serve the Company’s Commercial and Consumer markets and were previously reported in the Consumer and Commercial segment.

     The Company is a leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers. Furthermore, it is a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace, defense and decorative applications. The major segments the Company serves are:

(i)	Optical Communications Segment:

The Optical Communications segment provides components, modules and subsystems used by communications equipment providers for telecommunications, data communications, and cable television networks. These products enable the transmission of video, audio and text data over high-capacity fiber optic cables. These products include transmitters, receivers, amplifiers, multiplexers and demultiplexers, add/drop modules, switches, optical performance monitors and couplers, splitters and circulators.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(ii)	Communications Test & Measurement Segment:

The Communications Test & Measurement segment provides a portfolio of equipment, systems, and services used to enable the design, deployment, and maintenance of communication equipment and networks, as well as ensure the quality of services delivered to the end customer. These products and services provide solutions that help customers reduce network costs while improving performance and reliability. Included in the product portfolio are test tools and platforms for optical transport networks, DSL services, data networks, cable networks, digital video broadcast, and fiber characterization services.

(iii)	Advanced Optical Technologies Segment:

The Advanced Optical Technologies segment provide coated optics document authentication, brand protection and product differentiation solutions for a range of public and private sector markets. The products the Company provides for these applications control, enhance and modify the behavior of light utilizing its reflection, absorption and transmission properties to achieve specific effects such as high reflectivity, anti-glare and spectral filtering. Specific product applications include computer monitors and flat panel displays, projection systems, photocopiers, facsimile machines, scanners, security products and decorative surface treatments.

     The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on operating income (loss) excluding infrequent or unusual items.

     The Company has reclassified operating income (loss) information disclosed below for fiscal 2005 and fiscal 2004 to reflect how the CODM assesses segment performance. Segment operating income (loss) was reclassified for fiscal 2005 and fiscal 2004 to only include allocable expenses relating to selling activities.

     The amounts shown as All Other consists of the Lasers business unit that provides high performance lasers for application in commercial markets including semiconductors, materials processing and biotechnology. The Company also provides lasers for use in imaging, aerospace and defense applications.

     The amounts shown as Corporate consists of certain unallocated corporate-level operating expenses. In addition, the Company does not allocate restructuring charges, income taxes, or non-operating income and expenses to its segments.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Information on reportable segments is as follows (in millions):

	Years Ended June 30,
	2006	2005	2004
Net revenue:
Optical Communications	$ 470.5	$ 422.2	$ 317.4
Communications Test and Measurement	494.5	—	—
Advanced Optical Technologies	162.8	231.0	253.6
All Other	80.5	59.0	64.9
Deferred revenue related to purchase accounting adjustment	(4.0)	—	—
Net revenue	$ 1,204.3	$ 712.2	$ 635.9
Operating income (loss):
Optical Communications	$ (26.6)	$ (36.0)	$ (52.0)
Communications Test and Measurement	70.7	—	—
Advanced Optical Technologies	36.2	28.0	50.2
All Other	—	(4.1)	(0.3)
Corporate	(120.5)	(99.8)	(87.8)
Total segment operating income (loss)	(40.2)	(111.9)	(89.9)
Unallocated amounts:
Stock based compensation	(15.0)	(0.7)	—
Acquisition-related charges and amortization of intangibles	(124.0)	(22.0)	(20.3)
Reduction of other long-lived assets	(28.0)	(85.3)	(52.3)
Restructuring charges	(35.0)	(18.2)	(11.5)
Other realignment charges	(5.8)	(11.7)	(6.8)
Interest and other, net	27.7	(8.9)	23.2
Gain on sale of investments	73.2	20.0	41.2
Reduction in fair value of investments	(4.2)	(9.2)	(3.8)
Loss on equity method investments	(0.3)	(6.7)	(8.2)
Loss before income taxes and cumulative effect of an accounting change	$ (151.6)	$(254.6)	$(128.4)

     The Company operates primarily in three geographic regions: Americas, Europe and Asia-Pacific. The following table presents net revenue and identifiable assets by geographic regions (in millions):

	Years Ended June 30,
	2006	2005	2004
Net revenue:
Americas	$ 736.2	$466.6	$406.9
Europe	283.1	132.4	124.1
Asia-Pacific	185.0	113.2	104.9
Total net revenue	$ 1,204.3	$712.2	$635.9

		Years Ended June 30,
		2006	2005
Property, plant and equipment, net
Americas		$146.0	$130.1
Europe		16.4	0.6
Asia-Pacific		38.8	31.4
Total long-lived assets		$201.2	$162.1

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

     Net revenue was assigned to geographic regions based on the customers’ shipment locations. Long-lived assets, namely net property, plant and equipment were identified based on the operations in the corresponding geographic areas. China held 17% and 18% of total net property, plant and equipment in both fiscal 2006 and 2005. This represents $33.4 million and $29.5 million in fiscal 2006 and 2005, respectively.

     During fiscal 2006, 2005, and 2004, no customer accounted for more than 10% of net revenue.

Note 18. Guarantees

     The Company from time to time enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) divestiture agreements, under which the Company may provide customary indemnifications to purchasers of the Company’s businesses or assets; (ii) certain real estate leases, under which the Company may be required to indemnify property owners for environmental and other liabilities, and other claims arising from the Company’s use of the applicable premises; and (iii) certain agreements with the Company’s officers, directors and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationship.

     The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its balance sheet as of June 30, 2006 or 2005.

Product Warranties:

     In general, the Company offers a three-month to one-year warranty for most of its products. For certain products, the Company provides a limited three to seven-year warranty. The Company provides reserves for the estimated costs of product warranties at the time revenue is recognized. The Company estimates the costs of its warranty obligations based on its historical experience of known product failure rates, use of materials to repair or replace defective products and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise with specific products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

     The following table presents the changes in the Company’s warranty reserve during 2006 and 2005 (in millions):

	2006	2005
Balance as of beginning of year	$ 7.3	$ 25.1
Provision for warranty	6.5	3.6
Utilization of reserve	(2.5)	(2.8)
Adjustments related to pre-existing warranties (including changes in estimates)	0.2	(18.6)
Balance as of end of year (1)	$ 11.5	$ 7.3
____________________

(1)	Includes Acterna’s acquisition opening balance of $5.2 million in the first quarter of fiscal 2006.

Note 19. Patent License

     The Company had liabilities from a royalty-bearing patent license agreement that required the Company to make minimum annual royalty payments of $4.0 million in calendar year 2005 and $4.5 million in both calendar years 2006 and 2007. During fiscal 2006 the Company terminated the patent license according to the terms of the agreement, thus canceling any future minimum obligations.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 20. Legal Proceedings

Pending Litigation

The Securities Class Actions:

     Litigation under the federal securities laws has been pending against the Company and certain former and current officers and directors since March 27, 2002. On July 26, 2002, the Northern District of California consolidated all the securities actions then filed in or transferred to that court under the title In re JDS Uniphase Corporation Securities Litigation, Master File No. C-02-1486 CW, and appointed the Connecticut Retirement Plans and Trust Funds as Lead Plaintiff.

     The complaint in In re JDS Uniphase Corporation Securities Litigation purports to be brought on behalf of a class consisting of those who acquired the Company’s securities from October 28, 1999, through July 26, 2001, as well as on behalf of subclasses consisting of those who acquired the Company’s common stock pursuant to its acquisitions of OCLI, E-TEK, and SDL. Plaintiffs allege that Defendants made material misstatements and omissions concerning demand for the company’s products, improperly recognized revenue, overstated the value of inventory, and failed to timely write down goodwill. The complaint seeks unspecified damages and alleges various violations of the federal securities laws, specifically Sections 10(b), 14(a), 20(a), and 20A of the Securities Exchange Act of 1934 and Sections 11, 12(a)(2), and 15 of the Securities Act of 1933. In January 2005, the Court denied the motion to dismiss claims against the Company, Jozef Straus, Anthony R. Muller, and Charles Abbe, and granted in part and denied in part the motion to dismiss claims against Kevin Kalkhoven. Defendants subsequently filed answers denying liability for the claims asserted against them.

     On December 21, 2005, the Court granted Plaintiffs’ motion for class certification. On April 6, 2006, the Court granted Plaintiffs’ motion for approval of its proposed plan for providing notice of class certification to members of the Plaintiff class.

     Discovery in In re JDS Uniphase Corporation Securities Litigation is ongoing. Each party has noticed and taken depositions of both party and non-party witnesses. The deadline for fact discovery, except for depositions and discovery arising from new information obtained at depositions, is September 29, 2006. The closing date for completion of depositions and discovery arising from new information obtained at depositions is December 1, 2006. The closing date for expert discovery is March 19, 2007. The next case management conference is scheduled for May 4, 2007, and trial is scheduled for October 1, 2007.

     A related securities case, Zelman v. JDS Uniphase Corp., No. C-02-4656 CW (N.D. Cal.), is purportedly brought on behalf of a class of purchasers of debt securities that were allegedly linked to the price of JDSU’s common stock. The Zelman complaint alleges that the debt securities were issued by an investment bank during the period from March 6, 2001 through July 26, 2001. The complaint names the Company and several of its former officers and directors as Defendants, alleges violations of the federal securities laws, specifically Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5, and seeks unspecified damages. On August 26, 2005, defendants answered the complaint. On November 16, 2005, the court granted plaintiffs’ motion for class certification, which defendants had not opposed. At a case management conference on November 18, 2005, the court ordered that discovery in the Zelman action proceed according to the same schedule as discovery In re JDS Uniphase Corporation Securities Litigation. On August 26, 2005, Defendants answered the complaint. On November 16, 2005, the Court granted Plaintiffs’ motion for class certification, which Defendants had not opposed. At a case management conference on November 18, 2005, the Court ordered that discovery in the Zelman action proceed according to the same schedule as discovery In re JDS Uniphase Corporation Securities Litigation. On January 9, 2006, the Court granted Plaintiffs’ motion for approval of their proposed form and method of class notice, which Defendants had not opposed. No trial date has been set.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Derivative Actions:

     Derivative actions purporting to be brought on the Company’s behalf have been filed in state and federal courts against several of the Company’s current and former officers and directors based on the same events alleged in the securities litigation. The complaint in Corwin v. Kaplan, No. C-02-2020 (N.D. Cal.), asserts state law claims for breach of fiduciary duty, misappropriation of confidential information, waste of corporate assets, indemnification, and insider trading. The complaint seeks unspecified damages. In January 2005, the Court stayed the action pending resolution of In re JDS Uniphase Corporation Securities Litigation. At the July 15, 2005 case management conference in that action, however, the Court suggested that any mediation of the federal securities action also should include the derivative action.

     On November 28, 2005, another derivative action was filed against JDSU and certain of its current and former officers and directors in federal court. That action, titled Trasky v. Straus, No. C-05-4855 (N.D. Cal.), asserts claims for breach of fiduciary duty, abuse of control, gross mismanagement, unjust enrichment, insider trading, and constructive fraud, and seeks unspecified damages and equitable relief. On March 16, 2006, the Trasky action was consolidated with the Corwin action, which has been stayed since January 2005, as noted above.

     In the California state derivative action, In re JDS Uniphase Corporation Derivative Litigation, Master File No. CV806911 (Santa Clara Super. Ct.), the complaint asserts claims for breach of fiduciary duty, waste of corporate assets, abuse of control, gross mismanagement, unjust enrichment, and constructive fraud purportedly on behalf of the Company and certain of its current and former officers and directors. The complaint also asserts claims for violation of California Corporations Code Sections 25402 and 25502.5 against defendants who sold the Company’s stock and asserts claims for breach of contract, professional negligence, and negligent misrepresentation against the Company’s former auditor, Ernst & Young LLP. The complaint seeks unspecified damages. On April 24, 2006, the Court approved the parties’ stipulation staying the California derivative action until January 16, 2007, subject to the parties’ rights to seek a lifting of the stay based on developments in the federal securities action. On April 24, 2006, the Court also approved the parties’ stipulation in the shareholder inspection demand action brought by the plaintiff in the California derivative action. Pursuant to that stipulation, the shareholder inspection demand action is stayed until January 16, 2007, subject to the parties’ rights to seek a lifting of the stay based on developments in the federal securities action.

     No activity has occurred in Cromas v. Straus, Civil Action No. 19580 (Del. Ch. Ct.), the Delaware derivative action, since our last quarterly filing as of March 31, 2006.

The OCLI and SDL Shareholder Actions:

     Plaintiffs purporting to represent the former shareholders of OCLI and SDL have filed suit against the former directors of those companies, asserting that they breached their fiduciary duties in connection with the events alleged in the securities litigation against the Company. Plaintiffs in the OCLI action, Pang v. Dwight, No. 02-231989 (Sonoma Super. Ct.), purport to represent a class of former shareholders of OCLI who exchanged their OCLI shares for JDSU shares when JDSU acquired OCLI. The complaint names the former directors of OCLI as Defendants, asserts causes of action for breach of fiduciary duty and breach of the duty of candor, and seeks unspecified damages. No activity has occurred in the OCLI action since our last filing. The plaintiffs in the SDL action, Cook v. Scifres, Master File No. CV814824 (Santa Clara Super. Ct.), purport to represent a class of former shareholders of SDL who exchanged their SDL shares for JDSU shares when the Company acquired SDL. Plaintiffs filed an amended complaint on September 12, 2005. The complaint names the former directors of SDL as Defendants, asserts causes of action for breach of fiduciary duty and breach of the duty of disclosure, and seeks unspecified damages. Defendants demurred to the complaint on October 12, 2005. On August 16, 2006, the Court sustained the demurrer with leave to amend. The deadline for Plaintiffs to file a second amended complaint is October 16, 2006. A case management conference is scheduled for October 24, 2006. Limited discovery in the SDL action has occurred. No trial date has been set in either the OCLI or SDL action.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The ERISA Actions:

     A consolidated action entitled In re JDS Uniphase Corporation ERISA Litigation, Case No. C-03-4743 WWS (MEJ), is pending in the District Court for the Northern District of California against the Company, certain of its former and current officers and directors, and certain other current and former JDSU employees on behalf of a purported class of participants in the 401(k) Plans of the Company and Optical Coating Laboratory, Inc. and the Plans themselves. On October 31, 2005, Plaintiffs filed an amended complaint. The amended complaint alleges that Defendants violated the Employee Retirement Income Security Act by breaching their fiduciary duties to the Plans and the Plans’ participants. The amended complaint alleges a purported class period from February 4, 2000, to the present and seeks an unspecified amount of damages, restitution, a constructive trust, and other equitable remedies. Certain individual Defendants’ motion to dismiss portions of the amended complaint was granted with prejudice on June 15, 2006.

     Plaintiffs filed a second amended complaint on June 30, 2006. Defendants answered the complaint on July 6, 2006, and JDSU asserted counterclaims for breach of contract. Plaintiffs moved to dismiss JDSU’s counterclaims on August 4, 2006. Both sides have begun taking discovery. No trial date has been set.

     The Company believes that the factual allegations and circumstances underlying these securities class actions, derivative actions, the OCLI and SDL class actions, and the ERISA class actions are without merit. The expense of defending these lawsuits has been costly, will continue to be costly, and could be quite significant and may not be covered by our insurance policies. The defense of these lawsuits could also result in continued diversion of our management’s time and attention away from business operations which could prove to be time consuming and disruptive to normal business operations. An unfavorable outcome or settlement of this litigation could have a material adverse effect on the Company’s financial position, liquidity or results of operations.

     The Company is also subject to a variety of other claims and suits that arise from time to time in the ordinary course of our business. While management currently believes that resolving claims against the Company, individually or in aggregate, will not have a material adverse impact on its financial position, results of operations or statement of cash flows, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future. Were an unfavorable final outcome to occur, there exists the possibility of a material adverse impact on the Company’s financial position, results of operations or statement of cash flows for the period in which the effect becomes reasonably estimable.

Note 21. Subsequent Events

     In August 2003, we settled a contract dispute and related litigation with a third party. Under the terms of the settlement: (i) we received a three-year secured promissory note in the principal amount of $6.4 million, bearing interest at a rate of 4% per year, in payment for products previously shipped to the third party; (ii) we entered into two new agreements to purchase specified laser products from the third party at discounted amounts and to supply certain percentages of the third party’s external requirements, if any, for specified components, (iii) we received (A) 2,684,211 shares of preferred stock having a liquidation preference of $5.1 million and (B) a $5.1 million non-interest bearing three-year note, convertible into an additional 2,684,211 shares of preferred stock; and (iv) we agreed to terminate an earlier supply agreement. The third party repaid all amounts under the interest-bearing note in May 2005 and repaid all amounts due under the convertible note in August 2006. At the time of the settlement, the Company evaluated the financial condition of the third party and determined that the probability of realization of value for the convertible note or the preferred stock was not sufficient to ascribe any value to those assets, and therefore no asset value was subsequently recorded. This note was accounted for as a held-to-maturity debt security. As a result, the receipt of the $5.1 million payment in August 2006, and any future realization of value for the preferred stock will be recorded in the Statement of Operations in subsequent periods.

     In September of 2006 we signed an agreement to sell our Santa Rosa, California campus, comprised of 13 buildings with approximately 492,000 square feet, for approximately $43.5 million. In connection with the sale we signed an agreement to lease back 6 buildings with approximately 274,000 square feet for up to 10 years. This agreement contains several conditions that are expected to be resolved by the end of the calendar year. The Company is evaluating the accounting impact of this transaction.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 22. Quarterly Financial Information (Unaudited)

     The following table presents the Company’s quarterly consolidated statements of operations for fiscal 2006 and 2005 (in millions, except per share data):

	June	March	December	September	June	March	December	September
	30,	31,	31,	30,	30,	31,	31,	30,
	2006 (3) (4)	2006	2005	2005	2005 (2)	2005	2004	2004
Net revenue	$318.2	$314.9	$312.9	$258.3	$170.9	$166.3	$180.5	$194.5
Cost of sales	212.6	199.4	208.7	206.7	142.8	141.5	150.7	151.6
Amortization of acquired developed
technologies	9.9	9.6	9.3	7.6	3.7	3.3	3.3	3.1
Gross profit	95.7	105.9	94.9	44.0	24.4	21.5	26.5	39.8
Operating expenses:
Research and development	39.8	41.3	40.7	33.7	22.3	22.5	24.4	24.5
Selling, general and administrative	83.4	88.2	83.3	70.4	38.6	38	43.5	37.2
Amortization of other intangibles	6.7	6.7	6.3	4.7	1.8	1.5	1.5	1.6
Acquired in-process research and
development	0.3	0.1	0.3	19.6	1.1	—	—	—
Reduction of goodwill	22.4	—	—	—	53.7	—	—	—
Reduction of other long-lived assets	1.2	(0.2)	(1.4)	6.0	24.7	3.2	0.1	3.6
Restructuring charges	6.5	8.8	14.9	4.8	7.6	1.5	3.8	5.3
Total operating expenses	160.3	144.9	144.1	139.2	149.8	66.7	73.3	72.2
Loss from operation	(64.6)	(39.0)	(49.2)	(95.2)	(125.4)	(45.2)	(46.8)	(32.4)
Interest and other income, net	10.4	8.5	5.7	3.1	(22.1)	6.0	5.4	1.8
Gain on sale of investments	0.4	37.7	1.8	33.3	15.7)	2.0	2.0	0.3
Reduction in fair value of investments	(1.3)	(0.4)	(0.2)	(2.3)	(0.8)	(3.4)	(2.7)	(2.3)
Loss on equity method investments	—	(0.2)	0.3	(0.4)	(3.2)	0.2	(0.8)	(2.9)
Loss before income taxes	(55.1)	6.6	(41.6)	(61.5)	(135.8)	(40.4)	(42.9)	(35.5)
Income tax expense (benefit)	(9.3)	2.9	0.5	5.5	9.9	(1.8)	(1.9)	0.5
Net income (loss)	$(45.8)	$3.7	$(42.1)	$(67.0)	$(145.7)	$(38.6)	$(41.0)	$(36.0)
Net loss per share - basic (1)	$(0.03)	$0.00	$(0.03)	$(0.04)	$(0.10)	$(0.03)	$(0.03)	$(0.02)
Net loss per share - basic (1)	$(0.03)	$0.00	$(0.03)	$(0.04)	$(0.10)	$(0.03)	$(0.03)	$(0.02)
Shares used in per share
calculation - basic	1,684.9	1,678.9	1,655.7	1,581.3	1,448.2	1,446.7	1,444.1	1,442.4
Shares used in per share
calculation - diluted	1,684.9	1,698.9	1,655.7	1,581.3	1,448.2	1,446.7	1,444.1	1,442.4
____________________

(1)	Net income (loss) per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly net loss per share does not equal the annual net loss per share.
(2)	For the quarterly period ended June 30, 2005, the Company recorded adjustments for a number of items, including other expense of $16.9 million to write off currency translation adjustments for foreign entities substantially liquidated in prior periods. The impact of these adjustments on the Company’s fourth quarter loss from operations, net loss and net loss per share was an increase of $0.2 million, decrease of $18.6 million and an increase of $0.01, respectively.
(3)	For the quarterly period ended June 30, 2006, the Company recorded $22.4 million of impairment of the goodwill related to Da Vinci.
(4)	For the quarterly period ended June 30, 2006, the Company recorded adjustments for a number of items, including the write off previously capitalized supplies inventories, insurance recoveries, a tax benefit due to a valuation allowance release, and the elimination of previously recognized foreign currency gains related to prior periods. The impact of these adjustments on our fourth quarter loss from operations, net loss and net loss per share was an increase of $1.3 million, no impact, and no impact, respectively.

JDS UNIPHASE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

ITEM 9A. CONTROLS AND PROCEDURES

(a) Disclosure Controls and Procedures

     We maintain disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed in our filings with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to management, including our chief executive officer (“CEO”) and chief financial officer (“CFO”), as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

     As required by SEC Rule 13a-15(b), in connection with filing this Annual Report on Form 10-K, management conducted an evaluation, with the participation of our CEO and CFO, of the effectiveness of the design and operation of our disclosure controls and procedures, as such term is defined under Rule 13a-15(e) promulgated under the Exchange Act, as of July 1, 2006, the end of the period covered by this report. Based upon our evaluation, our CEO and CFO concluded that our disclosure controls and procedures were not effective as of July 1, 2006 as a result of the material weaknesses described below.

(b) Management’s Report on Internal Control over Financial Reporting

     Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined under Rule 13a-15(f) promulgated under the Exchange Act. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     Under the supervision and with the participation of our management, including our CEO and CFO, we conducted an assessment of the effectiveness of our internal control over financial reporting as of July l, 2006. In making this assessment, we used the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with our assessment of the Company’s internal control over financial reporting described above, we have identified the following control deficiency which represents a material weakness in the Company’s internal control over financial reporting as of July 1, 2006.

     The Company did not maintain a sufficient number of qualified resources with the required proficiency to apply the Company’s accounting policies in accordance with generally accepted accounting principles of the United States of America. This control deficiency resulted in adjustments, including audit adjustments recorded in the quarterly financial statements for the first three quarters of fiscal 2006, affecting revenue, accounts receivable, inventory, other current assets, goodwill, fixed assets, accrued liabilities, restructuring accrual, other current liabilities, income taxes and other comprehensive income. Additionally, this control deficiency could result in misstatements of the Company’s financial statement accounts and disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

     As a result of this material weakness, management has concluded that as of July 1, 2006, internal controls over financial reporting was not effective based on the criteria in Internal Control – Integrated Framework issued by the COSO.

     The Company purchased Acterna Inc. (“Acterna”) and Agility Communications, Inc. (“Agility”) through business combinations in August and November 2005, respectively. Acterna, and certain elements of Agility were not included in our assessment of internal controls over financial reporting as of July 1, 2006. Acterna’s total assets and total revenues represent approximately 11% and 40%, respectively, of the related consolidated financial statement amounts as of and for the year ended July1, 2006. Subsequent to the acquisition of Agility, certain elements of Agility’s internal controls over financial reporting were integrated into the Company’s existing systems and internal controls over financial reporting. The excluded elements of Agility represent controls over accounts of approximately less than 1% of consolidated assets and consolidated revenues as of and for the year ended July 1, 2006.

     Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of July 1, 2006 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears in this Annual Report on Form 10-K under Item 8.

(c) Remediation of the Material Weakness in Internal Control over Financial Reporting

     With respect to the material weakness in internal control over financial reporting discussed above regarding the sufficiency of accounting personnel which was disclosed as of June 30, 2005 and continues to exist at July 1, 2006 we have taken or plan to take the following actions: the Company has added several new hires in the last fiscal quarter which include: the Director of Technical Accounting and SEC Reporting, the Manufacturing Operations Controller and the Manufacturing Site Controller. We will continue to recruit additional finance resources to support Acterna and other locations as needed. However as of July 1, 2006 our remediation was not complete in that several of our key hires were not in place or had not been in place for a sufficient period of time to demonstrate that the material weakness had been remediated.

     With regard to the other material weaknesses that were previously disclosed as of June 30, 2005, they were remediated as of July 1, 2006. Please see “Item 9A. Controls and Procedures — Management Report on Internal Control over Financial Reporting” contained in our report on Form 10-K for the fiscal year ended June 30, 2005 and “Item 4. Controls and Procedures” contained in our reports on subsequent Form 10-Q’s for disclosure of information about material weaknesses that were reported as a result of our annual assessment as of June 30, 2005 and remediation for each item. As disclosed in the Form 10-Q’s for the first three quarters of fiscal year 2006, we have implemented and executed our remediation plans, and as of July 1, 2006, all such material weaknesses were successfully tested and deemed remediated, except for the deficiency noted above.

(d) Internal Controls of Recently Acquired Entities

     At the time of acquisition and since, we have acknowledged that Acterna and Agility do not have the internal controls over financial reporting necessary for public company reporting, and we have been taking actions, and will continue to take action, to make the necessary improvements. Acterna and Agility will be included in our assessment of internal controls over financial reporting in fiscal 2007.

     As discussed above, while these entities were excluded from the Company’s own assessment of internal controls as of July 1, 2006, we identified two control deficiencies that represent material weaknesses in Acterna’s internal controls.

  The Company did not maintain effective controls at Acterna's manufacturing sites in Germantown, Maryland and Indianapolis, Indiana over the accounting for the completeness, existence, accuracy and valuation of inventory and cost of goods sold. Specifically, adequate controls were not designed over (1) the existence and accuracy of the perpetual inventory balance, (2) the accuracy of the standard costs and analysis of variances (3) the valuation of excess and obsolete inventory. This material weakness resulted in audit adjustments to our fiscal 2006 consolidated financial statements impacting the inventory balance and cost of good sold. Additionally, this material weakness could result in a misstatement of the Company's inventory and cost of goods sold accounts that would result in a material misstatement to the Company's interim or annual consolidated financial statements that would not be prevented or detected.

  The Company did not maintain effective controls over accounts receivable, deferred revenue, and revenue, specifically, controls relating to the identification of and accounting for contractual sales terms, that impact the amount and timing of revenue recognized. This material weakness resulted in audit adjustments to our fiscal 2006 consolidated financial statements impacting accounts receivable, deferred revenue and revenue. Additionally, this material weakness could result in a misstatement of the Company's accounts receivable, deferred revenue and revenue accounts that would result in a material misstatement to the Company's interim or annual consolidated financial statements that would not be prevented or detected.

     We plan to remediate these material weaknesses as part of our continuing efforts to evaluate and improve Acterna’s internal controls over financial reporting, but acknowledge that we may identify further material weaknesses based on the completion of the assessment of internal controls over financial reporting for Acterna and Agility in fiscal 2007. In order to remediate the aforementioned control deficiencies at Acterna, management plans to take the following actions:

  For the material weakness in our controls over our manufacturing facilities in Germantown and Indianapolis, in the first quarter of fiscal year 2007, the Company completed the integration of the information technology systems to our current financial reporting system. We plan to recruit a Manufacturing Accounting Manager to support Acterna and implement a formalized structure with increased levels of review and analysis for inventory transactions.

  For the material weakness related to the review of contractual sales terms that impact the amount and timing of revenue recognized, we plan to implement processes to improve documentation of complex arrangements and establish a formalized structure with appropriate controls with increased levels of review and analysis to ensure that revenue is recognized in accordance with generally accepted accounting principles.

     Not withstanding the above-mentioned weaknesses, we believe that the consolidated financial statements included in this report are fairly presented.

(e) Changes in Internal Control over Financial Reporting

     Although we have taken actions to remediate these material weaknesses, further action is required including the development and implementation of processes and financial resources to support Acterna. Our management will continue to closely monitor the remediation plan. The effectiveness of the steps taken and actions to be completed are subject to continuing management review and Audit Committee oversight, and we may make additional changes to our internal controls over financial reporting.

     There have been no significant changes, other than as noted in Item 9A(c), in our internal controls over financial reporting occurred during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

ITEM 9B. OTHER INFORMATION

     None.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Information regarding the Company’s executive officers and directors required by this Item is incorporated by reference to the section entitled “Proposal One — Elections of Directors” in the Company’s Definitive Proxy Statement in connection with the 2005 Annual Meeting of Stockholders (the “Proxy Statement”), which will be filed with the Securities and Exchange Commission within 120 days after the fiscal year ended June 30, 2005. Information required by Item 405 of Regulation S-K is incorporated by reference to the section entitled “Section 16(a) Beneficial Ownership Reporting Compliance” in the Proxy Statement.

     The Company has adopted a code of ethics entitled the “JDS Uniphase Corporate Code of Conduct,” which is applicable to all employees, officers and directors of the Company. The full text of the JDS Uniphase Corporate Code of Conduct is included under the Company’s Corporate Governance information available at the Company’s website at www.jdsu.com.

ITEM 11. EXECUTIVE COMPENSATION

     Information required by this Item is incorporated by reference to the section entitled “Executive Compensation” in the Proxy Statement.

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

     Information regarding security ownership of certain beneficial owners and management is incorporated by reference to the section entitled “Security Ownership of Certain Beneficial Owners and Management” in the Proxy Statement.

     Information regarding the Company’s stockholder approved and non-approved equity compensation plans is incorporated by reference to the section entitled “Equity Compensation Plans” in the Proxy Statement.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Information required by this Item is incorporated by reference to the sections entitled “Certain Relationships and Related Transactions” and “Compensation Committee Interlocks and Insider Participation” in the Proxy Statement.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

     Information required by this item is incorporated by reference to the section entitled “Audit and Non-Audit Fees” in the Proxy Statement.

PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	The following items are filed as part of this Annual Report on Form 10-K:

1.	Financial Statements:

Page
Reports of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP	70
Report of Independent Registered Public Accounting Firm – Ernst & Young LLP	72
Consolidated Statements of Operations — Years Ended June 30, 2006, 2005, and 2004	73
Consolidated Balance Sheets — June 30, 2006 and 2005	74
Consolidated Statements of Cash Flows — Years Ended June 30, 2006, 2005, and 2004	75
Consolidated Statements of Stockholders’ Equity — Years Ended June 30, 2006, 2005, and
2004	76
Notes to Consolidated Financial Statements	77

2.	Financial Statement Schedules:

All financial statement schedules have been omitted because the required information is not present in amounts sufficient to require submission of the schedule, not applicable, or because the required information is included in the Consolidated Financial Statements or Notes thereto.

3.	See Item 15(b)

(b)	Exhibits:

Exhibit
Number	Exhibit Description
3.1(1)	Restated Certificate of Incorporation.

3.2(2)	Certificate of Designation of the Series A Preferred Stock.

3.3(3)	Certificate of Designation of the Series B Preferred Stock.

3.4(4)	Certificate of Designation of the Special Voting Stock.

3.5(27)	Amended and Restated Bylaws of JDS Uniphase Corporation.

4.1(5)	Exchangeable Share Provisions attaching to the Exchangeable Shares of JDS Uniphase Canada Ltd. (Formerly 3506967 Canada Inc.).

4.2(6)	Voting and Exchange Trust Agreement between JDS Uniphase, JDS Uniphase Canada Ltd. and CIBC Mellon Trust Company.

4.3(7)	Exchangeable Share Support Agreement between JDS Uniphase, JDS Uniphase Canada Ltd. and JDS Uniphase Nova Scotia Company.

4.4(8)	Registration Rights Agreement between JDS Uniphase, JDS Uniphase Canada Ltd. and The Furukawa Electric Co., Ltd.

4.5(9)	Fifth Amended and Restated Rights Agreement between JDS Uniphase and American Stock Transfer & Trust Company.

4.6(17)	Amended and Restated Rights Agreement between JDS Uniphase Canada Ltd. and CIBC Mellon Trust Company (Amended and Restated as of February 6, 2003).

4.7(22)	Indenture dated October 31, 2003.

4.8(28)	Registration Rights Agreement between JDS Uniphase, Morgan Stanley & Co., Inc, Goldman Sachs & Co. and CIBC World Markets Corp.

4.9(29)	Indenture dated May 17, 2006.

4.10(30)	Registration Rights Agreement between JDS Uniphase, J. P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

10.1(10)	Support Agreement between Uniphase Corporation, 3506967 Canada Inc., The Furukawa Electric Company, Ltd., and JDS FITEL Inc.

10.2(11)	Amended and Restated 1993 Flexible Stock Incentive Plan (Amended and Restated as of November 9, 2001).

10.3(12)	Amended and Restated 1998 Employee Stock Purchase Plan (Amended and Restated as of November 10, 2005).

10.4(13)	Amended and Restated 1999 Canadian Employee Stock Purchase Plan (Amended and Restated as of July 31, 2002).

10.5(14)	2005 Acquisition Equity Incentive Plan.

10.6(23)	2005 Acquisition Equity Incentive Plan Form of Stock Option Award Agreement.

10.7(24)	2005 Acquisition Equity Incentive Plan Form of Restricted Stock Unit Award Agreement.

10.8(15)	Employment Agreement for Kevin J. Kennedy.

10.9(16)	Indemnification Agreement for Kevin J. Kennedy.

10.10(18)	2003 Equity Incentive Plan.

10.11(25)	Employment Agreement for John Peeler.

10.12(19)	Change of Control Agreement for Debra C. Shoquist.

10.13(20)	Change of Control Agreement for Thomas Znotins.

10.14(21)	Change of Control Agreement for Chris Dewees.

10.15(31)	Indemnification Agreement for Richard E. Belluzzo.

10.16(32)	Indemnification Agreement for Kevin A. DeNuccio.

10.17(33)	Indemnification Agreement for Harold L. Covert.

10.18(34)	Indemnification Agreement for Masood Jabbar.

14.1(26)	Code of Business Conduct.

21.1(35)	Subsidiaries of JDS Uniphase Corporation.

23.1(35)	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP).

23.2(35)	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP).

24.1	Power of Attorney (included on page 147).

31.1(35)	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2(35)	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1(35)	Certification of the Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2(35)	Certification of the Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

____________________

(1)	Incorporated by reference to Exhibit 3.1 of the Company’s Annual Report on Form 10-K/A filed February 13, 2001.

(2)	Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed June 24, 1998.

(3)	Incorporated by reference to Exhibit 3(i)(d) of the Company’s Annual Report on Form 10-K filed September 28, 1998.

(4)	Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-3 filed July 14, 1999.

(5)	Incorporated by reference to the Company’s definitive Proxy Statement on Schedule 14A filed June 2, 1999.

(6)	Incorporated by reference to Exhibit 4.2 of the Company’s Annual Report on Form 10-K filed September 1, 1999.

(7)	Incorporated by reference to Exhibit 4.3 of the Company’s Annual Report on Form 10-K filed September 1, 1999.

(8)	Incorporated by reference to Exhibit 4.5 of the Company’s Annual Report on Form 10-K filed September 1, 1999.

(9)	Incorporated by reference to Exhibit 1 of the Company’s Registration Statement on Form 8-A12G/A filed February 18, 2003.

(10)	Incorporated by reference to Exhibit 10.23 of the Company’s Annual Report on Form 10-K filed September 1, 1999.

(11)	Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed February 11, 2002.

(12)	Incorporated by reference to Exhibit 10.3 of the Company’s Annual Report on Form 10-K filed September 17, 2002.

(13)	Incorporated by reference to Exhibit 10.4 of the Company’s Annual Report on Form 10-K filed September 17, 2002.

(14)	Incorporated by reference to Exhibit 99.1 of the Company’s Form 8-K filed August 23, 2005.

(15)	Incorporated by reference to Exhibit 10.10 of the Company’s Annual Report on Form 10-K filed September 24, 2003.

(16)	Incorporated by reference to Exhibit 10.11 of the Company’s Annual Report on Form 10-K filed September 24, 2003.

(17)	Incorporated by reference to Exhibit 10.7 of the Company’s Annual Report on Form 10-K filed September 24, 2003.

(18)	Incorporated by reference to the Company’s definitive Proxy Statement on Schedule 14A filed October 23, 2003.

(19)	Incorporated by reference to Exhibit 10.18 of the Company’s Annual Report on Form 10-K filed September 16, 2004.

(20)	Incorporated by reference to Exhibit 10.25 of the Company’s Annual Report on Form 10-K filed September 16, 2004.

(21)	Incorporated by reference to Exhibit 10.26 of the Company’s Annual Report on Form 10-K filed September 16, 2004.

(22)	Incorporated by reference to Exhibit 4.7 of the Company’s Registration Statement on Form S-3 filed November 14, 2003.

(23)	Incorporated by reference to Exhibit 10.6 of the Company’s Annual Report on Form 10-K filed September 30, 2005.

(24)	Incorporated by reference to Exhibit 10.7 of the Company’s Annual Report on Form 10-K filed September 30, 2005.

(25)	Incorporated by reference to Exhibit 10.11 of the Company’s Annual Report on Form 10-K filed September 30, 2005.

(26)	Incorporated by reference to Exhibit 14.1 of the Company’s Annual Report on Form 10-K filed September 30, 2005.

(27)	Incorporated by reference to Exhibit 3.5 of the Company’s Form 8-K filed March 2, 2006.

(28)	Incorporated by reference to Exhibit 4.8 of the Company’s Registration Statement on Form S-3 filed November 14, 2003.

(29)	Incorporated by reference to Exhibit 4.9 of the Company’s Form 8-K filed May 19, 2006.

(30)	Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed May 19, 2006.

(31)	Incorporated by reference to Exhibit 99.1 of the Company’s Form 8-K filed March 2, 2005.

(32)	Incorporated by reference to Exhibit 10.17 of the Company’s Form 8-K filed December 21, 2005.

(33)	Incorporated by reference to Exhibit 10.18 of the Company’s Form 8-K filed January 20, 2006.

(34)	Incorporated by reference to Exhibit 10.19 of the Company’s Form 8-K filed March 2, 2006.

(35)	Filed herewith.

(c)	See Item 15(a) 2.

SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 10-K/A Amendment No. 1 to our Annual Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 15, 2006	JDS UNIPHASE CORPORATION

	By:	/s/ DAVID VELLEQUETTE
David Vellequette
Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Form 10-K/A Amendment No. 1 to our Annual Report on Form 10-K has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
*	Chief Executive Officer	September 15, 2006
Kevin J. Kennedy	(Principal Executive Officer)

/s/ David Vellequette	Executive Vice President and	September 15, 2006
David Vellequette	Chief Financial Officer
(Principal Financial and
Accounting Officer)

*	Director	September 15, 2006
Richard Belluzzo

*	Director	September 15, 2006
Harold L. Covert

*	Director	September 15, 2006
Bruce D. Day

*	Director	September 15, 2006
Kevin A. DeNuccio

*	Director	September 15, 2006
Peter A. Guglielmi

*	Director	September 15, 2006
Masood Jabbar

*	Chairman	September 15, 2006
Martin A. Kaplan

*	Director	September 15, 2006
Richard T. Liebhaber

*	Director	September 15, 2006
Casimir S. Skrzypczak

*By:	/s/ DAVID VELLEQUETTE
David Vellequette
Attorney-in-Fact